As filed with the Securities and Exchange Commission on September 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOETIS INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-0696167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

100 Campus Drive

Florham Park, New Jersey 07932

(973) 822-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Juan Ramón Alaix

Chief Executive Officer

Zoetis Inc.

100 Campus Drive

Florham Park, New Jersey 07932

(973) 822-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
1.150% Senior Notes due 2016	$400,000,000	100%	$400,000,000	$54,560
1.875% Senior Notes due 2018	$750,000,000	100%	$750,000,000	$102,300
3.250% Senior Notes due 2023	$1,350,000,000	100%	$1,350,000,000	$184,140
4.700% Senior Notes due 2043	$1,150,000,000	100%	$1,150,000,000	$156,860

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion, Dated September 13, 2013

Prospectus

ZOETIS INC.

We are offering to exchange:

•

$400,000,000 aggregate principal amount of our unregistered 1.150% Senior Notes due 2016 (the “2016 unregistered notes”) for a like principal amount of our 1.150% Senior Notes due 2016 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “2016 exchange notes”);

•

$750,000,000 aggregate principal amount of our unregistered 1.875% Senior Notes due 2018 (the “2018 unregistered notes”) for a like principal amount of our 1.875% Senior Notes due 2018 that have been registered under the Securities Act (the “2018 exchange notes”);

•

$1,350,000,000 aggregate principal amount of our unregistered 3.250% Senior Notes due 2023 (the “2023 unregistered notes”) for a like principal amount of our 3.250% Senior Notes due 2023 that have been registered under the Securities Act (the “2023 exchange notes”); and

•

$1,150,000,000 aggregate principal amount of our unregistered 4.700% Senior Notes due 2043 (the “2043 unregistered notes” and together with the 2016 unregistered notes, the 2018 unregistered notes and the 2023 unregistered notes, the “unregistered notes”) for a like principal amount of our 4.700% Senior Notes due 2043 that have been registered under the Securities Act (the “2043 exchange notes” and together with the 2016 exchange notes, the 2018 exchange notes and the 2023 exchange notes, the “exchange notes”).

The unregistered notes and the exchange notes are sometimes referred to in this prospectus together as the “notes.”

The terms of the exchange notes are identical to the terms of the unregistered notes, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights and related additional interest provisions applicable to the unregistered notes do not apply to the exchange notes.

This offer is subject to certain customary conditions and will expire at 5:00 p.m., New York City time, on                     , 2013, unless we extend such expiration date (the “Expiration Date”). The exchange notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (i) 180 days from the date on which the registration statement on Form S-4, to which this prospectus forms a part, became effective and (ii) the date on which each broker-dealer is no longer required to deliver a prospectus in connection with such resales. See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 for a discussion of risks you should consider prior to tendering your unregistered notes for exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                , 2013

Zoetis Inc. has not authorized anyone to provide any information other than that contained in this prospectus. Zoetis Inc. is not making an offer to exchange securities in any jurisdiction where the exchange is not permitted. Zoetis Inc. takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus.

Unless the context requires otherwise, references to “Zoetis,” “the company,” “we,” “us” or “our” in this prospectus refer to Zoetis Inc., a Delaware corporation, and its subsidiaries after giving effect to the transactions described below under “Our IPO and Related Transactions.” In addition, unless the context requires otherwise, references to “Pfizer” in this prospectus refer to Pfizer Inc., a Delaware corporation, and its subsidiaries. Unless the context requires otherwise, statements relating to our history describe the history of Pfizer’s animal health business unit, although it is important to note that the net assets, operations and cash flows of Zoetis are not the same as the historical net assets, operations and cash flows of Pfizer’s animal health operating segment, and, therefore, the historical financial results of Pfizer’s animal health business unit should not be relied upon as indicative of the performance of Zoetis.

Currency amounts in this prospectus are stated in United States dollars, unless otherwise indicated.

Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management

i

estimates have not been verified by any independent source, and we have not independently verified any third party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Concerning Forward-Looking Statements.”

The name and mark, Zoetis, and other trademarks, trade names and service marks of Zoetis appearing in this prospectus are the property of Zoetis. The name and mark, Pfizer, and other trademarks, trade names and service marks of Pfizer appearing in this prospectus are the property of Pfizer. This prospectus also contains additional trade names, trademarks and service marks belonging to Pfizer and to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

ii

SUMMARY

This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “Selected Historical Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes thereto before making an investment decision.

Our Company

Zoetis is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. We market a diverse range of products across four regions: the United States, Europe/Africa/Middle East, Canada/Latin America and Asia/Pacific; eight core species: the livestock species of cattle, swine, poultry, sheep and fish, and the companion animal species of dogs, cats and horses; and five major product categories: anti-infectives, vaccines, parasiticides, medicated feed additives and other pharmaceutical products. For more than 60 years, as a business unit of Pfizer, we have been committed to enhancing the health of animals and bringing solutions to our customers who raise and care for them.

Our IPO and Related Transactions

On February 6, 2013, an initial public offering (“IPO”) of 99,015,000 shares of our Class A common stock (including the exercise of the underwriters’ over-allotment option) at a price of $26.00 per share was completed. We did not receive any of the net proceeds from the IPO. Prior to the IPO, Zoetis was a wholly-owned subsidiary of Pfizer.

Instead of selling shares of our Class A common stock directly to the underwriters for cash in the IPO, Pfizer first exchanged the shares of our Class A common stock to be sold in the IPO with certain of the underwriters, which we refer to, in such role, as the “debt-for-equity exchange parties,” for outstanding indebtedness of Pfizer held by the debt-for-equity exchange parties. We refer to this exchange as the “debt-for-equity exchange.” The debt-for-equity exchange parties then sold shares to the underwriters for cash. This debt-for-equity exchange occurred on the settlement date of the IPO immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters.

Immediately following the IPO, Pfizer owned 100% of our outstanding Class B common stock and no shares of our Class A common stock, giving Pfizer 80.2% of the economic interest and the combined voting power in shares of our outstanding common stock other than with respect to the election of directors and 97.6% of the combined voting power of our outstanding common stock with respect to the election of directors.

In addition, immediately prior to the completion of the IPO, we and Pfizer entered into certain agreements that provide a framework for our ongoing relationship with Pfizer. We refer to the transactions to separate our business from Pfizer, as described here and elsewhere in this prospectus, as the “Separation.”

On May 22, 2013, Pfizer announced an exchange offer whereby Pfizer shareholders could exchange a portion of Pfizer common stock for Zoetis common stock. The exchange offer was completed on June 24, 2013, resulting in the full separation of Zoetis and the disposal of Pfizer’s entire ownership and voting interest in Zoetis. We refer to that exchange as the “Distribution.”

For additional information, see “Our IPO and Related Transactions.”

Corporate Information

We were incorporated in Delaware in July 2012. The address of our principal executive offices is 100 Campus Drive, Florham Park, New Jersey 07932. Our internet website address is www.zoetis.com. The information contained on our website does not constitute a part of this prospectus.

Risk Factors

There are a number of risks that you should understand before making an investment decision regarding the exchange offer. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to:

•	emerging restrictions and bans on the use of antibacterials in food-producing animals;

•	perceived adverse effects on human health linked to the consumption of food derived from animals that utilize our products;

•	increased regulation or decreased governmental support relating to the raising, processing or consumption of food-producing animals;

•	changes in tax laws and regulation;

•	an outbreak of infectious disease carried by animals;

•	adverse weather conditions and the availability of natural resources;

•	adverse global economic conditions;

•	failure of our R&D, acquisition and licensing efforts to generate new products;

•	quarterly fluctuations in demand and costs;

•

failure to achieve the expected benefits of the Separation and the Distribution, which include improved strategic and operational efficiency, the adoption of a capital structure and investment and dividend policies that are designed for our standalone company, the use of our equity to facilitate future acquisitions and improved alignment of employee incentives with our performance and growth objectives;

•	operation as a standalone public company without many of the resources previously available to us as a business unit of Pfizer;

•	actual or potential conflicts of interest as a result of the fact that one of our directors will simultaneously serve as a member of Pfizer’s executive team;

•

governmental laws and regulations affecting domestic and foreign operations, including without limitation, tax obligations and changes affecting the tax treatment by the United States of income earned outside the U.S. that may result from pending and possible future proposals;

•	that the notes are unsecured and, as a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness in certain instances;

•	that the notes are effectively subordinated to all our subsidiaries’ indebtedness and obligations and, as a result, we may be unable to make required payments on the notes; and

•	having the funds necessary to finance the change of control offer required by the indenture governing the notes.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. It may not contain all of the information that is important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange offer, see “The Exchange Offer.”

Background	On January 28, 2013, we issued $3.65 billion aggregate principal amount of the unregistered notes in a private placement (the “senior notes offering”). We sold $2.65 billion aggregate principal amount of the unregistered notes through the initial purchasers in the senior notes offering and Pfizer transferred $1.0 billion aggregate principal amount of the unregistered notes, which we issued to Pfizer prior to the completion of the senior notes offering, to certain of the initial purchasers, who sold such unregistered notes through the initial purchasers in the senior notes offering. We refer to the $1.0 billion aggregate principal amount of unregistered notes that we issued to Pfizer, and the exchange notes to be issued in exchange for such unregistered notes in the exchange offer, as the “Pfizer-owned notes.”

Instead of selling the Pfizer-owned notes directly to the initial purchasers for cash, Pfizer first exchanged the Pfizer-owned notes with certain of the initial purchasers, which we refer to, in such role, as the “debt-for-debt exchange parties,” for outstanding indebtedness of Pfizer held by the debt-for-debt exchange parties. We refer to this exchange as the “debt-for-debt exchange.” The debt-for-debt exchange parties then sold the Pfizer-owned notes to the initial purchasers for cash.

Exchange Offer	We are offering to exchange:

•

$400,000,000 aggregate principal amount of our unregistered 1.150% Senior Notes due 2016 (the “2016 unregistered notes”) for a like principal amount of our 1.150% Senior Notes due 2016 that have been registered under the Securities Act (the “2016 exchange notes”);

•

$750,000,000 aggregate principal amount of our unregistered 1.875% Senior Notes due 2018 (the “2018 unregistered notes”) for a like principal amount of our 1.875% Senior Notes due 2018 that have been registered under the Securities Act (the “2018 exchange notes”);

•

$1,350,000,000 aggregate principal amount of our unregistered 3.250% Senior Notes due 2023 (the “2023 unregistered notes”) for a like principal amount of our 3.250% Senior Notes due 2023 that have been registered under the Securities Act (the “2023 exchange notes”); and

•

$1,150,000,000 aggregate principal amount of our unregistered 4.700% Senior Notes due 2043 (the “2043 unregistered notes” and together with the 2016 unregistered notes, the 2018 unregistered notes and the 2023 unregistered notes, the

“unregistered notes”) for a like principal amount of our 4.700% Senior Notes due 2043 that have been registered under the Securities Act (the “2043 exchange notes” and together with the 2016 exchange notes, the 2018 exchange notes and the 2023 exchange notes, the “exchange notes”).

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we extend such Expiration Date.

Withdrawal	You may withdraw any unregistered notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2013, the Expiration Date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Unregistered Notes	Except as described in the section entitled “The Exchange Offer—Procedures for Tendering,” a tendering holder must, on or prior to the Expiration Date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your unregistered notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your exchange notes in the exchange offer, you should promptly contact the person in whose name the unregistered notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system (a “Participant”) may make book-entry delivery of the unregistered notes by causing DTC to transfer the unregistered notes into the exchange agent’s account.

Consequences of Failure to Exchange	If you are eligible to participate in the exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes may continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before the exchange offer. The unregistered notes will, after the exchange offer, bear interest at the same rate as the exchange notes and will not be entitled to any additional interest. The unregistered notes will not retain any rights under the registration rights agreement.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Transferability	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that exchange notes issued pursuant to the Exchange Offer in exchange for unregistered notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes to be issued in this exchange offer; and

•	you are not an “affiliate” of ours as defined under Rule 405 of the Securities Act.

By tendering your unregistered notes as described in “The Exchange Offer—Procedures for Tendering,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to below and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like our own. We cannot guarantee that the SEC will make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes during the period ending on the earlier of (i) 180 days from the date on which the registration statement on Form S-4, to which this prospectus forms a part, became effective and (ii) the date on which such broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its unregistered notes directly from us:

•	may not rely on the applicable interpretations by the staff of the SEC’s position contained in Exxon Capital Holdings Corp.,

SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action Letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Material U.S. Federal Income Tax Consequences	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer. You can find the address and telephone and facsimile numbers of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The exchange offer applies to any and all outstanding unregistered notes. The terms of the exchange notes will be identical in all material respects to the unregistered notes, except that (1) the exchange notes will not be subject to the restrictions on transfer that apply to the unregistered notes, (2) the exchange notes will not be subject to the registration rights relating to the unregistered notes and (3) the exchange notes will not contain provisions for payment of additional interest in case of non-registration. The exchange notes issued in the exchange offer will evidence the same debt as the unregistered notes and both are governed by the same indenture and supplemental indenture. The exchange notes and the unregistered notes of each series will be treated as a single class of debt securities. The following summary contains basic information about the exchange notes and is not intended to be complete. It may not contain all of the information that may be important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	Zoetis Inc.

Exchange notes offered	$400,000,000 aggregate principal amount of 2016 exchange notes $750,000,000 aggregate principal amount of 2018 exchange notes $1,350,000,000 aggregate principal amount of 2023 exchange notes $1,150,000,000 aggregate principal amount of 2043 exchange notes

Maturity dates	2016 exchange notes: February 1, 2016

2018 exchange notes: February 1, 2018

2023 exchange notes: February 1, 2023

2043 exchange notes: February 1, 2043

Interest payment dates	February 1 and August 1 of each year

Repurchase upon change of control	Upon the occurrence of a change of control of us and a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, we will, in certain circumstances, be required to make an offer to purchase each of the notes at a price equal to 101% of the aggregate principal amount of the notes together with accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of the Exchange Notes—Change of Control.”

Optional redemption	We may redeem some or all of the notes of a series at any time at the redemption prices described in “Description of the Exchange Notes—Optional Redemption.” Pursuant to our tax matters agreement with Pfizer, however, we will not be permitted to redeem the 2023 exchange notes pursuant to this optional redemption provision, except under limited circumstances. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Tax Matters Agreement.”

Ranking

The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. Substantially all of our significant assets are the capital stock of our subsidiaries, and the notes are not guaranteed by our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities, including trade and other payables, of our subsidiaries. As of June 30, 2013, the aggregate amount of total liabilities (including debt, trade and other payables) of our subsidiaries was approximately $5.4 billion.

Absence of an established public market for the notes	The exchange notes are new issues of securities for which there is currently no public trading market. Although the initial purchasers in the private offering of the unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. The exchange notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Form and denomination of the notes	We will issue the exchange notes in the form of one or more global notes in definitive, fully registered book-entry form. The global notes will be deposited with or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee	Deutsche Bank Trust Company Americas

Risk factors	See “Risk Factors” before considering an investment in the exchange notes.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth Zoetis’s selected historical consolidated and combined financial data for the periods indicated. The audited and unaudited condensed financial data for periods prior to the IPO are prepared on a combined basis and pertain to the operations that comprised the animal health business unit of Pfizer prior to their transfer to Zoetis and prior to the effective dates of the agreements Zoetis entered into with Pfizer in connection with the IPO and the Separation. The unaudited financial data for periods after the Separation pertain to the operations of Zoetis. The selected historical combined statements of income data for the years ended December 31, 2012, 2011 and 2010 and the selected historical combined balance sheet data as of December 31, 2012 and 2011 presented below are derived from Zoetis’s audited combined financial statements included elsewhere in this prospectus. The selected historical combined balance sheet data as of December 31, 2010 presented below are derived from Zoetis’s audited combined financial statements not included herein. The selected historical combined balance sheet data as of December 31, 2009 and 2008 are derived from unaudited combined financial information not included herein.

The selected historical combined statement of income data for the year ended December 31, 2009 is derived from Zoetis’s audited combined financial statements not included herein, and the revenue data for the year ended December 31, 2008, is derived from unaudited combined financial information not included herein. The selected historical unaudited consolidated and combined statement of income data for the six months ended June 30, 2013 and July 1, 2012 and the selected historical unaudited consolidated balance sheet data as of June 30, 2013 are derived from Zoetis’s unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus. The selected historical unaudited combined balance sheet data as of July 1, 2012 are derived from Zoetis’s unaudited condensed combined financial statements not included herein. Zoetis’s management believes the unaudited condensed consolidated and combined financial statements for the interim periods included in this prospectus include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods.

The data shown below are not necessarily indicative of the results to be expected for any future period. You should read the selected historical consolidated and combined financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Statements,” and Zoetis’s other consolidated and combined financial statements and notes thereto included elsewhere in this prospectus.

Zoetis’s combined financial statements for the years ended December 31, 2012, 2011 and 2010 and its condensed consolidated and combined financial statements for the six months ended June 30, 2013 and July 1, 2012 include expense allocations prior to the date of the IPO for certain support functions that were provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, and, to a lesser extent, business development, public affairs and procurement, among others, as well as certain manufacturing and supply costs incurred by manufacturing sites that were shared with other Pfizer business units, Pfizer’s global external supply group and Pfizer’s global logistics and support group. Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional cost allocation methods (e.g., using third-party sales, headcount, animal health identified manufacturing costs, etc.), depending on the nature of the services and/or costs. For a detailed description of the basis of presentation and an understanding of the limitations of the predictive value of the historical combined financial statements, see Note 3 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus. Zoetis’s financial statements included herein may not be indicative of its future performance and do not necessarily reflect what its financial position and results of operations would have been had Zoetis operated as a standalone public company during the periods presented.

Statement of operations data:

	Six Months Ended		Year Ended December 31,(a)
(MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	June 30, 2013	July 1, 2012	2012	2011	2010
Revenues	$2,204	$2,141	$4,336	$4,233	$3,582

Costs and expenses(b)	1,838	1,669	3,491	3,685	3,202
Restructuring charges and certain acquisition-related costs	(13)	49	135	154	202

Income before provision for taxes on income	379	423	710	394	178
Provision for taxes on income	111	138	274	146	67

Net income before allocation to noncontrolling interests	268	285	436	248	111
Less: Net income attributable to noncontrolling interests	—	1	—	3	1

Net income attributable to Zoetis	$268	$284	$436	$245	$110

Earnings per share attributable to Zoetis Inc. stockholders—basic	$0.54	$0.57	$0.87	$0.49	$0.22
Earnings per share attributable to Zoetis Inc. stockholders—diluted	$0.54	$0.57	$0.87	$0.49	$0.22

Balance sheet data:

(MILLIONS OF DOLLARS)	At June 30, 2013
Working capital	$1,761
Property, plant and equipment, less accumulated depreciation	1,252
Total assets	6,261
Long-term debt	3,640
Total liabilities	5,438
Total Zoetis equity	800

Certain amounts may reflect rounding adjustments.

(a)	Starting in 2011, includes the King Animal Health (“KAH”) business, acquired as part of Pfizer’s acquisition of King Pharmaceuticals, Inc., commencing on the acquisition date of January 31, 2011.
(b)	Excludes restructuring charges and certain acquisition-related costs.

Other data:

	Six Months Ended		Year Ended December 31,
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	2012	2011	2010
Adjusted net income(a)	$357	$328	$539	$503	$275

Certain amounts may reflect rounding adjustments.

(a)

Adjusted net income (a non-GAAP financial measure) is defined as reported net income attributable to Zoetis excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Management uses adjusted net income, among other factors, to set performance goals and to measure the performance of the overall company, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjusted Net Income.” We believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. Reconciliations of U.S. GAAP reported net income attributable to Zoetis to non-GAAP Adjusted net income for the six months ended June 30, 2013 and July 1, 2012, as well as reconciliations of the years ended December 31, 2012, 2011 and 2010, are provided in “Management’s Discussion and Analysis of Financial Condition and Results Of Operations—Adjusted Net Income.” The adjusted net income measure is not, and should not be viewed as, a substitute for U.S. GAAP reported net income attributable to Zoetis.

RISK FACTORS

Investing in the exchange notes involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this prospectus, including our combined financial statements and notes thereto, before you invest in the notes. If any of the following risks actually materializes, our operating results, financial condition and liquidity could be materially adversely affected. As a result, you could lose part or all of your investment.

Risks Related to Zoetis’s Business and Industry

Restrictions and bans on the use of antibacterials in food-producing animals may become more prevalent.

The issue of the potential transfer of increased antibacterial resistance in bacteria from food-producing animals to human pathogens, and the causality of that transfer, are the subject of global scientific and regulatory discussion. Antibacterials refer to small molecules that can be used to treat or prevent bacterial infections and are a sub-categorization of the products that make up Zoetis’s anti-infectives and medicated feed additives portfolios. In some countries, this issue has led to government restrictions and bans on the use of specific antibacterials in some food-producing animals, regardless of the route of administration (in feed or injectable). These restrictions are more prevalent in countries where animal protein is plentiful and governments are willing to take action even when there is scientific uncertainty. For example, in April 2012, the U.S. Food and Drug Administration (the “FDA”) announced guidance calling for the voluntary elimination over a period of time of the use of medically important antibacterials in animal feed for growth promotion in food production animals (medically important antibacterials include classes that are prescribed in animal and human health). The guidance provides for continued use of antibacterials in food producing animals for treatment, control and prevention of disease under the supervision of a veterinarian. The FDA indicated that it took this action to help preserve the efficacy of medically important antibacterials to treat infections in humans. Zoetis’s revenues attributable to antibacterials for livestock were approximately $1.2 billion for the year ended December 31, 2012. Zoetis cannot predict whether antibacterial resistance concerns will result in additional restrictions or bans, expanded regulations or public pressure to discontinue or reduce use of antibacterials in food-producing animals, which could materially adversely affect Zoetis’s operating results and financial condition.

Perceived adverse effects on human health linked to the consumption of food derived from animals that utilize Zoetis products could cause a decline in the sales of such products.

Zoetis’s livestock business depends heavily on a healthy and growing livestock industry. If the public perceives a risk to human health from the consumption of food derived from animals that utilize Zoetis’s products, there may be a decline in the production of such food products and, in turn, demand for Zoetis products. For example, livestock producers may experience decreased demand for their products or reputational harm as a result of evolving consumer views of animal rights, nutrition and health-related or other concerns. Any reputational harm to the livestock industry may also extend to companies in related industries, including Zoetis. Adverse consumer views related to the use of one or more of Zoetis’s products in livestock also may result in a decrease in the use of such products and could have a material adverse effect on Zoetis’s operating results and financial condition.

Increased regulation or decreased governmental financial support relating to the raising, processing or consumption of food-producing animals could reduce demand for Zoetis’s livestock products.

Companies in the livestock industries are subject to extensive and increasingly stringent regulations. If livestock producers are adversely affected by new regulations or changes to existing regulations, they may reduce herd sizes or become less profitable and, as a result, they may reduce their use of Zoetis’s products, which may materially adversely affect Zoetis’s operating results and financial condition. Furthermore, adverse regulations related, directly or indirectly, to the use of one or more of Zoetis’s products may injure livestock producers’

market position. More stringent regulation of the livestock industry or Zoetis’s products could have a material adverse effect on Zoetis’s operating results and financial condition. Also, many food-producing companies, including livestock producers, benefit from governmental subsidies, and if such subsidies were to be reduced or eliminated, these companies may become less profitable and, as a result, may reduce their use of Zoetis’s products.

An outbreak of infectious disease carried by animals could negatively affect the sale and production of Zoetis’s products.

Sales of Zoetis’s livestock products could be materially adversely affected by the outbreak of disease carried by animals, such as avian influenza, foot-and-mouth disease or bovine spongiform encephalopathy (otherwise known as BSE or mad cow disease), which could lead to the widespread death or precautionary destruction of animals as well as the reduced consumption and demand for animal protein. In addition, outbreaks of disease carried by animals may reduce regional or global sales of particular animal-derived food products or result in reduced exports of such products, either due to heightened export restrictions or import prohibitions, which may reduce demand for Zoetis’s products due to reduced herd or flock sizes. For example, in April 2012, the United States Department of Agriculture (the “USDA”) announced that it had identified a case of BSE in California. This announcement caused certain countries to implement additional inspections of, or suspend the importation of, U.S. beef. Additionally, in December 2012, the World Animal Health Organization announced that a case of BSE had been identified in Brazil. This announcement similarly caused certain countries to suspend the importation of Brazilian beef. While the restrictions that were implemented as a result of these cases of BSE have not significantly affected demand for Zoetis’s products, the discovery of additional cases of BSE may result in additional restrictions related to, or reduced demand for, animal protein, which may have a material adverse effect on Zoetis’s operating results and financial condition. Also, the outbreak of any highly contagious disease near Zoetis’s main production sites could require Zoetis to immediately halt production of its products at such sites or force it to incur substantial expenses in procuring raw materials or products elsewhere.

Consolidation of Zoetis’s customers could negatively affect the pricing of Zoetis products.

Veterinarians and livestock producers are Zoetis’s primary customers. In recent years, there has been a trend towards the concentration of veterinarians in large clinics and hospitals. In addition, livestock producers, particularly swine and poultry producers, have seen recent consolidation in their industries. If these trends towards consolidation continue, these customers could attempt to improve their profitability by leveraging their buying power to obtain favorable pricing. The resulting decrease in Zoetis’s prices could have a material adverse effect on Zoetis’s operating results and financial condition.

Zoetis’s business may be negatively affected by weather conditions and the availability of natural resources.

The animal health industry and demand for many of Zoetis’s animal health products in a particular region are affected by weather conditions, as usage of Zoetis’s products follows varying weather patterns and weather-related pressures from pests, such as ticks. As a result, Zoetis may experience regional and seasonal fluctuations in its results of operations.

In addition, livestock producers depend on the availability of natural resources, including large supplies of fresh water. Their animals’ health and their ability to operate could be adversely affected if they experience a shortage of fresh water due to human population growth or floods, droughts or other weather conditions. In the event of adverse weather conditions or a shortage of fresh water, livestock producers may purchase less of Zoetis’s products.

For example, drought conditions could negatively impact, among other things, the supply of corn and the availability of grazing pastures. A decrease in harvested corn may result in higher corn prices, which could negatively impact the profitability of livestock producers of cattle, pork and poultry. Higher corn prices and reduced availability of grazing pastures could contribute to reductions in herd or flock sizes that in turn could result in less spending on animal health products. As such, a prolonged drought could have a material adverse impact on Zoetis’s operating results and financial condition. Factors influencing the magnitude and timing of effects of a drought on our performance include, but may not be limited to, weather patterns and herd management decisions. The drought which has impacted parts of the United States over the past two years is considered the worst in many years and affected Zoetis’s performance in the U.S. market in 2012 and in the first six months of 2013, and may continue to affect Zoetis’s performance, especially in cattle products, during the remainder of 2013.

Zoetis’s business is subject to risk based on global economic conditions.

Macroeconomic, business and financial disruptions could have a material adverse effect on Zoetis’s operating results, financial condition and liquidity. Certain of Zoetis’s customers and suppliers could be affected directly by an economic downturn and could face credit issues or cash flow problems that could give rise to payment delays, increased credit risk, bankruptcies and other financial hardships that could decrease the demand for Zoetis’s products or hinder Zoetis’s ability to collect amounts due from customers. For example, the economic downturns experienced in many markets across the globe have had an impact on certain of Zoetis’s customers and, as a result, on Zoetis’s operating results in those affected markets. If one or more of Zoetis’s large customers, including distributors, discontinue their relationship with Zoetis as a result of economic conditions or otherwise, Zoetis’s operating results and financial condition may be materially adversely affected. In addition, economic concerns may cause some pet owners to forgo or defer visits to veterinary practices or could reduce their willingness to treat pet health conditions or even to continue to own a pet.

Zoetis’s business is subject to risk based on customer exposure to rising costs and reduced customer income.

Feed, fuel and transportation and other key costs for livestock producers may increase or animal protein prices or sales may decrease. Either of these trends could cause deterioration in the financial condition of Zoetis’s livestock product customers, potentially inhibiting their ability to purchase Zoetis’s products or pay Zoetis for products delivered. Zoetis’s livestock product customers may offset rising costs by reducing spending on Zoetis’s products, including by switching to lower-cost alternatives to Zoetis’s products. In addition, concerns about the financial resources of pet owners also could cause veterinarians to alter their treatment recommendations in favor of lower-cost alternatives to Zoetis’s products. These shifts could result in a decrease of sales of Zoetis’s companion animal products, especially in developed countries where there is a higher rate of pet ownership.

Changes in distribution channels for companion animal products could negatively impact Zoetis’s market share, margins and distribution of Zoetis’s products.

In most markets, companion animal owners typically purchase their animal health products directly from veterinarians. Companion animal owners increasingly have the option to purchase animal health products from sources other than veterinarians, such as Internet-based retailers, “big-box” retail stores or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of flea and tick products in recent years. Companion animal owners also could decrease their reliance on, and visits to, veterinarians as they rely more on Internet-based animal health information. Because Zoetis markets its companion animal prescription products through the veterinarian distribution channel, any decrease in visits to veterinarians by companion animal owners could reduce Zoetis’s market share for such products and materially adversely affect Zoetis’s operating results and financial condition. In addition, companion animal owners may substitute human health products for animal health products if human health products are deemed to be lower-cost alternatives.

Legislation has also been proposed in the United States, and may be proposed in the United States or abroad in the future, that could impact the distribution channels for Zoetis’s companion animal products. For example, such legislation may require veterinarians to provide pet owners with written prescriptions and disclosure that the pet owner may fill prescriptions through a third party, which may further reduce the number of pet owners who purchase their animal health products directly from veterinarians. Such requirements may lead to increased use of generic alternatives to Zoetis’s products or the increased substitution of Zoetis’s products with other animal health products or human health products if such other products are deemed to be lower-cost alternatives. Many states already have regulations requiring veterinarians to provide prescriptions to pet owners upon request and the American Veterinary Medical Association has long-standing policies in place to encourage this practice.

Over time, these and other competitive conditions may increase Zoetis’s reliance on Internet-based retailers, “big-box” retail stores or other over-the-counter distribution channels to sell Zoetis’s companion animal products. Zoetis may be unable to sustain its current margins and it may not be adequately prepared or able to distribute its products if an increased portion of its sales is through these channels. Any of these events could materially adversely affect Zoetis’s operating results and financial condition.

The animal health industry is highly competitive.

The animal health industry is highly competitive. Zoetis believes many of its competitors are conducting R&D activities in areas served by its products and in areas in which Zoetis is developing products. Zoetis’s competitors include the animal health businesses of large pharmaceutical companies and specialty animal health businesses. These competitors may have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to developing, manufacturing, marketing and selling their products, initiating or withstanding substantial price competition or more readily taking advantage of acquisitions or other opportunities. In addition to competition from established market participants, new entrants to the animal health medicines and vaccines industry could substantially reduce Zoetis’s market share or render its products obsolete.

To the extent that any of Zoetis’s competitors are more successful with respect to any key competitive factor or Zoetis is forced to reduce, or is unable to raise, the price of any of its products in order to remain competitive, Zoetis’s operating results and financial condition could be materially adversely affected. Competitive pressure could arise from, among other things, safety and efficacy concerns, limited demand growth or a significant number of additional competitive products being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure animal health products at lower costs than Zoetis and the ability of competitors to access more or newer technology than Zoetis.

Generic products may be viewed as more cost-effective than Zoetis’s products.

Zoetis faces competition from products produced by other companies, including generic alternatives to its products. Zoetis depends on patents to provide it with exclusive marketing rights for some of its products. Zoetis’s patent protection for these products extends for varying periods in accordance with the dates of filing or grant and the legal life of patents in countries in which patents are granted. The protection afforded by Zoetis’s patents, which varies from country to country, is limited by the scope and applicable terms of Zoetis’s patents and the availability of legal remedies in the applicable country. As a result, Zoetis may face competition from lower-priced generic alternatives to many of Zoetis’s products. Generic competitors are becoming more aggressive in terms of pricing, and generic products are an increasing percentage of overall animal health sales in certain regions. In addition, private label products may compete with Zoetis’s products. If animal health customers increase their use of new or existing generic or private label products, Zoetis’s operating results and financial condition could be materially adversely affected. Zoetis estimates that approximately 80% of its revenues in 2012 were derived from products that are either unpatented (i.e., never patented or off-patent) or covered by Zoetis’s patents that, while providing a competitive advantage, do not provide market exclusivity. Over the next few years, several of Zoetis’s products’ patents will expire.

Zoetis may not successfully acquire and integrate other businesses, license rights to technologies or products, form and manage alliances or divest businesses.

Zoetis may pursue acquisitions, technology licensing arrangements, strategic alliances or divestitures of some of its businesses as part of Zoetis’s business strategy. Zoetis may not complete these transactions in a timely manner, on a cost-effective basis or at all. In addition, Zoetis may be subject to regulatory constraints or limitations or other unforeseen factors that prevent Zoetis from realizing the expected benefits. Even if Zoetis is successful in making an acquisition, the products and technologies that are acquired may not be successful or may require significantly greater resources and investments than originally anticipated. Zoetis may be unable to integrate acquisitions successfully into Zoetis’s existing business, and it may be unable to achieve expected gross margin improvements or efficiencies. Zoetis also could incur or assume significant debt and unknown or contingent liabilities. Zoetis’s reported results of operations could be negatively affected by acquisition or disposition-related charges, amortization of expenses related to intangibles and charges for impairment of long-term assets. Zoetis may be subject to litigation in connection with, or as a result of, acquisitions, dispositions, licenses or other alliances, including claims from terminated employees, customers or third parties, and it may be liable for future or existing litigation and claims related to the acquired business, disposition, license or other alliance because either Zoetis is not indemnified for such claims or the indemnification is insufficient. These effects could cause Zoetis to incur significant expenses and could materially adversely affect Zoetis’s operating results and financial condition.

Zoetis may not successfully implement its business strategies or achieve expected gross margin improvements.

Zoetis is pursuing, and will continue to pursue, strategic initiatives that management considers critical to its long-term success, including, but not limited to, increasing sales in emerging markets, operational revenue growth through new product development and value-added brand lifecycle development; improving operational efficiency through manufacturing efficiency improvement and other programs; using cash flow from operations to service or reduce debt; and expanding Zoetis’s complementary products and services. In addition to operational revenue growth, Zoetis also has historically grown its business through Pfizer’s acquisitions of large pharmaceutical companies that had animal health businesses, including the Fort Dodge Animal Health business (“FDAH”) of Wyeth and the Alpharma Animal Health business of King Pharmaceuticals, Inc. However, as a result of the Separation, Zoetis is no longer able to benefit from Pfizer’s acquisition activity. Zoetis also has acquired or partnered with a number of smaller animal health businesses, and it intends to continue to do so in the future. There are significant risks involved with the execution of these initiatives, including significant business, economic and competitive uncertainties, many of which are outside of Zoetis’s control. Accordingly, Zoetis cannot predict whether it will succeed in implementing these strategic initiatives. It could take several years to realize the anticipated benefits from these initiatives, if any benefits are achieved at all. Zoetis may be unable to achieve expected gross margin improvements on Zoetis’s products and technologies, including those acquired and those developed internally. Additionally, Zoetis’s business strategy may change from time to time, which could delay its ability to implement initiatives that Zoetis believes are important to Zoetis’s business.

Zoetis’s business could be affected adversely by labor disputes, strikes or work stoppages.

Some Zoetis employees are members of unions, works councils, trade associations or are otherwise subject to collective bargaining agreements in certain jurisdictions, including the United States. As a result, Zoetis is subject to the risk of labor disputes, strikes, work stoppages and other labor-relations matters. Zoetis may be unable to negotiate new collective bargaining agreements on similar or more favorable terms and may experience work stoppages or other labor problems in the future at Zoetis’s sites. These risks may be increased by the Separation because Zoetis is no longer able to benefit from Pfizer’s prior relationships and negotiations relating to such agreements. Zoetis could experience a disruption of Zoetis’s operations or higher ongoing labor costs, which could have a material adverse effect on its operating results and financial condition, potentially resulting in canceled orders by customers, unanticipated inventory accumulation or shortages and reduced revenues and net income. In addition, labor problems at Zoetis’s suppliers or third-party contract manufacturing organizations (“CMOs”) could have a material adverse effect on its operating results and financial condition.

Loss of Zoetis’s executive officers could disrupt operations.

Zoetis depends on the efforts of its executive officers. Zoetis’s executive officers are not currently, and are not expected to be, subject to non-compete provisions. In addition, Zoetis has not entered into employment agreements with its executive officers. Any unplanned turnover or Zoetis’s failure to develop an adequate succession plan for one or more of Zoetis’s executive officer positions could deplete Zoetis’s institutional knowledge base and erode Zoetis’s competitive advantage. The loss or limited availability of the services of one or more of Zoetis’s executive officers, or Zoetis’s inability to recruit and retain qualified executive officers in the future, could, at least temporarily, have a material adverse effect on Zoetis’s operating results and financial condition.

Zoetis may be required to write down goodwill or identifiable intangible assets.

Under accounting principles generally accepted in the United States (“U.S. GAAP”), if Zoetis determines goodwill or identifiable intangible assets are impaired, Zoetis is required to write down these assets and record a non-cash impairment charge. As of June 30, 2013, Zoetis had goodwill of $982 million and identifiable intangible assets, less accumulated amortization, of $834 million. Identifiable intangible assets consist primarily of developed technology rights, brands, trademarks, license agreements, patents and in-process R&D.

Determining whether an impairment exists and the amount of the potential impairment involves quantitative data and qualitative criteria that are based on estimates and assumptions requiring significant management judgment. Future events or new information may change management’s valuation of an intangible asset in a short amount of time. The timing and amount of impairment charges recorded in Zoetis’s combined statements of income and write-downs recorded in Zoetis’s combined balance sheets could vary if management’s conclusions change. Any impairment of goodwill or identifiable intangible assets could have a material adverse effect on Zoetis’s operating results and financial position.

As a standalone public company, Zoetis will expend additional time and resources to comply with rules and regulations that did not previously apply to Zoetis, and failure to comply with such rules may lead investors to lose confidence in Zoetis’s financial data.

As a standalone public company, Zoetis is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulations of the New York Stock Exchange (the “NYSE”). Such requirements will increase Zoetis’s legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and could be burdensome on Zoetis’s personnel, systems and resources. Zoetis will devote significant resources to address these public company-associated requirements, including compliance programs and investor relations, as well as its financial reporting obligations. Complying with these rules and regulations has and will substantially increase Zoetis’s legal and financial compliance costs and make some activities more time-consuming and costly.

In particular, as a public company, Zoetis’s management is required to conduct an annual evaluation of Zoetis’s internal controls over financial reporting and include a report of management on Zoetis’s internal controls in Zoetis’s Annual Reports on Form 10-K. Under current rules, Zoetis will be subject to these requirements beginning with its Annual Report on Form 10-K for the year ending December 31, 2013. In addition, Zoetis will be required to have its independent registered public accounting firm attest to the effectiveness of Zoetis’s internal controls over financial reporting pursuant to Auditing Standard No. 5 beginning with its Annual Report on Form 10-K for the year ending December 31, 2014. If Zoetis is unable to conclude that it has effective internal controls over financial reporting, or if Zoetis’s registered public accounting firm is unable to provide Zoetis with an attestation and an unqualified report as to the effectiveness of Zoetis’s internal controls over financial reporting, investors could lose confidence in the reliability of Zoetis’s financial statements, which could result in a decrease in the value of Zoetis securities.

Risks Related to Research and Development

Zoetis’s R&D, acquisition and licensing efforts may fail to generate new products and brand lifecycle developments.

Zoetis’s future success depends on both its existing product portfolio and its pipeline of new products, including new products that it may develop through joint ventures and products that it is able to obtain through license or acquisition. Zoetis commits substantial effort, funds and other resources to R&D, both through its own dedicated resources and through collaborations with third parties.

Zoetis may be unable to determine with accuracy when or whether any of its products now under development will be approved or launched, or it may be unable to develop, license or otherwise acquire product candidates or products. In addition, Zoetis cannot predict whether any products, once launched, will be commercially successful or will achieve sales and revenues that are consistent with its expectations. The animal health industry is subject to regional and local trends and regulations and, as a result, products that are successful in some of Zoetis’s markets may not achieve similar success when introduced into new markets. Furthermore, the timing and cost of Zoetis’s R&D may increase, and Zoetis’s R&D may become less predictable. For example, changes in regulations applicable to Zoetis’s industry may make it more time-consuming and/or costly to research, develop and register products.

Products in the animal health industry are sometimes derived from molecules and compounds discovered or developed as part of human health research. In addition to the R&D collaboration and license agreement with Pfizer, Zoetis expects to enter into other collaboration or licensing arrangements with third parties to provide it with access to compounds and other technology for purposes of Zoetis’s business. Such agreements are typically complex and require time to negotiate and implement. If Zoetis enters into these arrangements, it may not be able to maintain these relationships or establish new ones in the future on acceptable terms or at all. In addition, any collaboration that Zoetis enters into may not be successful, and the success may depend on the efforts and actions of Zoetis’s collaborators, which Zoetis may not be able to control. If Zoetis is unable to access human health-generated molecules and compounds to conduct research and development on cost-effective terms, its ability to develop some types of new products could be limited.

Advances in veterinary medical practices and animal health technologies could negatively affect the market for Zoetis’s products.

The market for Zoetis’s products could be impacted negatively by the introduction and/or broad market acceptance of newly-developed or alternative products that address the diseases and conditions for which it sells products, including “green” or “holistic” health products or specially bred disease-resistant animals. In addition, technological breakthroughs by others may obviate Zoetis’s technology and reduce or eliminate the market for Zoetis’s products. Introduction or acceptance of such products or technologies could materially adversely affect Zoetis’s operating results and financial condition.

Zoetis’s R&D relies on evaluations in animals, which may become subject to bans or additional regulations.

As an animal health medicines and vaccines business, the evaluation of Zoetis’s existing and new products in animals is required to register its products. Animal testing in certain industries has been the subject of controversy and adverse publicity. Some organizations and individuals have attempted to ban animal testing or encourage the adoption of additional regulations applicable to animal testing. To the extent that the activities of such organizations and individuals are successful, Zoetis’s R&D, and by extension Zoetis’s operating results and financial condition, could be materially adversely affected. In addition, negative publicity about Zoetis or Zoetis’s industry could harm Zoetis’s reputation.

Risks Related to Manufacturing

Manufacturing problems and capacity imbalances may cause product launch delays, inventory shortages, recalls or unanticipated costs.

In order to sell its products, Zoetis must be able to produce and ship its products in sufficient quantities. Zoetis has a global manufacturing network consisting of 29 manufacturing sites located in 11 countries. In addition, 14 Pfizer sites located in 13 countries manufacture certain of Zoetis’s products for Zoetis. Included in these 14 Pfizer sites is Zoetis’s facility in Guarulhos, Brazil, where Pfizer will continue its manufacturing operations for a period of time. These 14 Pfizer sites consist of sites operated by Pfizer that, immediately prior to the Separation, predominantly manufactured human health products. Zoetis also employs a network of approximately 200 CMOs. Many of Zoetis’s products involve complex manufacturing processes and are sole-sourced from certain manufacturing sites.

Minor deviations in Zoetis’s manufacturing processes, such as temperature excursions or improper package sealing, could result in delays, inventory shortages, unanticipated costs, product recalls, product liability and/or regulatory action. In addition, a number of factors could cause production interruptions, including:

•	the failure of Zoetis or any of its vendors or suppliers to comply with applicable regulations and quality assurance guidelines;

•	construction delays;

•	equipment malfunctions;

•	shortages of materials;

•	labor problems;

•	natural disasters;

•	power outages;

•	terrorist activities;

•

changes in manufacturing production sites and limits to manufacturing capacity due to regulatory requirements, changes in types of products produced, shipping distributions or physical limitations; and

•	the outbreak of any highly contagious diseases near Zoetis’s production sites.

These interruptions could result in launch delays, inventory shortages, recalls, unanticipated costs or issues with Zoetis’s agreements under which Zoetis supplies third parties, which may adversely affect Zoetis’s operating results. For example, Zoetis’s manufacturing site in Medolla, Italy was damaged in an earthquake in May 2012, which resulted in production interruptions at that site.

Zoetis’s manufacturing network may be unable to meet the demand for Zoetis’s products or Zoetis may have excess capacity if demand for Zoetis products changes. The unpredictability of a product’s regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites, and shifting customer demand (including as a result of market conditions or entry of branded or generic competition) increase the potential for capacity imbalances. In addition, construction of sites is expensive, and Zoetis’s ability to recover costs will depend on the market acceptance and success of the products produced at the new sites, which is uncertain.

Zoetis relies on third parties to provide it with materials and services and is subject to increased labor and material costs.

The materials used to manufacture Zoetis’s products may be subject to availability constraints and price volatility caused by changes in demand, weather conditions, supply conditions, government regulations, economic climate and other factors. In addition, labor costs may be subject to volatility caused by the supply of labor, governmental regulations, economic climate and other factors. Increases in the demand for, availability or the price of, materials used to manufacture Zoetis’s products and increases in labor costs could increase the costs to manufacture Zoetis’s products. Zoetis may not be able to pass all or a material portion of any higher material or labor costs on to its customers, which could materially adversely affect Zoetis’s operating results and financial condition.

In addition, certain third-party suppliers are the sole source of certain materials necessary for production of Zoetis’s products. Zoetis may be unable to meet demand for certain of its products if any of its third-party suppliers cease or interrupt operations, fail to renew contracts with Zoetis or otherwise fail to meet their obligations to Zoetis.

Risks Related to Legal Matters and Regulation

Zoetis may incur substantial costs and receive adverse outcomes in litigation and other legal matters.

Zoetis’s operating results, financial condition and liquidity could be materially adversely affected by unfavorable results in pending or future litigation matters. These matters include, among other things, allegations of violation of U.S. and foreign competition law, labor laws, consumer protection laws, and environmental laws and regulations, as well as claims or litigations relating to product liability, intellectual property, securities, breach of contract and tort. In addition, changes in the interpretations of laws and regulations to which Zoetis is subject, or in legal standards in one or more of the jurisdictions in which Zoetis operates, could increase Zoetis’s exposure to liability. For example, in the United States, attempts have been made to allow damages for emotional distress and pain and suffering in connection with the loss of, or injury to, a companion animal. If such attempts were successful, Zoetis’s exposure with respect to product liability claims could increase materially.

Litigation matters, regardless of their merits or their ultimate outcomes, are costly, divert management’s attention and may materially adversely affect Zoetis’s reputation and demand for Zoetis’s products. Zoetis cannot predict with certainty the eventual outcome of pending or future litigation matters. An adverse outcome of litigation or legal matters could result in Zoetis being responsible for significant damages. Any of these negative effects resulting from litigation matters could materially adversely affect Zoetis’s operating results and financial condition.

The misuse or off-label use of Zoetis’s products may harm Zoetis’s reputation or result in financial or other damages.

Zoetis’s products have been approved for use under specific circumstances for the treatment of certain diseases and conditions in specific species. There may be increased risk of product liability if veterinarians, livestock producers, pet owners or others attempt to use Zoetis’s products off-label, including the use of Zoetis products in species (including humans) for which they have not been approved. For example, Ketamine, the active pharmaceutical ingredient in Zoetis’s Ketaset product (a nonnarcotic agent for anesthetic use in cats), is commonly abused by humans as a hallucinogen. Furthermore, the use of Zoetis’s products for indications other than those indications for which Zoetis’s products have been approved may not be effective, which could harm Zoetis’s reputation and lead to an increased risk of litigation. If Zoetis is deemed by a governmental or regulatory agency to have engaged in the promotion of any of its products for off-label use, such agency could request that it modifies its training or promotional materials and practices and Zoetis could be subject to significant fines and penalties, and the imposition of these sanctions could also affect its reputation and position within the industry. Any of these events could materially adversely affect Zoetis’s operating results and financial condition.

Animal health products are subject to unanticipated safety, quality or efficacy concerns, which may harm Zoetis’s reputation.

Unanticipated safety, quality or efficacy concerns can arise with respect to animal health products, whether or not scientifically or clinically supported, leading to product recalls, withdrawals or suspended or declining sales, as well as product liability and other claims. For example, as a result of safety concerns related to Zoetis’s product, PregSure BVD, in 2010, Zoetis voluntarily suspended sales of the product and withdrew the marketing authorization in the European Union (the “EU”) and, in 2011, Zoetis also suspended sales and withdrew the marketing authorization for the product in New Zealand. Also, Zoetis was advised on May 16, 2013, that the European Commission started a procedure regarding the EU marketing authorization for Suvaxyn PCV, a vaccine against Porcine Circovirus 2 in swine. The initiation of the procedure followed a recall of two batches of Suvaxyn PCV as a result of higher than expected adverse reactions, reported mainly in Spain. Zoetis completed a root cause investigation of the higher than expected adverse reactions in these two batches, following which it submitted a proposed variation in July to the European Medicines Agency (the “EMA”) to describe specific adjustments to the manufacturing process to help minimize the risk of future reactive batches. The EMA’s Committee on Medicinal Products for Veterinary Use reviewed the submission at its September 2013 meeting and communicated a list of questions to Zoetis as part of the variation process. The Committee will assess the Company’s response to these questions prior to making a recommendation to the European Commission as to any action with respect to the marketing authorization for this product, including the need for any suspension. Future regulatory actions impacting all or a significant portion of PCV sales could materially adversely affect Zoetis’s operating results.

In addition, Zoetis depends on positive perceptions of the safety, quality and efficacy of its products, and animal health products generally, by its customers, veterinarians and end-users. Any concerns as to the safety, qualify or efficacy of its products, whether actual or perceived, may harm Zoetis’s reputation. These concerns and the related harm to Zoetis’s reputation could materially adversely affect Zoetis’s operating results and financial condition, regardless of whether such reports are accurate.

Zoetis’s business is subject to substantial regulation.

Zoetis is not able to market new products unless and until it has obtained all required regulatory approvals in each jurisdiction where it proposes to market those products. Even after a product reaches market, it may be subject to re-review and may lose its approvals. In connection with the Separation, Zoetis will likely change the location of the manufacture of certain of Zoetis’s products and, because of these changes, may be required to obtain new regulatory approvals. Zoetis’s failure to obtain approvals, delays in the approval process, or its failure to maintain approvals in any jurisdiction, may prevent Zoetis from selling products in that jurisdiction until approval or reapproval is obtained, if ever.

In addition, Zoetis cannot predict the nature of future laws or regulations, nor can it determine the effect that additional laws or regulations or changes in existing laws or regulations could have on Zoetis’s business when and if promulgated, or the impact of changes in the interpretation of these laws and regulations, or of disparate federal, state, local and foreign regulatory schemes. Changes to such laws or regulations may include, among other things, changes to taxation requirements, such as tax-rate changes and changes affecting the taxation by the United States of income earned outside the United States.

Changes in applicable federal, state, local and foreign laws and regulations could have a material adverse effect on Zoetis’s operating results and financial condition. For example, regulatory agencies have recently increased their focus on the potential for vaccines to induce immunity anomalies. Absent a clear understanding of these anomalies, regulatory scrutiny of vaccines may become stricter. Additional scrutiny or regulation of Zoetis’s vaccine products could materially adversely affect its operating results and financial condition.

Zoetis is subject to complex environmental, health and safety laws and regulations.

Zoetis is subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to, and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of Zoetis’s employees. Due to Zoetis’s operations, these laws and regulations also require it to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke Zoetis’s permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

Given the nature of Zoetis’s business, it has incurred, is currently incurring and may in the future incur liabilities under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or under other federal, state, local and foreign environmental cleanup laws, with respect to Zoetis’s current or former sites, adjacent or nearby third-party sites, or offsite disposal locations. See “Business—Environmental, Health and Safety.” The costs associated with future cleanup activities that Zoetis may be required to conduct or finance could be material. Additionally, Zoetis may become liable to third parties for damages, including personal injury and property damage, resulting from the disposal or release of hazardous materials into the environment. Such liability could materially adversely affect Zoetis’s operating results and financial condition. Furthermore, regulatory agencies are showing increasing concern over the impact of animal health products and livestock operations on the environment. This increased regulatory scrutiny may necessitate that additional time and resources be spent to address these concerns in both new and existing products.

Zoetis’s failure to comply with the environmental, health and safety laws and regulations to which it is subject, including any permits issued thereunder, may result in environmental remediation costs, loss of permits, fines, penalties or other adverse governmental or private actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial measures. Zoetis could also be held liable for any and all consequences arising out of human exposure to hazardous materials or environmental damage. Environmental laws and regulations are complex, change frequently, have tended to become more stringent and stringently enforced over time and may be subject to new interpretation. Zoetis cannot assure you that Zoetis’s costs of complying with current and future environmental, health and safety laws, and its liabilities arising from past or future releases of, or exposure to, hazardous materials will not materially adversely affect Zoetis’s business, results of operations or financial condition.

Risks Related to Zoetis’s International Operations

A significant portion of Zoetis’s operations are conducted in foreign jurisdictions and are subject to the economic, political, legal and business environments of the countries in which Zoetis does business.

Zoetis’s international operations could be limited or disrupted by any of the following:

•	volatility in the international financial markets;

•	compliance with governmental controls;

•	difficulties enforcing contractual and intellectual property rights;

•	compliance with a wide variety of laws and regulations, such as the Foreign Corrupt Practices Act and similar non-U.S. laws and regulations;

•	compliance with foreign labor laws;

•	burdens to comply with multiple and potentially conflicting foreign laws and regulations, including those relating to environmental, health and safety requirements;

•	changes in laws, regulations, government controls or enforcement practices with respect to Zoetis’s business and the businesses of its customers;

•	political and social instability, including crime, civil disturbance, terrorist activities and armed conflicts;

•	trade restrictions and restrictions on direct investments by foreign entities, including restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

•	changes in tax laws and tariffs;

•	costs and difficulties in staffing, managing and monitoring international operations; and

•	longer payment cycles and increased exposure to counterparty risk.

The multinational nature of Zoetis’s business subjects it to potential risks that various taxing authorities may challenge the pricing of its cross-border arrangements and subject it to additional tax, adversely impacting its effective tax rate and tax liability.

In addition, international transactions may involve increased financial and legal risks due to differing legal systems and customs. Compliance with these requirements may prohibit the import or export of certain products and technologies or may require Zoetis to obtain a license before importing or exporting certain products or technology. A failure to comply with any of these laws, regulations or requirements could result in civil or criminal legal proceedings, monetary or non-monetary penalties, or both, disruptions to Zoetis’s business, limitations on Zoetis’s ability to import and export products and services, and damage to Zoetis’s reputation. In addition, variations in the pricing of Zoetis’s products between jurisdictions may result in the unauthorized importation of Zoetis’s products between jurisdictions. While the impact of these factors is difficult to predict, any of them could materially adversely affect Zoetis’s operating results and financial condition. Changes in any of these laws, regulations or requirements, or the political environment in a particular country, may affect Zoetis’s ability to engage in business transactions in certain markets, including investment, procurement and repatriation of earnings.

Foreign exchange rate fluctuations and potential currency controls affect Zoetis’s results of operations, as reported in Zoetis’s financial statements.

Zoetis conducts operations in many areas of the world, involving transactions denominated in a variety of currencies. In 2012, Zoetis generated approximately 54% of its revenues in currencies other than the U.S. dollar, principally the euro, Australian dollar and Brazilian real. Zoetis is subject to currency exchange rate risk to the extent that its costs are denominated in currencies other than those in which it earns revenues. In addition, because Zoetis’s financial statements are reported in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on its results of operations.

Zoetis also faces risks arising from currency devaluations and the imposition of cash repatriation restrictions and exchange controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Cash repatriation restrictions and exchange controls may limit Zoetis’s ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by its foreign subsidiaries or businesses located in or conducted within a country imposing restrictions or controls. While Zoetis currently has no need, and does not intend, to repatriate or convert cash held in countries that have significant restrictions or controls in place, should it need to do so to fund its operations, it may be unable to repatriate or convert such cash, or unable to do so without incurring substantial costs. Zoetis currently has substantial operations in countries that have cash repatriation restrictions or exchange controls in place, including China and Venezuela, and, if it were to need to repatriate or convert such cash, these controls and restrictions may have a material adverse effect on its operating results and financial condition.

For example, on February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 Venezuelan bolivar per U.S. dollar. Zoetis incurred a foreign currency loss immediately on the devaluation as a result of remeasuring the local balance sheets and will experience ongoing impacts to earnings as its revenues and expenses will be translated at lower rates.

Zoetis may not be able to realize the expected benefits of Zoetis’s investments in emerging markets.

Zoetis has been taking steps to increase its presence in emerging markets, including by expanding its manufacturing presence, sales organization and product offerings in these markets. Failure to continue to maintain and expand Zoetis’s business in emerging markets could also materially adversely affect its operating results and financial condition.

Some countries within emerging markets may be especially vulnerable to periods of local, regional or global economic, political or social instability or crisis. For example, Zoetis’s sales in certain emerging markets have suffered from extended periods of disruption due to natural disasters. Furthermore, Zoetis has also experienced lower than expected sales in certain emerging markets due to local, regional and global restrictions on banking and commercial activities in those countries. In addition, certain emerging markets have currencies that fluctuate substantially, which may impact Zoetis’s financial performance. For example, in the past, Zoetis’s revenues in certain emerging markets in Latin America have been adversely impacted by currency fluctuations and devaluations. For all these and other reasons, sales within emerging markets carry significant risks.

Risks Related to Intellectual Property

The actual or purported intellectual property rights of third parties may negatively affect Zoetis’s business.

A third party may sue Zoetis or otherwise make a claim, alleging infringement or other violation of the third-party’s patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights. If Zoetis does not prevail in this type of litigation, it may be required to:

•	pay monetary damages;

•	obtain a license in order to continue manufacturing or marketing the affected products, which may not be available on commercially reasonable terms, or at all; or

•	stop activities, including any commercial activities, relating to the affected products, which could include a recall of the affected products and/or a cessation of sales in the future.

The costs of defending an intellectual property claim could be substantial and could materially adversely affect Zoetis’s operating results and financial condition, even if it successfully defends such claims. The intellectual property positions of animal health medicines and vaccines businesses frequently involve complex legal and factual questions, and an issued patent does not guarantee Zoetis the right to practice the patented technology or develop, manufacture or commercialize the patented product. Zoetis cannot be certain that a competitor or other third party does not have or will not obtain rights to intellectual property that may prevent Zoetis from manufacturing, developing or marketing certain of Zoetis’s products, regardless of whether Zoetis believes such intellectual property rights are valid and enforceable or Zoetis believes it will be otherwise able to develop a more commercially successful product, which may harm Zoetis’s operating results and financial condition.

If Zoetis’s intellectual property rights are challenged or circumvented, competitors may be able to take advantage of its research and development efforts.

Zoetis’s long-term success largely depends on its ability to market technologically competitive products. Zoetis relies and expects to continue to rely on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection laws, as well as confidentiality and license agreements with Zoetis employees and others, to protect Zoetis’s intellectual property and proprietary rights. If Zoetis fails to obtain and maintain adequate intellectual property protection, it may not be able to prevent third parties from using its proprietary technologies or from marketing products that are very similar or identical to Zoetis’s. Zoetis’s currently pending or future patent applications may not result in issued patents, or be approved on a timely basis, or at all. Similarly, any term extensions that Zoetis seeks may not be approved on a timely basis, if at all. In addition, Zoetis’s issued patents may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide Zoetis with any competitive advantage, including exclusivity in a particular product area. The scope of Zoetis’s patent claims may also vary between countries, as individual countries have their own patent laws. For example, some countries only permit the issuance of patents covering a novel chemical compound itself, and its first use, and thus further methods of use for the same compound, may not be patentable. Zoetis may be subject to challenges by third parties regarding its intellectual property, including claims regarding validity, enforceability, scope and effective term. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings. Zoetis’s ability to enforce its patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights. In addition, if Zoetis is unable to maintain its existing license agreements or other agreements pursuant to which third parties grant it rights to intellectual property, including because such agreements expire or are terminated, Zoetis’s operating results and financial condition could be materially adversely affected.

In addition, patent law reform in the United States and other countries may also weaken Zoetis’s ability to enforce its patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the United States enacted the America Invents Act, which will permit enhanced third-party actions for challenging patents and implement a first-to-invent system, and, in April 2012, Australia enacted the Intellectual Property Laws Amendment (Raising the Bar) Act, which provides higher standards for obtaining patents. These reforms could result in increased costs to protect Zoetis’s intellectual property or limit Zoetis’s ability to patent Zoetis’s products in these jurisdictions.

Additionally, certain foreign governments have indicated that compulsory licenses to patents may be granted in the case of national emergencies, which could diminish or eliminate sales and profits from those regions and materially adversely affect Zoetis’s operating results and financial condition.

Likewise, in the United States and other countries, Zoetis currently holds issued trademark registrations and has trademark applications pending, any of which may be the subject of a governmental or third party objection, which could prevent the maintenance or issuance of the same and thus create the potential need to rebrand or relabel a product. As Zoetis’s products mature, its reliance on its trademarks to differentiate Zoetis from its competitors increases and as a result, if it is unable to prevent third parties from adopting, registering or using trademarks and trade dress that infringe, dilute or otherwise violate its trademark rights, its business could be materially adversely affected.

Many of Zoetis’s vaccine products and other products are based on, or incorporate, proprietary information, including proprietary master seeds and proprietary or patented adjuvant formulations. Zoetis actively seeks to protect its proprietary information, including its trade secrets and proprietary know-how, by requiring its employees, consultants, other advisors and other third parties to execute proprietary information and confidentiality agreements upon the commencement of their employment, engagement or other relationship. Despite these efforts and precautions, Zoetis may be unable to prevent a third party from copying or otherwise obtaining and using its trade secrets or its other intellectual property without authorization and legal remedies may not adequately compensate Zoetis for the damages caused by such unauthorized use. Further, others may independently and lawfully develop substantially similar or identical products that circumvent Zoetis’s intellectual property by means of alternative designs or processes or otherwise.

The misappropriation and infringement of Zoetis’s intellectual property, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States, may occur even when Zoetis takes steps to prevent it. Zoetis is currently, and expects to be in the future, party to patent lawsuits and other intellectual property rights claims that are expensive and time consuming, and if resolved adversely, could have a significant impact on Zoetis’s business and financial condition. In the future, Zoetis may not be able to enforce intellectual property that relates to its products for various reasons, including licensor restrictions and other restrictions imposed by third parties, and/or that the costs of doing so may outweigh the value of doing so, and this could have a material adverse impact on its business and financial condition.

Risks Related to Information Technology

Zoetis may be unable to successfully manage its online ordering sites.

In many markets around the world, such as the United States and Brazil, Zoetis provides online ordering sites to customers, often relying on third parties to host and support the application. The operation of Zoetis’s online business depends on its ability to maintain the efficient and uninterrupted operation of its online order-taking and fulfillment operations. Risks associated with Zoetis’s online business include: disruptions in telephone service or power outages; failures of the computer systems that operate its website, including inadequate system capacity, computer viruses, human error, changes in programming, security breaches, system upgrades or migration of these services to new systems; reliance on third parties for computer hardware and software as well as delivery of merchandise to its customers; rapid technology changes; credit card fraud; natural disasters or adverse weather conditions; power and network outages; changes in applicable federal and state regulations; liability for online content; and consumer privacy concerns. Problems in any one or more of these areas could have a material adverse effect on Zoetis’s operating results and financial condition and could damage Zoetis’s reputation.

Zoetis depends on sophisticated information technology and infrastructure.

Zoetis relies on various information systems to manage its operations, and it increasingly depends on third parties and applications on virtualized (“cloud”) infrastructure to operate and support its information technology systems. These third parties include large established vendors, as well as many small, privately owned companies. Failure by these providers to adequately service Zoetis’s operations or a change in control or insolvency of these providers could have an adverse effect on Zoetis’s business, which in turn may materially adversely affect its operating results and financial condition.

In connection with the IPO and the Separation, Zoetis has substantially changed a number of its business processes, including changes in its financial reporting and supply chain processes. In order to support the new business processes under the terms of Zoetis’s transitional services agreement with Pfizer, Zoetis has made significant configuration and data changes within some of Zoetis’s information technology systems. If Zoetis’s information technology and processes are not sufficient to support its business and financial reporting functions, or if Zoetis fails to properly implement its new business processes, Zoetis’s financial reporting may be delayed or inaccurate and Zoetis’s operations may be adversely affected and, as a result, Zoetis’s operating results and financial condition may be materially adversely affected.

In addition, over the next few years, Zoetis expects to implement new business systems to support its operations including an enterprise resource planning system to better integrate its manufacturing, financial, commercial and business operations. Transitioning to new systems, integrating new systems into current systems or any disruptions or malfunctions (including from circumstances beyond Zoetis’s control) affecting Zoetis’s information systems could cause critical information upon which Zoetis relies to be delayed, unreliable, corrupted, insufficient or inaccessible. Any of these potential issues, individually or in aggregation, could have a material adverse effect on Zoetis’s operating results and financial condition.

Even if Zoetis is able to implement these systems successfully, all technology systems, despite implementation of security measures, are vulnerable to disability, failures or unauthorized access. If Zoetis’s information technology systems were to fail or be breached, this could materially adversely affect its ability to perform critical business functions and sensitive and confidential data could be compromised.

Zoetis may be unable to adequately protect Zoetis’s customers’ privacy or Zoetis may fail to comply with privacy laws.

The protection of customer, employee and company data is critical and the regulatory environment surrounding information security, storage, use, processing, disclosure and privacy is demanding, with the frequent imposition of new and changing requirements. In addition, Zoetis’s customers expect that Zoetis will adequately protect their personal information. Any actual or perceived significant breakdown, intrusion, interruption, cyber-attack or corruption of customer, employee or company data or Zoetis’s failure to comply with federal, state, local and foreign privacy laws could damage its reputation and result in lost sales, fines and lawsuits. Despite Zoetis’s considerable efforts and technology to secure its computer network, security could be compromised, confidential information could be misappropriated or system disruptions could occur. Zoetis’s systems and procedures meet the payment card industry (“PCI”) data security standards, which require periodic audits by independent third parties to assess compliance. Failure to comply with the security requirements or rectify a security issue may result in fines and the imposition of restrictions on Zoetis’s ability to accept payment by credit or debit cards. In addition, PCI is controlled by a limited number of vendors that have the ability to impose changes in PCI’s fee structure and operational requirements on Zoetis without negotiation. Such changes in fees and operational requirements may result in Zoetis’s failure to comply with PCI security standards, as well as significant unanticipated expenses. Such failures could materially adversely affect Zoetis’s operating results and financial condition.

Risks Related to the Notes

Zoetis has substantial indebtedness.

Zoetis has a significant amount of indebtedness, which could materially adversely affect its operating results, financial condition and liquidity. As of June 30, 2013, Zoetis had approximately $3.6 billion of total unsecured indebtedness outstanding. In addition, Zoetis has entered into an agreement for a five-year revolving credit facility and a commercial paper program each with a capacity of up to $1.0 billion. While Zoetis currently does not have any amounts drawn under the credit facility nor any commercial paper issued under the commercial paper program, it may incur indebtedness under these arrangements in the future.

Zoetis may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If Zoetis does so, the risks related to its high level of debt could intensify. Specifically, Zoetis’s high level of debt could have important consequences, including:

•	making it more difficult for Zoetis to satisfy its obligations with respect to its debt;

•	limiting its ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements, including dividends;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	exposing it to the risk of increased interest rates as certain of Zoetis’s borrowings are and may in the future be at variable rates of interest;

•	limiting its flexibility in planning for and reacting to changes in the animal health industry;

•	placing it at a competitive disadvantage to other, less leveraged competitors;

•	impacting its effective tax rate; and

•	increasing its cost of borrowing.

The notes are unsecured and effectively junior to Zoetis’s secured indebtedness.

The notes are unsecured general obligations. Holders of existing and future secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the assets securing such indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, Zoetis’s pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full Zoetis’s secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, Zoetis cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

Zoetis is a holding company and holders of the notes will be effectively subordinated to all Zoetis’s subsidiaries’ indebtedness and obligations.

Zoetis conducts its operations through its subsidiaries. Accordingly, payment of its obligations under the notes will depend on the generation of cash flow by its subsidiaries, including its international subsidiaries, and their ability to make such cash available to Zoetis, by dividend, debt repayment or otherwise. Zoetis’s subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on the notes. Each subsidiary is a distinct legal entity, and under certain circumstances, legal, tax and contractual restrictions may limit Zoetis’s ability to obtain cash from its subsidiaries. In addition, the notes will be structurally subordinated to all existing and future indebtedness and other obligations of Zoetis’s subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of Zoetis’s subsidiaries, creditors of Zoetis’s subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Zoetis, except to the extent Zoetis may also have a claim as a creditor. As of June 30, 2013, the aggregate amount of assumed total liabilities (including debt, trade and other payables) of Zoetis’s subsidiaries was approximately $5.4 billion. In the event that Zoetis do not receive distributions from its subsidiaries, Zoetis may be unable to make required payments on the notes.

Zoetis may not have the funds necessary to finance the change of control offer required by the indenture governing Zoetis’s senior notes.

Upon the occurrence of a change of control of Zoetis and a downgrade below investment grade by Moody’s Investor Services, Inc. and Standard & Poor’s Rating Services, Zoetis will be required to offer to repurchase all of its outstanding senior notes. Zoetis did not receive any proceeds from the sale of the $1.0 billion aggregate principal amount of the Pfizer-owned notes and Zoetis paid an amount of cash equal to substantially all of the net proceeds that Zoetis received in the senior notes offering to Pfizer prior to the completion of the IPO. As a result of these and other factors, Zoetis may not have sufficient funds available to finance a change of control offer.

Zoetis’s credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in Zoetis’s credit ratings, including any announcement that Zoetis’s ratings are under further review for a downgrade, could affect the market prices of the notes and increase Zoetis’s borrowing costs.

Active trading markets may not develop for the notes and the notes may trade at a discount from their initial offering price.

The exchange notes are new issuances of securities for which no public trading market currently exists. Accordingly, a liquid market for the notes may not develop or be maintained. The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. In addition, Zoetis cannot assure you that the market for the notes will be free from disruptions that may adversely affect the prices at which you may sell the notes. In addition, the notes may trade at a discount from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, Zoetis’s performance and other factors.

Risks Related to Zoetis’s Relationship with Pfizer

Zoetis may not achieve some or all of the expected benefits of the Separation and the Distribution.

Zoetis may not be able to achieve the full strategic and financial benefits expected to result from the Separation and the Distribution, or such benefits may be delayed or not occur at all. These expected benefits include the following:

•

improving strategic and operational flexibility, increasing management focus and streamlining decision-making by providing the flexibility to implement Zoetis’s strategic plan and to respond more effectively to different customer needs and the changing economic environment;

•

allowing Zoetis to adopt the capital structure, investment policy and dividend policy best suited to Zoetis’s financial profile and business needs, without competing for capital with Pfizer’s other businesses;

•	creating an independent equity structure that will facilitate Zoetis’s ability to affect future acquisitions utilizing Zoetis common stock; and

•

facilitating incentive compensation arrangements for employees more directly tied to the performance of Zoetis’s business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of Zoetis’s business.

Zoetis may not achieve the anticipated benefits of the Separation and the Distribution for a variety of reasons, which could adversely affect Zoetis’s operating results and financial condition.

As a result of the Separation, Zoetis no longer benefits from Pfizer’s brand, reputation, capital base and other resources.

Prior to the IPO, as a business unit of Pfizer, Zoetis generally used the name “Pfizer Animal Health,” and it believes the association with Pfizer and Pfizer’s globally recognized brand and perceived high-quality products contribute to Zoetis’s ability to build relationships with its customers. Zoetis’s loss of the use of the “Pfizer” name could adversely affect Zoetis’s ability to attract and retain customers, which could result in reduced sales of Zoetis products, and could impact Zoetis’s ability to attract and retain colleagues, which could result in extended vacancies in key or critical positions.

The loss of Pfizer’s scale, capital base and financial strength may also prompt suppliers to reprice, modify or terminate their relationships with Zoetis. In addition, Zoetis’s separation from Pfizer may cause some of our existing agreements and licenses to be terminated. Zoetis cannot predict with certainty the effect the Separation and the Distribution may have on its business, its clients, vendors or other persons, or whether its new brand, Zoetis, will be accepted in the marketplace.

Pfizer may compete with Zoetis.

Pfizer is not restricted from competing with Zoetis in the animal health business, including as a result of acquiring a company that operates an animal health business. Due to the significant resources of Pfizer, including financial resources, name recognition and know-how resulting from the previous management of Zoetis’s business, Pfizer could have a significant competitive advantage over Zoetis should it decide to engage in the type of business Zoetis conducts, which may cause Zoetis’s operating results and financial condition to be materially adversely affected.

Certain of Zoetis’s directors may have actual or potential conflicts of interest because of their positions with Pfizer.

Certain of our directors are employed by Pfizer or may own Pfizer common stock, options to purchase Pfizer common stock or other Pfizer equity awards. Certain of these holdings may be individually significant to these directors as compared with such director’s total assets. These directors’ positions at Pfizer and/or the ownership of any Pfizer equity or equity awards create, or may create the appearance of, conflicts of interest when these directors are faced with decisions that could have different implications for Pfizer than for us.

To preserve the tax-free treatment to Pfizer and/or its stockholders of the Distribution and certain related transactions, Zoetis may not be able to engage in certain transactions.

To preserve the tax-free treatment to Pfizer and/or its stockholders of the Distribution and certain related transactions, under the tax matters agreement, Zoetis is restricted from taking any action that prevents such transactions from being tax-free for U.S. federal, state, local and foreign income tax purposes. These restrictions may limit Zoetis’s ability to pursue certain strategic transactions or engage in other transactions, including taking certain actions with respect to the 2023 exchange notes and 2023 unregistered notes and using Zoetis common stock to make acquisitions in connection with equity capital market transactions that might increase the value of Zoetis’s business. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Tax Matters Agreement.”

The assets and resources that Zoetis acquired from Pfizer in the Separation may not be sufficient for Zoetis to operate as a standalone company, and Zoetis may experience difficulty in separating its assets and resources from Pfizer.

Because Zoetis has not operated as a standalone company in the past, it may have difficulty doing so. Zoetis may currently need, and in the future will be required, to acquire assets and resources separate from those provided by Pfizer to Zoetis, and in connection with the Separation, may also face difficulty in separating Zoetis’s assets from Pfizer’s assets and integrating newly acquired assets into Zoetis’s business. Zoetis’s business, financial condition and results of operations could be harmed if it has difficulty operating as a standalone company, fails to acquire assets that prove to be important to Zoetis’s operations or incurs unexpected costs in separating Zoetis’s assets from Pfizer’s assets or integrating newly acquired assets.

Zoetis may not be able to fully realize the expected benefits of its R&D agreement with Pfizer.

Prior to the Separation, as a business unit of Pfizer, Zoetis had the ability to leverage Pfizer’s proprietary compound library and database to identify, research and develop compounds suitable as new product candidates for the animal health field. As part of the Separation, Zoetis entered into an R&D collaboration and license agreement with Pfizer, which is referred to as the “R&D agreement.” Pursuant to the R&D agreement, subject to certain restrictions, Zoetis will have continued access to Pfizer’s compound library and database for a period of seven years from the Separation date and will have, subject to Pfizer’s approval, the possibility to exclusively license compounds from Pfizer that Zoetis develops under the R&D agreement.

While the R&D agreement is intended to bolster Zoetis’s post-Separation R&D capabilities, certain terms of the R&D agreement may limit its ability to achieve this expected benefit, including:

•

Pfizer will retain ownership of, and license to Zoetis, the intellectual property that Zoetis develops under the R&D agreement. In many circumstances, the intellectual property Zoetis licenses from Pfizer will be non-exclusive as to Pfizer and third parties.

•	Zoetis is not assured access to Pfizer’s newest programs.

•

Pfizer can prevent Zoetis from progressing pre-development compounds and, under certain circumstances, Pfizer may terminate Zoetis’s rights to a development stage compound by paying Zoetis the fair market value for such compound.

•

The R&D agreement may be terminated before the expiration of the seven year term in certain circumstances, including if Zoetis acquires an interest in or assets of a human pharmaceutical business, enters into a definitive agreement relating to or undergoes a change of control or Pfizer acquires, or is acquired by, an animal health business.

Each of the foregoing terms and Pfizer’s other rights under the R&D agreement and related licenses (if any), could limit Zoetis’s ability to realize the expected benefits of the R&D agreement. If Zoetis fails to achieve the expected benefits of the R&D agreement, it may be more difficult, time consuming or expensive for it to develop and commercialize certain new products, or may result in its products being later to market than those of its competitors. Zoetis may experience delays in new product development, which may result in Zoetis’s loss of the first-in-class products in a given therapeutic area.

For a summary description of the terms of the R&D collaboration and license agreement, see “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Research and Development Collaboration and License Agreement.”

Zoetis is dependent on Pfizer to prosecute, maintain and enforce certain intellectual property.

Under the patent and know-how license agreement (Pfizer as licensor), Pfizer is responsible for filing, prosecuting and maintaining patents that Pfizer licenses to Zoetis. Pfizer also has the first right, and in some cases the sole right, to enforce such patents in the animal health field, and in the case of the human health field, subject to certain exceptions, the sole right to enforce the licensed patents. If Pfizer fails to fulfill its obligations or chooses to not enforce the licensed patents under these agreements, Zoetis may not be able to prevent competitors from making, using and selling competitive products, which could have an adverse effect on Zoetis’s business.

Pfizer’s rights as licensor under the patent and know-how license could limit Zoetis’s ability to develop and commercialize certain products.

Under the patent and know-how license (Pfizer as licensor), Pfizer licenses to Zoetis certain of its intellectual property. If Zoetis fails to comply with Zoetis’s obligations under this license agreement and Pfizer exercises its right to terminate it, Zoetis’s ability to continue to research, develop and commercialize products incorporating that intellectual property will be limited. In addition, in circumstances where Pfizer has an interest in the licensed intellectual property in connection with its human health development programs, Zoetis’s rights to use the licensed intellectual property are restricted and/or in limited instances, subject to Pfizer’s right to terminate such license at will. These limitations and termination rights may make it more difficult, time consuming or expensive for Zoetis to develop and commercialize certain new products, or may result in Zoetis’s products being later to market than those of Zoetis’s competitors.

For a summary description of the terms of the patent and know-how license (Pfizer as licensor), see “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Intellectual Property License Agreements.”

Zoetis’s historical combined financial data is not necessarily representative of the results Zoetis would have achieved as a standalone company and may not be a reliable indicator of Zoetis’s future results.

Zoetis’s historical combined financial data included in this prospectus does not reflect the financial condition, results of operations or cash flows Zoetis would have achieved as a standalone company during the periods presented or those Zoetis will achieve in the future. This is primarily the result of the following factors:

•	Zoetis’s historical combined financial data does not reflect the Separation;

•

Zoetis’s historical combined financial data (except for a portion of the 2013 first quarter data that was recorded since the date of the IPO) reflects expense allocations for certain support functions that were provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, business development, public affairs and procurement, as well as certain manufacturing and supply costs incurred by manufacturing sites that were shared with other Pfizer business units that may be higher or lower than the comparable expenses Zoetis would have actually incurred, or will incur, as a standalone company;

•	Zoetis’s cost of debt and Zoetis’s capital structure will be different from that reflected in its historical combined financial statements;

•

significant increases may occur in Zoetis’s cost structure as a result of Zoetis’s being a standalone public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

•	loss of economies of scale as a result of Zoetis no longer being a part of Pfizer.

Zoetis’s financial condition and future results of operations, after giving effect to the Separation, will be materially different from amounts reflected in Zoetis’s historical combined financial statements included in this prospectus. As a result of the Separation, it may be difficult for investors to compare Zoetis’s future results to historical results or to evaluate Zoetis’s relative performance or trends in Zoetis’s business.

Zoetis has incurred and will continue to incur significant charges in connection with the Separation and incremental costs as a standalone public company.

Zoetis will need to replicate or replace certain functions, systems and infrastructure to which Zoetis no longer has the same access after the Separation. Zoetis may also need to make investments or hire additional employees to operate without the same access to Pfizer’s existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than Zoetis’s estimate, and the timing of the incurrence of these costs is subject to change.

Prior to the Separation, Pfizer performed or supported many important corporate functions for Zoetis. Zoetis’s combined financial statements reflect charges for these services on an allocation basis. Following the Separation, many of these services are governed by Zoetis’s transitional services agreement with Pfizer. Under the transitional services agreement, Zoetis is able to use these Pfizer services for a fixed term established on a service-by-service basis. However, Zoetis generally has the right to terminate a service earlier if it gives notice to Pfizer. Partial reduction in the provision of any service requires Pfizer’s consent. In addition, either party is able to terminate the agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods.

Zoetis pays Pfizer mutually agreed-upon fees for these services, based on Pfizer’s costs of providing the services. During the two years following the IPO, the markup for these services will be 0% and, for the remainder of the term of the agreement, Pfizer may introduce a markup of 7%, which Zoetis believes is consistent with arm’s length pricing for the services provided. However, since the transitional services agreement was negotiated in the context of a parent-subsidiary relationship, the terms of the agreement, including the fees charged for the services, may be higher or lower than those that would be agreed to by parties bargaining at arm’s length for similar services and may be higher or lower than the costs reflected in the allocations in Zoetis’s historical financial statements. Third party costs are passed through to Zoetis at Pfizer’s or its affiliates’ cost. In addition, while these services are being provided to Zoetis by Pfizer, Zoetis’s operational flexibility to modify or implement changes with respect to such services or the amounts Zoetis pays for them is limited.

Zoetis may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that Zoetis receives from Pfizer under the transitional services agreement. Additionally, after the agreement terminates, Zoetis may be unable to sustain the services at the same levels or obtain the same benefits as when it was receiving such services and benefits from Pfizer. When Zoetis begins to operate these functions separately, if Zoetis does not have Zoetis’s own adequate systems and business functions in place, or is unable to obtain them from other providers, Zoetis may not be able to operate its business effectively or at comparable costs, and its profitability may decline. In addition, Zoetis has historically received informal support from Pfizer, which may not be addressed in the transitional services agreement. The level of this informal support may diminish or be eliminated in the future.

If there is a later determination that the Distribution or certain related transactions are taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS private letter ruling and/or any tax opinion are incorrect or for any other reason, then Pfizer and its stockholders could incur significant U.S. federal income tax liabilities, and we could incur significant liabilities.

Pfizer has received a private letter ruling from the IRS substantially to the effect that, among other things, the Distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986 (“the Code”). Completion by Pfizer of the Distribution was conditioned on, among other things, the continuing application of Pfizer’s private letter ruling from the IRS and the receipt of an opinion of tax counsel, to the effect that, among other things, the Distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The ruling and the opinion rely on certain facts, assumptions, representations and undertakings from Pfizer and Zoetis regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, Pfizer and its stockholders may not be able to rely on the ruling or the opinion of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinion of tax counsel, the IRS could determine on audit that the Distribution or certain related transactions are taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Pfizer or Zoetis after the Distribution. If the Distribution or certain related transactions are determined to be taxable for U.S. federal income tax purposes, Pfizer and/or its stockholders could incur significant U.S. federal income tax liabilities, and Zoetis could incur significant liabilities under applicable law or under the tax matters agreement.

Risks related to the Exchange Offer

You may not be able to sell your unregistered notes if you do not exchange them for exchange notes in the exchange offer.

If you do not exchange your unregistered notes for exchange notes in the exchange offer, your unregistered notes will continue to be subject to the restrictions on transfer as stated in the legend on the unregistered notes. In general, you may not reoffer, resell or otherwise transfer the unregistered notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Holders of the unregistered notes who do not tender their unregistered notes will have no further registration rights under the registration rights agreement.

Holders who do not tender their unregistered notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

The market for unregistered notes may be significantly more limited after the exchange offer, and you may not be able to sell your unregistered notes after the exchange offer.

If unregistered notes are tendered and accepted for exchange in the exchange offer, the trading market for unregistered notes that remain outstanding may be significantly more limited. As a result, the liquidity of the unregistered notes not tendered for exchange could be adversely affected. The extent of the market for unregistered notes and the availability of price quotations would depend upon a number of factors, including the number of holders of unregistered notes remaining outstanding and the interest of securities firms in maintaining a market in the unregistered notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for unregistered notes that are not exchanged in the exchange offer may be adversely affected as unregistered notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the unregistered notes that are not exchanged more volatile.

Your unregistered notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your unregistered notes will continue to be subject to existing transfer restrictions and you may not be able to sell your unregistered notes.

We will not accept your unregistered notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of the exchange offer only after timely receipt of your unregistered notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your unregistered notes, please allow sufficient time to ensure timely delivery. If we do not receive your unregistered notes, letter of transmittal and other required documents by the Expiration Date of the exchange offer, we will not accept your unregistered notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of unregistered notes for exchange. If there are defects or irregularities with respect to your tender of unregistered notes, we will not accept your unregistered notes for exchange.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in no action letters with third parties unrelated to us, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act so long as the conditions described in “The Exchange Offer—Purpose of the Exchange Offer” are satisfied. However, in some instances, including those described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with certain prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

An active trading market may not develop for the exchange notes.

There is no existing trading market for the exchange notes. We have not applied for, nor do we intend to apply for, listing or quotation of the exchange notes on any exchange or any automated dealer quotation system. We cannot assure you that a trading market for the exchange notes will develop or exist. Therefore, we do not know how liquid the market for the exchange notes might be, nor can we make any assurances regarding the ability of holders of the exchange notes to sell their exchange notes, the amount of exchange notes to be outstanding following the exchange offer or the price at which the exchange notes might be sold. As a result, the market price of the exchange notes could be adversely affected. Any such disruptions in the market for debt securities may have an adverse effect on holders of the exchange notes.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking” statements. We generally identify forward-looking statements by using words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words or by using future dates in connection with any discussion of future performance, actions or events.

In particular, forward-looking statements include statements relating to the Separation, our indebtedness, our ability to make interest and principal payments on our indebtedness, our ability to satisfy the covenants contained in our indebtedness, the redemption of the notes, new systems infrastructure stand-up, our 2013 financial guidance, future actions, business plans or prospects, prospective products, product approvals or products under development, product supply disruptions, R&D costs, timing and likelihood of success, future operating or financial performance, future results of current and anticipated products and services, strategies, sales efforts, expenses, production efficiencies, production margins, interest rates, foreign exchange rates, growth in emerging markets, the outcome of contingencies, such as legal proceedings, dividend plans, our agreements with Pfizer, government regulation and financial results. These statements are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, and are potentially inaccurate assumptions. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•	emerging restrictions and bans on the use of antibacterials in food-producing animals;

•	perceived adverse effects on human health linked to the consumption of food derived from animals that utilize our products;

•	increased regulation or decreased governmental support relating to the raising, processing or consumption of food-producing animals;

•	changes in tax laws and regulation;

•	an outbreak of infectious disease carried by animals;

•	adverse weather conditions and the availability of natural resources;

•	adverse global economic conditions;

•	failure of our R&D, acquisition and licensing efforts to generate new products;

•	quarterly fluctuations in demand and costs;

•

failure to achieve the expected benefits of the Separation and the Distribution, which include improved strategic and operational efficiency, the adoption of a capital structure and investment and dividend policies that are designed for our standalone company, the use of our equity to facilitate future acquisitions and improved alignment of employee incentives with our performance and growth objectives;

•	operation as a standalone public company without many of the resources previously available to us as a business unit of Pfizer;

•	actual or potential conflicts of interest as a result of the fact that one of our directors will simultaneously serve as employees of Pfizer; and

•

governmental laws and regulations affecting domestic and foreign operations, including without limitation, tax obligations and changes affecting the tax treatment by the United States of income earned outside the United States that may result from pending and possible future proposals.

However, there may also be other risks that we are unable to predict at this time. These risks or uncertainties may cause actual results to differ materially from those contemplated by a forward-looking statement. You should not put undue reliance on forward-looking statements. Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports and our other filings with the SEC. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the above to be a complete discussion of all potential risks or uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any unregistered notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of June 30, 2013 on a historical basis. This table is derived from, and is qualified in its entirety by reference to, our historical financial statements and the notes thereto included elsewhere in this prospectus, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Statements” and our unaudited consolidated combined financial statements and notes thereto included elsewhere in this prospectus.

(millions)	As of June 30, 2013
Cash and cash equivalents	$369

Short-term borrowings	12
Notes(1)	3,640

Equity(2):
Common stock	5
Additional paid-in capital	869
Retained earnings	109
Accumulated other comprehensive loss	(183)

Total Zoetis equity	800
Equity attributable to noncontrolling interests	23

Total equity	823

Total capitalization	$4,475

Certain amounts may reflect rounding adjustments.

(1)	We have a credit agreement with a syndicate of banks providing for a five-year $1.0 billion senior unsecured revolving credit facility and a commercial paper program capacity of up to $1.0 billion. As of June 30, 2013, there were no borrowings outstanding.
(2)	We have authorized preferred stock, but no preferred shares were issued and outstanding as of June 30, 2013.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following table sets forth Zoetis’s selected historical consolidated and combined financial data for the periods indicated. The audited and unaudited combined and condensed financial data for periods prior to the IPO are prepared on a combined basis and pertain to the operations that comprised the animal health business unit of Pfizer prior to their transfer to Zoetis in connection with the IPO and the Separation. The unaudited financial data for periods after the Separation pertain to the operations of Zoetis. The selected historical combined statements of income data for the years ended December 31, 2012, 2011 and 2010 and the selected historical combined balance sheet data as of December 31, 2012 and 2011 presented below are derived from Zoetis’s audited combined financial statements included elsewhere in this prospectus. The selected historical combined balance sheet data as of December 31, 2010 presented below are derived from Zoetis’s audited combined financial statements not included herein. The selected historical combined balance sheet data as of December 31, 2009 and 2008 are derived from unaudited combined financial information not included herein.

The selected historical combined statement of income data for the year ended December 31, 2009 is derived from Zoetis’s audited combined financial statements not included herein, and the revenue data for the year ended December 31, 2008, is derived from unaudited combined financial information not included herein. The selected historical unaudited consolidated and combined statement of income data for the six months ended June 30, 2013 and July 1, 2012 and the selected historical unaudited consolidated balance sheet data as of June 30, 2013 are derived from Zoetis’s unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus. The selected historical unaudited combined balance sheet data as of July 1, 2012 are derived from Zoetis’s unaudited condensed combined financial statements not included herein. Zoetis’s management believes the unaudited condensed consolidated and combined financial statements for the interim periods included in this prospectus include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods.

The data shown below are not necessarily indicative of the results to be expected for any future period. You should read the selected historical consolidated and combined financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Statements,” and Zoetis’s other consolidated and combined financial statements and notes thereto included elsewhere in this prospectus.

Zoetis’s combined financial statements for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and its condensed consolidated and combined financial statements for the six months ended June 30, 2013 and July 1, 2012 include expense allocations prior to the date of the IPO for certain support functions that were provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, and, to a lesser extent, business development, public affairs and procurement, among others, as well as certain manufacturing and supply costs incurred by manufacturing sites that were shared with other Pfizer business units, Pfizer’s global external supply group and Pfizer’s global logistics and support group. Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional cost allocation methods (e.g., using third-party sales, headcount, animal health identified manufacturing costs, etc.), depending on the nature of the services and/or costs. For a detailed description of the basis of presentation and an understanding of the limitations of the predictive value of the historical combined financial statements, see Note 3 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus. Zoetis’s financial statements included herein may not be indicative of its future performance and do not necessarily reflect what its financial position and results of operations would have been had Zoetis operated as a standalone public company during the periods presented.

	Six Months Ended / As of		Year Ended / As of December 31,(a)
(Millions, except per share data)	June 30, 2013	July 1, 2012	2012	2011	2010	2009	2008(b)
Statement of income data:
Revenues	$2,204	$2,141	$4,336	$4,233	$3,582	$2,760	$2,825
Net income/(loss) attributable to Zoetis	268	284	436	245	110	(100)	NA
Balance sheet data:
Total assets	$6,261	$5,800	$6,262	$5,711	$5,284	$5,598	$2,993
Long-term obligations(c)	3,640	573	509	575	673	728	—
Other data:
Adjusted net income(d)	$357	$328	$539	$503	$275	$189	NA

NA: Not Available

Certain amounts may reflect rounding adjustments.

(a)	Starting in 2011, includes the KAH business acquired as part of Pfizer’s acquisition of King Pharmaceuticals, Inc., commencing on the acquisition date of January 31, 2011. Starting in 2009, includes Fort Dodge Animal Health (“FDAH”) operations, acquired as part of Pfizer’s acquisition of Wyeth, commencing on the acquisition date of October 15, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results and Zoetis’s Relationship with Pfizer—Recent Significant Acquisitions and Government-Mandated Divestitures.”
(b)	Certain information for 2008 is not available. Over the last five years, there have been significant changes in Pfizer’s corporate structure and a number of restructurings and personnel changes which have impacted Zoetis’s business. As such, it is not practicable for Zoetis to determine net income/(loss) for the year ended December 31, 2008.
(c)	At June 30, 2013 reflects the issuance in January 2013 of $3.65 billion aggregate principal amount of unregistered notes, with an original issue discount of $10 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition, Liquidity and Capital Resources—Debt.” Starting in 2009, until the IPO, primarily includes an allocation of Pfizer debt that was issued to partially finance the acquisition of Wyeth (including FDAH) in 2009. The debt has been allocated on a pro-rata basis using the deemed acquisition cost of FDAH as a percentage of the total acquisition cost of Wyeth. This allocated long-term debt was retained by Pfizer.
(d)	Adjusted net income (a non-GAAP financial measure) is defined as reported net income attributable to Zoetis excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Management uses adjusted net income, among other factors, to set performance goals and to measure the performance of the overall company, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjusted Net Income.” Zoetis believes that investors’ understanding of its performance is enhanced by disclosing this performance measure. Reconciliations of U.S. GAAP reported net income attributable to Zoetis to non-GAAP adjusted net income for the six months ended June 30, 2013 and July 1, 2012, as well as reconciliations of the years ended December 31, 2012, 2011 and 2010 are provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjusted Net Income.” The adjusted net income measure is not, and should not be viewed as, a substitute for U.S. GAAP reported net income attributable to Zoetis.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated and condensed combined financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Zoetis’s audited combined annual and unaudited condensed consolidated and condensed combined interim financial statements and accompanying notes included elsewhere in this prospectus.

Zoetis’s unaudited pro forma condensed financial statements consist of an unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2013, an unaudited pro forma condensed combined statement of income for the year ended December 31, 2012, and an unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 (the unaudited pro forma condensed financial statements). The unaudited pro forma condensed financial statements are based on and have been derived from Zoetis’s historical audited combined annual financial statements for the year ended December 31, 2012 and unaudited condensed consolidated financial statements for the six months ended June 30, 2013 included elsewhere in this prospectus. The results of operations prior to the Separation, which are referred to as the “pre-Separation periods,” are prepared on a combined basis and include the year-ended December 31, 2012 and the portion of the six months ended June 30, 2013 occurring prior to the Separation.

In management’s opinion, the unaudited pro forma condensed financial statements reflect certain adjustments that are necessary to present fairly Zoetis’s unaudited pro forma condensed consolidated and combined results of operations and its unaudited pro forma condensed consolidated balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the transactions described below; (ii) factually supportable; and (iii), with respect to the statement of income, expected to have a continuing impact. The pro forma adjustments are based on assumptions that management believes are reasonable given the best information currently available.

The unaudited pro forma condensed financial statements are for illustrative and informational purposes only and are not intended to represent what Zoetis’s results of operations or financial position would have been had it operated as a standalone public company during the periods presented or if the transactions described below had actually occurred as of the dates indicated. The unaudited pro forma condensed financial statements should not be considered indicative of Zoetis’s future results of operations or financial position as a standalone public company.

The unaudited pro forma condensed financial statements and related disclosures give effect to the following transactions, which are referred to as the “Transactions,” as if they each had occurred on January 1, 2012 for the unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2013 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012:

•

the issuance of $3.65 billion aggregate principal amount of unregistered notes, with an original discount of $10 million as well as the establishment of a $1.0 billion five-year revolving credit facility;

•

Pfizer’s transfer to Zoetis of its subsidiaries holding substantially all of the assets and liabilities of its animal health business in consideration for (i) all of the issued and outstanding shares of Zoetis’s Class A common stock; (ii) all of the issued and outstanding shares of Zoetis’s Class B common stock; (iii) $1.0 billion aggregate principal amount of the unregistered notes, which Pfizer disposed of in connection with the senior notes offering; and (iv) an amount of cash equal to substantially all of the net proceeds Zoetis received in the senior notes offering;

•	certain transactions evidenced by certain agreements between Zoetis and Pfizer described in “Certain Relationships and Related Party Transactions,” and the provisions contained therein; and

•	the exchange offer of Pfizer’s interest in Zoetis remaining following the IPO, consisting of 400,985,000 shares of Zoetis common stock.

Zoetis’s historical condensed combined statement of income for the year ended December 31, 2012 and the pre-Separation period included in its historical consolidated statement of income for the six months ended June 30, 2013 include expense allocations for certain support functions that were provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, and, to a lesser extent, business development, public affairs and procurement, among others. Pursuant to agreements with Pfizer, Pfizer will continue to provide Zoetis with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and Zoetis has started to incur other costs to replace the services and resources that will not be provided by Pfizer. Zoetis has also started to incur additional costs related to being a standalone public company. As a standalone public company, the total costs related to such support functions may differ from the costs that were historically allocated to Zoetis from Pfizer.

Following the completion of the Distribution, each outstanding, unvested Pfizer stock option, held by a Zoetis employee, immediately vested and, in general, Pfizer stock options became exercisable for Pfizer common stock until the earliest to occur of (i) the three year anniversary of the Distribution, (ii) the option holder’s termination of employment from Zoetis or (iii) the expiration of the stock option. Also, Pfizer accelerated the vesting of, or in some cases the settlement of, on a pro-rated basis, outstanding Pfizer restricted stock units (“RSUs”), total shareholder return units (“TSRUs”) and performance share awards (“PSAs”), subject, in each case, to the requirements of Section 409A of the Code, the terms of the Pfizer Stock Plan and the applicable award agreements and any outstanding deferral elections. The accelerated vesting of the outstanding Pfizer stock options and the settlement of certain forfeited RSUs, TSRUs and PSAs resulted in additional compensation expense for the six months ended June 30, 2013 of approximately $31 million. These nonrecurring additional expenses have not been excluded from the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2013, and there was no pro forma adjustment to reflect these expenses in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 does not include any pro forma adjustments to reflect certain nonrecurring costs that Zoetis expects to incur related to the Separation, including new branding (which includes changes to the manufacturing process for required new packaging), the creation of a standalone infrastructure, the implementation of a new ERP system, the accelerated vesting of Pfizer equity awards, settlement of RSUs, TSRUs and PSAs, site separation and certain legal registration and patent assignment costs. Zoetis expects these costs, as well as other certain significant items and acquisition-related costs, to range between approximately $200 million to $240 million in full-year 2013 (of which $100 million was incurred during the six months ended June 30, 2013) and an additional $100 million to $140 million in full-year 2014. The costs incurred during the six months ended June 30, 2013 have not been excluded from the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2013. These estimates exclude the impact of any depreciation or amortization of capitalized separation expenditures.

Some of Zoetis’s products are manufactured at sites that have been retained by Pfizer or that are being operated by Pfizer under a sale-leaseback arrangement. Pursuant to the master manufacturing and supply agreement with Pfizer, Zoetis will purchase these products from Pfizer. The historical condensed combined statement of income for the year ended December 31, 2012 includes allocations of certain manufacturing and supply costs incurred by the manufacturing sites that would not have been charged to Zoetis under the master manufacturing and supply agreement with Pfizer had such agreement been in effect in the period presented, such as operating variances as well as purchase price and volume variances under a certain threshold. The costs allocated in the historical condensed combined statement of income are higher than the amounts that would have been charged by Pfizer under the master manufacturing and supply agreement by approximately $10 million for the year ended December 31, 2012. Zoetis has not adjusted the accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 for the aforementioned difference. Such an adjustment is not factually supportable due to the unpredictability and variability of such costs, which could be gains or losses in any particular period, and due to the fact that, as a standalone company, Zoetis operates under its own supply manufacturing network, which is different than the one operated by Pfizer.

ZOETIS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

SIX MONTHS ENDED JUNE 30, 2013

(MILLIONS, EXCEPT PER SHARE DATA)	Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenues	$2,204	$—		$2,204
Costs and expenses:
Cost of sales(1)	818	—		818
Selling, general and administrative expenses(1)	756	—		756
Research and development expenses(1)	185	—		185
Amortization of intangible assets(1)	30	—		30
Restructuring charges and certain acquisition-related costs	(13)	—		(13)
Interest expense	54	8	(a),(b)	62
Other (income)/deductions—net	(5)	—		(5)

Income before provision for taxes on income	379	(8)		371
Provision for taxes on income	111	(3)	(c)	108

Net income before allocation to noncontrolling interests	268	(5)		263
Less: Net income attributable to noncontrolling interests	—	—		—

Net income attributable to Zoetis Inc.	$268	$(5)		$263

Earnings per share attributable to Zoetis Inc. stockholders:
Basic	$0.54			$0.53
Diluted	$0.54			$0.53
Weighted-average common shares outstanding:
Basic	500.000			500.000
Diluted	500.217			500.217

Certain amounts may reflect rounding adjustments.

(1)	Amortization expense related to finite-lived acquired intangible assets that contribute to Zoetis’s ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative (“SG&A”) expenses or Research and development (“R&D”) expenses, as appropriate.

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2012

(MILLIONS, EXCEPT PER SHARE DATA)	Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenues	$4,336	$—		$4,336
Costs and expenses:
Cost of sales(1)	1,563	—		1,563
Selling, general and administrative expenses(1)	1,470	—		1,470
Research and development expenses(1)	409	—		409
Amortization of intangible assets(1)	64	—		64
Restructuring charges and certain acquisition-related costs	135	—		135
Other (income)/deductions—net	(15)	91	(a),(b)	76

Income before provision for taxes on income	710	(91)		619
Provision for taxes on income	274	(35)	(c)	239

Net income before allocation to noncontrolling interests	436	(56)		380
Less: Net income attributable to noncontrolling interests	—	—		—

Net income attributable to Zoetis Inc.	$436	$(56)		$380

Earnings per share attributable to Zoetis Inc. stockholders:
Basic	$0.87			$0.76
Diluted	$0.87			$0.76
Weighted-average common shares outstanding:
Basic	500.000			500.000
Diluted	500.000			500.000

Certain amounts may reflect rounding adjustments.

(1)	Amortization expense related to finite-lived acquired intangible assets that contribute to Zoetis’s ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

ZOETIS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

(MILLIONS, EXCEPT PER SHARE DATA)	Historical	Pro Forma Adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$369	$		$369
Accounts receivable, less allowance for doubtful accounts	1,137			1,137
Inventories	1,257			1,257
Current deferred tax assets	92			92
Other current assets	227			227

Total current assets	3,082			3,082
Property, plant and equipment, less accumulated depreciation	1,252			1,252
Goodwill	982			982
Identifiable intangible assets, less accumulated amortization	834			834
Noncurrent deferred tax assets	54			54
Other noncurrent assets	57			57

Total assets	$6,261	$		$6,261

Liabilities and Equity
Short-term borrowings	$12	$		$12
Accounts payable	587			587
Accrued compensation and related items	157			157
Income taxes payable	83			83
Dividends payable	33			33
Other current liabilities	449			449

Total current liabilities	1,321			1,321
Long-term debt	3,640			3,640
Noncurrent deferred tax liabilities	308			308
Other taxes payable	38			38
Other noncurrent liabilities	131			131

Total liabilities	5,438			5,438

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 5,000 authorized; 500 issued and outstanding	5			5
Additional paid-in capital	869			869
Retained earnings	109			109
Accumulated other comprehensive loss	(183)			(183)

Total Zoetis Inc. equity	800			800
Equity attributable to noncontrolling interests	23			23

Total equity	823			823

Total liabilities and equity	$6,261	$		$6,261

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

ZOETIS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Certain amounts and percentages may reflect rounding adjustments.

(a)	Reflects the elimination of net interest expense of $2 million and $31 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, related to the portion of Pfizer’s net interest expense allocated to Zoetis in the historical results of operations for the pre-Separation periods. The associated Allocated long-term debt was retained by Pfizer.
(b)	Reflects the addition of interest expense (which includes amortization of deferred issuance costs) of $10 million and $122 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, related to the senior notes issued at the weighted-average effective interest rate of 3.30% and the costs associated with a $1.0 billion five-year revolving credit facility.
(c)	Reflects the tax effect of the pre-tax pro forma adjustments impacting Income before provision for taxes on income, calculated using the applicable statutory tax rate in the relevant jurisdictions.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the years ended December 31, 2009 through 2012 and the six month period ended June 30, 2013 is set forth below.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(a)	7.3	20.2	10.1	5.1		(b)

(a)	Regulation S-K, Item 503(d) requires that the ratio be presented for each of the last five fiscal years and the latest interim period. However, certain information for 2008 is not available. Over the last five years, there have been significant changes in Pfizer’s corporate structure and a number of restructurings and personnel changes which have impacted our business. As such, it is not practicable for us to determine net income/(loss) for the year ended December 31, 2008, therefore we are not able to present the ratio for 2008.
(b)	Earnings were insufficient to cover fixed charges by $100 million for 2009.

OUR IPO AND RELATED TRANSACTIONS

Senior notes offering

On January 28, 2013, we issued $3.65 billion aggregate principal amount of the unregistered notes in the senior notes offering. We sold $2.65 billion aggregate principal amount of the unregistered notes through the initial purchasers in the senior notes offering and Pfizer transferred $1.0 billion aggregate principal amount of the unregistered notes, which we issued to Pfizer prior to the completion of the senior notes offering, to certain of the initial purchasers, who sold such unregistered notes through the initial purchasers in the senior notes offering. We refer to the $1.0 billion aggregate principal amount of unregistered notes that we issued to Pfizer, and the exchange notes to be issued in exchange for such unregistered notes in the exchange offer, as the “Pfizer-owned notes.”

Instead of selling the Pfizer-owned notes directly to the initial purchasers for cash, Pfizer first exchanged the Pfizer-owned notes with certain of the initial purchasers, which we refer to, in such role, as the “debt-for-debt exchange parties,” for outstanding indebtedness of Pfizer held by the debt-for-debt exchange parties. We refer to this exchange as the “debt-for-debt exchange.” The debt-for-debt exchange parties then sold the Pfizer-owned notes to the initial purchasers for cash.

Separation

On January 28, 2013, Pfizer transferred to us substantially all of the assets and liabilities of its animal health business in exchange for all of our Class A and Class B common stock, the Pfizer-owned notes and an amount of cash equal to substantially all of the cash proceeds received by us from the remaining $2.65 billion unregistered notes issued.

For additional information regarding the Separation transactions, see Note 19 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

As a result of the Separation, we own or have the right to use substantially all of the assets that were previously used, or held for use, exclusively in Pfizer’s animal health business, including the following:

•

Intellectual Property. As part of the Separation, Pfizer assigned to us ownership of certain animal health related patents, pending patent applications, and trademark applications and registrations. In addition, Pfizer licensed to us the right to use certain intellectual property rights in the animal health field. We licensed to Pfizer the right to use certain of our trademarks and substantially all of our other intellectual property rights in the human health field and all other fields outside of animal health. In addition, Pfizer granted us a transitional license to use certain of Pfizer’s trademarks and we granted Pfizer a transitional license to use certain of our trademarks for a period of time following the completion of the IPO.

•

Manufacturing Facilities. Our global manufacturing network consists of 13 “anchor” manufacturing sites and 16 “satellite” manufacturing sites. Ownership of, or the existing leasehold interest in, these facilities was conveyed to us by Pfizer as part of the Separation. Among these 29 manufacturing sites is our facility in Guarulhos, Brazil, which we leased back to Pfizer. Certain of our products are currently manufactured at 14 manufacturing sites that were retained by Pfizer. The products manufactured by Pfizer at these sites and at our Guarulhos, Brazil facility continue to be supplied to us under the terms of a manufacturing and supply agreement we entered into with Pfizer.

•

R&D Facilities. We have R&D operations co-located with certain of our manufacturing sites in Australia, Belgium, Brazil, Canada, China, Spain and the United States to facilitate the efficient transfer of production processes from our laboratories to manufacturing sites. In addition, we maintain R&D operations at non-manufacturing locations in Belgium, Brazil, India and the United States. As part of the Separation, Pfizer conveyed to us its interest in each of these R&D facilities, with the exception of our Mumbai, India facility, which we expect Pfizer to transfer to us for agreed upon cash consideration after the completion of the Separation, and, in the interim, we are leasing this facility from Pfizer.

•

Employees. In general, as part of the Separation, employees of Pfizer who were substantially dedicated to the animal health business became our employees. However, labor and employment laws or other business considerations in some jurisdictions delayed Pfizer from transferring to us employees who are substantially dedicated to the animal health business. In those instances, to the extent permissible under applicable law, we and Pfizer entered into mutually-acceptable arrangements to provide for continued operation of the business until such time as the employees in those jurisdictions can be transferred to us.

We and Pfizer have entered into certain agreements that provide a framework for our ongoing relationship with Pfizer. For more information regarding our agreements with Pfizer, see “Certain Relationships and Related Party Transactions.”

Initial public offering

On February 6, 2013, an IPO of 99,015,000 shares of our Class A common stock (including the exercise of the underwriters’ over-allotment option) at a price of $26.00 per share was completed. We did not receive any of the net proceeds from the IPO. Prior to the IPO, Zoetis was a wholly-owned subsidiary of Pfizer.

Instead of selling shares of our Class A common stock directly to the underwriters for cash in the IPO, Pfizer first exchanged the shares of our Class A common stock to be sold in the IPO with certain of the underwriters, which we refer to, in such role, as the “debt-for-equity exchange parties,” for outstanding indebtedness of Pfizer held by the debt-for-equity exchange parties. We refer to this exchange as the “debt-for-equity exchange.” The debt-for-equity exchange parties then sold shares to the underwriters for cash. This debt-for-equity exchange occurred on the settlement date of the IPO immediately prior to the settlement of the debt-for-equity exchange parties’ sale of the shares to the underwriters.

Immediately following the IPO, there were 99,015,000 outstanding shares of Class A common stock and 400,985,000 outstanding shares of Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Immediately following the IPO, Pfizer owned 100% of our outstanding Class B common stock and no shares of our Class A common stock, giving Pfizer 80.2% of the economic interest and the combined voting power in shares of our outstanding common stock other than with respect to the election of directors and 97.6% of the combined voting power of our outstanding common stock with respect to the election of directors. In connection with the Distribution (described below), each share of Class B common stock held by Pfizer was converted into one share of Class A common stock.

Distribution

On May 22, 2013, Pfizer announced an exchange offer whereby Pfizer shareholders could exchange a portion of Pfizer common stock for Zoetis common stock. The exchange offer was completed on June 24, 2013, resulting in the full separation of Zoetis and the disposal of Pfizer’s entire ownership and voting interest in Zoetis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

This management’s discussion and analysis of financial condition and results of operations (this “MD&A”) is provided to assist readers in understanding Zoetis’s performance, as reflected in the results of Zoetis’s operations, its financial condition and its cash flows. This MD&A should be read in conjunction with Zoetis’s condensed consolidated and combined financial statements and notes thereto. The discussion in this MD&A contains a description of Zoetis’s historical performance for periods in which it operated as a business unit of Pfizer, as well as forward-looking statements that involve substantial risks and uncertainties. Zoetis’s future results could differ materially from historical performance and from those anticipated in the forward-looking statements as a result of various factors such as those discussed in “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements” and “—Comparability of Historical Results and Zoetis’s Relationship with Pfizer” sections of this MD&A.

This MD&A is organized as follows:

Section	Description	Page
Overview of Zoetis’s Business	A general description of Zoetis’s business and the industry in which Zoetis operates. For more information regarding Zoetis’s business and the animal health industry, see “Business.”	51

Operating Environment	Information regarding the animal health industry and factors that affect Zoetis.	52

Growth Strategies	An explanation of Zoetis’s growth strategies.	55

Components of Revenues and Costs and Expenses	An explanation of the components of Zoetis’s combined statements of income.	56

Comparability of Historical Results and Zoetis’s Relationship with Pfizer	Information about the limitations of the predictive value of the condensed consolidated and combined financial statements.	57

Significant Accounting Policies and Application of Critical Accounting Estimates	Accounting policies and estimates that Zoetis considers important to understanding its condensed consolidated and combined financial statements.	59

Analysis of the Condensed Consolidated and Combined Statements of Income	Consists of the following for all periods presented:	63

	Revenues: An analysis of Zoetis’s revenues in total, by operating segment and by species.	64

	Costs and expenses: A discussion about the drivers of Zoetis’s costs and expenses.	73

	Provision for taxes on income: A discussion of items impacting Zoetis’s effective tax rates.	81

Adjusted Net Income	A discussion of adjusted net income, an alternative view of performance used by management. Adjusted net income is a non-GAAP financial measure.	83

Zoetis’s Financial Guidance for 2013	A discussion of Zoetis’s 2013 financial guidance.	89

Analysis of the Condensed Consolidated and Combined Statements of Comprehensive Income/(Loss)	An analysis of the components of comprehensive income for all periods presented.	89

Analysis of the Condensed Consolidated and Combined Balance Sheets	A discussion of changes in certain balance sheet accounts for all balance sheets presented.	90

Analysis of the Condensed Consolidated and Combined Statements of Cash Flows	An analysis of the drivers of Zoetis’s operating, investing and financing cash flows for all periods presented.	91

Analysis of Financial Condition, Liquidity and Capital Resources	An analysis of Zoetis’s ability to meet its short-term and long-term financing needs.	93

New Accounting Standards	Accounting standards that Zoetis has recently adopted.	96

Quantitative and Qualitative Disclosures About Market Risk	Foreign exchange risk to which Zoetis is exposed.	97

Overview of Zoetis’s Business

Zoetis is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. For more than 60 years, as a business unit of Pfizer and now as standalone public company, Zoetis has been committed to enhancing the health of animals and bringing solutions to Zoetis customers who raise and care for them.

The animal health medicines and vaccines industry is characterized by meaningful differences in customer needs across different regions. As a result of these differences, among other things, Zoetis manages its operations through four geographic operating segments. Within each of these operating segments, Zoetis offers a diversified product portfolio for both livestock and companion animal customers in order to capitalize on local and regional trends and customer needs. Zoetis’s four operating segments are the United States (“U.S.”), Europe/Africa/Middle East (“EuAfME”), Canada/Latin America (“CLAR”) and Asia/Pacific (“APAC”). See Note 17 to Zoetis’s December 31, 2012 combined financial statements and Note 16 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Zoetis directly markets its products to livestock producers and veterinarians located in approximately 70 countries across North America, Europe, Africa, Asia, Australia and Latin America, and is a market leader in nearly all of the major regions in which it operates. Through its efforts to establish an early and direct presence in many emerging markets, such as Brazil, China and India, Zoetis believes it is the largest animal health medicines and vaccines business as measured by revenues across emerging markets as a whole. In markets where Zoetis does not have a direct commercial presence, Zoetis generally contracts with distributors that provide logistics and sales and marketing support for Zoetis products.

Zoetis believes its investments in the industry’s largest sales organization, including Zoetis’s extensive network of technical and veterinary operations specialists, Zoetis’s high-quality manufacturing and reliability of supply, and Zoetis’s long track record of developing products that meet customer needs, has led to enduring and valued relationships with its customers. Zoetis’s R&D efforts enable it to deliver innovative products to address unmet needs and evolve Zoetis’s product lines so they remain relevant for Zoetis customers.

A summary of Zoetis’s 2013 performance compared to the comparable 2012 period follows:

	Three Months Ended			Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	% Change	June 30, 2013	July 1, 2012	% Change
Revenues	$1,114	$1,094	2	$2,204	$2,141	3
Net income attributable to Zoetis	128	173	(26)	268	284	(6)
Adjusted net income(a)	178	176	1	357	328	9

(a)	Adjusted net income is a non-GAAP financial measure. See the “Adjusted net income” section of this MD&A for more information.

Our Ownership

On February 6, 2013, an IPO of Zoetis’s Class A common stock was completed, which represented approximately 19.8% of Zoetis’s total outstanding shares. Following the IPO, Pfizer owned 100% of Zoetis’s outstanding Class B common stock and no shares of Zoetis Class A common stock, giving Pfizer 80.2% of the economic interest and the combined voting power in shares of Zoetis’s outstanding common stock other than with respect to the election of directors and 97.6% of the combined voting power of Zoetis’s outstanding common stock with respect to the election of directors. On February 1, 2013, Zoetis Class A common stock began trading on the NYSE under the symbol “ZTS.” Prior to and in connection with the IPO, Zoetis completed a $3.65 billion senior notes offering and Pfizer transferred to Zoetis substantially all of the assets and liabilities of their animal health business. We refer to the transactions to separate our business from Pfizer as described here and elsewhere in this prospectus as the Separation.

On May 22, 2013, Pfizer announced an exchange offer whereby Pfizer shareholders could exchange a portion of Pfizer common stock for Zoetis common stock. The exchange offer was completed on June 24, 2013, resulting in the full separation of Zoetis and the disposal of Pfizer’s entire ownership and voting interest. Following the exchange offer, there are no shares of our Class B common stock outstanding.

Operating Environment

Industry

The animal health industry, which focuses on both livestock and companion animals, is a growing industry that impacts billions of people worldwide. The primary livestock species for the production of animal protein are cattle (both beef and dairy), swine, poultry, sheep and fish. Livestock health and production are essential to meeting the growing demand for animal protein of a global population. Factors influencing growth in demand for livestock medicines and vaccines include:

•	human population growth and increasing standards of living, particularly in many emerging markets;

•	increasing demand for improved nutrition, particularly animal protein;

•

natural resource constraints, such as scarcity of arable land, fresh water and increased competition for cultivated land, resulting in fewer resources that will be available to meet this increased demand for animal protein; and

•	increased focus on food safety.

The primary companion animal species are dogs, cats and horses. Health professionals indicate that companion animals improve the physical and emotional well-being of pet owners. Factors influencing growth in demand for companion animal medicines and vaccines include:

•	economic development and related increases in disposable income, particularly in many emerging markets;

•	increasing pet ownership; and

•	companion animals living longer, increasing medical treatment of companion animals and advances in companion animal medicines and vaccines.

Product Development Initiatives

Zoetis’s future success depends on both its existing product portfolio and its pipeline of new products, including new products that Zoetis may develop through joint ventures and products that Zoetis is able to obtain through license or acquisition. Zoetis believes it is an industry leader in animal health R&D, with a track record of generating new products and brand lifecycle developments. The majority of Zoetis’s R&D programs focus on brand lifecycle development, which is defined as R&D programs that leverage existing animal health products by adding new species or claims, achieving approvals in new markets or creating new combinations and reformulations.

Perceptions of Product Quality, Safety and Reliability

Zoetis believes that animal health medicines and vaccines customers value high-quality manufacturing and reliability of supply. The importance of quality and safety concerns to pet owners, veterinarians and livestock producers also contributes to animal health brand loyalty, which Zoetis believes often continues after the loss of patent-based and regulatory exclusivity. Zoetis depends on positive perceptions of the safety and quality of its products, and animal health products generally, by its customers, veterinarians and end-users.

The issue of the potential transfer of increased antibacterial resistance in bacteria from food-producing animals to human pathogens, and the causality of that transfer, are the subject of global scientific and regulatory discussion. In some countries, this issue has led to government restrictions and bans on the use of specific antibacterials in some food-producing animals, regardless of the route of administration (topical, oral, intramuscular/subcutaneous injections, or intravenous). These restrictions are more prevalent in countries where animal protein is plentiful and governments are willing to take restrictive actions even when there is scientific uncertainty. Historically, antibacterials for livestock have represented a significant portion of Zoetis’s revenues. Zoetis cannot predict whether antibacterial resistance concerns will result in additional restrictions or bans, expanded regulations or public pressure to discontinue or reduce use of antibacterials in food-producing animals.

The Overall Economic Environment

In addition to industry-specific factors, Zoetis, like other businesses, continues to face the effects of the current challenging economic environment. Growth in both the livestock and companion animal sectors is driven by overall economic development and related growth, particularly in many emerging markets. Certain of Zoetis’s customers and suppliers have been affected directly by the economic downturn, which decreases the demand for its products and hinders its ability to collect amounts due from customers.

The cost of medicines and vaccines to Zoetis’s livestock producer customers is small relative to other production costs, including feed, and the use of these products are intended to improve livestock producers’ economic outcomes. As a result, historically, demand for Zoetis’s products has often been more stable than demand for other production inputs. Similarly, industry sources have reported that pet owners indicated a preference for reducing spending on other aspects of their lifestyle, including entertainment, clothing and household goods, before reducing spending on pet care. While these factors have mitigated the impacts of the challenging economic environment, the impact of difficult macroeconomic conditions increases over time.

Competition

The animal health industry is competitive. Although Zoetis’s business is the largest by revenues in the animal health medicines and vaccines industry, Zoetis faces competition in the regions and sectors in which it competes. Principal methods of competition vary depending on the particular region, species, product category or individual product. Some of these methods include new product development, quality, price, service and promotion to veterinary professionals, pet owners and livestock producers. Zoetis’s competitors include the animal health businesses of large pharmaceutical companies and specialty animal health businesses. In addition to competition from established market participants, there could be new entrants to the animal health medicines and vaccines industry in the future. In certain markets, Zoetis also competes with companies that produce generic products, but the level of competition from generic products varies from market to market. For example, the level of generic competition is higher in Europe and certain emerging markets than in the United States.

Quarterly Variability of Financial Results

Zoetis’s quarterly financial results are subject to variability related to a number of factors including but not limited to: weather patterns, herd management decisions, economic conditions, regulatory actions, competitive dynamics, disease outbreaks, product and geographic mix, timing of price increases and timing of investment decisions.

Weather Conditions and the Availability of Natural Resources

The animal health industry and demand for many of Zoetis’s animal health products in a particular region are affected by weather conditions, as usage of its products follows varying weather patterns and weather-related pressures from pests, such as ticks. As a result, Zoetis may experience regional and seasonal fluctuations in its results of operations.

In addition, livestock producers depend on the availability of natural resources, including large supplies of fresh water. Their animals’ health and their ability to operate could be adversely affected if they experience a shortage of fresh water due to human population growth or floods, droughts or other weather conditions. In the event of adverse weather conditions or a shortage of fresh water, livestock producers may purchase less of Zoetis’s products.

For example, drought conditions could negatively impact, among other things, the supply of corn and the availability of grazing pastures. A decrease in harvested corn results in higher corn prices, which could negatively impact the profitability of livestock producers of cattle, pork and poultry. Higher corn prices and reduced availability of grazing pastures contributes to reductions in herd or flock sizes that in turn result in less spending on animal health products. As such, a prolonged drought could have a material adverse impact on Zoetis’s operating results and financial condition. Factors influencing the magnitude and timing of effects of a drought on our performance include, but may not be limited to, weather patterns and herd management decisions. The drought which has impacted parts of the United States over the past two years, is considered the worst in many years and affected Zoetis’s performance in the U.S. market in 2012 and in the first six months of 2013, and may continue to affect Zoetis’s performance, especially in cattle products, during the remainder of 2013.

Disease Outbreaks

Sales of Zoetis’s livestock products could be adversely affected by the outbreak of disease carried by animals. Outbreaks of disease may reduce regional or global sales of particular animal-derived food products or result in reduced exports of such products, either due to heightened export restrictions or import prohibitions, which may reduce demand for Zoetis’s products. Also, the outbreak of any highly contagious disease near Zoetis’s main production sites could require it to immediately halt production of its products at such sites or force it to incur substantial expenses in procuring raw materials or products elsewhere. Alternatively, sales of products that treat specific disease outbreaks may increase. For example, in 2012, Zoetis successfully launched a vaccine for horses against the deadly Hendra virus in Australia.

In 2013, there have been several reported cases of the H7N9 avian influenza virus in China. In late March 2013, the Chinese government reported the first case of the H7N9 avian influenza virus. Since that time, over 100 cases have been detected. Zoetis is closely monitoring the developments as this situation unfolds and currently believes the impact on 2013 global revenue will not be significant. While China continues to represent a growth opportunity for Zoetis, sales in this country represented less than 2% of total revenue in 2012 and the majority were generated by its swine business.

In addition, in the second quarter of 2013 some producers in the United States are experiencing an outbreak of the Porcine Epidemic Diarrhea Virus (“PEDV”). It is important to note that the virus, which affects piglets, does not create a food safety issue. Zoetis is committed to supporting U.S. pork producers in understanding and controlling PEDV, and Zoetis is partnering with the stakeholders, including various academic institutions such as the University of Minnesota. The outbreak to date has been limited in nature and Zoetis currently believes the impact on its 2013 revenue will not be significant.

Foreign Exchange Rates

Significant portions of Zoetis’s revenues and costs are exposed to changes in foreign exchange rates. Zoetis’s products are sold in more than 120 countries and, as a result, Zoetis’s revenues are influenced by changes in foreign exchange rates. For the six months ended June 30, 2013, approximately 54% of Zoetis’s revenues were denominated in foreign currencies. Prior to the IPO, as a business unit of Pfizer and under Pfizer’s global cash management system, Zoetis’s foreign exchange risk was managed through Pfizer. Following the Separation, Zoetis seeks to manage its foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. As Zoetis operates in multiple foreign currencies, including the euro, the Brazilian real, the Australian dollar and other currencies, changes in those currencies relative to the U.S. dollar will impact its revenues and expenses, and consequently, net income. Exchange rate fluctuations may also have an impact beyond Zoetis’s reported financial results and directly impact operations. These fluctuations may affect the ability to buy and sell Zoetis’s goods and services between markets impacted by significant exchange rate variances. For the six months ended June 30, 2013 approximately 46% of Zoetis’s total revenues were in U.S. dollars, and its year-over-year revenue growth was unfavorably impacted by 1% from changes in foreign currency values relative to the U.S. dollar.

On February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 Venezuelan bolivars per U.S. dollar. Zoetis incurred a foreign currency loss of $9 million immediately on the devaluation as a result of remeasuring the local assets and liabilities, which is included in Other (income)/ deductions—net for the six months ended June 30, 2013. Zoetis will experience ongoing adverse impacts to earnings as its revenues, costs and expenses will be translated into U.S. dollars at lower rates. These impacts are not expected to be significant to Zoetis’s financial condition or results of operations.

Growth Strategies

Zoetis seeks to enhance the health of animals and to bring solutions to its customers who raise and care for them. Zoetis has a global presence in both developed and emerging markets and it intends to grow its business by pursuing the following core strategies:

•

leverage Zoetis’s direct local presence and strong customer relationships—Through Zoetis’s direct selling commercial model, Zoetis can deepen Zoetis’s understanding of its customers’ businesses and can encourage the adoption of more sophisticated animal health products;

•

further penetrate emerging markets—Zoetis seeks to maximize its presence where economic development is driving increased demand for animal protein and increased demand for and spending on companion animals;

•	pursue new product development and value-added brand lifecycle development to extend Zoetis’s product portfolio—New product R&D and brand lifecycle development enable it to deliver innovative products to address unmet needs and evolve Zoetis’s product lines so they remain relevant for its customers. Zoetis seeks to leverage its strong direct presence in many regions and cost-effectively develop new products;

•

remain the partner of choice for access to new products and technologies—Zoetis seeks to continue to support cutting-edge research and secure the right to develop and commercialize new products and technologies;

•

continue to provide high-quality products and improve manufacturing production margins—Zoetis believes its manufacturing and supply chain provides it with a global platform for continued expansion, including in emerging markets, and that Zoetis’s quality and reliability differentiates it from its competitors; and

•

expand into complementary businesses to become a more complete, trusted partner in providing solutions—Zoetis believes it has the potential to generate incremental and complementary revenues, in the areas of diagnostics, genetics, devices and services such as dairy data management, e-learning and professional consulting, which could also enhance the loyalty of its customer base and may lead to increased product sales.

Components of Revenues and Costs and Expenses

Zoetis’s revenues, costs and expenses are reported for the fiscal year ended December 31 for each year presented, except for operations outside the United States, for which the financial information is included in Zoetis’s combined financial statements for the fiscal year ended November 30 for each year presented. For the second quarter of 2013 and 2012, operating results for subsidiaries operating outside the United States are for the six months ended May 26, 2013 and May 27, 2012, respectively.

Revenues

Zoetis’s revenues are primarily derived from Zoetis’s diversified product portfolio of medicines and vaccines used to treat livestock and companion animals. Generally, Zoetis’s products are sold to veterinarians and livestock producers by Zoetis’s sales organization which includes sales representatives and technical and veterinary operations specialists. The depth of Zoetis’s product portfolio enables it to address the varying needs of different customers. In 2012, Zoetis’s top selling product line, the Ceftiofur line, contributed approximately 7% of its revenues. The Ceftiofur line and Zoetis’s next two top selling products, Revolution and Draxxin, contributed approximately 20% of its revenues. Zoetis’s top ten best-selling product lines contributed approximately 39% of its revenues. For additional information regarding Zoetis’s products, including descriptions of its product lines that each represented approximately 1% or more of its revenues in 2012, see “Business—Products.”

Costs and Expenses

Costs of sales consist primarily of cost of materials, facilities and other infrastructure used to manufacture Zoetis’s medicine and vaccine products and royalty expenses associated with the intellectual property of Zoetis’s products, when relevant.

Selling, general and administrative (“SG&A”) expenses consist of, among other things, the internal and external costs of marketing, promotion, advertising and shipping and handling as well as certain costs related to business technology, facilities, legal, finance, human resources, business development, public affairs and procurement.

Research and development (“R&D”) expenses consist primarily of project costs specific to new product R&D and brand lifecycle development, overhead costs associated with R&D operations and investments that support local market clinical trials for approved indications. Zoetis does not disaggregate R&D expenses by research stage or by therapeutic area for purposes of managing Zoetis’s business.

Amortization of intangible assets consists primarily of the amortization expense for identifiable finite-life intangible assets that have been acquired through business combinations. These assets consist of, but are not limited to, developed technology, brands and trademarks.

Restructuring charges and certain acquisition-related costs consist of all restructuring charges (those associated with acquisition activity and those associated with cost reduction/productivity initiatives), as well as costs associated with acquiring and integrating businesses. Restructuring charges are associated with employees, assets and activities that will not continue in the company. Acquisition-related costs are associated with acquiring and integrating acquired businesses, such as the KAH business in 2011 and the FDAH business in 2009, and may include transaction costs and expenditures for consulting and the integration of systems and processes.

Other (income)/deductions—net consist primarily of various items including net interest (income)/expense, net (gains)/losses on asset disposals, royalty-related income and certain asset impairment charges. Beginning with the three months ended March 31, 2013, interest expense is a separate line item on the statement of income.

Comparability of Historical Results and Zoetis’s Relationship with Pfizer

During the periods covered by the combined financial statements in this prospectus prior to our IPO, Zoetis operated solely as a business unit of Pfizer. The combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the animal health business of Pfizer. The combined financial statements do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had Zoetis operated as a standalone public company during these periods. In addition, the historical combined financial statements may not be reflective of what Zoetis’s results of operations, comprehensive income/(loss), financial position, equity or cash flows might be in the future as a standalone public company.

For a detailed description of the basis of presentation and an understanding of the limitations of the predictive value of the historical combined financial statements, see Note 2 to Zoetis’s December 31, 2012 combined financial statements and Note 3 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

The historical balance sheets may not be comparable to the balance sheet of the standalone company, which reflects the transfer by Pfizer of substantially all of its animal health business to Zoetis. Non-comparable elements include, for example, the allocation of Pfizer debt which was not transferred, cash and cash equivalents which were transferred at a predetermined amount, and other assets and liabilities which were not transferred due to legal restrictions and other decisions taken by Pfizer.

Zoetis’s historical expenses are not necessarily indicative of the expenses Zoetis may incur in the future as a standalone public company. With respect to support functions, for example, Zoetis’s historical combined financial statements include expense allocations for certain support functions that were provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, and, to a lesser extent, business development, public affairs and procurement, among others. As part of the Separation, pursuant to agreements with Pfizer, Pfizer provides Zoetis with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and Zoetis is incurring other costs to replace the services and resources that will not be provided by Pfizer. As a standalone public company, Zoetis’s total costs related to such support functions may differ from the costs that were historically allocated to Zoetis by Pfizer.

Zoetis also expects to incur certain nonrecurring costs related largely to becoming a standalone public company, including new branding (which includes changes to the manufacturing process for required new packaging), the creation of a standalone infrastructure, the implementation of a new ERP system, the accelerated vesting of Pfizer equity awards, site separation and certain legal registration and patent assignment costs. In the second quarter of 2013, these costs were offset by the reversal of certain employee termination expenses. In addition, Zoetis will also incur certain costs related to the completion of FDAH integration activities. Zoetis expects all of the aforementioned nonrecurring costs to range between approximately $200 million to $240 million in 2013 and an additional $100 million to $140 million in 2014. These estimates exclude the impact of any depreciation or amortization of capitalized separation expenditures

Following the IPO, the equity awards previously granted to our employees by Pfizer continued to vest, and service with Zoetis counted as service with Pfizer for all purposes. On June 24, 2013, Pfizer completed the exchange offer whereby it disposed of all of the shares of common stock of Zoetis owned by Pfizer. Pfizer accelerated the vesting of, and in some cases the settlement of, on a pro-rated basis, outstanding Pfizer RSUs, TSRUs and PSAs, subject, in each case, to the requirements of Section 409A of the Code, the terms of the 2004 Stock Plan and the applicable award agreements and any outstanding deferral elections. In addition, unvested stock options granted by Pfizer accelerated in full and, generally, employees have the ability to exercise the stock options until the earliest of (i) June 23, 2016 (three years from when Pfizer completed the exchange offer), (ii) termination of employee from Zoetis, or (iii) the expiration date of the stock option. Stock options held by employees who were retirement eligible as of June 24, 2013 will have the full term of the stock option to exercise.

The accelerated vesting of the outstanding Pfizer stock options, and the settlement, on a pro-rata basis, of other Pfizer equity awards, resulted in the recognition of additional expense for the three and six months ended June 30, 2013 of $9 million and is included in stock-based compensation. The unvested portion of Pfizer RSUs, TSRUs and PSAs were forfeited as of the completion of the exchange offer. Zoetis will make a cash payment of approximately $20 million in the third quarter of 2013, to certain non-executive Zoetis employees, based on the value of the employees’ forfeited Pfizer RSUs, TSRUs and PSAs (as applicable). This amount was accrued as of June 30, 2013 and is included in the condensed consolidated statements of income as additional compensation expense for the three and six months ended June 30, 2013. Members of the Zoetis Executive Team will not receive a cash payment, but will instead be granted Zoetis RSUs, subject to vesting, equivalent in value to the value of the member’s forfeited Pfizer RSUs, TSRUs and PSAs.

Public Company Expenses

As a result of the IPO, Zoetis became subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. Zoetis has established additional procedures and practices as a standalone public company. As a result, Zoetis is incurring additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs.

Recent Significant Acquisitions and Government-Mandated Divestitures

The assets, liabilities, operating results and cash flows of acquired businesses are included in Zoetis’s results commencing from their respective acquisition dates.

KAH was acquired by Pfizer as part of its acquisition of King Pharmaceuticals, Inc. (acquired on January 31, 2011), strengthening Zoetis’s position in the poultry business with a medicated feed additives business and other poultry products and further strengthening Zoetis’s position in the cattle and swine businesses. See Note 4A to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus. Zoetis’s combined financial statements for the year ended December 31, 2011 reflect eleven months of KAH’s U.S. operations and ten months of KAH’s international operations.

FDAH was acquired by Pfizer as part of its acquisition of Wyeth (acquired on October 15, 2009), adding to Zoetis’s portfolio a broad array of companion animal and livestock brands and strengthening Zoetis’s vaccine portfolio, including a complementary poultry vaccines business. In connection with this acquisition, Zoetis made certain government-mandated divestitures. See Note 4C to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Delays in Establishing New Operating Subsidiaries

Due to local regulatory and operational requirements in certain non-U.S. jurisdictions, the transfer to Zoetis of certain assets and liabilities of Pfizer’s animal health business has not yet legally occurred as of the IPO date. These assets and liabilities were not material to the consolidated financial statements of Zoetis, individually or in the aggregate. As of June 30, 2013, all expected subsidiaries have been established.

Agreements with Pfizer

On February 6, 2013, Zoetis entered into a transitional services agreement with Pfizer whereby Pfizer agreed to provide it with various corporate support services. This agreement has a service commencement date of January 1, 2013 in the United States and December 1, 2012 for international locations. In addition, Zoetis also entered into a master manufacturing and supply agreement with Pfizer on October 1, 2012, whereby it and Pfizer agreed to manufacture and supply products to each other commencing January 1, 2013. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer” for more information related to these agreements including the related costs.

Significant Accounting Policies and Application of Critical Accounting Estimates

In presenting its financial statements in conformity with U.S. GAAP, Zoetis is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. For a description of Zoetis’s significant accounting policies, see Note 3 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Zoetis believes that the following accounting policies are critical to an understanding of Zoetis’s combined financial statements as they require the application of the most difficult, subjective and complex judgments and, therefore, could have the greatest impact on Zoetis’s financial statements: (i) acquisitions; (ii) fair value; (iii) revenues; (iv) asset impairment reviews; and (v) contingencies.

Below are some of Zoetis’s more critical accounting estimates. See also Note 3B to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus for a discussion about the risks associated with estimates and assumptions.

Acquisitions and Fair Value

For a discussion about the application of fair value to Zoetis’s recent acquisitions, see Note 4 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

For a discussion about the application of fair value to Zoetis’s allocated long-term debt and senior notes, see Note 9D to Zoetis’s December 31, 2012 combined financial statements and Note 9 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

For a discussion about the application of fair value to Zoetis’s asset impairment reviews, see “—Significant Accounting Policies and Application of Critical Accounting Estimates—Asset Impairment Reviews.”

Revenues

Zoetis’s gross product revenues are subject to deductions that are generally estimated and recorded in the same period that the revenues are recognized and primarily represent sales returns and revenue incentives. For example:

•

for sales returns, Zoetis performs calculations in each market that incorporate the following, as appropriate: local returns policies and practices; returns as a percentage of revenues; an understanding of the reasons for past returns; estimated shelf life by product; an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, product recalls, discontinuation of products or a changing competitive environment; and

•	for revenue incentives, Zoetis uses its historical experience with similar incentives programs to estimate the impact of such programs on revenues.

If any of Zoetis’s ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of Zoetis’s future experience, Zoetis’s results could be materially affected. Although the amounts recorded for these revenue deductions are heavily dependent on estimates and assumptions, historically Zoetis’s adjustments to actual results have not been material. The sensitivity of Zoetis’s estimates can vary by program, type of customer and geographic location.

Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For further information about the risks associated with estimates and assumptions, see Note 3B to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Asset Impairment Reviews

Zoetis reviews all of its long-lived assets for impairment indicators throughout the year and Zoetis performs detailed testing whenever impairment indicators are present. In addition, Zoetis performs impairment testing for goodwill and indefinite-lived assets at least annually. When necessary, Zoetis records charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets.

Zoetis’s impairment review processes are described below and in Note 3J to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus and, for deferred tax assets, in Note 3N to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Examples of events or circumstances that may be indicative of impairment include:

•

a significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the regulatory authorities could affect Zoetis’s ability to manufacture or sell a product.

•

a projection or forecast that demonstrates losses or reduced profits associated with an asset. This could result, for example, from the introduction of a competitor’s product that results in a significant loss of market share or the inability to achieve the previously projected revenue growth, or from the lack of acceptance of a product by customers.

Zoetis’s impairment reviews of most of Zoetis’s long-lived assets depend heavily on the determination of fair value, as defined by U.S. GAAP, and these judgments can materially impact Zoetis’s results of operations. A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Intangible Assets Other Than Goodwill

As a result of Zoetis’s intangible asset impairment review work, Zoetis recognized a number of impairments of identifiable intangible assets other than goodwill.

Zoetis recorded the following identifiable intangible asset impairment charges in Other (income)/deductions—net:

•	In the first six months of 2013, the asset impairment charges reflect approximately $1 million of finite-lived intangible assets.

•

In 2012, the asset impairment charges reflect: (i) approximately $2 million of finite-lived companion animal developed technology rights; (ii) approximately $1 million of finite-lived trademarks related to genetic testing services; and (iii) approximately $2 million of finite-lived patents related to poultry technology. The intangible asset impairment charges for 2012 reflect, among other things, loss of revenues as a result of negative market conditions and, with respect to the poultry technology, a re-assessment of economic viability.

•

In 2011, the asset impairment charges reflect: (i) approximately $30 million of finite-lived intangible assets related to parasiticides technology as a result of declining gross margins and increased competition; (ii) approximately $12 million of finite-lived intangible assets related to equine influenza and tetanus technology due to third-party supply issues; (iii) approximately $10 million of finite-lived intangible assets related to genetic testing services that did not find consumer acceptance; and (iv) approximately $17 million related to acquired in-process research and development (“IPR&D”) projects (acquired from Vetnex in 2010 and from FDAH in 2009), as a result of the termination of the development programs due to a re-assessment of their economic viability.

When Zoetis is required to determine the fair value of intangible assets other than goodwill, an income approach is used, specifically the multi-period excess earnings method, also known as the discounted cash flow method. Zoetis starts with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then applies an asset-specific discount rate to arrive at a net present value. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the products or the entity, the impact of technological risk associated with IPR&D assets, as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

While all identifiable intangible assets can be impacted by events and thus lead to impairment, in general, identifiable intangible assets that are at the highest risk of impairment include IPR&D assets (approximately $15 million as of June 30, 2013) and newly acquired or recently impaired indefinite-lived brand assets ($0 at June 30, 2013). IPR&D assets are higher-risk assets, because R&D is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment because the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact Zoetis’s ability to recover the carrying value and can result in an impairment charge.

For a description of Zoetis’s accounting policy, see Note 3J to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Goodwill

As a result of Zoetis’s goodwill impairment review work, it concluded that none of Zoetis’s goodwill is impaired as of June 30, 2013. While all reporting units can confront events and circumstances that can lead to impairment, Zoetis does not believe that the risk of goodwill impairment for any of Zoetis’s reporting units is significant at this time.

When required to determine the fair value of a reporting unit, the income approach is used. The income approach is a forward-looking approach to estimating fair value and relies primarily on internal forecasts. Within the income approach, the method that Zoetis uses is the discounted cash flow method. Zoetis starts with a forecast of all the expected net cash flows associated with the reporting unit, which includes the application of a terminal value, and then applies a reporting unit-specific discount rate to arrive at a net present value. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of technological risk and competitive, legal and/or regulatory forces on the products or the entity, as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

For all of Zoetis’s reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a discussion of some of these factors, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

For a description of Zoetis’s accounting policy, see Note 3J to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Contingencies

For a discussion about income tax contingencies, see Note 7C to Zoetis’s December 31, 2012 combined financial statements, and Note 7D to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

For a discussion about legal contingencies, guarantees and indemnifications, see Note 16 to Zoetis’s December 31, 2012 combined financial statements, and Note 15 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Analysis of the Condensed Consolidated and Combined Statements of Income

The following discussion and analysis of Zoetis’s condensed consolidated and combined statements of income should be read along with Zoetis’s condensed consolidated and combined financial statements and the notes thereto, which reflect the results of operations of the business transferred to Zoetis from Pfizer. For more information on the carve-out basis of presentation, see Note 2 to Zoetis’s December 31, 2012 combined financial statements and Note 3 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,(a)			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Revenues	$1,114	$1,094	2	$2,204	$2,141	3	$4,336	$4,233	$3,582	2	18
Costs and expenses:
Cost of sales(b)	416	378	10	818	771	6	1,563	1,652	1,444	(5)	14
% of revenues	37%	35%		37%	36%		36%	39%	40%
Selling, general and administrative expenses(b)	399	344	16	756	682	11	1,470	1,453	1,382	1	5
% of revenues	36%	31%		34%	32%		34%	34%	39%
Research and development expenses(b)	95	92	3	185	194	(5)	409	427	411	(4)	4
% of revenues	9%	8%		8%	9%		9%	10%	11%
Amortization of intangible assets(b)	15	16	(6)	30	32	(6)	64	69	58	(7)	19
Restructuring charges and certain acquisition-related costs	(20)	24	*	(13)	49	*	135	154	202	(12)	(24)
Other (income)/deductions—net(c)	22	(12)	*	49	(10)	*	(15)	84	(93)	*	*

Income before provision for taxes on income	187	252	(26)	379	423	(10)	710	394	178	80	*
% of revenues	17%	23%		17%	20%		16%	9%	5%
Provision for taxes on income	59	79	(25)	111	138	(20)	274	146	67	88	*
Effective tax rates	31.6%	31.3%		29.3%	32.6%		38.6%	37.1%	37.6%

Net income before allocation to noncontrolling interests	128	173	(26)	268	285	(6)	436	248	111	76	*
Less: Net income attributable to noncontrolling interests	—	—	—	—	1	(100)	—	3	1	(100)	*

Net income attributable to Zoetis	$128	$173	(26)	268	284	(6)	$436	$245	$110	78	*
% of revenues	11%	16%		12%	13%		10%	6%	3%

Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.
(a)	Includes revenues and expenses from acquisitions from the acquisition date. See Note 4 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.
(b)	Amortization expense related to finite-lived acquired intangible assets that contribute to Zoetis’s ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business function. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.
(c)	For the six months ended June 30, 2013 and July 1, 2012, includes interest expense on allocated long-term debt of $2 million and $8 million, respectively. For the six months ended June 30, 2013, also includes interest related to the senior notes of $52 million. Includes interest expense on allocated long-term debt of $31 million, $36 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively. See Note 6 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Revenues

Revenues—Overview

Global revenues by operating segment were as follows:

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
U.S.	$437	$421	4	$891	$846	5	$1,776	$1,659	$1,384	7	20
EuAfME	278	283	(2)	568	558	2	1,096	1,144	1,020	(4)	12
CLAR	213	211	1	384	384	—	769	788	664	(2)	19
APAC	186	179	4	361	353	2	695	642	514	8	25

Total	$1,114	$1,094	2	$2,204	$2,141	3	$4,336	$4,233	$3,582	2	18

Certain	amounts and percentages may reflect rounding adjustments.

On a global basis, the mix of Zoetis’s revenues between livestock and companion animal products was as follows:

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Livestock	$670	$665	1	$1,376	$1,356	1	$2,806	$2,778	$2,233	1	24
Companion animal	444	429	3	828	785	5	1,530	1,455	1,349	5	8

Total	$1,114	$1,094	2	$2,204	$2,141	3	$4,336	$4,233	$3,582	2	18

Certain	amounts and percentages may reflect rounding adjustments.

As a result of the impact of a recent significant acquisition and the related government-mandated divestitures on the revenue numbers in Zoetis’s statements of income for the six months ended June 30, 2013 and July 1, 2012 and for the years ended December 31, 2012, 2011 and 2010, the growth trend on Zoetis’s existing portfolio from year to year is not readily apparent. Zoetis believes that it is not only important to understand overall revenue growth, but also existing portfolio growth year over year. As such, “operational revenue growth” is utilized. Operational revenue growth is defined as revenue growth excluding the impact of incremental revenues from recent significant acquisitions, government-mandated divestitures and foreign exchange.

% Change in Revenue:

	Reported	Resulting from Operational Revenue Growth(a)	Resulting from KAH Acquisition(b)	Resulting from Government- Mandated Divestitures(c)	Resulting from Foreign Exchange
Increases/(Decreases)
Three months ended June 30, 2013 vs. three months ended July 1, 2012
U.S.	4	4	—	—	—
EuAfME	(2)	1	—	—	(3)
CLAR	1	4	—	—	(3)
APAC	4	7	—	—	(3)

Total revenues	2	4	—	—	(2)

First six months of 2013 vs. first six months of 2012
U.S.	5	5	—	—	—
EuAfME	2	2	—	—	—
CLAR	—	4	—	—	(4)
APAC	2	5	—	—	(3)

Total revenues	3	4	—	—	(1)

2012 vs. 2011
U.S.	7	6	1	—	—
EuAfME	(4)	2	1	—	(7)
CLAR	(2)	4	1	—	(7)
APAC	8	8	1	—	(1)

Total revenues	2	5	1	—	(4)

2011 vs. 2010
U.S.	20	7	13	—	—
EuAfME	12	3	6	—	3
CLAR	19	9	7	(1)	4
APAC	25	12	7	(2)	8

Total revenues	18	7	9	(1)	3

Certain	amounts and percentages may reflect rounding adjustments.
(a)	Reflects changes in reported growth excluding the impact of incremental revenues from recent significant acquisitions, government-mandated divestitures and foreign exchange.
(b)	Reflects the acquisition of KAH, acquired by Pfizer on January 31, 2011.
(c)	Reflects government-mandated divestitures of legacy FDAH and Zoetis’s legacy products in connection with the FDAH acquisition.

Revenue—Total

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

Total revenues increased by $20 million, or 2%, in the second quarter of 2013 compared to the second quarter of 2012, reflecting higher operational revenue of $39 million or 4%, partially offset by the unfavorable impact of foreign exchange, which decreased revenue by approximately $19 million, or 2%. Zoetis experienced operational revenue growth led by the increased revenue in the U.S. segment.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Total revenue increased by $63 million, or 3%, in the first six months of 2013 compared to the same period in 2012, reflecting higher operational revenue of $90 million or 4%, partially offset by the unfavorable impact of foreign exchange, which decreased revenue by approximately $27 million, or 1%. Zoetis experienced base revenue growth across each of our regional segments, led by the increased revenue in the U.S. segment.

2012 vs. 2011

Total revenues increased $103 million, or 2%, in 2012 compared to 2011, due to:

•	operational revenue growth of $212 million, or 5%, with growth across all operating segments; and

•	the inclusion of an incremental one month of U.S. and two months of international revenues of $37 million, or 1%, from the KAH acquisition, partially offset by:

•	the unfavorable impact of foreign exchange, which decreased revenues by approximately $146 million, or 4%.

2011 vs. 2010

Total revenues increased $651 million, or 18%, in 2011 compared to 2010, due to:

•	operational revenue growth of $239 million, or 7%, from growth across all operating segments;

•	the inclusion of revenues of $329 million, or 9%, from the acquisition of KAH; and

•	the favorable impact of foreign exchange, which increased revenues by approximately $104 million, or 3%

partially offset by:

•	the unfavorable impact of government-mandated divestitures of $21 million, or 1%.

Revenues—Operating Segment

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

U.S. Operating Segment

U.S. segment revenue increased by $16 million, or 4%, in the second quarter of 2013 compared to the second quarter of 2012, of which approximately $12 million resulted from growth in livestock products and approximately $4 million resulted from growth in companion animal products.

•

Livestock revenue growth was achieved in all species with contributions from cattle, swine and poultry products. Sales of cattle products returned to growth this quarter, primarily based on the favorable impact of annual price increases taken in the first quarter of 2013, while volume was relatively flat reflecting the continued impact of last year’s drought. Sales of swine and poultry products grew at faster rates than cattle due largely to continued customer acceptance of new products and targeted marketing programs.

•

Companion animal revenue growth was driven by solid growth in small animal products reflecting strong market dynamics and price increases. Results were partially offset by a decline in equine sales and a competitor supply issue that has now been resolved.

U.S. segment earnings increased by $27 million, or 12%, in the second quarter of 2013 compared to the second quarter of 2012 due to revenue growth, favorable product mix and phasing of certain promotional spending.

EuAfME Operating Segment

EuAfME segment revenue decreased by $5 million, or 2%, in the second quarter of 2013 compared to the second quarter of 2012. Operational revenue growth was $2 million, or 1%, of which approximately $5 million resulted from growth in companion animal products, offset by approximately $3 million in declines from livestock products.

•

Livestock revenue was negatively impacted by a decline in cattle growth due to cold weather conditions in Western and Northern Europe. Continuing adverse macroeconomic conditions throughout Western Europe also continue to impact demand for products. Partially offsetting this decrease was continued growth in sales of swine and poultry products. Additionally, growth in swine was favorably impacted by the launch of a new swine vaccine (that prevents porcine circovirus type 2) across many markets in the region and strong sales growth in poultry products in the EU and Eastern Europe.

•

Companion animal revenue growth was favorably impacted by increased sales of products that are related to certain third party manufacturing agreements. Excluding these sales, companion animal sales were relatively flat as a result of continued adverse macroeconomic conditions throughout Western Europe. While we have experienced growth in Southern Europe, we continue to see challenging economic conditions which impacts the disposable income of pet owners. Additionally, the unseasonably cold weather across much of Europe has impacted the start of the parasiticide season, which normally begins early in the second quarter.

Additionally, segment revenue were unfavorably impacted by foreign exchange, which decreased revenue by approximately $7 million, or 3%.

EuAfME segment earnings increased by $3 million, or 3%, in the second quarter of 2013 compared to the second quarter of 2012, primarily due to lower promotional expenses. Segment earnings were favorably impacted by foreign exchange of approximately 2% in the second quarter of 2013.

CLAR Operating Segment

CLAR segment revenue increased by $2 million, or 1%, in the second quarter of 2013 compared to the second quarter of 2012. Operational revenue growth was $9 million, or 4%, of which approximately $6 million resulted from growth in livestock products and $3 million resulted from growth in companion animal product sales.

•

Livestock revenue was positively impacted by growth in poultry revenues driven by increased sales of medicated feed additives. Additionally, swine vaccines benefited from continued demand in South America particularly for Improvac/Improvest, a product that reduces boar taint without the need for surgical castration. This was offset by a decline in cattle growth related to weak market conditions in most countries, primarily Brazil, as a result of drought conditions, product supply issues and generic competition.

•

Companion animal growth was favorably impacted by increased demand for pet care products in Brazil and successful marketing programs in Brazil and Mexico. Gains were partially offset by the equine business portfolio as a result of a reduced number of horses in Canada. Revenue also declined slightly due to a competitor supply issue in Canada that benefited the second quarter of 2012, as well as weather patterns.

Additionally, segment revenue was unfavorably impacted by foreign exchange, which decreased revenue by approximately $7 million, or 3%.

CLAR segment earnings increased by $1 million, or 1%, in the second quarter of 2013 compared to the second quarter of 2012. Operational earnings growth was $5 million, or 7%, in the second quarter of 2013 compared to the second quarter of 2012.

APAC Operating Segment

APAC segment revenue increased by $7 million, or 4%, in the second quarter of 2013 compared to the second quarter of 2012. Operational revenue growth was $12 million, or 7%, of which approximately $6 million resulted from growth in livestock products and approximately $6 million resulted from growth in companion animal products. Emerging markets had strong performance with 16% operational revenue growth and the established markets delivered 3% operational revenue growth.

•

Livestock revenue growth was driven primarily by higher sales of swine products, particularly in our porcine circovirus type 2 vaccine, which was launched in several new markets in Southeast Asia, Taiwan and Korea. Positive growth in swine products was tempered by challenging market conditions for pork producers in Southeast and Northeast Asia, with some impact in China. Growth in the poultry portfolio also positively contributed to livestock performance to a lesser extent, despite challenging market conditions in China. The increase in livestock revenue was partially offset by the prolonged drought conditions in Australia which has reduced the number of cattle.

•	Companion animal revenue growth was primarily due to increased penetration of key brands, as well as targeted marketing campaigns and the successful launch of a new product in Japan.

Additionally, segment revenue was unfavorably impacted by foreign exchange, which decreased revenues by approximately $5 million, or 3%.

APAC segment earnings increased by $8 million, or 13%, in the second quarter of 2013 compared to the second quarter of 2012 driven by revenue growth and operating efficiencies offset, in part, by increased cost of goods sold related to product mix.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

U.S. Operating Segment

U.S. segment revenues increased by $45 million, or 5%, in the first six months of 2013 compared to the first six months of 2012, of which approximately $17 million resulted from growth in livestock products and approximately $28 million resulted from growth in companion animal products.

•

Livestock revenue growth was driven by increased marketing programs across swine, poultry and cattle products and a new portfolio pricing structure implemented late in 2012. Growth in cattle continues to be tempered by herd reductions due to the impact of the U.S. drought conditions.

•

Companion animal revenue growth was driven by solid growth in small animal products reflecting strong promotional support and price increases. Results were partially offset by a decrease in equine sales reflecting the continuing contraction of the market.

U.S. segment earnings increased by $44 million, or 10%, in the first six months of 2013 compared to the first six months of 2012, as a result of revenue growth and favorable product mix.

EuAfME Operating Segment

EuAfME segment revenue increased by $10 million, or 2%, in the first six months of 2013 compared to the first six months of 2012. Operational revenue growth was $13 million, or 2%, of which approximately $3 million resulted from growth in livestock products and approximately $10 million resulted from growth in companion animal products.

•

Livestock revenue growth was driven primarily by growth in the swine and poultry portfolios. The launch of a new swine vaccine (that prevents porcine circovirus type 2) across many markets in the region contributed to this growth. Additionally, the poultry product portfolio had strong sales growth in the EU and Eastern Europe. Results were partially offset by a decline in cattle growth due to cold weather conditions in Western and Northern Europe which limits the opportunity for our products, and the continuing adverse economic conditions throughout Western Europe.

•

Companion animal revenue growth was favorably impacted by increased sales of products that are related to certain third party manufacturing agreements as well as price increases in Western Europe. Results were partially offset by the unseasonably cold weather across much of Europe, impacting the start of the parasiticide season which normally begins early in the second quarter.

Additionally, segment revenue was unfavorably impacted by foreign exchange, which decreased revenues by approximately $3 million.

EuAfME segment earnings increased by $16 million, or 8%, in the first six months of 2013 compared to the first six months of 2012, primarily due to higher gross margins as a result of increased sales associated with third party manufacturing agreements. Segment earnings were unfavorably impacted by foreign exchange of approximately 2% in the second quarter of 2013.

CLAR Operating Segment

CLAR segment revenue remained flat in the first six months of 2013 compared to the first six months of 2012. Operational revenue growth was $16 million, or 4%, of which approximately $13 million resulted from growth in livestock products, and approximately $3 million resulted from growth in companion animal product sales.

•

Livestock revenue was favorably impacted by growth in swine and poultry products in Brazil. Swine vaccines benefited from continued demand in South America across several product lines, including Improvac/Improvest, a product that reduces boar taint without the need for surgical castration. Growth in poultry revenue was driven by increased sales of medicated feed additives. Cattle revenues in Canada benefited from a strong fall calf season in the first quarter of 2013, while in other countries revenues were negatively impacted by a decline in cattle growth related to weak market conditions as a result of drought conditions, product supply issues and generic competition.

•

Companion animal revenue was favorably impacted by increased demand for pet care products in Brazil and marketing programs in Brazil and Mexico. Gains were partially offset by the equine business as a result of a reduced number of horses in Canada. Revenues also declined slightly due to a competitor supply issue in Canada that benefited the first half of 2012, as well as weather patterns.

Additionally, segment revenue was unfavorably impacted by foreign exchange, which decreased revenues by approximately $16 million, or 4%.

CLAR segment earnings decreased by $1 million, or 1%, in the first six months of 2013 compared to the first six months of 2012. Operational earnings growth was $10 million, or 8%, in the first six months of 2013 compared to the first six months of 2012. The increase was driven by improvements in product mix. This performance was offset by the continued impact of the Venezuela currency devaluation in February 2013, which unfavorably impacted earnings by $13 million.

APAC Operating Segment

APAC segment revenue increased by $8 million, or 2%, in the first six months of 2013 compared to the first six months of 2012. Operational revenue growth was $16 million, or 5%, of which approximately $8 million resulted from growth in livestock products and approximately $8 million resulted from growth in companion animal products.

•	Livestock revenue growth was driven primarily by higher sales of swine products, particularly in our porcine circovirus type 2 vaccine, which was launched in several new markets in Southeast Asia,

Taiwan and Korea. Positive growth in swine products was tempered by challenging market conditions for pork producers in Southeast and Northeast Asia, with some impact in China. Growth in the poultry portfolio also positively contributed to livestock performance to a lesser extent, despite challenging market conditions in China. The increase in livestock revenue was partially offset by the prolonged drought conditions in Australia which has reduced the number of cattle.

•	Companion animal revenue growth was primarily due to increased penetration of key brands, as well as targeted marketing campaigns and the successful launch of a new product in Japan.

Additionally, segment revenue was unfavorably impacted by foreign exchange, which decreased revenues by approximately $8 million, or 3%.

APAC segment earnings increased by $12 million, or 9%, in the first six months of 2013 compared to the first six months of 2012 driven by revenue growth and operating efficiencies offset, in part, by increased cost of goods sold related to product mix.

2012 vs. 2011

U.S. Operating Segment

U.S. segment revenues increased by $117 million, or 7%, in 2012 compared to 2011. Operational revenue growth was $103 million, or 6%, of which approximately $46 million resulted from growth in livestock products and approximately $57 million resulted from growth in companion animal products.

•

Livestock product revenue growth was due principally to increased demand for premium anti-infectives in cattle as a result of continued acceptance of Zoetis’s products based on superior efficacy, supported by economic outcomes studies. There was also increased demand for medicated feed additives in swine, which was partially due to increased incidence of enteric infections in late stage pigs. Additionally, revenue growth was positively impacted by Zoetis’s entry into a new market with the launch of an improved formulation of a swine vaccine that prevents porcine circovirus type 2. This revenue growth was partially offset by the impact of the drought in the United States.

•

Companion animal product revenue growth was driven by parasiticides, benefiting from an extended flea and tick season caused by unusually warm weather and by a temporary competitor supply disruption. Companion animal products also benefited from continued growth in canine vaccines and the success of targeted marketing efforts for anti-infectives and other pharmaceutical products.

EuAfME Operating Segment

EuAfME segment revenues decreased by $48 million, or 4%, in 2012 compared to 2011. Operational revenue growth was $21 million, or 2%, of which approximately $12 million resulted from growth in livestock products and approximately $9 million resulted from growth in companion animal products.

•

Livestock product revenue growth was driven by strong demand for cattle parasiticides, particularly in France and the UK, along with a continued growing demand for animal proteins in emerging markets. Additionally, the poultry product portfolio grew due to expansion into emerging markets. Results were partially offset by continued adverse macroeconomic conditions throughout Western Europe and pressure from the ongoing restrictions on the use of certain antibacterials.

•

Companion animal product revenues were favorably impacted by parasiticides and the launch of new branded generic products throughout the region. Revenue was also favorably impacted by equine vaccines due to a temporary competitor supply disruption. Results were partially offset by continued adverse macroeconomic conditions throughout Western Europe.

Additionally, segment revenues were unfavorably impacted by foreign exchange, which decreased revenues by approximately $77 million or 7%.

CLAR Operating Segment

CLAR segment revenues decreased by $19 million, or 2%, in 2012 compared to 2011. Operational revenue growth was $35 million, or 4%, of which approximately $17 million resulted from growth in livestock products and approximately $18 million resulted from growth in companion animal products.

•

Livestock product revenues were favorably impacted by the launch of an improved formulation of a swine vaccine that prevents porcine circovirus type 2. Swine vaccines also benefited from continued demand in South America for Improvac/Improvest, a product that reduces boar taint without the need for surgical castration. Additionally, marketing initiatives focused on legacy KAH products drove increased demand for poultry medicated feed additives in Brazil. Results were partially offset by the slowdown of the cattle market in Brazil due to increased competition and reduced margins for cattle producers. Additionally, certain markets within the region were impacted by the North American drought.

•

Companion animal product revenue growth was attributable to canine vaccines especially in Brazil. Parasiticides performed well across the region, particularly in Canada due to a temporary competitor supply disruption and an extended flea and tick season caused by unusually warm weather.

Additionally, segment revenues were unfavorably impacted by foreign exchange, which decreased revenues by approximately $61 million or 7%.

APAC Operating Segment

APAC segment revenues increased by $53 million, or 8%, in 2012 compared to 2011. Operational revenue growth was $53 million, or 8%, of which approximately $30 million resulted from growth in livestock products and approximately $23 million resulted from growth in companion animal products.

•

Livestock product revenues were favorably impacted by the launch of an improved formulation of a swine vaccine that prevents porcine circovirus type 2, particularly in Southeast Asia, as well as growth in China, Australia and Japan. Increased sales force presence in China drove growth in premium priced swine products. Australia experienced growth in the dairy cattle segment due to higher sales of intramammary products. Revenues in Japan were also driven by broad growth in the poultry portfolio.

•

Companion animal product revenues benefited from promotional campaigns in Japan and the resulting increased adoption of Zoetis’s products into veterinarian treatment protocols. Australia benefited from growth in parasiticides as a result of focused sales force efforts that drove demand for these products. China experienced growth in canine vaccines due to expansion of the sales organization.

Additionally, segment revenues were unfavorably impacted by foreign exchange, which decreased revenues by approximately $8 million or 1%.

2011 vs. 2010

U.S. Operating Segment

U.S. segment revenues increased by $275 million, or 20%, in 2011 compared to 2010. Operational revenue growth was $89 million, or 7%, of which approximately $65 million resulted from growth in livestock products and approximately $24 million resulted from growth in companion animal products.

•

Livestock product revenue growth was in large part due to increased demand for anti-infectives in cattle and swine as a result of new promotional campaigns focused on superior efficacy supported by economic outcomes studies, as well as general growth in the cattle market. Cattle vaccine growth was driven by FDA approvals for new treatment indications. Additionally, the re-launch of Inovocox, a poultry vaccine, contributed to growth.

•

Companion animal product revenue growth was primarily attributable to Rimadyl, an anti-inflammatory, Convenia, a single-injection anti-infective, and canine respiratory vaccines. In addition, Zoetis benefited from the full year impact of contracts signed with large veterinary clinic networks during 2010.

Segment revenues were also favorably impacted by the inclusion of $186 million, or 13%, from the acquisition of KAH.

EuAfME Operating Segment

EuAfME segment revenues increased by $124 million, or 12%, in 2011 compared to 2010. Operational revenue growth in the EuAfME operating segment was $31 million, or 3%, of which approximately $13 million resulted from growth in livestock products and approximately $18 million resulted from growth in companion animal products. Adverse macroeconomic conditions throughout Western Europe negatively impacted growth rates for both livestock and companion animal product sales.

•

Livestock product revenues were driven by emerging markets, including Turkey, Russia and North Africa, due to strong demand for animal health products used in swine and poultry production. Additionally, growth was driven by Draxxin, a premium anti-infective used in cattle and swine. Livestock product revenues were negatively impacted by $22 million due to the loss of government subsidies of a FDAH product in France, Germany and Spain for the eradication of blue tongue virus in cattle and sheep.

•

Companion animal product revenue growth was primarily driven by increased use of Convenia and Clavamox across the region, and by other anti-infective medicines in Germany, France and emerging markets. Increases in vaccine utilization drove additional growth in the UK and emerging markets.

Segment revenues were also favorably impacted by the inclusion of $59 million, or 6%, from the acquisition of KAH. Additionally, revenues were favorably impacted by 3% due to foreign exchange.

CLAR Operating Segment

CLAR segment revenues increased by $124 million, or 19%, in 2011 compared to 2010. Operational revenue growth was $56 million, or 9%, of which approximately $38 million resulted from growth in livestock products and approximately $18 million resulted from growth in companion animal products.

•

Livestock product revenue growth was driven by the demand for Improvac/Improvest, a product that reduces boar taint without the need for surgical castration, in Brazil and Colombia. Growth also resulted from the implementation of marketing initiatives in Brazil and Mexico, which increased demand for Draxxin and Lincospectin for cattle and poultry, respectively, across the region.

•	Companion animal product revenue growth was driven by the demand for canine vaccines, primarily in Brazil and other emerging Latin America markets, and demand for parasiticides in Brazil and Canada.

Segment revenues were also favorably impacted by the inclusion of $49 million, or 7%, from the acquisition of KAH and were negatively impacted by government-mandated divestitures in 2011 related to the acquisition of FDAH, which decreased revenues by 1%. Additionally, revenues were favorably impacted by 4% due to foreign exchange.

APAC Operating Segment

APAC segment revenues increased $128 million, or 25%, in 2011 compared to 2010. Operational revenue growth in the APAC operating segment was $63 million, or 12%, of which approximately $38 million resulted from growth in livestock products and approximately $25 million resulted from growth in companion animal products.

•

Livestock product revenue growth was broad-based, driven by both developed and emerging markets. Sales organization investments in China and India further accelerated growth in anti-infectives and vaccines in these two countries. Growth also continued in sheep and cattle vaccines in Australia.

•	Companion animal product revenue growth was impacted by broad-based demand for parasiticides, canine vaccines and anti-infectives due to favorable market conditions in developed and emerging markets.

Segment revenues were also favorably impacted by the inclusion of $35 million, or 7%, from the acquisition of KAH and were negatively impacted by government-mandated divestitures in 2011 related to the acquisition of FDAH, which decreased revenues by 2%. Additionally, revenues were favorably impacted by 8% due to foreign exchange.

Costs and Expenses

Cost of Sales

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Cost of sales(a)	$416	$378	10	$818	$771	6	$1,563	$1,652	$1,444	(5)	14
% of revenues	37%	34%		37%	36%		36%	39%	40%

Certain	amounts and percentages may reflect rounding adjustments.
(a)	Allocation of corporate enabling functions was $3 million in the first quarter of 2013. There were no allocated expenses in the second quarter of 2013. Allocation of corporate enabling functions was $0 million and $1 million in the three and six months ended July 1, 2012, respectively. Allocation of corporate enabling functions was: $1 million in 2012, $3 million in 2011, and $6 million in 2010.

Three Months ended June 30, 2013 vs. three months ended July 1, 2012

Cost of sales increased by $38 million, or 10%, in the second quarter of 2013 compared to the second quarter of 2012, primarily as a result of:

•	revenue growth and product mix;

•

additional one-time costs of $13 million related to becoming a standalone public company, including expense of $2 million due to the accelerated vesting of certain Pfizer equity awards and associated cash payments, as a result of the Separation; and

•	higher costs associated with certain manufacturing agreements related to government-mandated divestitures from prior acquisitions,

partially offset by:

•	operational efficiencies and related savings.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Cost of sales increased by $47 million, or 6%, in the first six months of 2013 compared to the first six months of 2012, primarily as a result of:

•	revenue growth;

•

additional one-time costs of $15 million related to becoming a standalone public company, including expense of $2 million due to the accelerated vesting of certain Pfizer equity awards and associated cash payments, as a result of the Separation; and

•	higher costs associated with certain manufacturing agreements related to government-mandated divestitures from prior acquisitions,

partially offset by:

•	operational efficiencies and related savings; and

•	lower employee benefit costs due to the termination of the defined benefit pension plan for U.S. employees.

2012 vs. 2011

Cost of sales decreased $89 million, or 5%, in 2012 compared to 2011, primarily as a result of:

•

the non-recurrence of approximately $24 million of incremental purchase accounting charges in 2011 reflecting the fair value adjustments to inventory acquired from KAH that was subsequently sold in 2011;

•	the non-recurrence of a $12 million inventory write-off in 2011 related to suspended sales of 3-Nitro;

•	favorable product mix;

•	increased operational efficiencies and savings associated with margin improvement initiatives, including plant network optimization, yield improvements and overall cost reductions; and

•	favorable foreign exchange,

partially offset by:

•	operational revenue growth; and

•	the inclusion of an incremental one month of U.S. and two months of international KAH operations.

2011 vs. 2010

Cost of sales increased $208 million, or 14%, in 2011 compared to 2010, primarily as a result of:

•

the addition of approximately $200 million in costs associated with KAH products inclusive of incremental purchase accounting charges of $24 million reflecting the fair value adjustments to inventory acquired from KAH that was subsequently sold;

•	operational revenue growth; and

•	unfavorable product mix between Zoetis’s legacy portfolio and KAH portfolio,

partially offset by:

•	increased operational efficiencies and savings associated with margin improvement initiatives, including plant network optimization, yield improvements and overall cost reductions.

Selling, General and Administrative Expenses

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Selling, general and administrative expenses(a)	$399	$344	16	$756	$682	11	$1,470	$1,453	$1,382	1	5
% of revenues	36%	31%		34%	32%		34%	34%	39%

Certain	amounts and percentages may reflect rounding adjustments.
(a)	Allocation of corporate enabling functions was $24 million in the first quarter of 2013. There were no allocated expenses in the second quarter of 2013. Allocation of corporate enabling functions was $60 million and $123 million in the three and six months ended July 1, 2012, respectively. Allocation of corporate enabling functions was: $254 million in 2012, $268 million in 2011 and $260 million in 2010.

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

SG&A expenses increased by $55 million, or 16%, in the second quarter of 2013 compared to the second quarter of 2012, primarily as a result of:

•

additional one-time costs of $60 million related to becoming a standalone public company, including expense of $25 million due to the accelerated vesting of certain Pfizer equity awards and associated cash payments, as a result of the Separation; and

•	the cost of initiatives to increase sales in certain emerging markets,

partially offset by:

•	lower employee benefit costs due to the termination of the defined benefit pension plan for U.S. employees; and

•	favorable foreign exchange.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

SG&A expenses increased by $74 million, or 11%, in the first six months of 2013 compared to the first six months of 2012, primarily as a result of:

•

additional one-time costs of $92 million related to becoming a standalone public company, including expense of $25 million due to the accelerated vesting of certain Pfizer equity awards and associated cash payments, as a result of the Separation; and

•	the cost of initiatives to increase sales in certain emerging markets,

partially offset by:

•	lower employee benefit costs due to the termination of the defined benefit pension plan for U.S. employees; and

•	favorable foreign exchange.

2012 vs. 2011

SG&A expenses increased by $17 million, or 1%, in 2012 compared to 2011, primarily as a result of:

•	the inclusion of an incremental one month of U.S. and two months of international KAH operations;

•	initiatives to increase Zoetis’s direct sales and marketing presence in certain emerging markets; and

•	additional costs associated with the build-up of Zoetis’s capabilities as a standalone company,

partially offset by:

•	reductions in costs due to both acquisition-related synergies and cost reduction initiatives; and

•	favorable foreign exchange.

2011 vs. 2010

SG&A expenses increased $71 million, or 5%, in 2011 compared to 2010, primarily as a result of:

•	the addition of KAH operations, eleven months in the United States and ten months internationally; and

•	initiatives to increase Zoetis’s direct sales and marketing presence in certain emerging markets,

partially offset by:

•	reductions in costs due to both acquisition-related synergies and cost reduction initiatives.

Research and Development Expenses

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Research and development expenses(a).	$95	$92	3	$185	$194	(5)	$409	$427	$411	(4)	4
% of revenues	9%	8%		8%	9%		9%	10%	11%

Certain amounts and percentages may reflect rounding adjustments.

(a)	Allocation of corporate enabling functions was $13 million and $28 million in the three and six months ended July 1, 2012, respectively. Allocation of corporate enabling functions was: $55 million in 2012, $64 million in 2011 and $79 million in 2010.

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

R&D expenses increased by $3 million, or 3%, in the second quarter of 2013 compared to the second quarter of 2012, primarily as a result of:

•	additional one-time costs of $4 million due to the accelerated vesting of certain Pfizer equity awards and associated cash payments, as a result of the Separation,

partially offset by:

•	lower employee benefit costs due to the termination of the defined benefit pension plan for U.S. employees.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

R&D expenses decreased by $9 million, or 5%, in the first six months of 2013 compared to the first six months of 2012, primarily as a result of:

•	the nonrecurrence of depreciation expense incurred in 2012 related to the closing of an R&D facility in the U.K.; and

•	lower employee benefit costs due to the termination of the defined benefit pension plan for U.S. employees,

partially offset by:

•	additional one-time costs of $4 million due to the accelerated vesting of certain Pfizer equity awards and associated cash payments, as a result of the Separation.

2012 vs. 2011

R&D expenses decreased $18 million, or 4%, in 2012 compared to 2011, primarily as a result of:

•	a decreased allocation of enabling functions; and

•	a decrease in depreciation related to the closing of an R&D facility in the UK.

2011 vs. 2010

R&D expenses increased $16 million, or 4%, in 2011 compared to 2010, primarily as a result of $19 million in additional depreciation related to the closing of an R&D facility in the UK. Also, an incremental $10 million of R&D expenses from the acquisition of KAH and the acquisition of a diagnostics business (in December 2010) contributed to the increase in R&D expenses. These expenses were partially offset by reductions in costs due to acquisition-related synergies and cost reduction initiatives.

Amortization of Intangible Assets

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Amortization of intangible assets	$15	$16	(6)	$30	$32	(6)	$64	$69	$58	(7)	19

Certain amounts and percentages may reflect rounding adjustments.

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

Amortization of intangible assets decreased by $1 million, or 6%, in the second quarter of 2013 compared to the second quarter of 2012.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Amortization of intangible assets decreased by $2 million, or 6%, in the first six months of 2013 compared to the first six months of 2012.

2012 vs. 2011

Amortization of intangible assets decreased $5 million, or 7%, in 2012 compared to 2011, which reflects the impact of impairments taken in 2012 and 2011.

2011 vs. 2010

Amortization of intangible assets increased $11 million, or 19%, in 2011 compared to 2010, primarily as a result of the addition of finite-lived intangible assets acquired as part of Pfizer’s acquisition of KAH.

Restructuring Charges and Certain Acquisition-Related Costs

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Restructuring charges and certain acquisition-related costs(a)	$(20)	$24	*	$(13)	$49	*	$135	$154	$202	(12)	(24)

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

(a)	Allocation of Restructuring charges and certain acquisition-related costs from Pfizer was: $57 million in 2012, $70 million in 2011 and $104 million in 2010. Allocation of Restructuring charges and certain acquisition-related costs was $17 million and $35 million in the three and six months ended July 1, 2012, respectively.

Zoetis has incurred significant direct costs for restructuring and integrating acquired businesses, such as KAH on January 31, 2011 and FDAH on October 15, 2009, among others, and in connection with Zoetis’s ongoing cost reduction/productivity initiatives.

Zoetis’s acquisition-related costs primarily related to restructuring charges for employees, assets and activities that will not continue in the combined company. The majority of these charges, or reversals, are related to termination costs, but Zoetis also exited a number of distributor and other contracts and performed some facility rationalization efforts. Zoetis’s integration costs are generally comprised of consulting costs related to the integration of systems and processes.

The costs associated with our cost reduction/productivity initiatives are predominantly termination costs associated with plant closings initiated by Pfizer’s manufacturing division, as well as termination costs associated with reorganization of our commercial operations in Europe. These cost reduction/productivity initiatives are ongoing.

For additional information regarding restructuring charges and acquisition-related costs, see Note 5 to Zoetis’s December 31, 2012 combined financial statements and Note 5 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements.

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

Restructuring charges and certain acquisition-related costs decreased by $44 million, primarily as a result of a $27 million decrease in employee termination costs relating to the reversal of a previously established termination reserve related to our operations in Europe, and the nonrecurrence of allocated charges from Pfizer.

The aforementioned termination reserve was established when Zoetis was a business unit of Pfizer. As a result of becoming a standalone public company (no longer being a majority owned subsidiary of Pfizer) and related economic consideration, we revisited this restructuring action and decided to no longer implement this restructuring plan. As such, we reversed the existing reserve and will record a new restructuring charge when a revised plan is completed and communicated to the affected employees. Our current expectation is that the new restructuring charge will be significantly less than the original plan and will be estimable prior to the end of the current year.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Restructuring charges and certain acquisition-related costs decreased by $62 million, or 127%, primarily as a result of a $27 million decrease in employee termination expenses related to the reversal of a previously established termination reserve related to our operations in Europe, as described above, and the nonrecurrence of allocated charges from Pfizer.

2012 vs. 2011

Restructuring charges and certain acquisition-related costs decreased $19 million, or 12%, primarily as a result of:

•	a $24 million decrease in integration costs primarily related to the KAH acquisition; and

•

a net $5 million decrease in employee termination expenses which resulted from lower acquisition-related terminations and the reversal of a termination reserve upon sale of a manufacturing plant, partially offset by an increase in termination costs associated with cost reduction/productivity initiatives primarily related to Zoetis’s operations in Europe, partially offset by:

•	a $7 million increase in asset impairment charges primarily from the allocation of the impairment of a Pfizer facility; and

•	a $5 million increase in exit costs primarily from the allocation of the costs incurred to exit certain Pfizer facilities.

2011 vs. 2010

Restructuring charges and certain acquisition-related costs decreased $48 million, or 24%, in 2011 compared to 2010, primarily as a result of lower integration and restructuring costs related to the KAH acquisition in 2011 and the integration and restructuring costs related to FDAH in 2010 as the FDAH acquisition was significantly larger and more complex than the KAH acquisition.

Other (Income)/Deductions—Net, Including Interest Expense

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Other (income)/ deductions—net	$22	$(12)	*	$49	$(10)	*	$(15)	$84	$(93)	*	*

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

In the following discussion, interest expense has been included in the caption Other (income)/deductions-net. For the six months ended June 30, 2013 and July 1, 2012, interest expense was a separate line item on the statements of income in the unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus.

Interest expense related to allocated debt was $2 million and $16 million, for the six months ended June 30, 2013 and July 1, 2012, respectively. Interest expense related to allocated debt was $31 million, $36 million and $37 million for the years ended December 31, 2012, 2011 and 2010, respectively. Total interest expense was $54 million for the six months ended June 30, 2013 and $16 million for the six months ended July 1, 2012. The increase of $38 million in the first six months of 2013 compared to the first six months of 2012 was primarily due to the issuance of Zoetis’s senior notes on January 28, 2013. Interest expense related to the senior notes offering, including debt discount and fees, was $52 million in the first six months of 2013.

For additional information about Other (income)/deductions—net, see Note 6 to Zoetis’s December 31, 2012 combined financial statements and Note 6 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements, each of which is included elsewhere in this prospectus.

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

The change in Other (income)/deductions—net reflects an unfavorable impact of $10 million on income attributable to Zoetis in the second quarter of 2013 compared to the second quarter of 2012, primarily as a result of:

•

the nonrecurrence of income from a favorable legal settlement related to an intellectual property matter of $14 million and a change in estimate for an environmental-related reserve due to a favorable settlement of $7 million in the second quarter of 2012, partially offset by:

•	a net gain of $6 million on asset disposals associated with government-mandated divestitures.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

The change in Other (income)/deductions—net reflects an unfavorable impact of $21 million on income attributable to Zoetis in the first six months of 2013 compared to the first six months of 2012, primarily as a result of:

•

the nonrecurrence of income from a favorable legal settlement related to an intellectual property matter of $14 million and a change in estimate for an environmental-related reserve due to a favorable settlement of $7 million; and

•	foreign currency loss of $9 million related to the Venezuela currency devaluation in February 2013,

partially offset by:

•	a net gain of $6 million on asset disposals associated with government-mandated divestitures.

2012 vs. 2011

The change in Other (income)/deductions—net reflects a favorable impact of $99 million on income attributable to Zoetis in 2012 compared to 2011, primarily as a result of:

•	lower asset impairment charges of identifiable intangible assets of approximately $64 million. See Note 6 to Zoetis’s combined financial statements included elsewhere in this prospectus; and

•	a favorable $14 million settlement in 2012 regarding an intellectual property matter, as well as a $7 million favorable change in an estimate for an environmental-related reserve.

2011 vs. 2010

The change in Other (income)/deductions—net reflects an unfavorable impact of $177 million on income attributable to Zoetis in 2011 compared to 2010, primarily as a result of:

•	the non-recurrence of net gains of $104 million on asset disposals included in 2010 on government-mandated divestitures in connection with the acquisition of FDAH; and

•	asset impairment charges of identifiable intangible assets of $69 million.

Provision for Taxes on Income

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Provision for taxes on income	$59	$79	(25)	$111	$138	(20)	$274	$146	$67	88	118
Effective tax rate	31.6%	31.3%		29.3%	32.6%		38.6%	37.1%	37.6%

Certain amounts and percentages may reflect rounding adjustments.

The income tax provision in the combined statements of income prior to the IPO has been calculated as if Zoetis filed a separate tax return and includes tax costs and benefits, such as uncertain tax positions, repatriation decisions and audit settlements, among others.

During the third quarter of 2012, Pfizer reached a settlement with the U.S. Internal Revenue Service (the “IRS”) with respect to the audits of the Pfizer Inc. tax returns for the years 2006 through 2008. The settlement resulted in an income tax benefit to Zoetis of approximately $29.3 million, representing tax and interest.

During the first quarter of 2011, Pfizer reached a settlement with the IRS with respect to the audits of the Wyeth tax returns for the years 2002 through 2005. The settlement resulted in an income tax benefit to Zoetis of approximately $9.5 million, representing tax and interest.

During the fourth quarter of 2010, Pfizer reached a settlement with the IRS related to issues Pfizer had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The settlement resulted in an income tax benefit to Zoetis of approximately $33.4 million, representing tax and interest.

For more information, see Note 7A to Zoetis’s December 31, 2012 combined financial statements and Note 7 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Three Months Ended June 30, 2013 vs. Three Months Ended July 1, 2012

The effective tax rate was 31.6% for the second quarter of 2013, compared to 31.3% for the second quarter of 2012. The higher effective tax rate for the second quarter of 2013 compared to the second quarter of 2012 was primarily due to the impact of the non-deductibility and jurisdictional mix of certain costs incurred during the quarter related to becoming a standalone public company, partially offset by:

•	incentive tax rulings in Belgium, effective December 1, 2012, and Singapore, effective October 29, 2012, and

•	changes in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs.

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

The effective tax rate was 29.3% for the first six months of 2013, compared to 32.6% for the first six months of 2012. The lower effective tax is primarily due to:

•	the aforementioned incentive tax rulings and changes in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, and

•	a $2 million discrete income tax benefit during the first quarter of 2013 related to the 2012 U.S. research and development tax credit which was retroactively extended on January 3, 2013;

partially offset by:

•	the aforementioned impact of non-deductibility and jurisdictional mix of certain costs incurred during the second quarter related to becoming a standalone public company.

2012 vs. 2011

The higher effective tax rate in 2012 compared to 2011 is primarily due to:

•

the change in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs. The jurisdictional mix of earnings can vary as a result of repatriation decisions and as a result of operating fluctuations in the normal course of business, the impact of non-deductible items and the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on asset divestitures;

•	the tax cost related to changes in uncertain tax positions, see Note 7C to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus;

•

the non-recurrence of the aforementioned $9.5 million reduction in tax benefits, representing tax and interest, which were recorded as a result of the favorable tax audit settlement pertaining to prior years; and

•	the expiration of the research and development tax credit on December 31, 2011,

partially offset by:

•

the tax benefit resulting from the aforementioned $29.3 million settlement in 2012 and international tax benefits of approximately $2.7 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and from the lapse of certain statutes of limitations.

2011 vs. 2010

The lower effective tax rate in 2011 compared to 2010 is primarily due to:

•

the change in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs. The jurisdictional mix of earnings can vary as a result of repatriation decisions and as a result of operating fluctuations in the normal course of business, the impact of non-deductible items and the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on asset divestitures;

•	the aforementioned $9.5 million in tax benefits, representing tax and interest, which were recorded as a result of the favorable tax audit settlement pertaining to prior years; and

•

the non-recurrence of the write-off of a deferred tax asset of approximately $21.3 million in 2010 to record the impact of the U.S. healthcare legislation concerning the tax treatment of the Medicare Part D subsidy for retiree prescription drug coverage, partially offset by:

•	the non-recurrence of the aforementioned $33.4 million in tax benefits, representing tax and interest, which were recorded as a result of the favorable tax audit settlement pertaining to prior years.

On January 3, 2013, the President of the United States signed into law the American Taxpayer Relief Act of 2012 (the “2012 Act”), which extends the U.S. research and development tax credit for tax years 2012 and 2013, as well as other provisions. Given the enactment date of the 2012 Act, the 2012 Act had no impact on Zoetis’s 2012 results. The impact in 2013 was the $2 million discrete income tax benefit noted above.

Adjusted Net Income

General Description of Adjusted Net Income (a non-GAAP financial measure)

Adjusted net income is an alternative view of performance used by management, and Zoetis believes that investors’ understanding of Zoetis’s performance is enhanced by disclosing this performance measure. Zoetis reports adjusted net income to portray the results of Zoetis’s major operations, the discovery, development, manufacture and commercialization of animal health medicine and vaccine products, prior to considering certain income statement elements. Adjusted net income has been defined as net income attributable to Zoetis before the impact of purchase accounting adjustments, acquisition-related costs and certain significant items. The adjusted net income measure is not, and should not be viewed as, a substitute for U.S. GAAP reported net income attributable to Zoetis.

The adjusted net income measure is an important internal measurement for Zoetis. Zoetis’s overall performance on this basis is measured in conjunction with other performance metrics. The following are examples of how the adjusted net income measure is utilized:

•	senior management receives a monthly analysis of Zoetis’s operating results that is prepared on an adjusted net income basis;

•	Zoetis’s annual budgets are prepared on an adjusted net income basis; and

•	other goal setting and performance measurements.

Despite the importance of this measure to management in goal setting and performance measurement, adjusted net income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, adjusted net income, unlike U.S. GAAP net income, may not be comparable to the calculation of similar measures of other companies. Adjusted net income is presented to permit investors to more fully understand how management assesses performance.

It is also recognized that, as an internal measure of performance, the adjusted net income measure has limitations, and Zoetis’s performance-management process is not restricted solely to this metric. A limitation of the adjusted net income measure is that it provides a view of Zoetis’s operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and does not provide a comparable view of Zoetis’s performance to other companies. Zoetis also uses other specifically tailored tools designed to achieve the highest levels of performance.

Purchase Accounting Adjustments

Adjusted net income is calculated prior to considering certain significant purchase accounting impacts that result from business combinations and net asset acquisitions. These impacts, primarily associated with the Pharmacia Animal Health business (acquired in 2003), FDAH (acquired in 2009) and KAH (acquired in 2011), include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets and depreciation related to the increase/decrease to fair value of the acquired fixed assets. Therefore, the adjusted net income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

While certain purchase accounting adjustments can occur through 20 or more years, this presentation provides an alternative view of Zoetis’s performance that is used by management to internally assess business performance. Zoetis believes the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of Zoetis’s business results by providing a degree of parity to internally developed intangible assets for which R&D costs previously have been expensed.

A completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through adjusted net income. These components of adjusted net income are derived solely from the impact of the items listed above. Zoetis has not factored in the impact of any other differences in experience that might have occurred if Zoetis had discovered and developed those intangible assets on its own, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, Zoetis’s R&D costs in total, and in the periods presented, may have been different; Zoetis’s speed to commercialization and resulting revenues, if any, may have been different; or Zoetis’s costs to manufacture may have been different. In addition, Zoetis’s marketing efforts may have been received differently by Zoetis’s customers. As such, in total, there can be no assurance that Zoetis’s adjusted net income amounts would have been the same as presented had Zoetis discovered and developed the acquired intangible assets.

Acquisition-Related Costs

Adjusted net income is calculated prior to considering transaction, integration, restructuring and additional depreciation costs associated with significant business combinations or net-asset acquisitions because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate certain businesses as a result of the acquisition decision. Zoetis has made no adjustments for the resulting synergies.

Zoetis believes that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in a business combination result primarily from the need to eliminate duplicate assets, activities or employees––a natural result of acquiring a fully integrated set of activities. For this reason, Zoetis believes that the costs incurred to convert disparate systems, to close duplicative facilities or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in the ordinary course of business.

The integration and restructuring costs associated with a business combination may occur over several years, with the more significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the regulated nature of the animal health medicines and vaccines business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA and/or other regulatory authorities.

Certain Significant Items

Adjusted net income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of Zoetis’s ongoing business; items that, either as a result of their nature or size, Zoetis would not expect to occur as part of Zoetis’s normal business on a regular basis; items that would be nonrecurring; or items that relate to products that Zoetis no longer sells. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to Zoetis’s non-acquisition-related cost-reduction and productivity initiatives; amounts related to disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; certain intangible asset impairments; costs related to becoming a standalone public company; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; or charges related to legal matters. See Note 16 to Zoetis’s December 31, 2012 combined financial statements and Note 15 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus. Zoetis’s normal, ongoing defense costs or settlements of and accruals on legal matters made in the normal course of its business would not be considered certain significant items.

Reconciliation and Detailed Descriptions

A reconciliation of net income attributable to Zoetis, as reported under U.S. GAAP, to non-GAAP adjusted net income follows:

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
GAAP Reported net income attributable to Zoetis	$128	$173	(26)	$268	$284	(6)	$436	$245	$110	78	*
Purchase accounting adjustments—net of tax	9	8	13	17	17	—	35	55	103	(36)	(47)
Acquisition-related costs—net of tax	6	10	(40)	10	19	(47)	34	78	145	(56)	(46)
Certain significant items—net of tax	35	(15)	*	62	8	*	34	125	(83)	(73)	*

Non-GAAP adjusted net income(a)	$178	$176	1	$357	$328	9	$539	$503	$275	7	83

Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.
(a)	The effective tax rate on adjusted pretax income is 29.4% and 33.8% for the second quarter of 2013 and 2012, respectively, and 29.2% and 33.5% in the first six months of 2013 and 2012, respectively, and 40.8%, 34.3% and 39.9% for full year 2012, 2011 and 2010, respectively. The lower effective tax rate in the first six months of 2013 compared to the first six months of 2012 is due to incentive tax rulings in Belgium, effective December 1, 2012, and Singapore, effective October 29, 2012, as well as changes in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs. In addition, we recognized a $2 million discrete income tax provision benefit during the first quarter of 2013 related to the 2012 U.S. research and development tax credit which was retroactively extended on January 3, 2013. The higher effective tax rate in 2012 compared to 2011 is due to an increase in tax cost related to changes in uncertain tax positions, the non-recurrence of approximately $9.5 million in tax benefits, representing tax and interest, which were recorded as a result of a favorable tax audit settlement pertaining to prior years, and the expiration of the U.S. research and development tax credit; partially offset by international tax benefits of approximately $2.7 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and from the expiration of certain statutes of limitations.

The following table provides a reconciliation of reported diluted EPS, as reported under U.S. GAAP, and non-GAAP adjusted diluted EPS:

	Three Months Ended		% Change	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Earnings per share—diluted(a)(b):
GAAP Reported net income attributable to Zoetis	$0.26	$0.35	(26)	$0.54	$0.57	(5)	$0.87	$0.49	$0.22	78	*
Purchase accounting adjustments—net of tax	0.02	0.02	—	0.03	0.03	—	0.07	0.11	0.21	(36)	(48)
Acquisition-related costs—net of tax	0.01	0.02	(50)	0.02	0.04	(50)	0.07	0.16	0.29	(56)	(45)
Certain significant items—net of tax	0.07	(0.03)	*	0.12	0.02	*	0.07	0.25	(0.17)	(72)	*

Non-GAAP adjusted net income(a)	$0.36	0.35	3	$0.71	$0.66	8	$1.08	$1.01	$0.55	7	84

Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.
(a)	The weighted average shares outstanding for diluted earnings per share for all periods presented prior to the IPO were calculated using an aggregate of 500 million shares of Zoetis Class A common stock and Zoetis Class B common stock outstanding, which was the number of Zoetis Inc. shares outstanding at the time of the IPO. For the six months ended June 30, 2013, diluted earnings per share was computed using the weighted-average common shares outstanding during the period plus the common stock equivalents related to stock options and RSUs. There were no Zoetis RSUs, stock options or performance shares outstanding prior to the IPO.
(b)	EPS amounts may not add due to rounding.

Adjusted net income includes the following charges for each of the periods presented:

	Three Months Ended		Six Months Ended		Year Ended December 31,
(Millions of Dollars)	June 30 2013	July 1, 2012	June 30, 2013	July 1, 2012	2012	2011	2010
Interest	$32	$8	$54	$16	$31	$36	$37
Taxes	74	90	147	166	372	264	183
Depreciation	34	33	69	52	119	117	103
Amortization	4	6	8	10	18	20	19

Adjusted net income, as shown above, excludes the following items:

	Three Months Ended		Six Months Ended		Year Ended December 31,
(Millions of Dollars)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012	2012	2011	2010
Purchase accounting adjustments:
Amortization and depreciation(a)	$12	$12	$23	$24	$48	$48	$41
Cost of sales(b)	1	1	2	2	4	34	107

Total purchase accounting adjustments—pretax	13	13	25	26	52	82	148
Income taxes(c)	4	5	8	9	17	27	45

Total purchase accounting adjustments—net of tax	9	8	17	17	35	55	103

Acquisition-related costs:(d)
Transaction costs(e)	—	—	—	—	—	2	1
Integration costs(f)	10	12	14	21	47	71	92
Restructuring charges(e)	(1)	1	1	3	(4)	41	107
Additional depreciation—asset restructuring(g)	—	2	—	5	10	8	17

Total acquisition-related costs—pretax	9	8	15	29	53	122	217
Income taxes(c)	3	5	5	10	19	44	72

Total acquisition-related costs—net of tax	6	101	10	19	34	78	145

Certain significant items:(h)
Restructuring charges(i)	(27)	11	(26)	25	92	40	2
Implementation costs and additional depreciation—asset restructuring(g)	1	1	3	11	23	22	—
Certain asset impairment charges(j)	—	—	1	—	—	69	—
Inventory write-off (in Cost of sales)	—	—	—	—	—	12	13
Net gains on sale of assets(j)	(6)	—	(6)	—	—	—	(104)
Stand-up costs(k)	77	—	111	—	—	—	—
Other(l)	(2)	(26)	2	(19)	(19)	29	5

Total certain significant items—pretax	43	(14)	85	17	96	172	(84)
Income taxes(c)	8	1	23	9	62	47	(1)

Total certain significant items—net of tax	35	(15)	62	8	34	125	(83)

Total purchase accounting adjustments, acquisition-related costs, and certain significant items—net of tax	$50	$3	$89	$44	$103	$258	$165

Certain amounts and percentages may reflect rounding adjustments.

(a)	Amortization and depreciation expense related to purchase accounting adjustments with respect to identifiable intangible assets and property, plant and equipment were distributed as follows in the first six months of 2013, in the first six months of 2012, and in the years ended December 31, 2012, 2011 and 2010, respectively: $23 million, $25 million, $49 million, $49 million and $41 million in Amortization of intangible assets; $0 million, $0 million, $0 million, $1 million and $0 million in Research and development expenses; $0 million, $1 million, $1 million income, $2 million income and $0 million in Selling, general and administrative expenses.
(b)	Depreciation expense included in Cost of Sales. Also includes fair value adjustments of acquired inventory of $24 million and $85 million in 2011 and 2010, respectively.
(c)

Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pretax amounts and applying that jurisdiction’s applicable tax rate. In addition, income taxes for the year ended December 31, 2012 includes a

$29.3 million tax benefit recorded in the third quarter and for the year ended December 31, 2010 includes a $33.4 million tax benefit recorded in the fourth quarter, both as a result of settlements of certain audits. See Note 7A to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus for more information.
(d)	Acquisition-related costs were distributed as follows in the first six months of 2013, in the first six months of 2012 and in the years ended December 31, 2012, 2011 and 2010, respectively: $2 million, $5 million, $9 million, $6 million and $0 million in Cost of sales; $0 million, $0 million, $1 million, $3 million and $17 million in Selling, general and administrative expenses; $0 million, $0 million, $0 million, $1 million income and $0 million in Other (income)/deductions—net; $13 million, $24 million, $43 million, $114 million and $200 million in Restructuring charges and certain acquisition-related costs.
(e)	Included in Restructuring charges and certain acquisition-related costs. See Note 5 to Zoetis’s December 31, 2012 combined financial statements and Note 5 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus for more information.
(f)	Integration costs were distributed as follows in the first six months of 2013, in the first six months of 2012, and in the years ended December 31, 2012, 2011 and 2010, respectively: $2 million, $0 million, $0 million, $0 million, $0 million in Costs of Sales, and $12 million, $21 million, $47 million, $71 million and $92 million in Restructuring charges and certain acquisition-related costs.
(g)	Amounts primarily relate to Zoetis’s cost-reduction/productivity initiatives and amounts in acquisition-related costs relate to Zoetis’s acquisition activity. See Note 5 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus for more information.
(h)	Certain significant items were distributed as follows in the first six months of 2013, in the first six months of 2012 and in the years ended December 31, 2012, 2011 and 2010, respectively: $16 million, $6 million income, $1 million, $31 million and $19 million in Cost of sales; $95 million, $1 million, $18 million, $5 million and $0 million in Selling, general and administrative expenses; $4 million, $10 million, $10 million, $19 million and $0 million in Research and development expenses; $4 million income, $13 million income, $25 million income, $77 million and $105 million income in Other (income)/deductions—net; $26 million income, $25 million, $92 million, $40 million and $2 million in Restructuring charges and certain acquisition-related costs.
(i)	Represents restructuring charges incurred for Zoetis’s cost-reduction/productivity initiatives. Included in Restructuring charges and certain acquisition-related costs. See Note 5 to Zoetis’s December 31, 2012 combined financial statements and Note 5 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus for more information.
(j)	Included in Other (income)/deductions—net. See Note 6 to Zoetis’s December 31, 2012 combined financial statements and Note 6 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus for more information.
(k)	Certain nonrecurring costs related to becoming a standalone public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, accelerated vesting and associated cash payment related to certain Pfizer equity awards, and certain legal registration and patent assignment costs, which were distributed as follows in the first six months of 2013, in the first six months of 2012 and in the years ended December 31, 2012, 2011 and 2010, respectively: $15 million, $0 million, $0 million, $0 million and $0 million in Cost of sales; $92 million, $0 million, $0 million, $0 million and $0 million in Selling, general and administrative expenses, and $4 million, $0 million, $0 million, $0 million and $0 million in Research and development expenses.
(l)	For the first six months of 2012, primarily relates to income related to a favorable legal settlement for an intellectual property matter of $14 million and income due to a change in estimate related to transitional manufacturing purchase agreements associated with divestitures of $5 million. For the year ended December 31, 2012, primarily represents income from a favorable legal settlement related to an intellectual property matter of $14 million income and a change in estimate with respect to transitional manufacturing agreements associated with divestitures of $4 million income. See Note 6 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Zoetis’s Financial Guidance for 2013

Zoetis’s financial guidance for 2013 is summarized below:

Selected Line Items
Revenues	$4,425 to $4,525 million
Adjusted cost of sales as a percentage of revenues(a)	35% to 36%
Adjusted SG&A expenses(a)	$1,385 to $1,435 million
Adjusted R&D expenses(a)	$385 to $415 million
Adjusted interest expense(a)	Approximately $115 million
Adjusted other (income)/deductions(a)	Approximately $20 million income
Effective tax rate on adjusted net income(a)	Approximately 29.5%
Reported diluted EPS	$1.00 to $1.06
Adjusted diluted EPS(a)	$1.36 to $1.42
Certain significant items(b) and acquisition-related costs	$200 to $240 million

(a)	For an understanding of adjusted net income and its components, see “—Adjusted Net Income” of this MD&A for more information.
(b)	Includes certain nonrecurring costs related to becoming a standalone public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation and certain legal registration and patent assignment costs.

The above table is a confirmation of the financial guidance provided on April 30, 2013, which assumed a blend of the actual exchange rates in effect during the first quarter of 2013 and a mid-April exchange rate for the remainder of the year. In reaffirming our guidance, Zoetis has considered current exchange rates and other factors.

A reconciliation of 2013 adjusted net income and adjusted diluted EPS guidance to 2013 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2013 Guidance
(Millions of Dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(a) guidance	~$680-$710	~$1.36-$1.42
Purchase accounting adjustments	(35)	(0.07)
Certain significant items(b) and acquisition-related costs	(130-160)	(0.26-0.32)
Reported net income attributable to Zoetis Inc./diluted EPS guidance	~$500-$530	~$1.00-$1.06

(a)	For an understanding of adjusted net income, see “—Adjusted net income.”
(b)	Includes certain nonrecurring costs related to becoming a standalone public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation and certain legal registration and patent assignment costs.

Zoetis’s financial guidance for 2013 is subject to a number of factors and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Analysis of the Condensed Consolidated and Combined Statements of Comprehensive Income/(Loss)

Virtually all changes in other comprehensive income for all periods presented are related to foreign currency translation adjustments. These changes result from the strengthening or weakening of the U.S. dollar as compared to the currencies in the countries in which Zoetis does business. The gains and losses associated with these changes are deferred on the balance sheet in Accumulated other comprehensive loss until realized. Specifically, the changes to Accumulated other comprehensive loss for 2012 reflect the strengthening of the U.S. dollar against the euro and the Brazilian real. The changes for 2011 reflect the weakening of the U.S. dollar against the Australian dollar and the Indian rupee, partially offset by the strengthening of the U.S. dollar against the euro. The changes for 2010 reflect the weakening of the U.S. dollar against the euro, Australian dollar and the Brazilian real.

Analysis of the Condensed Consolidated and Combined Balance Sheets

June 30, 2013 vs. December 31, 2012

For a discussion about the changes in Cash and cash equivalents, Short-term borrowing, including current portion of allocated long term debt, and Long-term debt, see “Analysis of Financial Condition, Liquidity and Capital Resources” below.

Accounts receivable, less allowance for doubtful accounts increased as a result of operational increases due to higher net sales, as well as including receivables from Pfizer of $212 million. See Note 2B to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Inventories decreased primarily as a result of Separation Adjustments. See Note 2B and Note 10 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

The net changes in Current deferred tax assets, Noncurrent deferred tax assets, Noncurrent deferred tax liabilities and Other taxes payable primarily reflect Separation Adjustments. See Note 2B and Note 7 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Property, plant and equipment, less accumulated depreciation was virtually unchanged as Separation Adjustments were offset by operational activity (depreciation and capital spending). See Note 2B to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Accounts payable increased due to including payables to Pfizer of $297 million.

Dividends payable relates to the dividend declared on June 20, 2013.

Accrued Compensation and related items declined primarily due to the payment of 2012 annual bonuses to eligible U.S.-based employees in the first half of 2013, partially offset by the accrual for cash payments to certain non-executive Zoetis employees associated with the forfeiture of Pfizer equity awards. See Note 13E to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Long-term debt reflects the senior notes offering. See Note 2C and Note 9D to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Allocated long-term debt decreased as a result of Separation Adjustments. See Note 2B to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Other noncurrent liabilities increased as a result of Separation Adjustments. See Note 2B to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

For an analysis of the changes in Total Equity, see the condensed consolidated and combined statements of equity included elsewhere in this prospectus.

2012 vs. 2011

For Inventories, the increase at December 31, 2012 compared to December 31, 2011 reflects production increases due to increased demand, achieving higher targeted inventory levels for certain products and changes in Zoetis’s supply points.

For Accounts payable, the increase at December 31, 2012 compared to December 31, 2011 was primarily related to increases in trade accounts payable due to timing of payments, and increases in VAT payable.

For Other current liabilities, the overall increase at December 31, 2012 compared to December 31, 2011 is due primarily to accruals for inventory in the United States and an increase in deferred revenue, partially offset by a decrease in environmental reserves due to a favorable settlement. See Note 6 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

For Other noncurrent liabilities, the decrease at December 31, 2012 compared to December 31, 2011 reflects the movement of certain balances to Other current liabilities and certain changes to estimates related to contingency reserves. See Note 16A to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Virtually all of Zoetis’s assets and liabilities at December 31, 2012 compared to December 31, 2011, and at June 30, 2013 compared to December 31, 2012 also reflect changes due to the impact of foreign exchange.

Analysis of the Condensed Consolidated and Combined Statements of Cash Flows

	Six Months Ended		% Change	Year Ended December 31,			% Change
(Millions of Dollars)	June 30, 2013	July 1, 2012	13/12	2012	2011	2010	12/11	11/10
Net cash provided by/(used in):
Operating activities	$269	$70	*	$454	$497	$254	(9)	96
Investing activities	(74)	(59)	25%	(135)	(449)	(9)	(70)	*
Financing activities	(140)	18	*	(78)	(30)	(277)	160	*
Effect of exchange-rate changes on cash and cash equivalents	(3)	(2)	50%	(3)	(2)	(4)	*	*

Net increase/ (decrease) in cash and cash equivalents	$52	$27	93%	$238	$16	$(36)	*	*

Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.

Operating Activities

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Zoetis’s net cash provided by operating activities was $269 million in the first six months of 2013 compared to cash provided by operating activities of $70 million in the first six months of 2012. This increase in operating cash flows was primarily attributable to timing of receipts and payments in the ordinary course of business and operational reductions in inventory.

2012 vs. 2011

Zoetis’s net cash provided by operating activities was $454 million in 2012, compared to $497 million in 2011. This decrease in operating cash flows was primarily attributable to:

•	higher inventory balances due to increased demand, achieving higher targeted inventory levels for certain products and changes in Zoetis’s supply points,

partially offset by:

•	the timing of receipts and payments in the ordinary course of business.

2011 vs. 2010

Zoetis’s net cash provided by operating activities was $497 million in 2011, compared to $254 million in 2010. The increase in operating cash flows was primarily attributable to:

•	the inclusion of operating cash flows from KAH acquired on January 31, 2011; and

•	the timing of receipts and payments in the ordinary course of business.

Investing Activities

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Zoetis’s net cash used in investing activities was $74 million in the first six months of 2013 compared to cash used in investing activities of $59 million in the first six months of 2012.

2012 vs. 2011

Zoetis’s net cash used in investing activities was $135 million in 2012 compared to $449 million in 2011. In 2011, Pfizer acquired KAH for $345 million in cash. See Note 4A to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

2011 vs. 2010

Zoetis’s net cash used in investing activities was $449 million in 2011 compared to $9 million in 2010. The increase in net cash used by investing activities was primarily attributable to:

•	net cash of $345 million paid for the acquisition of KAH; and

•	higher 2010 proceeds of $169 million from sales of assets.

See Note 4 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.

Financing Activities

Six Months Ended June 30, 2013 vs. Six Months Ended July 1, 2012

Zoetis’s net cash used in financing activities was $140 million in the first six months of 2013 compared to cash provided by financing activities of $18 million in the first six months of 2012. The decrease in net cash provided by financing activities was attributable to the net transfers to Pfizer as a result of the Separation.

2012 vs. 2011

Zoetis’s net cash used in financing activities was $78 million in 2012, compared to $30 million in 2011. The increase in net cash used in financing activities was primarily attributable to:

•	a decrease in net financing from Pfizer,

partially offset by:

•	a decrease in cash dividends paid and a decrease in allocated principal payments on long-term debt.

2011 vs. 2010

Zoetis’s net cash used in financing activities was $30 million in 2011, compared to $277 million in 2010. The decrease in net cash used in financing activities was primarily attributable to:

•	an increase in Zoetis’s financing activities with Pfizer of $596 million primarily related to the acquisition of KAH in 2011,

partially offset by:

•	an allocation of principal payments of long-term debt of $143 million; and

•	an increase in dividends paid of $209 million.

Analysis of Financial Condition, Liquidity and Capital Resources

While Zoetis believes its cash on hand, its operating cash flows and its existing financing arrangements are sufficient to support Zoetis’s future cash needs, this may be subject to the environment in which Zoetis operates. Risks to Zoetis’s meeting future funding requirements include global economic conditions described in the following paragraph.

Over the last five years, the global financial markets have undergone and may continue to experience significant volatility and disruption. The timing and sustainability of an economic recovery is uncertain and additional macroeconomic, business and financial disruptions may arise. As markets change, Zoetis will continue to monitor its liquidity position, and there can be no assurance that a challenging economic environment or a further economic downturn would not impact Zoetis’s liquidity or its ability to obtain future financing.

Selected Measures of Liquidity and Capital Resources

Certain relevant measures of Zoetis’s liquidity and capital resources follow:

(MILLIONS OF DOLLARS)	June 30, 2013	December 31, 2012
Cash and cash equivalents(a)	$369	$317
Accounts receivable, net(b)	1,137	900
Short-term borrowings, including current portion of allocated long-term debt in 2012(c)	12	73
Allocated long-term debt(c)	—	509
Long-term debt(d)	3,640	—
Working capital	1,761	1,741
Ratio of current assets to current liabilities	2.33:1	2.55:1

(a)	Prior to our IPO, Zoetis participated in Pfizer’s centralized cash management system, and generally all of Zoetis’s excess cash was transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities were funded, as needed, by Pfizer.
(b)	Accounts receivable are usually collected over a period of 60 to 90 days. For the six months ended June 30, 2013 compared to December 31, 2012, the number of days that accounts receivables are outstanding remained approximately the same. Zoetis regularly monitors Zoetis’s accounts receivable for collectability, particularly in markets where economic conditions remain uncertain. Zoetis believes that its allowance for doubtful accounts is appropriate. Zoetis’s assessment is based on such factors as past due history, historical and expected collection patterns, the financial condition of our customers, the robust nature of its credit and collection practices and the economic environment.

(c)	The combined financial statements for December 31, 2012 include an allocation of long-term debt from Pfizer that was issued to partially finance the acquisition of Wyeth (including FDAH). The debt has been allocated on a pro-rata basis using the deemed acquisition cost of FDAH as a percentage of the total acquisition cost of Wyeth. After the IPO, Pfizer retained the allocated debt.
(d)	Consists of $3.65 billion aggregate principal amount of notes, with an original issue discount of $10 million.

For additional information about the sources and uses of our funds, see “Analysis of the Condensed Consolidated and Combined Balance Sheets” and “Analysis of the Condensed Consolidated and Combined Statements of Cash Flows” sections of the MD&A.

Credit Facility and Other Lines of Credit

In December 2012, Zoetis entered into a revolving credit agreement with a syndicate of banks providing for a five-year $1.0 billion senior unsecured revolving credit facility, which became effective in February 2013 upon the completion of the IPO and expires in December 2017. The credit facility contains a financial covenant requiring Zoetis to not exceed a maximum total leverage ratio (the ratio of consolidated net debt as of the end of the period to consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) for such period) of 4.35:1 for fiscal year 2013, 3.95:1 for fiscal year 2014, 3.50:1 for fiscal year 2015 and 3.00:1 thereafter. The credit facility also contains a financial covenant requiring that Zoetis maintains a minimum interest coverage ratio (the ratio of EBITDA at the end of the period to interest expense for such period) of 3.50:1. In addition, the credit facility contains other customary covenants. Subject to certain conditions, Zoetis has the right to increase the credit facility to up to $1.5 billion. There are currently no borrowings outstanding under the credit facility.

Zoetis has additional lines of credit with a group of banks and other financial intermediaries for general corporate purposes. Zoetis maintains cash and cash equivalent balances in excess of its outstanding short-term borrowings. As of June 30, 2013, Zoetis had access to $100 million of lines of credit which expire at various times through 2016. As of June 30, 2013, we had $12 million of short-term borrowings outstanding.

Domestic and International Short-Term Funds

Many of Zoetis’s operations are conducted outside the United States As part of Pfizer’s transfer to Zoetis of its subsidiaries holding substantially all of the assets and liabilities of its animal health business, Zoetis received significant portions of cash and cash equivalents held internationally. Approximately 60% of cash and cash equivalents transferred was held outside the United States. Going forward, the amount of funds held in U.S. tax jurisdictions will fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of Zoetis’s ongoing liquidity assessments, Zoetis regularly monitors the mix of domestic and international cash flows (both inflows and outflows). Repatriation of overseas funds can result in additional U.S. federal, state and local income tax payments. Zoetis records U.S. deferred tax liabilities for certain unremitted earnings, but when amounts earned overseas are expected to be indefinitely reinvested outside the United States, no accrual for U.S. taxes is provided.

Debt

On January 28, 2013, Zoetis issued $3.65 billion aggregate principal amount of our senior notes in the senior notes offering, in a private placement, with an original issue discount of $10 million. The unregistered notes are comprised of $400 million aggregate principal amount of 1.150% senior notes due 2016, $750 million aggregate principal amount of 1.875% senior notes due 2018, $1.35 billion aggregate principal amount of 3.250% senior notes due 2023 and $1.15 billion aggregate principal amount 4.700% senior notes due 2043.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2012 are set forth below:

(Millions of Dollars)	Total	2013	2014-2015	2016-2017	Thereafter
Allocated long-term debt, including current portion and allocated interest obligations(a)	$915	$102	$144	$120	$549
Other long-term liabilities reflected on Zoetis’s combined balance sheet under U.S. GAAP(b)	19	—	15	—	4
Operating lease commitments	58	16	22	9	11
Purchase obligations and other(c)	99	44	19	14	22
Uncertain tax positions(d)	—	—	—	—	—

Certain amounts may reflect rounding adjustments.

(a)	Allocated long-term debt obligations include both expected principal and interest obligations of Pfizer that have been allocated to Zoetis in the combined financial statements. The allocated debt is comprised of U.S. dollar and foreign-currency denominated senior unsecured notes issued by Pfizer to partially finance the acquisition of FDAH. Zoetis’s calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and Pfizer hedging strategies, see Note 9D to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.
(b)	Includes expected payments for an obligation associated with a development and commercialization agreement and expected payments relating to Zoetis’s future benefit payments net of plan assets (included in the determination of the projected benefit obligation) for pension plans that are dedicated to Zoetis employees in the Netherlands, Germany, India and Korea. Excludes pension obligations associated with certain defined benefit plans outside the United States that Pfizer intends to transfer to Zoetis in 2013 in certain countries as described in the applicable local separation agreement. See Note 13 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus. Excludes approximately $87 million of noncurrent liabilities related to legal and environmental accruals, employee terminations and exit costs, deferred income and other accruals, most of which do not represent contractual obligations. See Note 5 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus and Note 16 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.
(c)	Includes agreements to purchase goods and services that are enforceable and legally binding and includes amounts relating to advertising, information technology services, employee benefit administration services and potential milestone payments deemed reasonably likely to occur.
(d)	Except for amounts reflected in Income taxes payable, Zoetis is unable to predict the timing of tax settlements, as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

The table above excludes amounts for potential milestone payments unless the payments are deemed reasonably likely to occur. Payments under these agreements generally become due and payable only upon the achievement of certain development, regulatory and/or commercialization milestones, which may span several years and/or which may never occur. Zoetis’s historical contractual obligations in the table above are not necessarily indicative of Zoetis’s contractual obligations in the future as a standalone public company.

The senior notes offering resulted in a change to Zoetis’s contractual obligations and the Allocated long-term debt presented in the table above, which was retained by Pfizer following the IPO. As a result, Zoetis’s total payments due under contractual obligations associated with the senior notes will be $5,794 million, representing expected principal and interest obligations of $107 million in 2013, $233 million in 2014 through 2015, $624 million in 2016 through 2017 and $4,830 million thereafter. For a discussion of the issuance of Zoetis’s senior notes on January 28, 2013, see Note 9D to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Pension Obligations

As part of the Separation, Pfizer transferred to Zoetis the net pension obligation of $25 million associated with certain international defined benefit plans in the first quarter of 2013. Zoetis expects to contribute approximately $8 million to the plans in 2013. In the second quarter of 2013, a net liability of approximately $16 million was recognized for the pension obligations less the fair value of plan assets associated with additional defined benefit pension plans in certain international locations that will be transferred to Zoetis, in 2014, in accordance with the applicable local separation agreements. Zoetis expects to contribute approximately $7 million to the plans in 2013. See Note 12 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Effective December 31, 2012, Zoetis employees ceased to participate in the Pfizer U.S. qualified defined benefit and U.S. retiree medical plans, and liabilities associated with Zoetis’s employees under these plans were retained by Pfizer. As part of the Separation, Pfizer is continuing to credit certain employees’ service with Zoetis generally through December 31, 2017 (or termination of employment from Zoetis, if earlier) for certain early retirement benefits with respect to Pfizer’s U.S. defined benefit pension and retiree medical plans. In connection with the employee matters agreement, Zoetis will be responsible for payment of three-fifths of the total cost of the service credit continuation (approximately $38 million) for these plans. The amount of the service cost continuation payment to be paid by Zoetis to Pfizer was determined and fixed based on an actuarial assessment of the value of the grow-in benefits and will be paid in equal installments over a period of 10 years.

In the second quarter of 2013, Pfizer transferred to Zoetis, the U.S. supplemental savings plan liability of approximately $14 million, cash of $9 million and a deferred tax asset of $5 million associated with employees transferred to Zoetis as part of the Separation.

For additional information, see Note 12 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, Zoetis may indemnify its counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, Zoetis would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, Zoetis has not paid significant amounts under these provisions and, as of June 30, 2013, or December 31, 2012, recorded amounts for the estimated fair value of these indemnifications are not significant.

New Accounting Standards

For discussion of Zoetis’s new accounting standards, see Note 3A to Zoetis’s combined financial statements at December 31, 2012 and Note 4A to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Recently Issued Accounting Standards Not Adopted as of June 30, 2013

In July 2013, the Financial Accounting Standards Board (the “FASB”) issued an accounting standards update regarding the presentation of an unrecognized tax benefit related to a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. Under this new standard, this unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset if available under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, the unrecognized tax benefit should be presented in the financial statements as a separate liability. The assessment is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date. The provisions of the new standard are effective January 1, 2014 for annual and interim reporting periods, but Zoetis does not expect the provisions of this standard to have a significant impact on its consolidated financial statements.

In March 2013, the FASB issued an accounting standards update regarding the accounting for cumulative translation adjustment (“CTA”) upon derecognition of assets or investment within a foreign entity. This new standard provides additional CTA accounting guidance on sales or transfers of foreign entity investments and assets as well as step acquisitions involving a foreign entity. The provisions of the new standard are effective January 1, 2014, but Zoetis does not expect the provisions of this standard to have a significant impact on its consolidated financial statements.

In February 2013, the FASB issued an accounting standards update regarding the measurement of obligations resulting from joint and several liability arrangements that may include debt agreements, other contractual obligations and settled litigation or judicial rulings. The provisions of this standard require that these obligations are measured at the amount representing the agreed upon obligation of the company as well as additional liability amounts it expects to assume on behalf of other parties in the arrangement. The provisions of the new standard are effective January 1, 2014, but Zoetis does not expect the provisions of this standard to have a significant impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

A significant portion of Zoetis’s revenues and costs are exposed to changes in foreign exchange rates. In addition, Zoetis’s outstanding borrowings may be subject to risk from changes in interest rates and foreign exchange rates. The overall objective of Zoetis’s financial risk management program is to seek to minimize the impact of foreign exchange rate movements and interest rate movements on its earnings. Zoetis manages these financial exposures through operational means and by using certain financial instruments. These practices may change as economic conditions change.

Foreign exchange risk

Zoetis’s primary net foreign currency translation exposures are the euro, Brazilian real and Australian dollar. Prior to the IPO, as a business unit of Pfizer and under Pfizer’s global cash management system, Zoetis’s foreign exchange risk was managed through Pfizer. Following the Separation, Zoetis seeks to manage its foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities.

Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from mostly intercompany short-term foreign currency assets and liabilities that arise from operations.

Zoetis’s financial instrument holdings at June 30, 2013 were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined using Level 2 inputs. For additional details, see Note 4B to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus. The sensitivity analysis of changes in the fair value of all foreign currency forward-exchange contracts at June 30, 2013 indicates that if the U.S. dollar were to appreciate against all other currencies by 10%, the fair value of these contracts would increase by $23 million, and if the U.S. dollar were to weaken against all other currencies by 10%, the fair value of these contracts would decrease by $23 million. For additional details, see Note 9E to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Interest rate risk

Zoetis’s outstanding debt balances are fixed rate debt. While changes in interest rates will have no impact on the interest Zoetis pays on its fixed rate debt, interest on its revolving credit facility will be exposed to interest rate fluctuations. At June 30, 2013, Zoetis had no outstanding principal balance under its credit facility. See Note 9 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

BUSINESS

Overview

Zoetis Inc. is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. Zoetis markets a diverse range of products across four regions: the United States, Europe/Africa/Middle East, Canada/Latin America and Asia/Pacific; eight core species: the livestock species of cattle, swine, poultry, sheep and fish, and the companion animal species of dogs, cats and horses; and five major product categories: anti-infectives, vaccines, parasiticides, medicated feed additives and other pharmaceutical products. For more than 60 years, as a business unit of Pfizer and now as a standalone public company, Zoetis has been committed to enhancing the health of animals and bringing solutions to Zoetis’s customers who raise and care for them.

Zoetis was incorporated in Delaware in July 2012. The address of Zoetis’s principal executive offices is 100 Campus Drive, Florham Park, New Jersey 07932. Unless the context requires otherwise, statements relating to Zoetis’s history describe the history of Pfizer’s animal health business unit, although it is important to note that the net assets, operations and cash flows of Zoetis are not the same as the historical net assets, operations and cash flows of Pfizer’s animal health operating segment, and, therefore, the historical financial results of Pfizer’s animal health business unit should not be relied upon as indicative of the performance of Zoetis.

Operating Segments

The animal health medicines and vaccines market is characterized by meaningful differences in customer needs across different regions. This is due to a variety of factors, including:

•	economic differences, such as standards of living in developed markets as compared to emerging markets;

•	cultural differences, such as dietary preferences for different animal proteins, pet ownership preferences and pet care standards;

•	epidemiological differences, such as the prevalence of certain bacterial and viral strains and disease dynamics;

•	treatment differences, such as utilization of different types of medicines and vaccines, in particular high-technology products;

•	environmental differences, such as seasonality, climate and the availability of arable land and fresh water; and

•	regulatory differences, such as standards for product approval and manufacturing.

As a result of these differences, among other things, Zoetis organizes and operates its business in four segments: the United States, Europe/Africa/Middle East, Canada/Latin America and Asia/Pacific. Within each of these operating segments, Zoetis offers a diversified product portfolio for both livestock and companion animal customers so that it can capitalize on local trends and customer needs. Zoetis’s operating segments are:

•	United States with revenues of $891 million and $1,776 million that represented 41% and 41% of total revenues for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

•

Europe/Africa/Middle East with revenues of $568 million and $1,096 million that represented 26% and 25% of total revenues for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. Key developed markets in this segment include the United Kingdom, Germany and France. Key emerging markets in this segment include Russia, Turkey and South Africa.

•	Canada/Latin America with revenues of $384 million and $769 million that represented 17% and 18% of total revenues for the six months ended June 30, 2013 and the year ended December 31, 2012,

respectively. The developed market in this segment is Canada. Key emerging markets in this segment include Brazil and Mexico.

•

Asia/Pacific with revenues of $361 million and $695 million that represented 16% and 16% of total revenues for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. Key developed markets in this segment include Australia, Japan, New Zealand and South Korea. Key emerging markets in this segment include India and China.

For additional information regarding Zoetis’s performance in each of these operating segments and the impact of foreign exchange rates, as well as significant acquisitions that Pfizer completed in recent years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 17A to Zoetis’s December 31, 2012 combined financial statements and Note 16 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Products

Since the inception of Zoetis’s business, it has focused on developing a broad portfolio of animal health products. A single product brand in all of its dosage forms for all species is referred to as a product line. Zoetis has comprehensive product lines for both livestock and companion animals across each of its major product categories.

Zoetis’s major product categories are:

•	anti-infectives: products that prevent, kill or slow the growth of bacteria, fungi or protozoa;

•	vaccines: biological preparations that prevent diseases of the respiratory, gastrointestinal and reproductive tracts or induce a specific immune response;

•	parasiticides: products that prevent or eliminate external and internal parasites such as fleas, ticks and worms;

•	medicated feed additives: products added to animal feed that provide medicines, nutrients and probiotics to livestock; and

•	other pharmaceutical products: complementary products, such as pain and sedation, oncology and antiemetic products.

Zoetis’s remaining revenues are derived from other product categories, such as nutritionals and agribusiness, as well as products in complementary areas, including diagnostics, genetics, devices and services such as dairy data management, e-learning and professional consulting. Zoetis believes many of these complementary areas represent potential growth opportunities for Zoetis’s business to expand in the future.

Historically, a substantial portion of Zoetis’s products and revenues have been the result of brand lifecycle development. For example, the first product in Zoetis’s Ceftiofur line was an anti-infective approved for treating Bovine Respiratory Disease in cattle that was administered via intramuscular injection. Through follow-on studies and reformulations, Zoetis has expanded the product line into additional cattle claims and administration routes, as well as other species and regions. Several products in the line provide a full course of therapy in one injection. The Ceftiofur product line currently includes the brands Excede, Excenel and Naxcel.

In addition to brand lifecycle development, Zoetis also pursues the development of new chemical and biological entities through new product R&D as part of Zoetis’s growth strategies. Examples of Zoetis’s first-in-class or best-in-class products that it has launched in the past ten years and products that Zoetis believes may represent platforms for future brand lifecycle development include:

•	Draxxin, a novel antibiotic for livestock that delivers a full course of therapy in one dose, launched in 2003;

•

Inforce, the first and only respiratory vaccine for cattle that prevents respiratory disease caused by bovine respiratory syncytial virus (“BRSV”) while also aiding in the prevention of infectious bovine rhinotracheitis (“IBR”) and parainfluenza3 (“PI3”), launched in 2010;

•	Improvac/Improvest, the only product that reduces boar taint in male swine without surgical castration, launched in 2004 in Australia and New Zealand and in 2011 in the United States;

•	Convenia, the first single-injection anti-infective for common bacterial skin infections in cats and dogs, launched in 2006; and

•	Palladia, the first drug to be approved by the FDA for treating cancer in dogs, launched in 2009.

Zoetis pursues the development of new vaccines for emerging infectious diseases, with an operating philosophy of “first to know and fast to market.” Examples of the successful execution of this strategy include the first equine vaccine for West Nile Virus in the United States and EU and the first swine vaccine for Pandemic H1N1 Influenza Virus in the United States.

Zoetis’s livestock products primarily prevent or treat diseases and conditions to enable the cost-effective production of safe, high-quality animal protein. Human population growth and increasing standards of living are important growth drivers for Zoetis’s livestock products in three major ways. First, as population grows and standards of living rise, there is increased demand for improved nutrition, particularly animal protein. Second, population growth leads to increased natural resource constraints driving a need for enhanced productivity. And, finally, as standards of living improve, there is increased focus on food safety. Livestock products represented approximately 65% of Zoetis’s revenues for the year ended December 31, 2012.

Zoetis’s companion animal products improve the quality of and extend the life of pets, increase convenience and compliance for pet owners and help veterinarians improve the quality of care they provide. Growth in the companion animal medicines and vaccines sector is driven by economic development and related increases in disposable income, increasing pet ownership, companion animals living longer, increasing medical treatment of companion animals and advances in animal health medicines and vaccines. Companion animal products represented approximately 35% of Zoetis’s revenues for the year ended December 31, 2012.

In 2012, Zoetis’s top selling product line, the Ceftiofur line, contributed approximately 7% of its revenues. The Ceftiofur line and Zoetis’s next two top selling products, Revolution and Draxxin, contributed approximately 20% of its revenues. Zoetis’s top ten product lines contributed 39% of its revenues. Zoetis’s product lines and products that represented approximately 1% or more of its revenues in 2012 include:

Livestock Products

Product line/ product	Description	Primary species
Anti-infectives

Aureomycin	Provides livestock producers treatment and convenience against a wide range of respiratory, enteric and reproductive diseases	Cattle, poultry, sheep, swine

BMD	Aids in preventing and controlling enteritis, thereby increasing rate of weight gain and improving feed efficiency	Cattle, poultry, swine

Ceftiofur line	Broad-spectrum cephalosporin antibiotic active against gram-positive and gram-negative bacteria, including ß-lactamase-producing strains, with some formulations producing a single course of therapy in one injection	Cattle, sheep, swine

Draxxin	Single-dose low-volume antibiotic for the treatment and prevention of bovine and swine respiratory disease, infectious bovine kerato conjunctivitis and bovine foot rot	Cattle, swine

Product line/ product	Description	Primary species
Lincomycin line	Aids in preventing and treating Chronic Respiratory Disease associated with mycoplasma and coliform infections in growing chickens and for the treatment of swine dysentery (bloody scours) associated with Brachyspira (Serpulina) hyodysenteriae	Swine, poultry

Spectramast	Aids in preventing and treating mastitis, delivered via intramammary administration. Same active ingredient as the Ceftiofur line	Cattle

Terramycin	Antibiotic for the treatment of susceptible infections	Cattle, poultry, sheep, swine

Vaccines

Bovishield line	Aids in preventing diseases, including infectious bovine rhinotracheitis (IBR), bovine viral diarrhea (BVD, Types 1 and 2), parainfluenza3 (PI3) virus and bovine respiratory syncytial virus (BRSV), Leptospira borgpetersenii, L. pomona, L. grippotyphosa, L. canicola and L. icterohaemorrhagiae, depending on formulation	Cattle

Improvac/Improvest	Vaccination to reduce boar taint, as an alternative to surgical castration	Swine

RespiSure line	Aids in preventing chronic pneumonia caused by Mycoplasma hyopneumoniae	Swine

Rispoval line	Aids in preventing three key viruses involved in cattle pneumonia-BRSV, PI3 and BVD-as well as other respiratory diseases, depending on formulation	Cattle

Parasiticides

Cydectin	Injectable or pour-on endectocide to treat and control internal and external cattle parasites, including gastrointestinal roundworms, lungworms, cattle grubs, mites and lice	Cattle, sheep

Dectomax	Injectable or pour-on endectocide, characterized by extended duration of activity, for the treatment and control of internal and external parasite infections	Cattle, swine

Other

Eazi-Breed CIDR	Progesterone-releasing device for the control of the estrus cycle	Cattle, sheep

Embrex devices	Devices for enhancing hatchery operations efficiency through in ovo detection and vaccination	Poultry

Lutalyse	For estrus control or in the induction of parturition or abortion	Cattle, swine

Orbeseal/Teatseal	Non-antibiotic intramammary infusion that prevents new intramammary infections in dairy cattle	Cattle

Companion Animal Products

Product line/ product	Description	Primary species
Anti-infectives

Clavamox/Synulox	A broad-spectrum antibiotic and the first and only potentiated penicillin approved for use in dogs and cats	Cats, dogs

Convenia	Anti-infective for the treatment of common bacterial skin infections that provides a course of treatment in a single injection	Cats, dogs

Terramycin	Antibiotic for the treatment of susceptible ophthalmic infections	Cats, dogs, horses

Vaccines

Vanguard 4-way Lepto	Compatible with Vanguard High Titer and protects against leptospirosis caused by Leptospira canicola, L. grippotyphosa, L. icterohaemorrhagiae and L. pomona	Dogs

Vanguard High Titer	Aids in preventing canine distemper caused by canine distemper virus, infectious canine hepatitis caused by canine adenovirus type 1, respiratory disease caused by canine adenovirus type 2, canine parainfluenza caused by canine parainfluenza virus and canine parvoviral enteritis caused by canine parvovirus	Dogs

Parasiticides
Anti-infectives

Revolution/Stronghold	An antiparasitic for protection against fleas, heartworm and ear mites in cats and dogs; canine sarcoptic mites and American ticks for dogs and roundworms and hookworms for cats	Cats, dogs

Other

Cerenia	An oral medication that prevents vomiting due to motion sickness in dogs	Dogs

Rimadyl	For the relief of pain and inflammation associated with osteoarthritis and for the control of postoperative pain associated with soft tissue and orthopedic surgeries	Dogs

International Operations

Zoetis directly markets its products in approximately 70 countries across North America, Europe, Africa, Asia, Australia and Latin America, and Zoetis’s products are sold in more than 120 countries. Revenues from operations outside of the United States accounted for 59% of Zoetis’s total revenues for both the six months ended June 30, 2013 and the year ended December 31, 2012. Through Zoetis’s efforts to establish an early and direct presence in many emerging markets, such as Brazil, China and India, emerging markets contributed 26% of Zoetis’s revenues for the year ended December 31, 2012.

Zoetis’s international businesses are subject, in varying degrees, to a number of risks inherent in carrying on business in other countries. These include, among other things, currency fluctuations, capital and exchange control regulations, expropriation and other restrictive government actions. See “Risk Factors—Risks Related to Zoetis’s International Operations.”

Sales and Marketing

Zoetis’s sales organization includes sales representatives and technical and veterinary operations specialists, as well as contracts with distributors in markets where it does not have a direct commercial presence. In markets where Zoetis does not have a direct commercial presence, it generally contracts with distributors that provide logistics and sales and marketing support for its products.

Zoetis’s sales representatives visit its customers, including veterinarians and livestock producers, to inform, promote and sell its products and services. Zoetis’s technical and veterinary operations specialists provide scientific consulting focused on disease management and herd management, training and education on diverse topics, including responsible product use, and generally have advanced veterinary medicine degrees. These direct relationships with customers allow Zoetis to understand the needs of its customers. Additionally, Zoetis’s sales representatives and technical and veterinary operations specialists partner with customers to provide training and support in areas of disease awareness and treatment protocols, including through the use of Zoetis’s products. As a result of these relationships, Zoetis’s sales and consulting visits are typically longer, more meaningful and provide it with better access to customer decision makers as compared to human health. As of December 31, 2012, Zoetis’s sales organization consisted of approximately 3,300 employees.

Zoetis’s livestock and companion animal products are primarily available by prescription through a veterinarian. On a more limited basis, in certain markets, Zoetis sells certain products through local agricultural and farming retail outlets, pharmacies and pet stores. Zoetis also markets its products by advertising to veterinarians, livestock producers and pet owners.

Customers

Zoetis sells its livestock products directly to a diverse set of livestock producers, including beef and dairy farmers as well as pork, poultry and aquaculture operations, and to veterinarians, third-party veterinary distributors and retail outlets that typically then sell the products to livestock producers. Zoetis primarily sells its companion animal products to veterinarians or to third-party veterinary distributors that typically then sell Zoetis’s products to veterinarians, and in each case veterinarians then typically sell Zoetis’s products to pet owners. Zoetis’s two largest customers, both distributors, represented approximately 9% and 6%, respectively, of its revenues for the year ended December 31, 2012 and no other customer represented more than 4% of Zoetis’s revenues for the period.

Research and Development

Zoetis’s research and development operations are comprised of its dedicated veterinary medicine research and development organization, research alliances and other operations focused on the development of its products. Zoetis spent $185 million in the six months ended June 30, 2013, $409 million in 2012, $427 million in 2011 and $411 million in 2010 on research and development.

While the development of new chemical and biological entities through new product R&D continues to play an important role in Zoetis’s growth strategies, the majority of its R&D investment is focused on brand lifecycle development. New product R&D leverages discoveries of agribusiness, academia, and other pharmaceutical and biotechnology R&D organizations. Zoetis’s brand lifecycle development leverages its existing product portfolio to expand its product lines by adding new species or claims, achieving approvals in new countries and creating new combinations and reformulations. Zoetis’s ability to leverage both the discoveries of other industries and of its existing R&D generally leads to a cost-effective, efficient, sustainable and more predictable R&D process. In addition, Zoetis’s other R&D activities include the development of branded generic products, genetics and diagnostics, as well as biodevices and engineering investments for in ovo applications.

Zoetis prioritizes its R&D spending on an annual basis with the goal of transparency and alignment of research and business objectives and do not disaggregate its R&D operations by research stage or by therapeutic area for purposes of managing its business. Instead, Zoetis allocates capital based on return on investment criteria, taking into account customer needs, revenues and profitability potential, the probability of technical and regulatory success, and timing of launch. A centralized portfolio management function links development plans with financial systems to build a comprehensive view of the status of project progression and spend without a focus on spending by research stage or by therapeutic area. This comprehensive view facilitates Zoetis’s ability to set targets for project timing and goals for investment efficiency.

Prior to the IPO, Zoetis entered into a R&D collaboration and license agreement with Pfizer pursuant to which Zoetis will maintain access to Pfizer’s proprietary compound library and database to develop new products, subject to certain restrictions. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Research and Development Collaboration and License Agreement.” In addition, Zoetis intends to explore opportunities to enter into collaboration agreements and external alliances with other parties.

As of December 31, 2012, Zoetis employed approximately 1,000 employees in its global R&D operations. Zoetis’s R&D headquarters is located in Kalamazoo, Michigan. Zoetis has R&D operations co-located with manufacturing sites in Melbourne, Australia; Louvain-la-Neuve, Belgium; Guarulhos, Brazil; Jilin, China; Olot, Spain and San Diego, CA; Charles City, IA and Lincoln, NE in the United States. Zoetis co-locates R&D operations with manufacturing sites to facilitate the efficient transfer of production processes from Zoetis’s laboratories to manufacturing. In addition, Zoetis maintained R&D operations in Zaventem, Belgium; São Paulo, Brazil; Victoria, British Columbia, Canada; Mumbai and New Delhi, India; and College Park, MD and Durham, NC in the United States. As part of the Separation, Pfizer conveyed to Zoetis its interest in each of these R&D facilities, with the exception of Zoetis’s Mumbai, India facility, which Zoetis expects Pfizer to transfer to Zoetis for agreed upon cash consideration, and, in the interim, Zoetis will lease the facility from Pfizer. See “Certain Relationships and Related Party Transactions—Mumbai, India Interim Lease Agreement.” Each site is designed to meet the regulatory requirements for working with chemical or infectious disease agents.

Many of Zoetis’s research programs involve an external partnership, often with funding from a non-governmental organization or a government grant. Zoetis is generally responsible for providing technical direction and supplemental direct and indirect expertise in, as well as investment for, such external partnerships. Depending on the nature of the agreement, Zoetis may act as the commercialization partner for discoveries that originate during the period of collaborative research, or Zoetis may own or have exclusive rights to any intellectual property that enables the development of proprietary products or models.

Manufacturing and Supply Chain

Prior to the IPO, Zoetis’s products were manufactured at both sites operated by Pfizer and sites operated by CMOs.

In connection with the Separation, Pfizer transferred 29 manufacturing sites to Zoetis. These 29 sites consist of all of the sites operated by Pfizer that, immediately prior to the IPO, predominantly manufactured animal health products. These 29 sites are referred to, collectively, as Zoetis’s global manufacturing network. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Master Manufacturing and Supply Agreements.”

Zoetis’s global manufacturing network utilizes centralized oversight of a system of 13 “anchor” and 16 “satellite” manufacturing sites to maximize cost efficiencies.

Zoetis’s global manufacturing network is comprised of the following sites:

Anchor Sites		Satellite Sites
Site	Location	Site	Location
Catania	Italy	Campinas	Brazil
Charles City	Iowa, U.S.	Durham	North Carolina, U.S.
Chicago Heights	Illinois, U.S.	Eagle Grove	Iowa, U.S.
Guarulhos*	Brazil	Hannibal	Missouri, U.S.
Haridwar	India	Hsinchu	Taiwan
Jilin**	China	Laurinburg	North Carolina, U.S.
Kalamazoo***	Michigan, U.S.	Longmont	Colorado, U.S.
Lincoln	Nebraska, U.S.	Medolla	Italy
Louvain-la-Neuve	Belgium	Salisbury	Maryland, U.S.
Melbourne	Australia	San Diego	California, U.S.
Olot	Spain	Shenzhou	China
Suzhou	China	Van Buren	Arkansas, U.S.
Willow Island	West Virginia, U.S.	Victoria	British Columbia, Canada
		Wellington	New Zealand
		White Hall	Illinois, U.S.
		Yantai	China

*	This site is owned by Zoetis and leased back to Pfizer, pursuant to an arrangement by which Pfizer operates the manufacturing operations at the site for a period of time. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Brazil Lease Agreements.”
**	This site is operated by the Jilin Pfizer Guoyuan joint venture.
***	Prior to the IPO, Pfizer’s manufacturing site in Kalamazoo manufactured both human health and animal health products. Since the IPO, Zoetis owns the portions of this site that predominantly manufacture animal health products and Pfizer owns the portions of this site that predominantly manufacture human health products.

Ownership of these facilities was conveyed to Zoetis by Pfizer as part of the Separation, with the exception of Zoetis’s facilities in Hannibal, Missouri, Medolla, Italy and San Diego, California, which are leased sites. The leasehold interests in these sites were conveyed to Zoetis by Pfizer as part of the Separation.

In addition to Zoetis’s global manufacturing network, Pfizer continues to manufacture products for Zoetis at 14 Pfizer sites located in 13 countries pursuant to a master manufacturing and supply agreement. Included in these 14 Pfizer sites is Zoetis’s facility in Guarulhos, Brazil, where Pfizer will continue its manufacturing operations for a period of time. These 14 Pfizer sites consist of sites operated by Pfizer that, immediately prior to the IPO, predominantly manufactured human health products. The decision to continue manufacturing Zoetis’s products at Pfizer sites will be reevaluated in the future based on several factors, including manufacturing costs and the needs of Zoetis’s business. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Master Manufacturing and Supply Agreements.”

The Pfizer sites that continue to manufacture products for Zoetis are listed in the table below. All of these sites are owned by Pfizer with the exception of the Guarulhos, Brazil facility which is owned by Zoetis and leased back to Pfizer.

Site	Location
Amboise	France
Andover	Massachusetts, U.S.
Ascoli	Italy
Cairo	Egypt

El Jadida	Morocco
Guarulhos*	Brazil
Istanbul	Turkey
Jakarta	Indonesia
Kalamazoo**	Michigan, U.S.
Nagoya	Japan
Puurs	Belgium
Ringaskiddy	Ireland
Valencia	Venezuela
West Ryde	Australia

*	This site is owned by Zoetis and leased back to Pfizer, pursuant to an arrangement by which Pfizer operates the manufacturing operations at the site for a period of time. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Brazil Lease Agreements.”
**	Prior to the IPO, Pfizer’s manufacturing site in Kalamazoo manufactured both human health and animal health products. Since the IPO, Zoetis owns the portions of this site that predominantly manufacture animal health products and Pfizer owns the portions of this site that predominantly manufacture human health products.

Zoetis’s global manufacturing and supply chain is supported by a network of CMOs. As of December 31, 2012, this network was comprised of approximately 200 CMOs, including those centrally managed as well as local CMOs.

Zoetis selects CMOs based on capacity and financial efficiency analyses, and its regional and global manufacturing teams seek to ensure that all of the CMOs it uses adhere to Zoetis’s standards of manufacturing quality and are regularly audited.

Zoetis purchases certain raw materials necessary for the commercial production of its products from a variety of third-party suppliers. Zoetis utilizes distributors as a part of its global supply chain, primarily for shipping and logistics support.

Zoetis intends to continue its efficiency improvement programs in its manufacturing and supply chain organization, including Six Sigma and Lean capabilities, which are processes intended to improve manufacturing efficiency. Zoetis has strong globally managed and coordinated quality control and quality assurance programs in place at its global manufacturing network sites, and it regularly inspects and audits its global manufacturing network and CMO sites.

Competition

Although Zoetis’s business is the largest based on revenues in the animal health medicines and vaccines industry, Zoetis faces competition in the regions and sectors in which it competes. Principal drivers of competition vary depending on the particular region, species, product category and individual product, and include new product development, quality, price, service and promotion to veterinary professionals, pet owners and livestock producers.

Zoetis’s primary competitors include animal health medicines and vaccines companies such as Merck Animal Health, the animal health division of Merck & Co., Inc. (formerly known as Intervet/Schering-Plough); Merial, the animal health division of Sanofi S.A.; Elanco, the animal health division of Eli Lilly and Company; Bayer Animal Health, the animal health division of Bayer AG; Novartis Animal Health, the animal health division of Novartis AG; and Boehringer Ingelheim Animal Health, the animal health division of Boehringer Ingelheim GmbH. In addition, Zoetis competes with hundreds of other animal health product producers throughout the world.

The level of competition from generic products varies from market to market. For example, the level of generic competition is higher in Europe and certain emerging markets than in the United States. However, there is no large, well-capitalized company focused on generic animal health products that exists as a global competitor in the industry. The reasons for this include the smaller average market size of each product opportunity, the importance of direct distribution and education to veterinarians and livestock producers and the primarily self-pay nature of the business. In addition, companion animal health products are often directly prescribed and dispensed by veterinarians.

Zoetis’s livestock products tend to experience lower generic competition than its companion animal products for several reasons:

•

livestock producers tend to be loyal to medicines and vaccines that have been demonstrated to be efficacious; medicines and vaccines are a small portion of a livestock producer’s total production costs and ineffective medicines and vaccines could result in the loss of animals, causing disproportionate harm to such producer’s investment. Therefore, Zoetis believes that livestock producers value brand name medicines and vaccines and are reluctant to try alternatives to methods that have already been proven to be reliably effective;

•

the economic benefits of Zoetis’s livestock medicines and vaccines are easier to measure because livestock production success can be measured solely in economic terms, with the goal of livestock medicines and vaccines tied to better food production; and

•	the success of medicines and vaccines used on livestock is generally observed more quickly.

The importance of quality and safety concerns to pet owners, veterinarians and livestock producers also contributes to animal health brand loyalty. As a result, Zoetis believes that significant brand loyalty to products often continues after the loss of patent-based and regulatory exclusivity.

Intellectual Property

Zoetis’s technology, brands and other intellectual property are important elements of Zoetis’s business. Zoetis relies on patent, trademark, copyright and trade secret laws, as well as regulatory exclusivity periods and non-disclosure agreements to protect Zoetis’s intellectual property rights. Zoetis’s policy is to vigorously protect, enforce and defend Zoetis’s rights to its intellectual property, as appropriate.

Zoetis’s product portfolio enjoys the protection of approximately 4,000 granted patents and 2,000 pending patent applications, filed in more than 60 countries, with concentration in Zoetis’s major market countries as well as other countries with strong patent systems, such as Australia, Brazil, Canada, Europe, Japan and the United States. Many of the patents and patent applications in Zoetis’s portfolio are the result of Zoetis’s own and Pfizer’s work, while other patents and patent applications in Zoetis’s portfolio were at least partially developed by, and are licensed to Zoetis, by third parties.

Patents for individual products extend for varying periods depending on the date of the patent filing or grant and the legal term of patents in the countries where such patents are obtained. Several patents cover the Ceftiofur product line, including formulation and use patents that begin expiring in the United States in 2015, with others extending until 2024. Draxxin and Convenia are covered by patents in the United States with terms that expire in 2021 and 2023, respectively. The compound patent on doramectin, which is the active ingredient in Dectomax, an antiparasitic, has expired in all regions; however, process patents and the injectable formulation patent for this product do not expire in the United States until 2020 and 2016, respectively. The compound patent on selamectin, which is active in Revolution, a parasiticide, expires in the United States, Canada and Europe in 2014.

Additionally, many of Zoetis’s vaccine products are based on proprietary master seeds and proprietary or patented adjuvant formulations. Zoetis actively seeks to protect its proprietary information, including its trade secrets and proprietary know-how, including by seeking to require Zoetis’s employees, consultants, advisors and partners to enter into confidentiality agreements and other arrangements upon the commencement of their employment or engagement.

In order to facilitate the Separation and allow Pfizer’s and Zoetis’s operations to continue with minimal interruption, Pfizer has licensed to Zoetis the right to use certain intellectual property rights in the animal health field. Zoetis licenses to Pfizer the right to use certain of Zoetis’s trademarks and substantially all of Zoetis’s other intellectual property rights in the human health field and all other fields outside of animal health. In addition, Pfizer granted Zoetis a transitional license to use certain of Pfizer’s trademarks and Zoetis granted Pfizer a transitional license to use certain of Zoetis’s trademarks for a period of time following the completion of the IPO.

Prior to the IPO, as a business unit of Pfizer, Zoetis had the ability to leverage Pfizer’s proprietary compound library and database to identify, research and develop compounds suitable as new product candidates for the animal health field. As part of the Separation, Zoetis entered into an R&D collaboration and license agreement with Pfizer pursuant to which, subject to certain restrictions, Zoetis has continued access to Pfizer’s compound library and database for a period of seven years and, subject to Pfizer’s approval, Zoetis has the possibility to exclusively license compounds from Pfizer that Zoetis develops under the R&D collaboration and license agreement using portions of Pfizer’s proprietary compound library and database. Zoetis believes that this agreement may help bolster Zoetis’s R&D capability to support the continued long-term viability of its product pipeline for animal health.

Zoetis seeks to file and maintain trademarks around the world based on commercial activities in most regions where it has, or desires to have, a business presence for a particular product or service. Zoetis currently maintains more than 9,500 trademark applications and registrations in major regions, identifying goods and services dedicated to the care of livestock and companion animals.

Regulatory

The sale of animal health products is governed by the laws and regulations specific to each country in which Zoetis sells its products. To maintain compliance with these regulatory requirements, Zoetis has established processes, systems and dedicated resources with end-to-end involvement from product concept to launch and maintenance in the market. Zoetis’s regulatory function actively seeks to engage in dialogue with various global agencies regarding their policies that relate to animal health products. In the majority of Zoetis’s markets, the relevant health authority is separate from those governing human medicinal products.

United States

United States Food and Drug Administration. The regulatory body that is responsible for the regulation of animal health pharmaceuticals in the United States is the Center for Veterinary Medicine (“CVM”), housed within the FDA. All manufacturers of animal health pharmaceuticals must show their products to be safe, effective and produced by a consistent method of manufacture as defined under the Federal Food, Drug and Cosmetic Act. The FDA’s basis for approving a drug application is documented in a Freedom of Information Summary. Post-approval monitoring of products is required by law, with reports being provided to the CVM’s Surveillance and Compliance group. Reports of product quality defects, adverse events or unexpected results are produced in accordance with the law. Additionally, Zoetis is required to submit all new information for a product, regardless of the source.

United States Department of Agriculture. The regulatory body in the United States for veterinary vaccines is the USDA. The USDA’s Center for Veterinary Biologics is responsible for the regulation of animal health vaccines, including immunotherapeutics. All manufacturers of animal health biologicals must show their products to be pure, safe, effective and produced by a consistent method of manufacture as defined under the Virus Serum Toxin Act. Post-approval monitoring of products is required. Reports of product quality defects, adverse events or unexpected results are produced in accordance with the agency requirements.

Environmental Protection Agency. The main regulatory body in the United States for veterinary pesticides is the Environmental Protection Agency (the “EPA”). The EPA’s Office of Pesticide Programs is responsible for the regulation of pesticide products applied to animals. All manufacturers of animal health pesticides must show their products will not cause “unreasonable adverse effects to man or the environment” as stated in the Federal Insecticide, Fungicide, and Rodenticide Act. Within the United States, pesticide products that are approved by the EPA must also be approved by individual state pesticide authorities before distribution in that state. Post-approval monitoring of products is required, with reports provided to the EPA and some state regulatory agencies.

Outside of the United States

European Union. The EMA is a decentralized agency of the EU, located in London. The agency is responsible for the scientific evaluation of medicines developed by pharmaceutical companies for use in the EU. The agency has a veterinary review section distinct from the medical review section. The Committee for Veterinary Medicinal Products is responsible for scientific review of the submissions for pharmaceuticals and vaccines. The EMA makes the final decision on the approval of products. Once granted by the European Commission, a centralized marketing authorization is valid in all EU and European Economic Area-European Free Trade Association states. A series of Directives, Guidelines and EU Pharmacopeia Monographs provide the requirements for approval in the EU. In general, these requirements are similar to those in the United States, requiring demonstrated evidence of purity, safety, efficacy, and consistency of manufacturing processes.

Brazil. The Ministry of Agriculture, Livestock Production and Supply (“MAPA”) is the regulatory body in Brazil that is responsible for the regulation and control of pharmaceuticals, biologicals and medicated feed additives for animal use. MAPA’s regulatory activities are conducted through the Secretary of Agricultural Defense and its Livestock Products Inspection Department. In addition, regulatory activities are conducted at a local level through the Federal Agriculture Superintendence. These activities include the inspection and licensing of both manufacturing and commercial establishments for veterinary products, as well as the submission, review and approval of pharmaceuticals, biologicals and medicated feed additives. MAPA is one of the most active regulatory agencies in Latin America, having permanent seats at several international animal health forums, such as Codex Alimentarius, World Organization for Animal Health and Committee of Veterinary Medicines for the Americas. MAPA was also recently invited to be a Latin American representative at International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products meetings. Several normative instructions issued by MAPA have set regulatory trends in Latin America.

Australia. The Australian Pesticides and Veterinary Medicines Authority (“APVMA”) is an Australian government statutory authority established in 1993 to centralize the registration of all agricultural and veterinary products into the Australian marketplace. Previously each State and Territory government had its own system of registration. The APVMA assesses applications from companies and individuals seeking registration so they can supply their product to the marketplace. Applications undergo rigorous assessment using the expertise of the APVMA’s scientific staff and drawing on the technical knowledge of other relevant scientific organizations, Commonwealth government departments and state agriculture departments. If the product works as intended and the scientific data confirms that when used as directed on the product label it will have no harmful or unintended effects on people, animals, the environment or international trade, the APVMA will register the product. As well as registering new agricultural and veterinary products, the APVMA reviews older products that have been on the market for a substantial period of time to ensure they still do the job users expect and are safe to use. The APVMA also reviews registered products when particular concerns are raised about their safety and effectiveness. The review of a product may result in confirmation of its registration, or it may see registration continue with some changes to the way the product can be used. In some cases the review may result in the registration of a product being cancelled and the product taken off the market.

Rest of world. Country-specific regulatory laws have provisions that include requirements for certain labeling, safety, efficacy and manufacturers’ quality control procedures (to assure the consistency of the products), as well as company records and reports. With the exception of the EU, most other countries’ regulatory agencies will generally refer to the FDA, USDA, EU and other international animal health entities, including the World Organization for Animal Health, Codex Alimentarius, in establishing standards and regulations for veterinary pharmaceuticals and vaccines.

Global Policy and Guidance

Joint FAO/WHO Expert Committee on Food Additives. The Joint FAO/WHO Expert Committee on Food Additives is an international expert scientific committee that is administered jointly by the Food and Agriculture Organization of the United Nations (“FAO”) and the World Health Organization (“WHO”). They provide a risk assessment/safety evaluation of residues of veterinary drugs in animal products, exposure and residue definition and maximum residue limit proposals for veterinary drugs. Zoetis works with them to establish acceptable safe levels of residual product in food-producing animals after treatment. This in turn enables the calculation of appropriate withdrawal times for Zoetis’s products prior to an animal entering the food chain.

Advertising and Promotion Review. Promotion of ethical animal health products is controlled by regulations in many countries. These rules generally restrict advertising and promotion to those claims and uses that have been reviewed and endorsed by the applicable agency. Zoetis conducts a review of promotion material for compliance with the local and regional requirements in the markets where Zoetis sells animal health products.

Food Safety Inspection Service/Generally Recognized as Safe. The FDA is authorized to determine the safety of substances (including “generally recognized as safe” substances, food additives and color additives), as well as prescribing safe conditions of use. However, although the FDA has the responsibility for determining the safety of substances, the Food Safety and Inspection Service, the public health agency in the USDA, still retains, under the tenets of the Federal Meat Inspection Act and the Poultry Products Inspection Act and their implementing regulations, the authority to determine that new substances and new uses of previously approved substances are suitable for use in meat and poultry products.

Employees

As of December 31, 2012, Zoetis had more than 9,300 employees worldwide, which included approximately 3,900 employees in the United States and approximately 5,400 in other jurisdictions. Some of these employees are members of unions, works councils, trade associations or are otherwise subject to collective bargaining agreements, including approximately 50 union employees in the United States.

Environmental, Health and Safety

Zoetis is subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to, and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of Zoetis’s employees. Due to Zoetis’s operations, these laws and regulations also require it to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke Zoetis’s permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

Certain environmental laws, such as CERCLA, impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment, including at third party sites or offsite disposal locations, or that currently own or operate (or formerly owned or operated) sites where such a release occurred. In addition to cleanup actions brought by federal, state, local and foreign governmental entities, private parties could raise personal injury or other claims against Zoetis due to the presence of, or exposure to, hazardous materials on, from or otherwise relating to such a property.

Zoetis has made, and intends to continue to make, necessary expenditures for compliance with applicable environmental, health and safety laws and regulations. Zoetis is also a party to proceedings in which the primary relief sought is the cost of past and/or future remediation, or remedial measures to mitigate or remediate pollution. In connection with such proceedings, and otherwise, Zoetis is investigating and cleaning up environmental contamination from past industrial activity at certain sites, or financing other parties’ completion of such activities. As a result, Zoetis incurred capital and operational expenditures in 2012 for environmental compliance purposes and for the cleanup of certain past industrial activities as follows:

•	environmental-related capital expenditures—$2 million; and

•	other environmental-related expenditures—$14 million.

However, Zoetis may not have identified all of the potential environmental liabilities relating to Zoetis’s current and former properties, or those liabilities associated with off-site disposal locations. Such liability could materially adversely affect Zoetis’s operating results and financial condition. Furthermore, regulatory agencies are showing increasing concern over the impact of animal health products and livestock operations on the environment. This increased regulatory scrutiny may necessitate that additional time and resources be spent to address these concerns in both new and existing products.

In connection with past acquisitions and divestitures, Zoetis has undertaken certain indemnification obligations that require it, or may require it in the future, to conduct or finance environmental cleanups at sites that Zoetis no longer owns or operates. Zoetis has also entered into indemnification agreements in which it is being indemnified for various environmental cleanups; however, such indemnities are limited in both time and scope and may be further limited in the presence of new information, or may not be available at all.

While Zoetis cannot predict with certainty its future capital expenditures or operating costs for environmental compliance or remediation of contaminated sites, Zoetis has no reason to believe that they will have a material adverse effect on Zoetis’s operating results or financial condition.

Legal Proceedings

We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of U.S. and foreign competition law, labor laws, consumer protection laws, and environmental laws and regulations, as well as claims or litigation relating to product liability, intellectual property, securities, breach of contract and tort. We operate in multiple jurisdictions and, as a result, a claim in one jurisdiction may lead to claims or regulatory penalties in other jurisdictions. We intend to defend vigorously against any pending or future claims and litigation.

At this time, in the opinion of management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on our consolidated results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention and may materially adversely affect our reputation, even if resolved in our favor.

Certain legal proceedings in which we are involved are discussed in Note 16 to Zoetis’s December 31, 2012 combined financial statements and Note 15 to Zoetis’s June 30, 2013 condensed consolidated and combined financial statements included elsewhere in this prospectus.

Available Information

Zoetis’s internet website address is www.zoetis.com. On Zoetis’s website, the company makes available, free of charge, its annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after the company electronically files such material with, or furnishes such material to, the SEC.

Information relating to corporate governance at Zoetis, including Zoetis’s Corporate Governance Principles, Director Qualification Standards, Code of Business Conduct (for Zoetis directors), Code of Business Conduct (for all of Zoetis’s employees, including Zoetis’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer), Committee Charters; information concerning Zoetis directors; and ways to communicate by email with the chairs of the Zoetis board and board committees are available on Zoetis’s website. Zoetis will provide any of the foregoing information without charge upon written request to Zoetis’s Corporate Secretary, Zoetis Inc., 100 Campus Drive, Florham Park, New Jersey 07932. Information relating to stockholder services is also available on Zoetis’s website.

The information contained on Zoetis’s website does not constitute a part of this prospectus.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding Zoetis’s directors and executive officers as of the date of this prospectus. Zoetis’s Board of Directors consists of eight members.

Name	Age	Position
Juan Ramón Alaix	62	Chief Executive Officer and Director
Richard A. Passov	55	Executive Vice President and Chief Financial Officer
Sandra J. Beaty	55	Executive Vice President of Corporate Affairs
Alejandro Bernal	40	Executive Vice President and Area President of the Europe, Africa and Middle East region
Heidi C. Chen	47	Executive Vice President, General Counsel and Corporate Secretary
Catherine A. Knupp	53	Executive Vice President and President of Research and Development
Roxanne Lagano	49	Executive Vice President and Chief Human Resources Officer
Joyce J. Lee	41	Executive Vice President and Area President of the Canada and Latin America region
Clinton A. Lewis, Jr.	47	Executive Vice President and President of U.S. Operations
Kristin C. Peck	41	Executive Vice President and Group President
Stefan Weiskopf	53	Executive Vice President and Area President of the Asia Pacific region
Frank A. D’Amelio	55	Director
Sanjay Khosla	61	Director
Michael B. McCallister	61	Chairman and Director
Gregory Norden	55	Director
Louise M. Parent	63	Director
Robert Scully	63	Director
William C. Steere, Jr.	77	Director

Set forth below is information concerning Zoetis’s directors and executive officers as of the date of this prospectus.

Juan Ramón Alaix has served as Zoetis’s Chief Executive Officer and Director since July 2012 and as President of Pfizer’s animal health business unit since 2006. Mr. Alaix joined Pfizer in 2003 and held various positions, including Regional President of Central/Southern Europe for Pfizer’s pharmaceutical business.

Mr. Alaix held various positions, including Market President, Spain at Pharmacia Spain from 1998 until its acquisition by Pfizer in 2003. Mr. Alaix currently serves as President and as a member of the Board of Directors and the executive committee of the International Federation for Animal Health.

Mr. Alaix’s experience described above, including his knowledge and leadership of Zoetis, his business and management experience and his experience in the animal health industry, provides him with the qualifications and skills to serve as a director on the Zoetis Board of Directors.

Richard A. Passov has served as Zoetis’s Executive Vice President and Chief Financial Officer since July 2012. Mr. Passov joined Pfizer in 1997 and served as Senior Vice President and Treasurer for Pfizer from 2001 to 2012 and served as Assistant Treasurer from 1997 to 2001.

Sandra J. Beaty has served as Zoetis’s Executive Vice President of Corporate Affairs since October 2012. Ms. Beaty joined Pfizer in 1996 and held various positions, including Senior Vice President of Public Affairs and Chief of Staff to the former Pfizer Chairman and CEO.

Alejandro Bernal has served as Zoetis’s Executive Vice President and Area President of the Europe, Africa and Middle East region since October 2012 and as Area President of that region for Pfizer’s animal health business unit since 2010. Mr. Bernal joined Pfizer in 2000 and held various positions, including Area President Canada and Latin America region; Regional Director of Southwest and Central Latin America; Division Director for Central America and Colombia; Swine and Poultry Team Leader for Mexico; and Swine Product Manager for Northern Latin America for Pfizer’s animal health business unit.

Heidi C. Chen has served as Zoetis’s Executive Vice President, General Counsel since October 2012, as Zoetis’s Corporate Secretary since July 2012 and as Vice President and Chief Counsel of Pfizer’s animal health business unit since 2009. Ms. Chen joined Pfizer in 1998 and held various legal and compliance positions, including lead counsel for Pfizer’s Established Products business unit.

Catherine A. Knupp has served as Zoetis’s Executive Vice President and President of Research and Development since October 2012 and as Vice President of Pfizer’s Veterinary Medicine Research and Development since September 2005. Dr. Knupp joined Pfizer in July 2001 and held various positions, including Vice President of Pfizer’s Michigan laboratories for Pharmacokinetics, Dynamics and Metabolism.

Roxanne Lagano has served as Zoetis’s Executive Vice President and Chief Human Resources Officer since October 2012. Ms. Lagano joined Pfizer in 1997 and held various positions, including Senior Vice President, Pfizer Global Compensation, Benefits and Wellness and Senior Director, Business Transactions, Pfizer Worldwide Human Resources.

Joyce J. Lee has served as Zoetis’s Executive Vice President and Area President of the Canada and Latin America region since October 2012 and as Area President of the same region for Pfizer’s animal health business unit since December 2010. Ms. Lee joined Pfizer in 2003 with the acquisition of Pharmacia and held various positions, including Vice President of Global Poultry and Vice President of Global Business Technology for Pfizer’s animal health business unit.

Clinton A. Lewis, Jr. has served as Zoetis’s Executive Vice President and President of U.S. Operations since October 2012 and as President of U.S. Operations for Pfizer’s animal health business unit since 2007. Mr. Lewis joined Pfizer in 1988 and held various positions across sales, marketing and general management including Senior Vice President of Sales, U.S.; General Manager, Pfizer Caribbean; and General Manager, U.S. Anti-Infectives.

Kristin C. Peck has served as Zoetis’s Executive Vice President and Group President since October 2012. Ms. Peck joined Pfizer in 2004 and held various positions, including Executive Vice President, Worldwide Business Development and Innovation; Senior Vice President of Worldwide Business Development, Strategy and Innovation; Senior Vice President, Worldwide Strategy and Innovation; Vice President, Strategic Planning; Chief of Staff to the Vice Chairman; and Senior Director, Strategic Planning. Ms. Peck also served as a member of Pfizer’s Executive Leadership Team.

Stefan Weiskopf has served as Zoetis’s Executive Vice President and Area President of the Asia Pacific region, which expands to Australia and New Zealand, since October 2012 and as Area President of that region for Pfizer’s animal health unit since 2007. Mr. Weiskopf joined Pfizer in 1988 and held various positions, including Division Director Animal Health for Germany, Austria and Switzerland.

Frank A. D’Amelio has served as a member of Zoetis’s board since July 2012 and as Executive Vice President, Business Operations and Chief Financial Officer for Pfizer since December 2010. Mr. D’Amelio joined Pfizer in September 2007 and held various positions, including Senior Vice President and Chief Financial Officer. Mr. D’Amelio also serves as a member of Pfizer’s Executive Leadership Team. From November 2006 to August 2007, Mr. D’Amelio held the position of Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent, S.A. Mr. D’Amelio currently serves on the Board of Directors of Humana Inc. and is Chair of the Humana Inc. Audit Committee.

Mr. D’Amelio’s experience described above, including his business, management and leadership experience and his experience serving on the board of another public company, provides him with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

Sanjay Khosla has served as a member of Zoetis’s board since June 2013. Mr. Khosla has served on the Board of Directors of Best Buy, Inc. since 2008 and on the Board of Directors of NIIT, Ltd. since 2002. From 2007 to 2013 Mr. Khosla served as President, Developing Markets of Kraft Foods (now Mondelez International). He also served as Managing Director of Fonterra Brands and Food Service, a multi-national dairy cooperative based in New Zealand, from 2004 to 2006. Before joining Fonterra, Mr. Khosla had a 27-year career with Unilever PLC in Europe and Asia, culminating as senior vice president, global beverages, and chairman of Unilever’s beverages category.

Mr. Khosla’s international business experience, including his experience in the livestock industry as a senior executive in the global dairy industry, provides him with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

Michael B. McCallister has served as a member of Zoetis’s board since January 2013 and as chairman of Zoetis’s board since June 2013. Mr. McCallister has been the Chairman of the Board of Directors of Humana Inc. since 2010. Mr. McCallister joined Humana Inc. in 1974 and has held various positions, including Chief Executive Officer from 2000 until December 31, 2012. Humana Inc. is a healthcare company that offers a wide range of insurance products and health and wellness services. Mr. McCallister currently serves on the Board of Directors of Fifth Third Bancorp and Bellarmine University. Mr. McCallister also served on the Board of Directors of National City Corporation until its merger with PNC Financial Services Group in December 2008 as well as on the Board of Directors and as Chairman of the Health and Retirement Task Force of the Business Roundtable.

Mr. McCallister’s experience described above, including experience in the healthcare industry and his knowledge of the operational, financial and strategic development of another public company, provides him with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

Gregory Norden has served as a member of Zoetis’s board since January 2013. Mr. Norden is the Managing Director of G9 Capital Group LLC which invests in early stage ventures and provides corporate finance advisory services. From 1989 to 2010, Mr. Norden held various senior positions with Wyeth/American Home Products, most recently as Wyeth’s Senior Vice President and Chief Financial Officer (from 2007 to 2010). Prior to this role, Mr. Norden was Executive Vice President and Chief Financial Officer of Wyeth Pharmaceuticals. Prior to his affiliation with Wyeth, Mr. Norden served as Audit Manager at Arthur Andersen & Co. Mr. Norden also serves on the Board of Directors of Welch Allyn, a provider of medical diagnostic equipment, and NanoString Technologies, a provider of life science tools for translational research and development of molecular diagnostic products. Mr. Norden is a former director of Human Genome Sciences, Inc., where he served until 2012.

Mr. Norden’s experience described above, including his background in finance and experience as a senior executive in the global healthcare and pharmaceutical industries, provides him with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

Louise M. Parent has served as a member of our board since August 2013. Ms. Parent has been the Executive Vice President and General Counsel of American Express Company since 1993, and has served on the operating committee and global management team of American Express since 2003. Ms. Parent joined American Express in 1977 and has held various positions with the global services company, including Deputy General Counsel from 1992 to 1993, and General Counsel of their First Data Resources subsidiary from 1989 to 1992. Ms. Parent currently serves on the Board of Directors of American Express Centurion Bank.

Ms. Parent’s experience described above, including her legal expertise, her global management experience, and her experience in corporate governance and board matters, provides her with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

Robert Scully has served as a member of Zoetis’s board since June 2013. Mr. Scully has served on the Board of Directors of Kohlberg Kravis Roberts & Company since 2010. In addition, he served as a member of the office of the Chairman of Morgan Stanley from 2007 to 2009. From 1996 through 2008, Mr. Scully held various positions in other banking and financial services companies.

Mr. Scully’s experience described above, including his global management experience, business development knowledge and investor insights provides him with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

William C. Steere, Jr. has served as a member of Zoetis’s board since January 2013. Mr. Steere has been Chairman Emeritus of Pfizer since July 2001. Mr. Steere joined Pfizer in 1959 and held various positions, including Chief Executive Officer from 1991 until 2000; Chairman of the Board of Directors from 1992 until 2001; and member of the Board of Directors until 2011. Mr. Steere is currently on the Board of Directors of Health Management Associates, Inc. Mr. Steere also served on the Boards of Directors of Dow Jones & Company, Inc. until 2007 and MetLife, Inc. until 2010.

Mr. Steere’s experience described above, including his expertise leading another public company and knowledge of, and experience with, the pharmaceutical and health care industries, provides him with the qualifications and skills to serve as a member of the Zoetis Board of Directors.

Composition of Board; Classes of Directors

Zoetis’s Board of Directors currently consists of eight members. Six of Zoetis’s directors (Sanjay Khosla, Michael B. McCallister, Gregory Norden, Louise M. Parent, Robert Scully and William C. Steere, Jr.) are independent under the applicable rules of the NYSE and the Exchange Act.

Zoetis’s board is divided into three classes, denominated as class I, class II and class III. Members of each class will hold office for staggered three-year terms. At each annual meeting of Zoetis’s stockholders beginning in 2014, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successors have been elected and qualified.

Committees of the Board of Directors

The standing committees of Zoetis’s board are described below.

Audit Committee

The Audit Committee is composed of three directors, Mr. Norden (Chair), and Messrs. Steere and Scully, who are not otherwise currently employed by either Zoetis or Pfizer. Mr. Norden and Mr. Scully each qualifies as independent, and Mr. Norden qualifies as an “audit committee financial expert,” as such terms are defined in the regulations under the Exchange Act. The Audit Committee complies with the applicable standards of the NYSE and the Exchange Act. The Audit Committee is responsible for, among other things, the oversight of the integrity of Zoetis’s financial statements and system of internal controls, the qualifications and independence of Zoetis’s independent registered accounting firm and the performance of Zoetis’s internal auditor and independent auditor. The Audit Committee also has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace Zoetis’s independent registered public accounting firm. In addition, the Audit Committee reviews reports from management, legal counsel and third parties relating to the status of compliance with laws, regulations and internal procedures. The Audit Committee is responsible for reviewing and discussing with management Zoetis’s policies with respect to risk assessment and risk management.

A copy of Zoetis’s Audit Committee Charter is available on Zoetis’s website.

Corporate Governance Committee

The Corporate Governance Committee is composed of Mr. McCallister (Chair), and Messrs. D’Amelio and Steere. The Corporate Governance Committee is responsible for, among other things, matters of corporate governance and matters relating to the practices, policies and procedures of the Board of Directors, identifying and recommending candidates for election to Zoetis’s Board of Directors and each committee of Zoetis’s Board of Directors, and reviewing, at least annually, Zoetis’s corporate governance principles. The Corporate Governance Committee also advises on and recommends director compensation, which will be approved by the full Board of Directors. In addition, the Corporate Governance Committee is responsible for administering policies and procedures regarding related persons transactions.

A copy of Zoetis’s Corporate Governance Committee Charter is available on Zoetis’s website.

Compensation Committee

The Compensation Committee is composed of Mr. Scully (Chair), Messrs. Khosla and Norden, and Ms. Parent. The Compensation Committee is responsible for, among other things, reviewing and approving Zoetis’s overall compensation philosophy and overseeing the administration of related compensation and benefit programs, policies and practices. The Compensation Committee is also responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of Zoetis’s chief executive officer and other executive officers and evaluating their performance in light of these goals, reviewing the compensation of Zoetis’s executive officers and other appropriate officers, and administering Zoetis’s incentive and equity-based compensation plans.

A copy of Zoetis’s Compensation Committee Charter is available on Zoetis’s website.

Code of Ethics

All of Zoetis’s employees, including Zoetis’s Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Zoetis’s policies on business conduct to ensure that Zoetis’s business is conducted in a consistently legal and ethical manner. A copy of the Code of Conduct can be found on Zoetis’s website www.zoetis.com under Corporate Compliance. Zoetis will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards affecting Zoetis’s Chief Executive Officer, Chief Financial Officer, and Controller on Zoetis’s website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Zoetis’s directors, officers and beneficial owners of more than 10 percent of Zoetis common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Zoetis common stock and to furnish Zoetis with copies of all forms filed. To Zoetis’s knowledge, as of August 31, 2013, all Section 16(a) filing requirements applicable to Zoetis’s directors, officers and beneficial owners of more than 10 percent of Zoetis common stock have been met except that our director Louise M. Parent filed a late Form 3 and our officer Sandra J. Beaty filed two late Forms 4.

Compensation Discussion and Analysis

Introduction

Zoetis’s executive officers whose compensation is discussed in this compensation discussion and analysis (“CD&A”), also referred to as Zoetis’s named executive officers (“NEOs”), are Juan Ramón Alaix, Chief Executive Officer; Richard A. Passov, Executive Vice President and Chief Financial Officer; Kristin C. Peck, Executive Vice President and Group President; Catherine A. Knupp, Executive Vice President and President of Research and Development; and Clinton A. Lewis, Jr., Executive Vice President and President of U.S. Operations.

Background

Prior to the IPO, Zoetis operated as a business unit of Pfizer. As a result, Pfizer determined the 2012 compensation of Zoetis’s employees, including Zoetis’s NEOs. Accordingly, the compensation arrangements discussed in this CD&A are those of Pfizer. These compensation arrangements, as well as certain of Zoetis’s post-Separation compensation programs, are discussed below. Because Zoetis’s NEOs were not executive officers of Pfizer, their cash compensation was initially determined by Pfizer’s senior management in accordance with the philosophy adopted by the Compensation Committee of Pfizer’s Board of Directors, but was not specifically determined or reviewed by the Compensation Committee of Pfizer’s Board of Directors.

Philosophy, Goals and Principles of Pfizer’s Executive Compensation Program

Pfizer’s executive compensation philosophy, which is set by the Compensation Committee of Pfizer’s Board of Directors, is to align each executive’s compensation with Pfizer’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. A significant portion of the total compensation opportunity for each of Pfizer’s executives (including, in 2012, Zoetis’s NEOs) is directly related to Pfizer’s stock price performance and to other performance factors that measure progress against the goals of Pfizer’s strategic and operating plans, as well as Pfizer’s performance against that of the pharmaceutical peer group described below.

Pfizer seeks to implement its compensation philosophy and achieve the goals of its program by following three key principles:

•	positioning total direct compensation and each compensation element at approximately the median of its peer companies, with emphasis on pharmaceutical companies with large market capitalization;

•	aligning annual short-term incentive awards with annual operating and financial objectives; and

•	rewarding absolute and relative performance in total stockholder return through long-term equity incentive awards.

Pfizer’s Executive Compensation Framework

In support of its compensation philosophy, Pfizer targets the median compensation values of both a peer group of pharmaceutical companies and a general industry comparator group to determine an appropriate total value and mix of pay for Zoetis’s executives. Pfizer’s Compensation Committee reviews these peer groups on an annual basis.

Pfizer’s pharmaceutical peer group for 2012 consisted of the following companies, which were selected based on their size and market capitalization and the complexity of their businesses, as well as the availability of comparative data. Pfizer’s Compensation Committee recognizes that while data is available on the performance of Pfizer’s non-U.S.-based peer companies, the compensation data is limited in terms of comparable benchmarks and other information as compared to peers based in the United States.

Pfizer’s 2012 Pharmaceutical Peer Group
Abbott Laboratories	Johnson & Johnson
Amgen	Merck
AstraZeneca	Novartis
Bristol-Myers Squibb	Roche
Eli Lilly	Sanofi-Aventis
GlaxoSmithKline

The general industry comparator group for 2012 was selected by Pfizer’s Compensation Committee from other industry sectors based on the same criteria as described above.

Pfizer’s 2012 General Industry Comparator Group
Alcoa	Honeywell
Altria Group	IBM
Boeing	Lockheed Martin
Caterpillar	PepsiCo
Chevron	Procter & Gamble
Coca-Cola	TimeWarner
Comcast	United Parcel Service
Dell	United Technologies
Dow Chemical	UnitedHealth Group
DuPont	Verizon
FedEx	Walt Disney
General Electric

As described under “—Zoetis’s Post-Separation Compensation Program,” Pfizer has a different peer group, given the differences between Pfizer and Zoetis in industry focus, market capitalization and other factors that impact executive compensation.

Applying Pfizer’s Compensation Framework to Executive Positions

Pfizer uses median compensation data for similar positions in its pharmaceutical peer and general industry comparator groups, as well as an evaluation of internal equity among Pfizer executives, as a guide in setting compensation targets for each of its executives, including, in 2012, Zoetis’s NEOs. Each compensation target is assigned a numbered salary grade to simplify the compensation administration process and help maintain internal equity.

Pfizer uses salary grades to determine the preliminary salary recommendation, target annual incentive award opportunity, and target long-term equity incentive award value for each executive position. Each salary grade is expressed as a range, with minimum, midpoint, and maximum salary levels. Minimum and maximum salary range levels for each grade are set 25% below and above the salary range midpoint, which is intended to approximate the bottom and top quartiles for positions assigned to that grade. This framework provides a guide for Pfizer’s Compensation Committee determinations. The actual total compensation and/or amount of each compensation element for an individual executive may be more or less than this median.

Overview of Pfizer’s Compensation Program Design

This section will explain how Pfizer determined the design of its 2012 executive compensation program as it relates to Zoetis’s NEOs.

Role of Pfizer’s Compensation Consultant

Since 2003, Pfizer’s Compensation Committee has engaged the firm of Frederic W. Cook & Co., represented by George Paulin, its Chief Executive Officer, as the Committee’s independent compensation consultant. Below are some of the consultant’s primary responsibilities:

•	advise Pfizer’s Compensation Committee on management proposals, as requested;

•	attend Pfizer’s Compensation Committee meetings;

•	review Pfizer’s compensation philosophy, peer group and competitive positioning and advise Pfizer’s Compensation Committee on their reasonableness and appropriateness;

•	review Pfizer’s executive compensation program and advise Pfizer’s Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	review the selected peer group and survey data for competitive comparisons;

•	oversee and review survey data on executive pay practices and amounts that come before Pfizer’s Compensation Committee;

•	provide market data and recommendations on Chief Executive Officer compensation without prior review by management (except for necessary fact-checking); and

•	proactively advise Pfizer’s Compensation Committee on best-practice approaches for governance of executive compensation as well as areas of concern and risk in Pfizer’s program.

Elements of Pay

Base Salary. In accordance with Pfizer practice, base salaries for Zoetis’s NEOs were generally determined by evaluating the responsibilities of the executive’s position, the executive’s experience and the competitive marketplace. The competitive marketplace was determined with the use of survey data, as described under “—Role of Pfizer’s Compensation Consultant.” Future base salary adjustments for Zoetis’s NEOs are expected to take into account changes in the executive’s responsibilities, the executive’s performance and changes in the competitive marketplace.

Annual Incentive Plan. For 2012, eligible employees, including Zoetis’s NEOs, participated in Pfizer’s annual incentive program—the Global Performance Plan (“GPP”). The GPP utilizes a funded pool based on Pfizer’s performance on three financial metrics: total revenue (revenue), weighted 40%; adjusted diluted earnings per share, weighted 40%; and cash flow from operations (cash flow), weighted 20%. The GPP pool funding percentage can range from 0% to 200% of target award levels; however, the pool is not funded unless performance exceeds a threshold level. Earned individual payouts also can range from 0% to 200% of target and reflect allocations from the available earned pool based on corporate, business unit/function, and individual performance.

As indicated by the following table, Pfizer’s actual 2012 performance exceeded the targets for revenue and adjusted diluted earnings per share, and exceeded the threshold for cash flow. The 2012 amounts below exclude the results from the Pfizer nutrition business, which was sold in 2012.

Financial objective	Revenue(a)	Adj. diluted EPS(b)	Cash flow(c)
2012 Threshold	54.5 billion	$1.97	$15.5 billion
2012 Target	59.0 billion	$2.17	$19.0 billion
2012 Achievement	59.2 billion	$2.26	$18.4 billion

(a)	Total revenue for annual incentive purposes is based on budgeted foreign exchange rates. Therefore, 2012 achievement differs from U.S. GAAP revenue of $59.0 billion.
(b)	Adjusted diluted EPS for annual incentive purposes is based on budgeted foreign exchange rates and excludes certain nonrecurring items.
(c)	2012 target and achievement exclude certain tax and other discretionary timing items for compensation purposes (non-GAAP amounts).

See “Financial Measures” in Pfizer’s Definitive Proxy Statement filed on March 14, 2013 for reconciliations of 2012 and 2011 U.S. GAAP revenues and U.S. GAAP diluted EPS to non-GAAP total revenue and non-GAAP adjusted diluted EPS for annual incentive purposes. Adjusted diluted EPS is defined as U.S. GAAP diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Non-GAAP total revenue and non-GAAP adjusted diluted EPS for annual incentive purposes are not, and should not be viewed as, substitutes for U.S. GAAP revenues and U.S. GAAP diluted EPS, respectively.

Zoetis’s NEOs’ 2012 annual incentive awards were based on:

•	the financial performance of Pfizer (measured by revenue, adjusted diluted earnings per share and cash flow, as described above);

•	the financial performance of their respective business unit/function measured by annual budgets for revenue and income before adjustments (as applicable);

•	the achievement of selected strategic and operational goals for their respective business unit/function; and

•	an assessment by Pfizer’s Chief Executive Officer of each executive’s individual performance.

The 2012 annual incentive award for Mr. Alaix was recommended by Pfizer’s Chief Executive Officer. With respect to Zoetis’s other NEOs, Messrs. Passov and Lewis, Ms. Peck and Dr. Knupp, their 2012 annual incentive awards were recommended by Mr. Alaix, as head of the Pfizer animal health business, and reviewed and approved by Pfizer’s Chief Executive Officer. Although Pfizer’s Compensation Committee approved the payment of such amounts, Pfizer’s Compensation Committee was not involved in making the specific annual incentive award recommendations for Zoetis’s NEOs. Each of Zoetis’s NEOs was determined to have exceeded their overall objectives for 2012.

2012 Strategic and Operational Objectives. As President of the Pfizer animal health business, Mr. Alaix’s 2012 strategic and operational objectives included: (i) improving effectiveness of field force and veterinary operations; (ii) growing income before taxes faster than revenue; (iii) expanding the product portfolio through superior research and development and targeted business development and global alliances; (iv) realizing targeted savings in operational expenses; (v) improving the engagement of Pfizer animal health colleagues at all levels; and (vi) realizing operational readiness for the Pfizer animal health strategic alternatives review.

As Treasurer of Pfizer until October 2012, Mr. Passov’s 2012 strategic and operational objectives included: (i) contributing at least $250 million of income from portfolio and pension plan initiatives; (ii) establishing a debt refinancing program; (iii) maximizing the EPS impact of the share repurchases; and (iv) maximizing the value of any potential transaction involving Pfizer animal health.

As Executive Vice President, Worldwide Business Development and Innovation of Pfizer, until November 2012, Ms. Peck’s 2012 strategic and operational objectives included: (i) identifying and closing key business development acquisition, licensing and partnership opportunities; (ii) increasing the return and reducing the risk of Pfizer’s R&D portfolio through creative partnerships and business development; (iii) maximizing the value of business units and assets identified for divestiture to create optimal stockholder value; (iv) developing an enterprise-wide digital strategy that will create opportunities to drive growth and efficiency and add value for Pfizer’s key stakeholders; and (v) supporting initiatives to reduce costs and ensure efficiency in Pfizer’s commercial operating model.

As head of Veterinary Medicine Research and Development of the Pfizer animal health business, Dr. Knupp’s 2012 strategic and operational objectives included: (i) delivering the product portfolio by implementing investment strategies across all segments (vaccines and medicines) and stages; (ii) creating opportunities to position new businesses (genetics, diagnostics, etc.) and emerging markets for value generation; (iii) ensuring ongoing success of the global research organization in a new operating model; and (iv) ensuring business stability through the Pfizer animal health strategic alternatives review.

As head of U.S. Operations for Pfizer animal health, Mr. Lewis’ 2012 strategic and operational objectives included: (i) achieving revenue of $1.6 billion; (ii) developing a plan to expand coverage of the Inside Sales Team; (iii) continuing to strengthen colleague engagement; (iv) ensuring the successful integration of new business/service platforms into a comprehensive solutions offering; and (v) supporting the Pfizer animal health strategic alternatives review.

The threshold, target and maximum incentive award opportunities for each of Zoetis’s NEOs for 2012 are set forth in the “2012 grants of plan-based awards table.”

2012 Long-Term Equity Incentives. A key element of Pfizer’s compensation program is long-term equity incentive awards granted under the 2004 Stock Plan. In 2012, Zoetis’s NEOs received equity awards under the 2004 Stock Plan intended to:

•	align the interests of Zoetis’s executives with Pfizer’s stockholders;

•	focus Zoetis’s executives’ efforts on improving Pfizer’s total stockholder return, both on an absolute and relative basis; and

•	promote retention through the use of multi-year vesting schedules.

The 2012 grants to Zoetis’s NEOs were made in the form of (1) RSUs, (2) 5- and 7-year TSRUs, and (3) PSAs. RSUs represent the right to receive shares of Pfizer common stock in the future, subject to continued service with Pfizer. Pfizer RSUs vest on the third anniversary of the date of grant. Dividend equivalent units (“DEUs”), are accumulated during the vesting period. Both RSUs and DEUs are payable in shares of Pfizer common stock, and only on vesting.

TSRUs vest in three years and are settled on the fifth or seventh anniversary of the date of grant. The number of shares that may be earned for each TSRU is equal to the difference between the settlement price (the 20-day average of the closing prices of Pfizer common stock prior to settlement) and the grant price (the closing price of shares of Pfizer common stock on the date of grant) plus the value of dividend equivalents accumulated over the term, subject to the results being positive.

PSAs vest in three years and provide an opportunity for executives to receive shares of Pfizer common stock contingent upon corporate performance in relation to the performance of the Pfizer pharmaceutical peer group over a designated period of time (generally, three years). The number of shares that may be earned under the PSAs over the performance period is based on Pfizer’s Total Shareholder Return (“TSR”) (defined as change in stock price plus dividends), relative to the TSR of the Pfizer pharmaceutical peer group and ranges from 0% to 200% of the initial award. Dividend equivalents are applied to the shares actually earned.

Zoetis’s equity awards are determined by Zoetis’s Compensation Committee. Prior to the IPO, the amounts, terms and conditions of the equity awards granted to Zoetis’s NEOs were determined by Pfizer.

Treatment of Outstanding Pfizer Equity Awards

Upon the completion of the Distribution, each outstanding, unvested Pfizer stock option held by Zoetis employees vested and such Pfizer stock options will generally be exercisable for Pfizer common stock until the earliest to occur of (i) the three year anniversary of the Distribution, (ii) the option-holder’s termination of employment from Zoetis and (iii) the expiration of the stock option.

Upon the completion of the Distribution, Pfizer accelerated the vesting of, or in some cases the settlement of, on a pro-rated basis, outstanding Pfizer RSUs, TSRUs and PSAs held by Zoetis employees, subject, in each case, to the requirements of Section 409A of the Code, the terms of the 2004 Stock Plan and the applicable award agreements and any outstanding deferral elections. The accelerated vesting of the outstanding Pfizer equity awards resulted in the recognition of additional expense. The remainder of such equity awards were forfeited as of the completion of the Distribution. Zoetis granted a cash payment to Zoetis employees who held outstanding Pfizer RSUs, equal to the value of each employee’s forfeited Pfizer RSUs, calculated by multiplying the number of forfeited RSUs by the average of Pfizer’s common stock price during the 20-day period preceding the date upon which the Distribution was completed. In the case of Zoetis’s senior management, Zoetis granted RSUs equal to the value of each award holder’s forfeited Pfizer RSUs, TSRUs and/or PSAs (as applicable), calculated as described above, and in the case of PSAs, based on the target value of the PSAs. The new Zoetis RSUs will generally vest in accordance with the forfeited Pfizer awards, except that RSUs granted in lieu of forfeited TSRUs will vest on the third anniversary of the date of grant. The Zoetis RSUs were granted under the Zoetis 2013 Equity and Incentive Plan (the “Equity Plan”), which is described below in “—Zoetis 2013 Equity and Incentive Plan.”

Employment and Retirement Benefits

Deferred Compensation. Pfizer permits its executives, including, in 2012, Zoetis’s NEOs, to defer receipt of earned annual incentives and any shares earned under PSAs. Annual incentives may be deferred into either a Pfizer stock unit fund or a cash fund earning interest at 120% of the applicable federal long-term rate (which fluctuated between 2.59% and 3.42% in 2012). The Pfizer stock unit fund is credited with reinvested DEUs. PSAs may be deferred only into Pfizer common stock units. Certain RSUs are mandatorily deferred on vesting if payment would result in the loss of a tax deduction for Pfizer. See “—Tax Deductibility of NEO Compensation.”

Insurance Plans. Pfizer provides a number of health and family security benefits, such as medical insurance, dental insurance, life insurance and long-term disability insurance. These benefits are available to all U.S. and Puerto Rico-based employees, including, in 2012, Zoetis’s NEOs, and are comparable to those provided by the companies in the Pfizer pharmaceutical and general industry comparator groups. These programs are designed to provide certain basic quality of life benefits and protections to Pfizer employees, including, in 2012, Zoetis’s NEOs, and at the same time enhance Pfizer’s attractiveness as an employer of choice. The annual cost of benefits for each of Zoetis’s NEOs for these Pfizer benefits ranged from approximately $13,000 to $25,000.

Pension and Savings Plans. Pfizer maintains qualified defined benefit pension plans for the benefit of all its eligible U.S. and Puerto Rico-based employees, including, in 2012, Zoetis’s NEOs, hired prior to January 1, 2011. For those U.S. employees earning in excess of the Code limit ($250,000 for 2012), including, in 2012, Zoetis’s NEOs, Pfizer maintains related supplemental benefit restoration plans. The provisions and features of the qualified defined benefit pension plans and the related supplemental benefit restoration plans apply to all participants in those plans, including, in 2012, Zoetis’s NEOs. Pfizer also maintains savings plans that permit participants to make pre-tax, after-tax and/or Roth contributions of a portion of their eligible pay, up to certain limits. In addition, Pfizer maintains non-qualified savings plans that permit eligible participants to make pre-tax contributions in excess of tax law limitations on qualified plans. Pfizer provides matching contributions with respect to employee contributions, up to certain limits. The provisions and features of the qualified savings plans and the related non-qualified supplemental savings plans apply to all participants in those plans, including, in 2012, Zoetis’s NEOs. These plans are described in the narrative accompanying the “2012 Pension Benefits Table” and the “2012 Non-Qualified Deferred Compensation Table” below.

Post-Employment Compensation. Pfizer’s Senior Leadership Council Separation Plan, (the “SLC Separation Plan”) provides a competitive level of severance protection for certain senior executives to help Pfizer attract and retain key talent. Zoetis’s NEOs participated in the SLC Separation Plan, which provides severance upon a termination of employment without cause, equal to the sum of one-times pay (defined as base salary and target bonus). In addition, the executive would be eligible for 12 months of health and insurance benefits continuation at active rates, plus outplacement assistance as offered by Pfizer.

Effective November 1, 2012, Pfizer adopted a severance plan, the Sale of Business Severance Plan, to cover certain of Zoetis’s executives, including each of Zoetis’s NEOs, in the event of a sale of the animal health business. The Sale of Business Severance Plan expired on the date Pfizer ceased to own a controlling interest in Zoetis. The Sale of Business Severance Plan was intended to give key executives assurances as to severance pay and benefits in the event of a sale of the animal health business to a third party, in order to allow them to focus on making decisions that are in the best overall interests of Pfizer and Zoetis. The Sale of Business Severance Plan

would have provided benefits in the event that an executive’s employment was involuntarily terminated other than for cause or the executive resigned for good reason within two years following the consummation of a sale to a third party. The Sale of Business Severance Plan was not triggered by the Distribution. For Zoetis’s NEOs, the severance plan provided for a cash payment equal to the sum of two times the executive’s base salary, plus two times the executive’s bonus target (each determined as of the date of termination). In addition, the executive would have been eligible for 12 months of health and insurance benefits continuation at active rates, plus outplacement assistance as offered by Pfizer. Payments made under the Sale of Business Severance Plan would have been offset to the extent that severance was payable under the SLC Separation Plan, in order to avoid duplication of benefits. Severance payments and benefits for Zoetis’s NEOs under the SLC Separation Plan, and the Sale of Business Severance Plan, are described in “—Estimated Benefits Upon Termination.” The Sale of Business Severance Plan expired on the date Pfizer ceased to own a controlling interest in Zoetis.

Zoetis’s Post-Separation Compensation Program

The following section describes the compensation program that Zoetis is implementing for Zoetis’s senior executives, including Zoetis’s NEOs. Pfizer engaged Compensation Advisory Partners (“CAP”), on Zoetis’s behalf, to assist in designing Zoetis’s executive compensation program. Zoetis’s Compensation Committee expects to retain its own compensation consultant to advise the Compensation Committee in its compensation planning decisions.

Zoetis Compensation Committee

Zoetis’s Compensation Committee, which was appointed by Zoetis’s Board of Directors, is determining the appropriate compensation plans and programs for Zoetis’s executives. Zoetis’s Compensation Committee will review and evaluate Zoetis’s executive compensation plans and programs to ensure they are aligned with Zoetis’s compensation philosophy.

Peer Group Analysis

Based upon the advice of CAP, Zoetis has identified the following eleven companies as Zoetis’s “core” peers:

Actavis Inc.	Forest Laboratories Inc.
Agilent Technologies Inc.	Life Technologies Corp.
Allergan Inc.	Mead Johnson Nutrition
Biogen Idec Inc.	Monsanto Co.
Covance Inc.	Mylan Inc.
Endo Health Solutions Inc.

Based on their sales and market capitalization, as well as the nature of their businesses, histories, industries and the availability of relevant comparative compensation data, Zoetis believes this core peer group is appropriate given the unique nature of Zoetis’s business and industry.

In addition to these eleven core peer companies, Zoetis has identified six additional companies (Bio-Rad Laboratories, Celgene, Hospira, Mettler-Toledo International, PerkinElmer, and Perrigo) that have similar sales and market capitalization, but do not have readily available comparative compensation data, that Zoetis will use as “supplemental” peer companies, as appropriate. Zoetis will utilize the proxy data for these supplemental peer companies for purposes of determining comparative compensation for certain of Zoetis’s executives.

In addition to the data from these peer companies, additional data from similarly-sized companies in life sciences and general industry may be used for benchmarking purposes to ensure robust data.

Zoetis 2013 Equity and Incentive Plan

The Equity Plan is a comprehensive incentive compensation plan that permits Zoetis to grant both equity-based and non-equity based compensation awards to employees of Zoetis (and its subsidiaries) and to Zoetis’s directors. The Equity Plan became effective January 28, 2013.

In order to provide long-term incentives to, and facilitate the retention of, Zoetis’s employees, Zoetis granted RSUs and stock options (or other awards as appropriate with respect to Zoetis’s employees in non-U.S. jurisdictions) under the Equity Plan to approximately 1,700 of Zoetis’s employees, including each of Zoetis’s NEOs, in connection with the IPO. These grants are also referred to as the “2013 equity grants.” These 2013 equity grants represent the long-term incentive compensation component of such individuals’ total 2013 compensation.

In general, these awards will vest on the third anniversary of the IPO. The 2013 equity grant target value for each employee was based on each employee’s job level. The value of the award to an employee was split equally among RSUs and stock options (or such other awards as appropriate with respect to Zoetis’s employees in non-U.S. jurisdictions). The approximate aggregate target value of the 2013 equity grants to all employees was $45 million. Of that amount, the approximate target values of the 2013 equity grants to Zoetis’s NEOs were as follows: Mr. Alaix—$4.0 million, Mr. Passov—$1.4 million, Ms. Peck—$1.12 million, Mr. Lewis—$0.6 million, and Dr. Knupp—$0.6 million. However, the actual value realized by the recipients of the 2013 equity grants will depend on a number of factors, including future vesting and the future market value of Zoetis shares.

Stock Ownership and Holding Requirements

Zoetis has adopted share ownership guidelines for Zoetis’s NEOs. Zoetis’s guidelines require Mr. Alaix to hold Zoetis shares with a value of five times his annual base salary, Mr. Passov and Ms. Peck to hold Zoetis shares with a value of three times their respective base salaries, and all remaining executive officers to hold Zoetis shares with a value of two times their respective base salaries, before they can sell any shares upon the exercise of options or the vesting of other awards. Zoetis’s NEOs will have five years from the establishment of the guidelines to achieve the share ownership requirement.

Clawback Policy

Zoetis is developing a clawback policy whereby Zoetis’s Compensation Committee may, if permitted by law, make retroactive adjustments to any cash- or equity-based incentive compensation paid to NEOs and other executives where a payment is predicated upon the achievement of specified financial results that are the subject of a subsequent restatement. Where applicable, Zoetis may seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, Zoetis expects that the equity incentive awards that Zoetis grants will contain such compensation recovery provisions. Zoetis’s Compensation Committee will monitor the regulatory developments related to clawbacks and expects to modify its policy, to the extent necessary, once final rules are issued.

Hedging Policy

Zoetis adopted a policy prohibiting any of Zoetis’s directors or employees, including the NEOs, from “hedging” their ownership in shares of Zoetis common stock or other equity-based interests in Zoetis’s company, including by engaging in short sales or trading in derivative securities relating to Zoetis common stock.

Tax Deductibility of NEO Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid in any fiscal year to the CEO and four other most highly compensated executive officers, other than the CFO, as of the end of any fiscal year. None of the compensation paid to Zoetis’s NEOs in 2012 was subject to the limitations on deductibility under Section 162(m), because Zoetis’s NEOs were not among the executives of Pfizer who were subject to Section 162(m).

Zoetis generally intends to structure Zoetis’s equity-based and cash-based incentive awards to meet the exception under Section 162(m) for “performance-based” compensation, taking advantage of transitional rules under Section 162(m) that will apply to Zoetis, such that these amounts are fully deductible for tax purposes. RSUs do not qualify as “performance-based” compensation. Consequently, certain of Zoetis’s NEOs may be required to defer the receipt of RSUs. However, to maintain flexibility in compensating Zoetis’s executives, Zoetis does not have a policy requiring compensation to be deductible.

Compensation Committee Interlocks and Insider Participation

Zoetis does not have any interlocking relationships between any member of Zoetis’s compensation committee and any of Zoetis’s executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws.

Compensation Tables

Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to Zoetis’s NEOs by Pfizer under Pfizer’s compensation plans and programs. Going forward, the NEOs will receive compensation and benefits under Zoetis’s compensation programs and plans.

2012 Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	Change in pension value and nonqualified deferred compensation earnings(6) ($)	All other compensation(7) ($)	Total ($)
Juan Ramón Alaix	2012	613,533	—	438,013	441,787	500,000	458,739	49,559	2,501,631
Chief Executive Officer	2011	566,075	—	412,106	368,983	400,000	687,446	57,658	2,492,268
Richard A. Passov(1)	2012	587,875	—	297,322	299,889	309,300	264,300	42,729	1,801,415
Executive Vice President and Chief Financial Officer	2011	591,700	—	332,519	297,732	335,000	589,014	44,148	2,190,113
Kristin C. Peck(2)	2012	526,250	250,000	421,189	424,843	396,000	208,815	51,316	2,278,413
Executive Vice President and Group President
Clint A. Lewis Jr.	2012	373,800	—	428,837	129,951	174,900	261,964	13,946	1,383,398
Executive Vice President and President of U.S. Operations
Catherine A. Knupp	2012	362,733	—	423,874	124,954	174,900	196,166	25,375	1,308,002
Executive Vice President and President of Research and Development

(1)	The amount shown in the “Salary” column for Mr. Passov in 2011 includes a one-time lump sum merit increase payment of $18,000.
(2)	The amount shown in the “Bonus” column for Ms. Peck represents a one-time bonus in recognition of her leadership and efforts related to the sale of the Pfizer nutrition business.

(3)	The amounts shown in this column represent the aggregate grant date fair values for the RSUs and PSAs granted in 2012 and for Messrs. Alaix and Passov, in 2011. Further information regarding the 2012 awards is included in the “2012 Grants of Plan-Based Awards Table” and “2012 Outstanding Equity Awards at Fiscal Year-End Table.” The aggregate grant date fair values of the PSAs reflected in this column are the target payouts based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values of the 2012 PSAs would be as follows: Mr. Alaix—$438,013, Mr. Passov—$297,322, Ms. Peck—$421,189, Mr. Lewis—$128,830 and Dr. Knupp—$123,867. The maximum potential values of the 2011 PSAs were as follows: Mr. Alaix—$461,520, and Mr. Passov—$372,390. Additional information related to the PSAs is included in “—Elements of Pay—2012 Long-Term Equity Incentives.” The aggregate grant date fair values have been determined based on the assumptions and methodologies set forth in Note 15 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.
(4)	The amounts shown in this column represent the aggregate grant date fair values of the TSRUs awarded in 2012 and for Messrs. Alaix and Passov, in 2011. The aggregate grant date fair values have been determined based on the assumptions and methodologies set forth in Note 15 to Zoetis’s December 31, 2012 combined financial statements included elsewhere in this prospectus.
(5)	Amounts shown in the “Non-equity incentive plan compensation” column represent annual cash incentive awards made under the GPP.
(6)	Pfizer does not pay “above market” interest on non-qualified deferred compensation to employees; therefore, this column reflects pension accruals only. The 2012 pension accrual amounts represent the difference between the December 31, 2012 and December 31, 2011 present values of age 65 accrued pensions under the Pfizer Retirement Plan and supplemental retirement plan, based on the pension plan assumptions for each year, as shown in the footnotes to the “Pension Plan Assumptions Table.” Further information regarding pension plans is included in the “2012 Pension Benefits Table.”
(7)	The amounts shown in this column represent, as of December 31, 2012, the sum of Pfizer’s Savings Plan and Supplemental Savings Plan matching contributions, for Mr. Alaix, gross-up payments of $1,776 related to taxes due on relocation benefits and for Ms. Peck, a health assessment credit, financial counseling services and use of Pfizer’s aircraft. The savings plan matching contributions include matching funds under the Pfizer Savings Plan (a tax-qualified retirement savings plan) and under the related Supplemental Savings Plan. The matching contributions for each NEO were as follows: Mr. Alaix—$45,609, Mr. Passov—$41,529, Ms. Peck—$40,331, Mr. Lewis—$11,250 and Dr. Knupp—$25,375. These plans are discussed in more detail in the “2012 Non-Qualified Deferred Compensation Table.”

The following “2012 Grants of Plan-Based Awards Table” provides additional information about non-equity incentive awards and long-term incentive awards granted to Zoetis’s NEOs by Pfizer during the year ended December 31, 2012. The long-term incentive awards were made under the 2004 Stock Plan and are described in “—Elements of Pay—2012 Long-Term Equity Incentives.”

2012 Grants of Plan-Based Awards Table

	Estimated future payouts under non-equity incentive plan awards							Estimated future payouts under equity incentive plan awards
Name (a)	Grant date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)		Target (#)(1) (g)		Maximum (#) (h)		All other stock awards: number of shares of stock or units(1) (#) (i)	All other TSRU awards: number of securities underlying TSRUs(1) (#) (j)	Exercise or base price of TSRU awards ($/Sh) (k)	Grant date fair value of stock and TSRUs(2) ($)(l)
Juan Ramón Alaix	2/23/2012	0	(3)	344,820	(3)	689,640	(3)								53,635	21.03	219,904
															45,468	21.03	221,884
														10,414			219,006
								0	(4)	10,414	(4)	20,828	(4)				219,006
Richard A. Passov	2/23/2012	0	(3)	258,168	(3)	516,336	(3)								36,408	21.03	149,273
															30,864	21.03	150,616
														7,069			148,661
								0	(4)	7,069	(4)	14,138	(4)				148,661
Kristin C. Peck	2/23/2012	0	(3)	344,820	(3)	689,640	(3)								51,578	21.03	211,470
															43,724	21.03	213,373
														10,014			210,594
								0	(4)	10,014	(4)	20,028	(4)				210,594
Clinton A. Lewis, Jr.	2/23/2012	0	(3)	139,224	(3)	278,448	(3)								15,777	21.03	64,686
															13,374	21.03	65,265
														3,063			64,415
								0	(4)	3,063	(4)	6,126	(4)				64,415
	12/31/2012													11,962			300,007
Catherine A. Knupp	2/23/2012	0	(3)	139,224	(3)	278,448	(3)								15,170	21.03	62,197
															12,860	21.03	62,757
														2,945			61,933
								0	(4)	2,945	(4)	5,890	(4)				61,933
	12/31/2012													11,962			300,007

(1)	The PSA and RSU award values were converted to units using the Pfizer closing stock price of $21.22 on February 21, 2012; the 5-Year and 7-Year TSRU values were converted using $4.12, and $4.86, respectively, the estimated value using the Monte Carlo Simulation model as of February 21, 2012. Pfizer’s closing stock price on December 31, 2012 was $25.08.
(2)	The amounts shown in this column represent the award values as of the grant dates. The values of RSUs, PSAs and 5-Year and 7-Year TSRUs are shown at the respective fair values of $21.03, $21.03, $4.10 and $4.88, as of February 23, 2012.
(3)	The amounts represent the threshold, target and maximum non-equity incentive plan awards under the GPP for 2012.
(4)	The amounts represent the threshold, target, and maximum share payouts under the Pfizer Performance Share Award Program for the January 1, 2012-December 31, 2014 performance period. The payment for threshold performance is 0% of target.

The following table summarizes the equity awards Pfizer made to Zoetis’s NEOs that were outstanding as of December 31, 2012.

2012 Outstanding Equity Awards at Fiscal Year-End Table

	Option/SAR/TSRU awards(2)						Stock awards(3)
Name (a)	Grant Date Perf Share Period(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Number of Securities Underlying Unexercised SARs/ TSRUs (#) Vested (d)	Number of Securities Underlying Unexercised SARs/ TSRUs (#) Unvested (e)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(f)	Option Exercise Price ($) (g)	Option Expiration Date (h)	Number of Shares or Units of Stock That Have Not Vested (#) (i)	Market Value of Shares or Units of Stock That Have Not Vested ($)(j)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(l)
Juan Ramón Alaix	4/30/2003	49,000					30.74	4/29/2013
	2/26/2004	40,000					37.15	2/25/2014
	2/24/2005	49,500					26.20	2/23/2015
	2/23/2006	80,000					26.20	2/22/2016
	2/22/2007	63,500					25.87	2/21/2017
	2/28/2008			23,595			22.55	2/28/2013
	2/26/2009			38,557			12.70	2/26/2014
	12/31/2009			37,473			18.19	12/31/2014
	2/25/2010				36,599		17.69	2/25/2015	10,122	253,861
	2/24/2011				42,348		18.90	2/24/2016	10,280	257,810
	2/24/2011				35,058		18.90	2/24/2018
	2/23/2012				53,635		21.03	2/23/2017	10,707	268,532
	2/23/2012				45,468		21.03	2/23/2019
	1/1/2010- 12/31/2012										9,053	227,049
	1/1/2011- 12/31/2013										9,595	240,643
	1/1/2012- 12/31/2014										10,414	261,183
Richard A. Passov	2/27/2003	70,000					29.33	2/26/2013
	2/26/2004	80,000					37.15	2/25/2014
	2/24/2005	79,000					26.20	2/23/2015
	2/23/2006	97,000					26.20	2/22/2016
	2/22/2007	63,000					25.87	2/21/2017
	2/28/2008			36,946			22.55	2/28/2013
	2/26/2009			40,423			12.70	2/26/2014
	2/25/2010				32,939		17.69	2/25/2015	9,110	228,484
	2/24/2011				34,171		18.90	2/24/2016	8,294	208,022
	2/24/2011				28,288		18.90	2/24/2018
	2/23/2012				36,408		21.03	2/23/2017	7,268	182,279
	2/23/2012				30,864		21.03	2/23/2019
	1/1/2010- 12/31/2012										8,148	204,352
	1/1/2011- 12/31/2013										7,742	194,169
	1/1/2012- 12/31/2014										7,069	177,291

	Option/SAR/TSRU awards(2)						Stock awards(3)
Name (a)	Grant Date Perf Share Period(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Number of Securities Underlying Unexercised SARs/ TSRUs (#) Vested (d)	Number of Securities Underlying Unexercised SARs/ TSRUs (#) Unvested (e)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(f)	Option Exercise Price ($) (g)	Option Expiration Date (h)	Number of Shares or Units of Stock That Have Not Vested (#) (i)	Market Value of Shares or Units of Stock That Have Not Vested ($)(j)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(l)
Kristin C. Peck	2/9/2004	7,000					38.32	2/8/2014
	2/24/2005	5,000					26.20	2/23/2015
	2/23/2006	8,500					26.20	2/22/2016
	2/22/2007	14,500					25.87	2/21/2017
	2/28/2008			15,768			22.55	2/28/2013
	2/26/2009			24,493			12.70	2/26/2014
	12/31/2009			26,767			18.19	12/31/2014
	2/25/2010				28,857		17.69	2/25/2015	7,981	200,162
	2/24/2011				34,171		18.90	2/24/2016	8,294	208,022
	2/24/2011				28,288		18.90	2/24/2018
	2/23/2012				51,578		21.03	2/23/2017	10,296	258,217
	2/23/2012				43,724		21.03	2/23/2019
	1/1/2010- 12/31/2012										7,138	179,021
	1/1/2011- 12/31/2013										7,742	194,169
	1/1/2012- 12/31/2014										10,014	251,151
Clinton A. Lewis, Jr.	2/27/2003		33,700				29.33	2/26/2013
	2/26/2004		27,000				37.15	2/25/2014
	2/24/2005		15,000				26.20	2/23/2015
	2/23/2006		33,000				26.20	2/22/2016
	2/22/2007		28,000				25.87	2/21/2017
	2/28/2008			9,208			22.55	2/28/2013
	2/26/2009			11,940			12.70	2/26/2014
	12/31/2009			10,707			18.19	12/31/2014
	2/25/2010				11,655		17.69	2/25/2015	3,223	80,844
	2/24/2011				11,682		18.90	2/24/2016	2,836	71,123
	2/24/2011				9,671		18.90	2/24/2018
	2/23/2012				15,777		21.03	2/23/2017	3,149	78,981
	2/23/2012				13,374		21.03	2/23/2019
	12/31/2012								11,962	300,007
	1/1/2010- 12/31/2012										2,883	72,306
	1/1/2011- 12/31/2013										2,647	66,387
	1/1/2012- 12/31/2014										3,063	76,820
Catherine A. Knupp	2/27/2003		26,000				29.33	2/26/2013
	2/26/2004		27,500				37.15	2/25/2014
	2/24/2005		21,700				26.20	2/23/2015
	2/23/2006		30,000				26.20	2/22/2016
	2/22/2007		20,000				25.87	2/21/2017
	2/28/2008			7,021			22.55	2/28/2013
	2/26/2009			9,204			12.70	2/26/2014
	12/31/2009			16,060			18.19	12/31/2014
	2/25/2010				10,417		17.69	2/25/2015	2,881	72,263
	2/24/2011				11,682		18.90	2/24/2016	2,836	71,123
	2/24/2011				9,671		18.90	2/24/2018
	2/23/2012				15,170		21.03	2/23/2017	3,028	75,939
	2/23/2012				12,860		21.03	2/23/2019
	12/31/2012								11,962	300,007
	1/1/2010- 12/31/2012										2,577	64,631
	1/1/2011- 12/31/2013										2,647	66,387
	1/1/2012- 12/31/2014										2,945	73,861

(1)	For better understanding of this table, Zoetis has included an additional column showing the grant date of stock options, stock appreciation rights and RSUs and the associated performance period for the performance share awards.
(2)	Stock options become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
2/27/2003	1/3 per year in years 3, 4 and 5
4/30/2003	Full vesting after 3 years
2/9/2004	Full vesting after 3 years
2/26/2004	1/3 per year in years 3, 4 and 5
2/24/2005	Full vesting after 3 years
2/23/2006	Full vesting after 3 years
2/22/2007	Full vesting after 3 years
2/28/2008	Full vesting after 3 years

Stock Appreciation Rights (SARs)/TSRUs vest in accordance with the schedule below:

Grant Date	Vesting
2/28/2008	Full vesting after 3 years and become payable after 5 years
2/26/2009	Full vesting after 3 years and become payable after 5 years
12/31/2009	Full vesting after 3 years and become payable after 5 years
2/25/2010	Full vesting after 3 years and become payable after 5 years
2/24/2011	Full vesting after 3 years and become payable after 5 years and 7 years
2/23/2012	Full vesting after 3 years and become payable after 5 years and 7 years

Restricted Stock Units vest in accordance with the schedule below:

Grant Date	Vesting
2/25/2010	3 year cliff vesting
2/24/2011	3 year cliff vesting
2/23/2012	3 year cliff vesting

(3)	The values provided are based on Pfizer’s closing stock price of $25.08 on December 31, 2012.

The following “2012 Option Exercises and Stock Vested Table” provides additional information about the value realized by the NEOs on option award exercises, the vesting of stock/unit awards during the year ended December 31, 2012.

2012 Option Exercises and Stock Vested Table

	Option awards		Restricted stock/restricted stock units(1)			Performance shares 2010-2012 paid February 2013(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Number of shares withheld to cover taxes (#)	Value realized on vesting ($)	Number of shares acquired on vesting (#)		Number of shares withheld to cover taxes (#)	Value realized on vesting ($)
Juan Ramón Alaix	—	—	24,090	8,726	552,599	15,787	(3)	—	432,090
Richard A. Passov	—	—	25,811	9,380	546,702	14,208		5,253	388,873
Kristin C. Peck	—	—	16,162	5,832	372,578	12,448		4,574	340,702
Clinton A. Lewis, Jr.	—	—	7,199	2,573	164,601	5,027		1,722	137,589
Catherine A. Knupp	—	—	7,812	2,507	183,634	4,494		1,402	123,001

(1)	The RSUs vested on February 26, 2012 at $28.18 for all of Zoetis’s NEOs and on December 31, 2012 at $25.08 for Messrs. Alaix and Lewis, Dr. Knupp and Ms. Peck.
(2)	The performance shares were determined based on relative TSR performance over the 2010-2012 performance period and were paid on February 28, 2013 at $27.37.
(3)	These shares were deferred per Mr. Alaix’s election.

The following “2012 Pension Benefits Table” shows the estimated present value of accumulated benefits payable to each of Zoetis’s NEOs under the Pfizer Consolidated Pension Plan, or the Pfizer Retirement Plan, which for 2012 retained the pension formula under the Pfizer Retirement Annuity Plan (the “PRAP”), and the related non-funded Pfizer Supplemental Retirement Plan (the “Supplemental Retirement Plan”).

2012 Pension Benefits Table

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit(1) ($)	Payments during last fiscal year ($)
Juan Ramón Alaix(2)	Pfizer Retirement Plan	14	609,868	—
	Supplemental Retirement Plan		2,308,495	—
Richard A. Passov	Pfizer Retirement Plan	15	478,666	—
	Supplemental Retirement Plan		1,793,172	—
Kristin C. Peck	Pfizer Retirement Plan	8	159,519	—
	Supplemental Retirement Plan		400,171	—
Clinton A. Lewis, Jr.	Pfizer Retirement Plan	24	536,838	—
	Supplemental Retirement Plan		778,939	—
Catherine A. Knupp	Pfizer Retirement Plan	11	363,377	—
	Supplemental Retirement Plan		362,127	—

(1)	The present value of these benefits is based on the December 31, 2012 assumptions as shown below, used in determining Pfizer’s annual pension expense for fiscal 2012.
(2)	Amounts shown here for Mr. Alaix will be offset by retirement benefits accrued under the Plan de Pensiones de los Empleados de Pharmacia Spain, S.A. during his service with Pfizer in Spain (formerly Pharmacia Spain) from July 1998 until August 2003. A portion of this accrued benefit was transferred to an individual account in accordance with Spanish pension regulations, and the remainder of the benefit is payable under an insurance contract in the form of an annuity calculated at age 65.

The Pfizer Retirement Plan

The Pfizer Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers certain employees, including Zoetis’s NEOs, hired prior to January 1, 2011.

Pfizer Retirement Plan and Supplemental Retirement Plan. Benefits under the Pfizer Retirement Plan (the “PRAP formula”) are based on the employee’s years of service and highest average earnings for a five calendar-year period and are payable after retirement in the form of an annuity or a lump sum.

Benefits under the Pfizer Retirement Plan are calculated as an annuity equal to the greater of:

•	1.4% of the employee’s highest final average earnings for a five-year calendar period multiplied by years of service; or

•	1.75% of such earnings less 1.5% of the primary Social Security benefit multiplied by years of service. Years of service under these formulas cannot exceed 35.

Compensation covered by the Pfizer Retirement Plan and the related Supplemental Retirement Plan for the NEOs for 2012 equals the sum of the amounts set forth for 2012 in the “Salary” and “Non-equity incentive plan compensation” columns of the “2012 Summary Compensation Table.” Covered compensation for Mr. Passov also includes restricted stock awards granted on or prior to April 26, 2001. After the payment of the awards for the five-year period ended on December 31, 2004, no further performance-based share awards are included in the determination of pensions under the Pfizer Retirement Plan or the Supplemental Retirement Plan.

Pfizer Retirement Plan—Dr. Knupp. Prior to January 1, 2012, Dr. Knupp earned pension benefits under the Warner-Lambert formula in the Pfizer Retirement Plan and the related Warner-Lambert nonqualified supplemental retirement plan. As of January 1, 2012, Dr. Knupp began earning pension benefits under the PRAP formula and ceased earning additional accruals under the Warner-Lambert formula. Dr. Knupp’s total retirement benefit will reflect the Warner-Lambert formula for service prior to 2012 and the PRAP formula for service after 2011.

Benefits under the Warner-Lambert formula are based on the employee’s years of service and pensionable earnings and are payable after retirement in the form of an annuity.

Benefits under the Warner Lambert formula are calculated based on the following:

•

for each year of plan participation, a participant earns two types of retirement credits: Earnings-Related Credits and Service-Related Credits; the benefit under the Warner-Lambert formula is the sum of these two credits;

•	Earnings-Related Credits are equal to 1.5% of Annual Earnings;

•	Service-Related Credits are equal to $96 x years of service;

•	there was an update as of December 31, 2011, which can increase a participant’s accrued benefit at December 31, 2011;

•

the update formula is 1.2% of Average Earnings up to the Covered Compensation Level plus 1.5% of Average Earnings in excess of the Covered Compensation Level, times years of service as of December 31, 2011; and

•	years of service under these formulas is not capped.

General. Contributions to the Pfizer Retirement Plan are made entirely by Pfizer and are paid into a trust fund from which benefits are paid.

The amount of annual earnings that may be considered in calculating benefits under the Pfizer Retirement Plan is limited by the Code. For 2012, the annual limitation was $250,000. The Code also limits the amount of pension that can be paid under the Pfizer Retirement Plan to a 2012 annual maximum of $200,000, payable at age 65 in accordance with the Code requirements. Under the Supplemental Retirement Plan, Pfizer provides, out of its general assets, amounts substantially equal to the difference between the amount that may be paid under the Pfizer Retirement Plan and the amount that would be paid in the absence of these Code limits. The Supplemental Retirement Plan is non-funded.

The present value of accumulated benefits has been computed based on the assumptions as of December 31, 2012 in the following table, which were used in developing Pfizer’s financial statement disclosures:

Pension Plan Assumptions Table(1)

Assumptions as of	12/31/2012
Discount Rate	4.30% for qualified pension plans, 3.90% for non-qualified pension plans

Lump Sum Interest Rate	1.02% for annuity payments expected to be made during first 5 years; 3.71% for payments made between 5 and 20 years; and 4.67% for payments made after 20 years prior.

Percent Electing Lump Sum	80%/70%(2)

Mortality Table for Lumps Sums	For Pfizer, unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7-15 years).

Mortality Table for Annuities	Separate annuitant and non-annuitant rates for the 2012 plan year, as set forth in regulation 1.412(l)(7)-1

(1)	These assumptions also are used to determine the change in pension value in the 2012 Summary Compensation Table.
(2)	80% relates to the Pfizer Retirement Plan and 70% relates to the Supplemental Retirement Plan. Only applies to the extent the executive is eligible to receive a lump sum.

Early Retirement Provisions. Under the Pfizer Retirement Plan and Supplemental Retirement Plan, the normal retirement age is 65. Under the PRAP formula, if a participant terminates employment with an age and years of service combination equal to or greater than 90, the employee is entitled to receive either an annuity or a lump sum that is unreduced under the terms of the Pfizer Retirement Plan or the Supplemental Retirement Plan for early payment. If an employee retires on or after age 55 with 10 or more years of service, that participant may elect to receive either an early retirement annuity payment reduced by 4% per year (prorated for partial years) for each year between benefit commencement and age 65, or such amount in a lump sum payment. If an employee does not satisfy any of the above criteria and has three years of vesting service under the Retirement Plan, that participant may elect to receive an annuity starting on or after age 55, which is reduced by 6% per year for each year (prorated for partial years) prior to age 65; a lump sum payment is not available.

For Dr. Knupp, under the Warner-Lambert formula the normal retirement age is 65. If she terminates employment after age 55 with 5 or more years of service, she may elect to receive an early retirement annuity payment where the benefit Earning-Related Credits accrued will be reduced by 3% per year from age 60 to 62, or 6% for each year from age 55 to age 60; there is no reduction if payments start at or after age 62.

The following “2012 Non-Qualified Deferred Compensation Table” summarizes activity during 2012 and account balances in the various Pfizer non-qualified savings and deferral plans for Zoetis’s NEOs as of December 31, 2012 (except as otherwise provided below). The following plans and programs permit the executives to defer amounts previously earned on a pre-tax basis: Pfizer’s Non-Funded Deferred Compensation and Supplemental Savings Plan (the “PSSP”); Pfizer’s Deferred Compensation Plan for GPP, PSAs, and STI Shift Awards. RSUs are also subject to mandatory deferral if the executive is subject to, or is likely to be subject to, Section 162(m) of the Code. The PSSP is a non-qualified supplemental savings plan that provides for the deferral of compensation that otherwise could have been deferred under the related tax-qualified 401(k) plans but for the application of certain Code limitations and for company matching contributions based on the executive’s contributions. Other than the matching contributions (and the earnings thereon) in the PSSP, the account balances in these plans are generally attributable to deferrals of previously earned compensation and the earnings on those amounts.

2012 Non-Qualified Deferred Compensation Table(1)

Name	Plan(2)	Executive contribution in 2012 ($)	Company contribution in 2012 ($)	Aggregate earnings in 2012 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/12 ($)
Juan Ramón Alaix	PSSP	123,141	34,634	127,945	—	1,157,566
	Deferred GPP	168,000	—	33,595	—	1,186,349
	Deferred PSA	274,472	—	332,733	—	1,941,881
	Deferred STI
	Shift	—	—	19,434	—	665,215

	Total:	565,613	34,634	513,707	—	4,951,011

Richard A. Passov	PSSP	143,759	32,346	139,386	—	2,583,728
	Deferred GPP	268,000	—	6,319	—	274,319
	Deferred PSA	—	—	333,666	—	1,965,472

	Total:	411,759	32,346	479,371	—	4,823,519

Kristin C. Peck	PSSP	38,775	29,081	50,752	—	356,049
	Deferred GPP	—	—	—	—	—
	Deferred PSA	—	—	—	—	—

	Total:	38,775	29,081	50,752	—	356,049

Clinton A. Lewis, Jr.	PSSP	—	—	—	—	—
	Deferred GPP	—	—	—	—	—
	Deferred PSA	—	—	23,083	—	135,974

	Total:	—	—	23,083	—	135,974

Catherine A. Knupp	PSSP	41,139	14,285	53,910	—	516,254
	Deferred GPP	—	—	—	—	—
	Deferred PSA	—	—	—	—	—

	Total:	41,139	14,285	53,910	—	516,254

(1)	Contribution amounts reflected in this table are reflected in the “2012 Summary Compensation Table.” Aggregate earnings are not reflected in the “2012 Summary Compensation Table.”
(2)	The PSSP contributions were based on the executive’s deferral election and the salary shown in the “2012 Summary Compensation Table,” as well as annual incentive awards paid in 2012, previously reported. PSSP amounts shown reflect actual contributions and aggregate earnings through December 31, 2012.

Pfizer Savings Plans

Pfizer provides the Pfizer Savings Plan (the “Savings Plan”), to U.S.-based employees of Pfizer and the PSSP to employees who meet the eligibility requirements, including, in 2012, Zoetis’s NEOs. Contribution amounts are reflected in the “2012 Summary Compensation Table.” Earnings have not been included. These plans are described below and the allocation of these plans’ assets and liabilities in respect of Zoetis employees is described under “—Employee Matters Agreement.”

The Savings Plan is a tax-qualified retirement savings plan. Participating employees may contribute up to 20% of “regular earnings” on a before-tax basis, Roth 401(k) basis and after-tax basis, into their Savings Plan accounts. “Regular earnings” for the Savings Plan include both salary and bonus or annual incentive awards. In addition, under the Savings Plan, Pfizer generally matches an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings, and fifty cents for each additional dollar contributed on the next 3% of their regular earnings. Matching contributions generally are invested in Pfizer common stock. Plan participants have the ability to immediately diversify the matching contribution investments.

Pursuant to tax law limitations, effective for 2012, the Savings Plan limits the “additions” that can be made to a participating employee’s account to $49,000 per year. “Additions” include Pfizer matching contributions, before-tax contributions, Roth 401(k) contributions and after-tax contributions.

The Code limits the amounts that may be allocated to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the Savings Plan. The 2012 maximum before-tax and Roth 401(k) contribution limit was $17,000 per year (or $22,000 per year for eligible participants age 50 and over). In addition, no more than $250,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

The PSSP is intended to pay, out of the general assets of Pfizer, an amount substantially equal to the difference between the amount that would have been allocated to an employee’s account as before-tax contributions, Pfizer matching contributions and the amount actually allocated under the Savings Plan in the absence of the limits described in the preceding paragraph. Under the PSSP, participants can elect to defer up to 20% of eligible wages on a before-tax basis. Generally, under the PSSP, participants can elect to receive payments as a lump sum or in one to twenty annual installments following termination from service. Participants who do not make an election receive lump sum payments. In certain circumstances, Pfizer has established and funded trusts to secure its obligations to make payments under the PSSP.

Amounts deferred, if any, under the PSSP by the NEOs for 2012 are included in the “Salary” and “Non-equity incentive plan compensation” columns of the “2012 Summary Compensation Table.” In the “2012 Non-Qualified Deferred Compensation Table,” PSSP values are shown for each NEO. Executive contributions reflect the percent of salary and bonus the executive has elected to defer under the PSSP. The Pfizer matching contributions are shown in the “Company contributions” column of the table. For the NEOs, Pfizer’s matching contributions under the Savings Plan and the PSSP are shown in the “All other compensation” column of the “2012 Summary Compensation Table.” The “Aggregate earnings” column in the table above represents the amount by which the PSSP balance changed in the past fiscal year, net of employee and employer contributions.

Estimated Benefits Upon Termination

The following table shows the estimated benefits payable upon a hypothetical termination of employment under Pfizer’s SLC Separation Plan and the Sale of Business Severance Plan under various termination scenarios as of December 31, 2012. Severance benefits under the severance plans are subject to the execution of a release agreement. The Sale of Business Severance Plan expired on the date Pfizer ceased to own a controlling interest in Zoetis.

Estimated benefits upon various termination scenarios:

			Termination Without Cause		Sale of Business Severance(4)	Termination on Change in Control		Death or Disability
Name	Severance(1) (A) ($)	Other(2) (B) ($)	Long-Term Award Payouts(3) (C) ($)	Total (A+B+C) ($)	(D)($)	Long-Term Award Payouts(5) (E) ($)	Total (B+D+E) ($)	Long-Term Award Payouts(6) ($)
Juan Ramón Alaix	1,094,800	17,136	3,019,640	4,131,576	2,189,600	3,924,919	6,131,655	3,924,919
Richard A. Passov	873,200	23,355	2,326,540	3,223,095	1,746,400	3,170,450	4,940,205	3,170,450
Kristin C. Peck	949,820	20,205	2,201,915	3,171,940	1,899,640	3,236,131	5,155,976	3,236,131
Clinton A. Lewis, Jr.	539,200	23,034	875,961	1,438,195	1,078,400	1,507,751	2,609,185	1,507,751
Catherine A. Knupp	539,200	21,185	841,677	1,402,062	1,078,400	1,464,233	2,563,818	1,464,233

(1)	These amounts represent severance payable under the SLC Separation Plan, equal to one year’s pay (defined as base salary and target bonus).
(2)	These amounts represent the cost of 12 months of active employee medical and life insurance coverage. In addition, executives would be entitled to education and outplacement assistance.

(3)	These amounts represent the value of long-term incentive awards which vest on termination of employment without cause using Pfizer’s closing stock price of $25.08 on December 31, 2012.
(4)	These amounts represent severance equal to 2 times the NEO’s annualized base salary plus target bonus, payable under the Sale of Business Severance Plan.
(5)	These amounts represent the value of long-term incentive awards which vest following a change in control using Pfizer’s closing stock price of $25.08 on December 31, 2012.
(6)	These amounts represent the value of long-term incentive awards which vest on termination of employment due to death or disability using Pfizer’s closing stock price of $25.08 on December 31, 2012.

Payments Made Upon Disability. Under the Pfizer flexible benefits program, eligible employees are provided with company-paid long-term disability coverage of 50% of total pay, and may buy an increased level of coverage of up to 70% of total pay, subject to a $500,000 annual benefit limit. Beginning January 1, 2012, health and life insurance benefits are provided for 24 months and Pfizer Retirement Plan benefits do not continue to accrue to those who begin to receive long-term disability benefits.

Under the 2004 Stock Plan, in the event of disability, PSAs are paid out at target; RSUs are paid in full; SARs/TSRUs vest and are settled on the fifth or seventh anniversary of the date of grant; and outstanding stock options continue to vest and become exercisable for the full option term, provided the executive remains permanently and totally disabled.

Payments Made Upon Death. Under the Pfizer flexible benefits program, eligible employees, have the ability to purchase life insurance benefits of eight times pay (subject to evidence of insurability requirements) up to a maximum of $4.0 million. Pfizer provides an amount equal to base pay with a maximum cap of $2.0 million paid by Pfizer. The deceased executive’s pension and deferred compensation are also payable in accordance with the plans and the executive’s election.

Under the 2004 Stock Plan, in the event of death, PSAs are paid out at target; RSUs are paid in full; SARs/TSRUs vest and are immediately settled; and outstanding stock options are exercisable for the remainder of the option term if the participant is eligible for retirement; if not, the stock options remain exercisable for up to two years.

Payments Made Upon Retirement. Under the 2004 Stock Plan, if a participant retires (after attaining age 55 with at least 10 years of service) after the first anniversary of the grant date, RSUs are prorated based on service subsequent to the grant date; SARs/TSRUs continue to vest and are settled on the fifth or seventh anniversary of the grant date; and outstanding stock options are exercisable for the full term of the option. PSAs are prorated at the end of the performance period if the participant is employed through December 31 of the year of grant. If the retirement takes place prior to the first anniversary of the grant date, these long-term awards are forfeited. Based on age and years of service, Mr. Alaix is the only NEO eligible for retirement treatment and would have received approximately $2,579,000 under his long-term awards as of December 31, 2012 in the event of his retirement.

See “—Employment and Retirement Benefits” for further information on health care, retirement and savings plan benefits under Pfizer’s plans.

Payments Made Upon Change in Control. Under the 2004 Stock Plan, if a participant’s employment is terminated within 24 months of a change in control, PSAs are paid out at target; RSUs are paid in full; unvested SARs/TSRUs vest and are immediately settled; vested SARs/TSRUs are settled on the fifth or seventh anniversary of the date of grant; and outstanding stock options are exercisable for the remainder of the option term.

Director Compensation

Zoetis provides competitive compensation to its non-employee directors that enables Zoetis to attract and retain high quality directors, provide them with compensation at a level that is consistent with Zoetis’s compensation objectives and encourage their ownership of Zoetis’s stock to further align their interests with those of Zoetis’s stockholders. Zoetis’s directors who are Zoetis’s full-time employees receive no additional compensation for service as a member of Zoetis’s Board of Directors. Zoetis’s non-employee directors’ compensation consists of the following:

•	an annual cash retainer for each non-employee director of $100,000;

•	an annual cash retainer for the Chair of each committee of the board of $25,000; and

•

an equity retainer to each non-employee director upon his or her first election as such and annually thereafter with a value of $140,000 on the date of grant (i.e., respectively, the date of his or her first election and the date of the annual meeting of Zoetis’s stockholders), based upon the closing price of shares of Zoetis common stock on that date.

In connection with the IPO, Zoetis granted the initial equity retainer of 5,384 deferred stock units under the Equity Plan to each of the three non-employee directors with a value of $140,000 for each grant. Each non-employee director has a right to receive the shares of Zoetis common stock underlying the deferred stock units only upon termination of service as Zoetis’s director.

Additional cash retainers are payable to a Lead Director of the board or non-executive Chair of the board, if an individual is in the future elected or appointed to fill either such role.

In addition, Zoetis has adopted share ownership guidelines applicable to non-employee directors, requiring the directors to hold Zoetis shares with a value of three times their annual cash retainer of $100,000. Each non-employee director has five years from (a) the date upon which the guidelines were established, or (b) if later, the date of his or her first election as a director, to achieve the share ownership requirement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship between Zoetis and Pfizer

In January 2013, prior to the completion of Zoetis’s senior notes offering, Pfizer transferred its subsidiaries to Zoetis that hold substantially all of the assets and liabilities of its animal health business. In exchange, Zoetis issued or transferred to Pfizer: (i) all of the issued and outstanding shares of Zoetis Class A common stock; (ii) all of the issued and outstanding shares of Zoetis Class B common stock; (iii) the Pfizer-owned notes; and (iv) an amount of cash equal to substantially all of the net proceeds Zoetis received in the senior notes offering, which amount was paid immediately prior to the completion of the IPO. Prior to the completion of the IPO, all of outstanding shares of common stock were owned by Pfizer. Immediately following the completion of the IPO, Pfizer owned 100% of the outstanding shares of Zoetis Class B common stock and no shares of Zoetis Class A common stock, giving Pfizer approximately 80.2% of the economic interest and combined voting power of the outstanding shares of Zoetis common stock other than with respect to the election of directors and approximately 97.6% of the combined voting power of the outstanding shares of Zoetis common stock with respect to the election of directors. In June 2013, Pfizer completed the Distribution pursuant to which Pfizer disposed of all of the shares of common stock of Zoetis owned by Pfizer. In the Distribution, Pfizer accepted 405,117,195 shares of its common stock in exchange for 400,985,000 shares of Zoetis common stock. As a result, Pfizer no longer owns any shares of Zoetis common stock.

In connection with the IPO and the Separation, Zoetis and Pfizer entered into certain agreements that provide a framework for Zoetis’s ongoing relationship with Pfizer. Of the agreements summarized below, the material agreements are filed as exhibits hereto, and the summaries of these agreements set forth the terms of the agreements that Zoetis believes are material. The summaries below are qualified in their entirety by reference to the full text of such agreements.

Global Separation Agreement

Zoetis entered into a global separation agreement with Pfizer immediately prior to the completion of the IPO that governs the relationship between Pfizer and Zoetis following the IPO.

Allocation of Assets and Liabilities. Notwithstanding the transfer of assets and assumption of liabilities that occurred prior to the completion of Zoetis’s senior notes offering, the global separation agreement generally allocates assets and liabilities to Zoetis and Pfizer according to the business to which such assets or liabilities relate. In general, Pfizer conveyed, leased or licensed to Zoetis ownership of all assets that are used exclusively or held for use exclusively in Pfizer’s animal health business and Zoetis has assumed all of Pfizer’s historical and future liabilities to the extent relating to, arising out of or resulting from, the operation of the animal health business (whether before, on, or after the consummation of the IPO), including:

•	warranty obligations created as part of the animal health business;

•	product liability claims with respect to any animal health product;

•	environmental liabilities relating to the animal health business and environmental liabilities at the real property that Zoetis acquired from Pfizer;

•	liabilities related to animal health businesses or operations that were discontinued or divested by Pfizer;

•	litigation liabilities; and

•	Zoetis’s debt obligations, including under the senior notes offering.

Zoetis and Pfizer agreed that Zoetis’s cash balance on the date of the completion of the IPO would be at least $300 million.

Indemnification. Generally, each party will indemnify, defend and hold harmless the other party and its subsidiaries (and each of their affiliates) and their respective officers, employees and agents from and against any and all losses relating to, arising out of or resulting from: (i) liabilities assumed by the indemnifying party and (ii) any breach by the indemnifying party or its subsidiaries of the global separation agreement and the other agreements described in this section (unless such agreement provides for separate indemnification). The global separation agreement also specifies procedures with respect to claims subject to indemnification.

Delayed Transfers and Further Assurances. To the extent transfers of assets and assumptions of liabilities related to Zoetis’s business were not completed prior to the date of the agreement because of a necessary consent or governmental approval or because a condition precedent to any such transfer was not satisfied or any related relevant fact was not realized, the parties will cooperate to effect such transfers or assumptions for agreed upon consideration as promptly as practicable.

Each of the parties agreed to cooperate with the other party and use commercially reasonable best efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable under applicable law, regulations and agreements to consummate and make effective the transactions contemplated by the global separation agreement and the other agreements described in this section.

Mutual Releases. Generally, each of Pfizer and Zoetis released the other party from any and all liabilities. The liabilities released include liabilities arising under any contract or agreement, existing or arising from any acts or events occurring or failing to occur or any conditions existing before the completion of the IPO.

Term. The global separation agreement will continue unless terminated by Zoetis and Pfizer, although certain rights and obligations were terminated following the completion of the Distribution.

Transitional Services Agreements

Zoetis entered into a transitional services agreement with Pfizer immediately prior to the completion of the IPO that granted Zoetis the right to continue to use certain of Pfizer’s services and resources related to Zoetis’s corporate functions, such as business technology, facilities, finance, human resources, public affairs and procurement. These services and resources are referred to, collectively, as the “Pfizer services.”

Zoetis will pay Pfizer mutually agreed-upon fees for the Pfizer services, which is based on Pfizer’s costs of providing the Pfizer services. During the two years following the completion of the IPO, the markup for these services is 0% and, for the remainder of the term of the agreement, Pfizer may introduce a markup of 7%. Zoetis is able to request good faith negotiations of the applicable fees if it believes that the fees materially overcompensate Pfizer for any of the Pfizer services and Pfizer has reciprocal rights if it believes the fees materially undercompensate Pfizer. Third party costs are passed through to Zoetis at Pfizer’s or its affiliates’ cost.

Under the agreement, Zoetis is able to use the Pfizer services for a fixed term established on a service-by-service basis. However, Zoetis generally has the right to terminate a service earlier if Zoetis gives notice to Pfizer. Partial reduction in the provision of any service requires Pfizer’s consent. In addition, either party is able to terminate the agreement due to a material breach of the other party, subject to limited cure periods.

In addition, Zoetis may, from time to time agree to provide to Pfizer certain limited reverse transitional services with respect to the continued use of certain assets or resources that Pfizer conveyed to Zoetis prior to the completion of the IPO. To the extent such services are provided, Pfizer will pay Zoetis a mutually agreed-upon fee for these services, which fee is based on Zoetis’s costs of providing the service to Pfizer.

Tax Matters Agreement

Allocation of Taxes. In connection with the IPO, Pfizer and Zoetis entered into a tax matters agreement to govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•

Pfizer is responsible for any U.S. federal, state, local or foreign income taxes and any U.S. state or local non-income taxes (and any related interest, penalties or audit adjustments and including those taxes attributable to the Zoetis business) reportable on a consolidated, combined or unitary return that includes Pfizer or any of its subsidiaries (and Zoetis and/or any of Zoetis subsidiaries) for any periods or portions thereof ending on prior to December 31, 2012. Zoetis is responsible for the portion of any such taxes for periods or portions thereof beginning on or after January 1, 2013, as would be applicable to Zoetis if it filed the relevant tax returns on a standalone basis.

•

Zoetis is responsible for any U.S. federal, state, local or foreign income taxes and any U.S. state or local non-income taxes (and any related interests, penalties or audit adjustments) that are reportable on returns that include only Zoetis and/or any of Zoetis’s subsidiaries, for all tax periods whether before or after the completion of the Separation.

•	Pfizer is responsible for certain specified foreign taxes directly resulting from certain aspects of the Separation.

Zoetis is not generally entitled to receive payment from Pfizer in respect of any of Zoetis’s tax attributes or tax benefits or any reduction of taxes of Pfizer. Neither party’s obligations under the agreement are limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Pfizer is primarily responsible for preparing and filing any tax return with respect to the Pfizer affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, unitary or similar group for U.S. state or local or foreign income tax purposes or U.S. state or local non-income tax purposes that includes Pfizer or any of its subsidiaries, including those that also include Zoetis and/or any of Zoetis’s subsidiaries. Zoetis is generally responsible for preparing and filing any tax returns that include only Zoetis and/or any of Zoetis’s subsidiaries.

The party responsible for preparing and filing a given tax return generally has exclusive authority to control tax contests related to any such tax return. Zoetis generally has exclusive authority to control tax contests with respect to tax returns that include only Zoetis and/or any of Zoetis’s subsidiaries.

Preservation of the Tax-Free Status of Certain Aspects of the Separation. Zoetis and Pfizer intend the Distribution to qualify as a tax-free transaction under Section 355 and 368(a)(1)(D) of the Code. In addition, Zoetis and Pfizer intend for certain related transactions to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

Zoetis has also made certain covenants that contain restrictions intended to preserve the tax-free status of the Distribution and certain related transactions. Zoetis may take certain actions prohibited by these covenants only if Pfizer receives a private letter ruling from the IRS or Zoetis obtains and provides to Pfizer an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to Pfizer in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. Zoetis is barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all time periods. In addition, during the time period ending two years after the date of the Distribution these covenants include specific restrictions on Zoetis’s:

•	issuance or sale of stock or other securities (including securities convertible into Zoetis stock but excluding certain compensatory arrangements);

•	sales of assets outside the ordinary course of business; and

•	entering into any other corporate transaction which would cause Zoetis to undergo a 40% or greater change in its stock ownership.

Zoetis generally agreed to indemnify Pfizer and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and/or certain related transactions to the extent caused by an acquisition of Zoetis stock or assets or by any other action undertaken by Zoetis. This indemnification applies even if Pfizer has permitted Zoetis to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Research and Development Collaboration and License Agreement

Zoetis entered into an R&D collaboration and license agreement with Pfizer immediately prior to the completion of the IPO. Under the agreement, certain of Zoetis’s employees are able to review a Pfizer database to identify compounds that may be of interest to Zoetis in the animal health field, and upon identifying any such compounds, Zoetis is able to request permission (known as “intent to access”) to conduct certain limited research activities. If Pfizer grants intent to access, the scope of permitted research activities is specified on a case-by-case basis by Pfizer and may include screening the Pfizer compound library. To conduct further research and development on the class of compounds identified during intent to access, Zoetis must request permission (known as “approval in principle”) from a joint steering committee described below and any approval is subject to any restrictions specified by the joint steering committee. Certain compounds that Zoetis began researching prior to the completion of the IPO were granted approval in principle as of the completion of the IPO.

Upon granting approval in principle, Pfizer will grant Zoetis an option to enter into a license agreement, which is exercisable no later than five years after the approval in principle is granted. Prior to exercising the option, Zoetis’s license from Pfizer under the agreement is non-exclusive, except with respect to patents and know-how that Zoetis developed, for which Zoetis’s license is exclusive (except as to Pfizer and its affiliates). Accordingly, in the case of non-exclusive licenses, Pfizer could itself, or could enable a third party to, conduct research on compounds that are the same or similar to those that Zoetis is researching. If Zoetis exercises the option and enters into the license agreement for a particular compound, Zoetis’s license to research, develop and commercialize products with such compounds for the animal health field is exclusive, subject to any restrictions imposed by Pfizer and the joint steering committee. Except for certain compounds Zoetis began researching prior to the completion of the IPO, pursuant to any such license agreement, Zoetis will pay Pfizer an upfront payment, a milestone payment upon obtaining regulatory approval for the first pharmaceutical product that contains one or more licensed compounds and royalties on net sales. Zoetis’s obligation to pay royalties will expire on a product-by-product and country-by-country basis upon the later of: (i) the expiration of the related patents and data exclusivity or (ii) ten years after the first commercial sale of such product.

During the term of the agreement, Zoetis is required to reimburse Pfizer’s and its affiliates’ costs in connection with the agreement. Certain of such costs are paid in the form of an annual access fee and others are invoiced on a quarterly basis. The joint steering committee is comprised of an equal number of representatives from each party and will act by consensus. If consensus cannot be reached, the matter is referred to each party’s alliance manager to propose potential solutions. If the alliance managers fail to propose such a solution, the matter is referred to senior executives of each party. If the senior executives do not resolve the matter, Pfizer has the final decision making authority.

Pfizer owns all intellectual property invented or generated under the agreement (subject to any third party rights) and has sole discretion regarding filing, prosecuting and maintaining such intellectual property, subject to Zoetis’s rights, in certain instances, to request that Pfizer file or continue to maintain patents at Zoetis’s cost. Pfizer has sole discretion regarding enforcement of any intellectual property licensed to Zoetis under the agreement.

Zoetis has confidentiality and other obligations under the agreement related to the security of intellectual property and other confidential information and materials. If Pfizer reasonably believes that Zoetis violated these provisions, Pfizer is able to deny Zoetis’s access to such intellectual property and other confidential information and materials.

The term of the agreement is seven years, subject to extension by mutual agreement. The agreement will terminate with respect to particular compounds if intent to access or approval in principle is denied or Zoetis fails to exercise Zoetis’s license option. Pfizer is also able to terminate Zoetis’s rights under the agreement or any related license agreement (as applicable) with respect to any compound for which approval in principle has been granted (including compounds for which Zoetis has exercised the option and entered into a license agreement) if Pfizer pays Zoetis an agreed upon amount which is intended to reflect the fair market value of the compound under Zoetis’s license. This right will expire on a compound-by-compound basis when Zoetis submits a regulatory approval application for each compound in a major market country and does not apply to compounds for which approval in principle was granted prior to the completion of the IPO.

In the event of either party’s uncured material breach, the other party is able to terminate the agreement. If the material breach concerns any security measures or confidentiality or use restrictions and such breach is the result of bad faith, gross negligence or willful misconduct, such breach is deemed to not be curable and, in addition to the agreement terminating, Pfizer is able to terminate any license agreements that Zoetis has entered into after exercising Zoetis’s option (except to the extent any license agreement relates to a commercial product).

The agreement will terminate automatically if Zoetis enters into an agreement resulting in a change of control, Zoetis assigns or another party assumes this agreement without Pfizer’s consent or Zoetis is otherwise acquired by a third party, or if either party becomes insolvent or certain other events related to Zoetis’s bankruptcy or indebtedness occur. If Zoetis acquires a certain interest in, or assets of, a human health company, Pfizer is able to terminate the agreement, and if Pfizer acquires or is acquired by an animal health business of a certain size, either party is able to terminate the agreement. Following expiration and termination for specific reasons, Zoetis will be granted a non-exclusive license to any intellectual property that Zoetis developed under the agreement to conduct research in the animal health field, subject to certain exclusions (which exclusions will include the compounds that Zoetis researched and developed under the agreement and other compounds designated by Pfizer on a case-by-case basis). Except as set forth above, license agreements entered into pursuant to the R&D collaboration and license agreement will not terminate if the R&D collaboration and license agreement terminates.

Employee Matters Agreement

Zoetis entered into an employee matters agreement with Pfizer immediately prior to the completion of the IPO. The employee matters agreement governs Pfizer’s, Zoetis’s and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations post-IPO with respect to the following matters in connection with the animal health business:

•	employees and former employees (and their respective dependents and beneficiaries) who are or were associated with Pfizer, Zoetis or the parties’ respective subsidiaries or affiliates;

•	the allocation of assets and liabilities generally relating to employees, employment or service-related matters and employee benefit plans; and

•	other human resources, employment and employee benefits matters.

Employment. Zoetis offered employment to employees who are providing services to Zoetis’s business and who did not otherwise transfer to Zoetis’s entities by operation of law. To the extent that severance obligations were triggered by such transfers, Pfizer administered the severance pay obligations in accordance with the terms and conditions of the applicable Pfizer severance pay plan or policy. Zoetis’s employees who were providing services to Zoetis’s business and are on long-term disability on the applicable employee transfer date will remain employees of Pfizer to the extent permissible under applicable law, collective bargaining agreements, trade union agreements or work council agreements.

Benefit Plans Generally. Prior to the completion of the IPO, except to the extent provided in respect of certain jurisdictions, Zoetis became a participating employer in the Pfizer benefit plans (including legacy King Pharmaceuticals, Inc. benefit plans where applicable). Zoetis ceased or will cease to be a participating employer in the Pfizer plans and Zoetis adopted or will adopt its own benefit plans on a date or dates following the completion of the IPO, which was determined by the parties, which is generally referred to as the “Plan Transition Date,” and which vary by benefit plan and by country. An appropriate allocation of Zoetis’s costs incurred under Pfizer benefit plans prior to the Plan Transition Date was charged back to Zoetis. For any Pfizer plans in which Zoetis employees still participate, Pfizer will retain the right to amend or terminate such plans for Zoetis’s employees.

Credited Service. Zoetis is causing its employee benefit plans to credit service with Pfizer prior to the Plan Transition Date for all purposes, except as otherwise specified in the employee matters agreement.

Defined Benefit and Retiree Medical Plans. Zoetis’s employees ceased to participate in the Pfizer U.S. qualified defined benefit pension plans and the U.S. retiree medical plan effective December 31, 2012, and liabilities allocable to Zoetis’s employees under such plans were retained by Pfizer. Zoetis’s employees under the U.S. qualified defined benefit pension plans became 100% vested in their accrued benefits as of December 31, 2012. Pfizer will continue crediting employees’ service with Zoetis generally through December 31, 2017 (or termination of employment from Zoetis, if earlier) for certain early retirement benefits with respect to the defined benefit pension plans, and for plan eligibility with respect to the retiree medical plan. Outside of the United States, Pfizer is transferring its defined benefit plans pension assets and liabilities allocable to the employees transferring to Zoetis in the certain countries as described in any applicable local separation agreement or other written agreement between the parties. In certain countries, liabilities with respect to past service with Pfizer will be retained by Pfizer.

Nonqualified Defined Benefit Pension Plans. Zoetis ceased to be a participating employer in the Pfizer U.S. nonqualified defined benefit pension plans on December 31, 2012 and Pfizer will continue crediting employees’ service with Zoetis through December 31, 2017 (or termination of employment from Zoetis if earlier) for certain early retirement benefits. Zoetis’s employees under the U.S. nonqualified defined benefit pension plan became 100% vested in their accrued benefits as of December 31, 2012. Pfizer will retain the liabilities allocable to Zoetis’s employees under the U.S. nonqualified pension plans.

Defined Contribution Plans. The employee matters agreement provides for the transfer of assets and liabilities with respect to Zoetis employees from the U.S. Pfizer qualified defined contribution plans to a U.S. qualified defined contribution plan established by Zoetis as soon as practicable following the date that Zoetis established such qualified defined contribution plan, except to the extent that a Zoetis employee terminated employment prior to the Plan Transition Date. Zoetis’s employees under the Pfizer qualified defined contribution benefit plans became 100% vested in their account balances as of the Plan Transition Date. Outside of the United States, Pfizer is transferring to Zoetis’s defined contribution plans assets and liabilities allocable to the employees transferring to Zoetis in the certain countries as described in any applicable local separation agreement.

Nonqualified Defined Contribution Plans. With respect to the supplemental savings plan in the United States, Pfizer transferred liabilities allocable to the employees who transferred to Zoetis as described in the employee matters agreement. Such transfer took place following the date that Zoetis established a nonqualified supplemental savings plan. Zoetis is not obligated to establish a deferred compensation plan and liabilities allocable to Zoetis’s employees under other Pfizer nonqualified deferred compensation plans were retained by Pfizer.

Health and Welfare Plans. Zoetis is establishing or continuing (or assuming the obligation of contributing to) health and welfare plans or arrangements in every country where Zoetis has employees. Health and welfare liabilities allocable to Zoetis’s U.S. employees, to the extent such liabilities were incurred prior to the date that Zoetis established its own health and welfare plans in the United States, were retained by Pfizer and the allocated cost for these plans were charged to Zoetis.

Master Manufacturing and Supply Agreements

Zoetis has entered into two master manufacturing and supply agreements with Pfizer. Under one of these agreements, Pfizer manufactures and supplies Zoetis with animal health products, which are referred to as the “Pfizer-supplied products.” Under this agreement, Zoetis’s manufacturing and supply chain leadership has oversight responsibility over product quality and other key aspects of the manufacturing process with respect to the Pfizer-supplied products. Under the other agreement, Zoetis has manufactures and supplies Pfizer with human health products, which are referred to as the “Zoetis-supplied products.” After the time of the Separation, only Zoetis’s Kalamazoo manufacturing site manufactures Zoetis-supplied products. Following the termination of the lease agreements related to Zoetis’s Guarulhos manufacturing site and subject to the receipt of various regulatory approvals in Brazil, Zoetis expects that the Guarulhos site may also manufacture Zoetis-supplied products pursuant to this agreement. See “—Brazil Lease Agreements.” Zoetis does not expect that any of Zoetis’s other sites will manufacture products for Pfizer.

Under the agreement related to the Pfizer-supplied products, Zoetis’s supply price is Pfizer’s costs plus a percentage markup. Subject to limited exceptions, during the two years following the completion of the IPO, the markup is 0% and, for the remainder of the term of the agreement, the markup will be 15%. The cost of each Pfizer-supplied product is subject to annual review, and there is a year-end true-up mechanism with respect to differences between budgeted and actual amounts. The agreement related to the Zoetis-supplied products contains reciprocal payment provisions pursuant to which Pfizer will make payments related to the Zoetis-supplied products.

These agreements will expire five years following the completion of the IPO, with limited exceptions. In addition, these agreements require that Pfizer or Zoetis, as the case may be, use commercially reasonable efforts to develop the capabilities and facilities to manufacture the applicable products on its own behalf or to establish alternative sources of supply reasonably prior to expiration of the applicable agreement. The party purchasing products under the agreement may terminate the agreement with respect to any manufacturing site upon at least six months’ prior notice. Also, either party may terminate for customary reasons, including for material breach of the other party (subject to a 90-day cure period) or with respect to the affected site for a force majeure event affecting the other party that continues for at least 30 days.

Environmental Matters Agreement

Zoetis entered into an environmental matters agreement with Pfizer immediately prior to the completion of the IPO. The agreement sets forth standards for each party’s performance of remedial actions for liabilities allocated to each party under the global separation agreement, addresses Zoetis’s substitution for Pfizer with respect to animal health assets and remedial actions allocated to Zoetis (including substitution related to, for example, permits, financial assurances and consent orders), allows Zoetis’s conditional use of Pfizer’s consultants and contractors to assist in the conduct of remedial actions and address the exchange of related information between the parties.

The agreement also sets forth standards of conduct for remedial activities at the co-located facilities: Guarulhos, Brazil; Catania, Italy; Hsinchu, Taiwan; and Kalamazoo, Michigan in the United States. In addition, the agreement will set forth site-specific terms to govern conduct at several of these co-located facilities. The agreement lasts perpetually; however, the agreement will terminate automatically if the global separation agreement terminates.

Screening Services Agreement

Zoetis entered into an agreement with Pfizer immediately prior to the completion of the IPO, pursuant to which Zoetis provides certain high throughput screening services to Pfizer’s R&D organization. Pfizer will pay Zoetis agreed-upon fees for these services.

Intellectual Property License Agreements

Immediately prior the completion of the IPO, Zoetis entered into a patent and know-how license agreements with Pfizer, pursuant to which: (i) Pfizer and certain of its affiliates have licensed to Zoetis and certain of Zoetis’s affiliates the right to use certain intellectual property rights in the animal health field; and (ii) Zoetis has licensed to Pfizer and certain of its affiliates certain rights to intellectual property in all fields outside of the animal health field.

Patent and Know-How License Agreement (Pfizer as Licensor). Immediately prior to the completion of the IPO, Zoetis entered into a patent and know-how license agreement with Pfizer. Pursuant to the agreement, Pfizer granted Zoetis a royalty-free, fully paid-up, sublicensable (subject to certain restrictions), worldwide, exclusive license to certain patents and know-how to research, develop and commercialize certain commercial, development-stage, and early stage products in the field of animal health. Zoetis does not have rights to use most of these patents and know-how with any compounds other than those for which Zoetis is expressly licensed.

Pfizer also granted Zoetis a royalty-free, fully paid-up, sublicensable (subject to certain restrictions) non-exclusive, worldwide license to certain other Pfizer patents and know-how to research, develop and commercialize certain other products in the animal health field. Under the agreement, Zoetis also has been granted a royalty-free, fully paid-up, sublicensable (subject to certain restrictions) non-exclusive, worldwide license for the animal health field to certain know-how that is not compound-related or product-related.

Pfizer also granted Zoetis a sublicense of certain third party intellectual property for such uses as agreed upon by the parties, the terms of which are royalty-free and fully paid-up as between Zoetis and Pfizer, but otherwise vary based on each third party agreement. With respect to certain of such third party intellectual property, Pfizer will have a right of first negotiation with Zoetis for an exclusive license to improvements to such third party intellectual property and related patents that Zoetis owns.

Pfizer controls filing, prosecuting and maintaining patents licensed to Zoetis, except that at Zoetis’s cost Zoetis is able to file patent applications covering certain know-how licensed to Zoetis and certain know-how invented by Zoetis. Zoetis will grant Pfizer a royalty-free, fully paid-up, sublicensable, exclusive license for the human health field to any such patent applications and patents that issue from these patent applications that Zoetis owns. Zoetis is required to pay certain costs associated with filing and maintaining the patents exclusively licensed to Zoetis, or Zoetis’s license will convert to a non-exclusive license.

Pfizer will have the right to forego, and cease paying for, prosecution and maintenance of the licensed patents and it may delegate responsibility to prosecute and maintain exclusively licensed patents to Zoetis or assign such patents to Zoetis. If Pfizer assigns such patents to Zoetis, Zoetis will grant Pfizer a royalty-free exclusive license to the assigned patents in all fields of use, but this license will exclude (and Zoetis will retain) all rights that Pfizer exclusively licensed to Zoetis under the agreement before assigning the patents to Zoetis.

Pfizer will have the right to enforce against third party infringements all patents licensed to Zoetis and patents that it may later assign to Zoetis if the infringement is within the scope of Pfizer’s license to such assigned patents, unless Pfizer does not pay for certain prosecution and maintenance costs and the patents are exclusively licensed or assigned to Zoetis, in which case, Zoetis will have rights to enforce such patents against third party infringements within the scope of Zoetis’s exclusive rights. Zoetis also will have the right to enforce new patents that it files and owns.

The agreement expires, with respect to licensed patents, upon expiration of the last to expire patent right that Pfizer owns, with respect to third party intellectual property, upon expiration or termination of the agreement pursuant to which such third party intellectual property is licensed to Pfizer and with respect to know-how that Pfizer owns, upon the thirtieth anniversary of the agreement. Upon expiration of the agreement in its entirety, Zoetis’s licenses to know-how owned by Pfizer convert to fully paid-up, perpetual licenses. Zoetis is able to terminate the agreement in whole or in part upon prior written notice to Pfizer. In the event of either party’s uncured material breach, the other party is able to terminate the agreement. The agreement also provides that insolvency of either party and the occurrence of certain other events related to each party’s bankruptcy or indebtedness also results in automatic termination. In addition, in circumstances where Pfizer has an interest in the licensed intellectual property in connection with its human health development programs, Zoetis’s rights to use the licensed intellectual property are restricted and/or in limited instances, subject to Pfizer’s right to terminate such license at will. Pfizer also has the ability to terminate any third party agreements under which it is sublicensing rights to Zoetis.

Patent and Know-How License Agreement (Zoetis as Licensor). Immediately prior to the completion of the IPO, Zoetis entered into a patent and know-how license agreement with Pfizer. Pursuant to the agreement, Zoetis granted Pfizer a royalty-free, fully paid-up, sublicensable (subject to certain restrictions), exclusive license to all patents and know-how that Zoetis owns or have been licensed from third parties as of the IPO (excluding any patents and know-how licensed from third parties to which Zoetis’s rights are limited to animal health) for Pfizer to research, develop, and commercialize any products throughout the world in all fields except the animal health field. Under the agreement, Zoetis also granted Pfizer a royalty-free, fully paid-up, perpetual, sublicensable (subject to certain restrictions), non-exclusive license to certain patents filed within a certain period of time following the IPO that cover know-how that Zoetis owns. Pfizer is permitted to use such patents in connection with its research, development, and commercialization of products outside the animal health field.

Upon notice from Pfizer, Zoetis is required to file patent applications covering know-how licensed to Pfizer or continue to prosecute and maintain patents that have already been filed. In each case, Pfizer reimburses Zoetis for related costs, which vary depending on whether patents are filed at the time of Pfizer’s notice. Zoetis has the sole right to enforce patents that are licensed to Pfizer under this agreement in the animal health field. Pfizer has the right to enforce the licensed patents in all other fields (including the human health field) only if it reimburses Zoetis for certain costs related to prosecution and maintenance of such patents. If Pfizer decides that it will not reimburse Zoetis for such costs, Zoetis will have the right to enforce in such fields.

The agreement expires, with respect to licensed patents that Zoetis owns, upon the expiration of the last to expire patent right, with respect to third party intellectual property, upon the expiration or termination of the agreement pursuant to which such third party intellectual property is licensed to Zoetis and with respect to know-how that Zoetis owns, upon the thirtieth anniversary of the agreement. Upon expiration of the agreement in its entirety, Pfizer’s licenses to any know-how owned by Zoetis will convert to fully paid-up, perpetual licenses. Pfizer is able to terminate the agreement in whole or in part upon prior notice to Zoetis. In the event of either party’s uncured material breach, the other party is able to terminate the agreement. The agreement also provides that the insolvency of either party and the occurrence of certain other events related to bankruptcy or indebtedness also results in automatic termination. Upon termination of the agreement, all licenses terminate.

Trademark and Copyright License Agreements. Immediately prior to the completion of the IPO, Zoetis entered into a trademark and copyright license agreement with Pfizer, pursuant to which Pfizer granted Zoetis rights with respect to certain trademarks and copyrighted works. Specifically, Pfizer granted Zoetis an exclusive, worldwide, royalty-free, perpetual and fully paid-up license to use certain scheduled trademarks in the same manner that Zoetis used such trademarks as a business unit of Pfizer and in connection with any modifications or line extensions of products with which such trademarks were used as a business unit of Pfizer. Zoetis is able to sublicense such trademarks to third parties with Pfizer’s prior written consent, which Pfizer cannot unreasonably withhold, but such consent is not required for sublicenses granted to Zoetis’s customers and distributors in the ordinary course of business. Zoetis does not have the right to register domain names that incorporate the trademarks or use the trademarks in the address of any social media or use the trademarks in any trade name, corporate name or “doing business as” name.

Pfizer also granted Zoetis a non-exclusive, worldwide, royalty-free, perpetual and fully paid-up license to use, copy and distribute to Zoetis and Zoetis’s affiliates copyrights in certain policies and guidelines, and any related derivative works, that are necessary for Zoetis to continue to conduct certain aspects of Zoetis’s business in the same manner as they were conducted when Zoetis was a business unit of Pfizer.

The agreement will terminate on a trademark-by-trademark or copyrighted work-by-copyrighted work basis upon Zoetis’s written notice to Pfizer that Zoetis has ceased bona fide commercial use of such trademark or copyrighted work and it will terminate as to one of Zoetis’s affiliates if such affiliates ceases being an affiliate of Zoetis. Zoetis granted a similar license to Pfizer to use the Aureomycin trademark and variants thereof in connection with Pfizer’s human health business.

Registration Rights Agreement

Zoetis entered into a registration rights agreement with Pfizer immediately prior to the completion of the IPO, pursuant to which Zoetis agreed that, upon the request of Pfizer, Zoetis will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Zoetis common stock retained by Pfizer following the IPO.

Brazil Lease Agreements

In September 2012, Pfizer’s subsidiary, Laboratórios Pfizer Ltda. (“Laboratórios”), as lessee, and Zoetis’s subsidiary, PAH Brasil Participações Ltda., (“PAH Brasil”), as lessor, entered into: (i) the Private Instrument of Non Residential Lease Agreement and Others, which establishes and regulates the use of the real property at Zoetis’s Guarulhos, Brazil facility (the “Real Property Lease”) and (ii) the Private Instrument of Lease Agreement Movable Assets and Others, which establishes the terms of the use of the fixed assets at the same site (the “Fixed Asset Lease” and, together with the Real Property Lease, the “Brazil Leases”). As a result of a merger of PAH Brasil into Fort Dodge Saúde Animal Ltda. (“Fort Dodge Brazil”) with Fort Dodge Brazil surviving, the Brazil Leases were assigned to Fort Dodge Brazil.

Rent, Rent Adjustment and Penalty. The monthly rent under the Brazil Leases corresponds to the amount of depreciation of the fixed assets and real property covered by the leases. During the first month that the leases were in effect, the rent under the Fixed Asset Lease was R$752,459 (approximately $0.4 million) and the rent under the Real Property Lease was R$479,977 (approximately $0.2 million). In subsequent periods, the parties will adjust these amounts to reflect the anticipated monthly depreciation amount and previously paid amounts may be adjusted if the amounts paid differ from actual depreciation. Late payments under Brazil Leases are subject to an adjustment plus a penalty equal to 2% and interest on arrears of 1% per month. A breach of either of the Brazil Leases that is not cured within 30 days from receipt of notice thereof is subject to a penalty equal to three monthly rent payments under the applicable lease. In addition to the rent, Laboratórios will pay expenses related to water consumption, sewerage and electricity as well as all taxes levied on the property.

Covenants and Obligations. Laboratórios is required to maintain the fixed assets and real property in the same condition as they were received, except for normal wear and tear and any improvements thereon, and is responsible for the repair of any damage. Improvements on the existing fixed assets and investments in new fixed assets are permitted under the Fixed Asset Lease, provided Fort Dodge Brazil is given notice thereof and consents to Laboratórios’ proposal. Costs for such improvements are paid or reimbursed by Fort Dodge Brazil unless the fixed asset is used solely to manufacture human health products, in which case the cost shall be the responsibility of Laboratórios and, in the event a new asset is purchased, exclusive ownership shall be retained by Laboratórios. The Real Property Lease also permits improvements on the property to be implemented by Laboratórios as long as Fort Dodge Brazil provides its written consent. Laboratórios is entitled to reimbursement for any related costs as long as Fort Dodge Brazil consented to the implementation of the improvements.

Term and Termination. The Brazil Leases will last for a period of five years commencing in September 2012. The Real Property Lease provides for automatic renewals for successive periods of one year at

Laboratórios’s discretion, unless notice of non-renewal is provided by Laboratórios. The Fixed Asset Lease can be extended for additional terms of five years by executing an amendment to such lease.

The Brazil Leases terminate at any time if agreed upon by the parties. The Brazil Leases also terminate upon satisfaction of certain regulatory conditions that will permit the animal health manufacturing operations of Laboratórios to be transferred to Fort Dodge Brazil and the human pharmaceutical manufacturing operations to be transferred to another facility or party. The Fixed Asset Lease automatically terminates upon the termination of the Real Property Lease or the master manufacturing and supply agreement that provides for Zoetis-supplied products. The Real Property Lease automatically terminates upon the termination of the Fixed Asset Lease or the expropriation of the property and cannot be terminated by Fort Dodge Brazil prior to termination of the master manufacturing and supply agreement that provides for Zoetis-supplied products. In the event the property is partially or completely destroyed, Laboratórios has the option to terminate the Real Property Lease.

Mumbai, India Interim Lease Agreement

Zoetis entered into an interim lease agreement with respect to Zoetis’s R&D facility in Mumbai, India. Zoetis will pay Pfizer a mutually agreed-upon rent for the facility and Zoetis anticipates the lease would expire upon the completion of the transfer of the Mumbai, India facility from Pfizer.

Local Market Distribution Agreements

In many markets throughout the world, the regulatory process of transferring marketing authorizations and product registrations for animal health products to Zoetis legal entities were not completed upon the completion of the IPO. In many of these markets, Zoetis has or will enter into distribution agreements with Pfizer legal entities to enable continued sales of the impacted products in such markets until the regulatory process is completed.

Policy Concerning Related Person Transactions

Zoetis’s Board of Directors has adopted a written policy, which is referred to as the “related person transaction approval policy,” for the review of any transaction, arrangement or relationship in which Zoetis is a participant, if the amount involved exceeds $120,000 and one of Zoetis’s executive officers, directors, director nominees or beneficial holders of more than 5% of Zoetis’s total equity (or their immediate family members), each of whom is referred to as a “related person,” has a direct or indirect material interest. This policy was not in effect when Zoetis entered into the transactions described above.

Each of the agreements between Zoetis and Pfizer and its subsidiaries that have been entered into prior to the completion of the IPO, and any transactions contemplated thereby, have been deemed to be approved and not subject to the terms of such policy.

If a related person proposes to enter into such a transaction, arrangement or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction, after the completion of the exchange offer, to the Corporate Governance Committee (for purposes of this section only, the “Committee”). The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Committee. In approving or rejecting such proposed transactions, the Committee is required to consider relevant facts and circumstances. The Committee will approve only those transactions that, in light of known circumstances, are deemed to be in Zoetis’s best interests. In the event that any member of the Committee is not a disinterested person with respect to the related person transaction under review, that member is excluded from the review and approval or rejection of such related person transaction; provided, however, that such Committee member may be counted in determining the presence of a quorum at the meeting of the Committee at which such transaction is considered. If Zoetis becomes aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Committee. The

Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Committee to consummate a related person transaction, the chair of the Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Committee at its next regularly scheduled meeting.

A description of Zoetis’s related person transaction approval policy is available on Zoetis’s website.

DESCRIPTION OF THE EXCHANGE NOTES

Reference should be made to the indenture (the “base indenture”) dated as of January 28, 2013 between Zoetis Inc. and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the first supplemental indenture (the “first supplemental indenture” and, together with the base indenture, the “indenture”) dated as of January 28, 2013 between Zoetis Inc. and Deutsche Bank Trust Company Americas, as trustee. We issued $400,000,000 aggregate principal amount of the 2016 unregistered notes, $750,000,000 aggregate principal amount of the 2018 unregistered notes, $1,350,000,000 aggregate principal amount of the 2023 unregistered notes and $1,150,000,000 aggregate principal amount of the 2043 unregistered notes under the indenture. The exchange notes will also be issued under the indenture and will evidence the same debt as the unregistered notes. The following description is a summary of selected portions of the indenture and does not restate the indenture. The indenture, not this description, defines your rights as a holder of the exchange notes. You should read the indenture carefully for provisions that may be important to you. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

If the exchange offer is consummated, holders of the unregistered notes who do not exchange their unregistered notes for exchange notes will vote together with holders of the applicable series of exchange notes for all relevant purposes under the indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes of any series shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the unregistered notes and the exchange notes then outstanding of such series. Unless the context otherwise requires, references to the “notes” includes the exchange notes and the unregistered notes.

As used in this section, references to “Zoetis,” our “company,” “we,” “us” and “our” refer only to Zoetis Inc. and not to any of its current or future subsidiaries.

Principal, Maturity and Interest

The 2016 exchange notes will initially be limited to $400,000,000 aggregate principal amount, the 2018 exchange notes will initially be limited to $750,000,000 aggregate principal amount, the 2023 exchange notes will initially be limited to $350,000,000 aggregate principal amount and the 2043 exchange notes will initially be limited to $1,150,000,000 aggregate principal amount. We will issue the exchange notes in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

The 2016 exchange notes will mature on February 1, 2016, the 2018 exchange notes will mature on February 1, 2018, the 2023 exchange notes will mature on February 1, 2023 and the 2043 exchange notes will mature on February 1, 2043.

Interest on the 2016 exchange notes will accrue at the annual rate of 1.150%, interest on the 2018 exchange notes will accrue at the annual rate of 1.875%, interest on the 2023 exchange notes will accrue at the annual rate of 3.250% and interest on the 2043 exchange notes will accrue at the annual rate of 4.700%. Interest on each series of the exchange notes will accrue from and including January 28, 2013, and is payable on February 1 and August 1 of each year, commencing August 1, 2013. Interest on each series of the exchange notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will make each interest payment to the holders of record of exchange notes at the close of business on the fifteenth calendar day preceding the relevant interest payment date.

The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the exchange notes. Payments of principal, interest and premium will be made by us through the paying agent to DTC as described under “Book-Entry, Delivery and Form.”

Ranking

The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness.

No Listing

The exchange notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Reports

While the notes remain outstanding, and if we are not required to file reports under the Exchange Act, we will furnish to you or any prospective purchaser designated by you, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to allow you to comply with Rule 144A in connection with resales of the notes.

Transfer and Exchange

A holder of the exchange notes may transfer the exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of the exchange notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer the exchange notes selected for redemption. Also, we are not required to transfer any exchange notes for a period of 15 days before a selection of exchange notes to be redeemed.

Optional Redemption

At our option, we may redeem the notes of any series, in whole or in part, at any time and from time to time. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 15 basis points in the case of the 2016 notes, 20 basis points in the case of the 2018 notes, 25 basis points in the case of the 2023 notes and 30 basis points in the case of the 2043 notes;

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date; provided, however, that if we redeem the 2023 notes 90 days or fewer prior to their maturity date, the redemption price will equal 100% of the principal amount of the 2023 notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but excluding, the date of redemption; provided further, however, that if we redeem the 2043 notes 180 days or fewer prior to their maturity date, the redemption price will equal 100% of the principal amount of the 2043 notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but excluding, the date of redemption.

Pursuant to our tax matters agreement with Pfizer, we will not be permitted to redeem the 2023 notes pursuant to this optional redemption provision, except under limited circumstances. See “Certain Relationships and Related Party Transactions—Relationship between Zoetis and Pfizer—Tax Matters Agreement.”

Notwithstanding the foregoing, installments of interest on applicable notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such notes to, but excluding, the redemption date.

Set forth below are certain of the defined terms used in this section.

“Comparable Treasury Issue” means, for any series of notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date and series of notes to be redeemed, (A) the average of the Reference Treasury Dealer Quotations for such redemption date and series, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means (A) any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC, and Deutsche Bank Securities Inc. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date and series of notes to be redeemed, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on that date. If fewer than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected in accordance with DTC’s applicable procedures, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Change of Control

If a Change of Control Triggering Event occurs, unless we have redeemed the notes in full as described above, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice, with a copy to the trustee, to each holder of notes at its registered address describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being purchased.

Set forth below are certain of the defined terms used in this section.

“Below Investment Grade Rating Event” means notes are rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended up to an additional 60 days, so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

“Change of Control” means the occurrence of any of the following:

(i) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding, transactions in connection with the Distribution) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Pfizer and its affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

(iii) we consolidate with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(iv) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(v) the adoption of a plan relating to our liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Certain Covenants

The following restrictive covenants will apply to each series of the notes being offered in this offering. We may also elect to have these covenants apply to any other series of debt securities issued pursuant to the indenture.

Limitations on liens

We shall not, and shall not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien (an “Initial Lien”), other than Permitted Liens, on any Principal Property to secure any Debt of Zoetis or any Restricted Subsidiary unless it has made or will make effective provision whereby the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant will be secured by such Lien equally and ratably with (or prior to) all other Debt secured by such Lien. Any Lien created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.

Limitations on Sale and Leaseback Transactions

Zoetis shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property unless:

(a)	pursuant to the covenant described under “—Limitations on Liens” above, it would be entitled to incur Debt secured by a Lien on such Principal Property in a principal amount equal to the Value of such Sale and Leaseback Transaction without equally and ratably securing the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant; or

(b)	Zoetis or any Restricted Subsidiary, during the 270 days following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of Zoetis or any Restricted Subsidiary of Zoetis or to the acquisition of one or more Principal Properties.

Because the definition of Principal Property covers only buildings, structures or other facilities together with the underlying land and fixtures used primarily for manufacturing, processing or production that we own in the United States, our manufacturing facilities elsewhere in the world are excluded from the operation of the covenants described above. There are currently no Liens on, or any Sale and Leaseback Transactions covering, any property that would potentially qualify as Principal Property that would require the notes to be secured equally and ratably with (or prior to) Debt secured by such Lien. We do not keep records identifying which of our properties, if any, would qualify as Principal Property and we believe that we have few, if any, properties that would qualify as Principal Property, and as such, few, if any, of our subsidiaries would qualify as a Restricted Subsidiary.

Definitions

Set forth below are certain of the defined terms used in the indenture.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting (a) all current liabilities (excluding any indebtedness maturing within 12 months of the end of the most recent quarter for which financial statements are available) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles.

“Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.

“Permitted Liens” means

(a)	Liens existing on the date of the first supplemental indenture or Liens existing on facilities of any Person at the time it becomes a Subsidiary of Zoetis;

(b)	Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with us or any of our Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such Subsidiary;

(c)	Liens on property existing at the time of acquisition thereof by us or any of our Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such Subsidiary;

(d)	a Lien on any asset or improvement to any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving (including constructing) such asset, if such Lien attaches to such asset concurrently with or within 12 months after its acquisition or improvement (including the completion of construction) and the principal amount of the Debt secured by such Lien, together with all other debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

(e)	any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

(f)	Liens securing Debt of a Restricted Subsidiary of Zoetis owed to Zoetis or another Restricted Subsidiary of Zoetis;

(g)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (f) above, inclusive, so long as (i) the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (ii) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(h)	Liens on any Principal Property not described in clauses (a) through (g) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Liens on Principal Property not described in clauses (a) through (g) above and (ii) the aggregate amount of Value in respect of all Sale and Leaseback Transactions that would otherwise be prohibited by the covenant described under “—Limitation on Sale and Leaseback Transactions,” do not exceed 15% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company or other business entity, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Principal Property” means any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, owned in the United States and the net book value of such building, structure or other facility exceeds 2% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available; provided that no building, structure or other facility will be a Principal Property if, in the good faith opinion of our Board of Directors (or a committee thereof), such building, structure or other facility is not of material importance to our business taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries that owns a Principal Property.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby we or a Restricted Subsidiary transfers such property to another Person and we or a Restricted Subsidiary leases or rents it from such Person (other than (i) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries, (ii) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (iii) leases of a property executed by the time of, or within 90 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of debt securities issued pursuant to the indenture and having the benefit of the covenants described above under “—Limitation on Liens” and “—Limitation on Sale Leaseback Transactions” (including the effective interest rate of any original issue discount debt securities) which are outstanding on the date of such Sale and Leaseback Transaction.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the Board of Directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency). The indenture contains no other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving Zoetis or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Further Issues

We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series. Any additional notes having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the notes of that series. We will not issue any additional notes intended to form a single series with the notes of any series unless such further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.

Consolidation, Merger or Sale

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries property and assets taken as a whole (in one transaction or a series of related transactions) to, any person, or permit any person to merge with or into us, unless:

(a)	we shall be the continuing person, or the person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”), shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

(b)	immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c)	we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and except in the case of a lease, be substituted for, us under the indenture and the notes.

Modification of Indenture

Under the indenture, if the trustee and we agree, we can modify the indenture without notifying any holders or seeking their consent in certain specified circumstances, including if the amendment does not materially adversely affect any holder. In other circumstances, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding notes of each series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the notes, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent. In connection with any modification of the indenture, we will deliver to the trustee an opinion of counsel and an officer’s certificate, upon which the trustee may rely, each stating that such modification complies with the applicable provisions of the indenture.

Events of Default

When we use the term “Event of Default” in the indenture, here are some examples of what we mean. An Event of Default occurs if:

•	we fail to make the principal or any premium payment on the notes when due;

•	we fail to pay interest on the notes for 60 days after payment was due;

•	we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

A default under one series of notes will not necessarily be a default under another series. The trustee may withhold notice to the holders of notes of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders. The trustee shall not be deemed to have notice of any default or Event of Default (other than defaults that involve our failure to pay principal or interest) unless an officer of the trustee having responsibility for administration of the indenture has received written notice of such default or Event of Default, and such notice references the notes and the indenture.

If an Event of Default with respect to outstanding notes of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of notes of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on notes of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to notes of any series has been made, the holders of a majority in principal amount of the outstanding notes of such series may rescind and annul the acceleration if:

•	the holders act before the trustee has obtained a judgment or decree for payment of the money due;

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by written notice to the trustee, may waive any past Event of Default or its consequences under the indenture so long as certain conditions are met (including, but not limited to, the deposit with the trustee of a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel). However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium or interest on any security or in the payment of any sinking fund installment; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity and/or security. If they provide this reasonable indemnity and/or security, the holders of a majority in principal amount outstanding of any series of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

No Sinking Fund

The notes are not entitled to the benefit of a sinking fund.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes in a particular series, then at our option:

•	we will be discharged from our obligations with respect to the notes in such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

If this happens, the holders of the notes of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of the notes and replacement of lost, stolen or mutilated notes. Such holders may look only to such deposited funds or obligations for payment.

To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that, among other things, the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes.

Governing Law

The indenture and notes are governed by the laws of the State of New York.

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Paying Agent and Registrar

The trustee under the indenture will initially act as the paying agent and registrar for the exchange notes. We may change the paying agent or registrar under the indenture without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar under the indenture.

Registration Rights and Additional Interest

We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement between us and the initial purchasers of the unregistered notes. Holders of the exchange notes will not be entitled to any registration rights with respect to the exchange notes.

Under some circumstances set forth in the registration rights agreement, holders of unregistered notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the exchange notes by these holders.

If we do not complete the exchange offer within 365 days of the original issue date of the unregistered notes, the interest rate borne by the unregistered notes may be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 1.00% per annum) until the exchange offer is completed or the affected series of unregistered notes cease to be Transfer Restricted Securities (as defined in the registration rights agreement).

Book-Entry, Delivery and Form

The exchange notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect Participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect Participants (as described below), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Zoetis and the trustee will treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither Zoetis, the trustee nor any agent of Zoetis or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Zoetis. Neither Zoetis nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and Zoetis and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised Zoetis that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for exchange notes in certificated form, and to distribute such exchange notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither Zoetis nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Zoetis that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) Zoetis, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the issuance of the unregistered notes, we entered into a registration rights agreement with the initial purchasers, for the benefit of the holders of the unregistered notes, pursuant to which we agreed, among other things, to use our commercially reasonable efforts to file and to have declared effective an exchange offer registration statement under the Securities Act and to consummate an exchange offer.

We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of exchange notes who exchanges unregistered notes for exchange notes in the exchange offer generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acknowledges that the holder is acquiring the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

Any holder of the unregistered notes using the exchange offer to participate in a distribution of exchange notes also cannot rely on the no-action letters referred to above. Any broker-dealer who holds unregistered notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such unregistered notes pursuant to the exchange offer may be a statutory underwriter, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes and must acknowledge such delivery requirement. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all unregistered notes validly tendered prior to 5:00 p.m., New York time, on the Expiration Date for the exchange offer. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of exchange notes for a like principal amount of outstanding unregistered notes tendered and accepted in connection with the exchange offer. The exchange notes issued in connection with the exchange offer will be delivered promptly after the Expiration Date. Holders may tender some or all of their unregistered notes in connection with the exchange offer, but only in principal amounts of $2,000 or in integral multiples of $1,000 in excess thereof.

The terms of the exchange notes will be identical to the terms of the unregistered notes, except that the exchange notes will have been registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the unregistered notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the unregistered notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the unregistered notes being exchanged.

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Description of the Exchange Notes—Book-Entry, Delivery and Form,” exchange notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of the Exchange Notes—Book-Entry, Delivery and Form.”

Holders of unregistered notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Unregistered notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but certain registration and other rights under the registration rights agreement will terminate and holders of the unregistered notes will generally not be entitled to any registration rights under the registration rights agreement. See “—Consequences of Failures to Properly Tender Unregistered Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered unregistered notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent (as defined below). The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the unregistered notes, without expense, to the tendering holder promptly after the Expiration Date for the exchange offer.

Holders who tender unregistered notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of unregistered notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The “Expiration Date” for the exchange offer is 5:00 p.m., New York City time, on                      , 2013, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

•

to delay accepting any unregistered notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any unregistered notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any unregistered notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange any exchange notes for, any unregistered notes and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer, if any of the following conditions exist on or prior to the Expiration Date:

•

no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer or the exchange of unregistered notes for exchange notes under the exchange offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a)	challenges the making of the exchange offer or the exchange of unregistered notes for exchange notes under the exchange offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of unregistered notes for exchange notes under the exchange offer; or

(b)	in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the exchange offer or the exchange of unregistered notes for exchange notes under the exchange offer;

•

nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the exchange offer or impair our ability to realize the anticipated benefits of the exchange offer;

•

there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the unregistered notes that are the subject of the exchange offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any catastrophic event caused by meteorological, geothermal or geophysical occurrences or other acts of god that would reasonably be expected to have a material adverse effect on us or our affiliates’ or subsidiaries’ business, operations, condition or prospects, (h) any material adverse change in the securities or financial markets in the United States generally, (i) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof or (j) any other change or development, including a prospective change or development, in general economic, financial, monetary or market conditions that, in the company’s reasonable judgment, has or may have a material adverse effect on the market price or trading of the notes; and

•

the trustee with respect to the indenture for the unregistered notes that are the subject of the exchange offer and the exchange notes to be issued in the exchange offer shall not have been directed by any holders of unregistered notes to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or the exchange of unregistered notes for exchange notes under the exchange offer, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of unregistered notes for exchange notes under the exchange offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

•	terminate the exchange offer and promptly return all tendered unregistered notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered unregistered notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all unregistered notes tendered and not previously validly withdrawn.

In addition, subject to applicable law, we may in our absolute discretion terminate the exchange offer for any other reason.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of unregistered notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The participation in the exchange offer by a tendering holder of unregistered notes will constitute the agreement by that holder to deliver good and marketable title to the tendered unregistered notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights

Holders of the unregistered notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Procedures for Tendering

If you wish to participate in the exchange offer and your unregistered notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your unregistered notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the exchange offer, you must either:

•

complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your unregistered notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt on or prior to the Expiration Date; or

•	comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the Expiration Date.

The Exchange Agent and DTC have confirmed that the exchange offer is eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the

Expiration Date at its address set forth below under the caption “Exchange Agent.” Unregistered notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the Exchange Agent. We have not provided guaranteed delivery procedures in conjunction with the exchange offer or under this prospectus.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the letter of transmittal or any unregistered notes to anyone other than the Exchange Agent.

If you are tendering your unregistered notes in exchange for exchange notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any unregistered notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC Participant with account information in the letter of transmittal.

If you are a beneficial owner which holds unregistered notes through Euroclear (as defined below) or Clearstream (as defined below) and wish to tender your unregistered notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered unregistered notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering unregistered notes.

Book-Entry Delivery Procedures for Tendering Unregistered Notes Held with DTC

If you wish to tender unregistered notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your unregistered notes pursuant to the exchange offer; and

•	instruct your nominee to tender all unregistered notes you wish to be tendered in the exchange offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender unregistered notes by effecting a book-entry transfer of unregistered notes to be tendered in the exchange offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a Participant, tendering unregistered notes that the Participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the Participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible guarantor institution unless the unregistered notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holders of unregistered notes tendered thereby, the signatures must correspond with the names as written on the face of the unregistered notes without any change whatsoever. If any of the unregistered notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the unregistered notes tendered thereby are registered in different names on different unregistered notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If unregistered notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the tendering holder, certificates for those unregistered notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the holder of any unregistered notes listed in the letter of transmittal, those unregistered notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those unregistered notes. If the letter of transmittal or any unregistered notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of unregistered notes waive any right to receive any notice of the acceptance for exchange of their unregistered notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing unregistered notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, unregistered notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered unregistered notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered unregistered notes determined by us not to be in proper form or not to be tendered properly or any tendered unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular unregistered notes, whether or not waived in the case of other unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the Exchange Agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of unregistered notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose unregistered notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the unregistered notes. Holders may contact the Exchange Agent for assistance with these matters.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offer,” to terminate the exchange offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•

it has full power and authority to tender, sell, assign and transfer the unregistered notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the exchange notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

•

at the time of commencement of the exchange offer it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such exchange notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of Zoetis;

•	it is not holding unregistered notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial notes offering; and

•

if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes, and that it will receive exchange notes for its own account in exchange for unregistered notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of unregistered notes in the exchange offer may be validly withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at its address set forth below under the caption “Exchange Agent.” The withdrawal notice must:

(1)	specify the name of the tendering holder of unregistered notes;

(2)	bear a description, including the series, of the unregistered notes to be withdrawn;

(3)	specify, in the case of unregistered notes tendered by delivery of certificates for those unregistered notes, the certificate numbers shown on the particular certificates evidencing those unregistered notes;

(4)	specify the aggregate principal amount represented by those unregistered notes;

(5)	specify, in the case of unregistered notes tendered by delivery of certificates for those unregistered notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of unregistered notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn unregistered notes; and

(6)	be signed by the holder of those unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those unregistered notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the unregistered notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of unregistered notes may not be rescinded, and any unregistered notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer.

Validly withdrawn unregistered notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or prior to the Expiration Date.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Overnight Mail or Courier:

DB Services Americas, Inc.

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

DB.Reorg@db.com

Fax: 615-866-3889

Information (877) 843-9767

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and certain accountant and legal fees.

Holders who tender their unregistered notes for exchange will not be obligated to pay transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the unregistered notes tendered;

•	tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the unregistered notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with GAAP.

Consequences of Failures to Properly Tender Unregistered Notes in the Exchange Offer

Issuance of the exchange notes in exchange for the unregistered notes under the exchange offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal

(or an agent’s message from DTC) and the certificate(s) representing such unregistered notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the unregistered notes desiring to tender such unregistered notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of unregistered notes for exchange. Unregistered notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

In the event the exchange offer is completed, we generally will not be required to register the remaining unregistered notes, subject to limited exceptions. Remaining unregistered notes will continue to be subject to the following restrictions on transfer:

•

the remaining unregistered notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining unregistered notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining unregistered notes under the Securities Act. To the extent that unregistered notes are tendered and accepted in connection with the exchange offer, any trading market for remaining unregistered notes could be adversely affected.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Commercial Paper Program

In February 2013, we entered into a commercial paper program with a capacity of up to $1.0 billion. While no commercial paper has been issued under the commercial paper program at this time, we may incur indebtedness under this program in the future.

Credit Facility

In December 2012, we entered into a revolving credit agreement with a syndicate of banks providing for a five-year $1.0 billion senior unsecured revolving credit facility, which we refer to as the “credit facility.” Subject to certain conditions, we have the right to increase the credit facility to up to $1.5 billion. The credit facility became available for borrowings upon the completion of the IPO, and there are currently no borrowings under this credit facility.

The credit facility bears interest, at our option, equal to either: (a) a base rate determined by reference to the higher of (i) the prime rate of JPMorgan Chase Bank, N.A., (ii) the federal funds rate plus 0.50% and (iii) a Eurodollar rate for a one month interest period plus 1.00%, plus, in each case, an applicable margin; or (b) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin. Additionally, we will pay a facility fee on the commitments under the credit facility, regardless of whether borrowings are outstanding under the credit facility. The applicable margins and the facility fee are determined based on public ratings of our senior unsecured non-credit enhanced long-term debt. Interest on borrowings and the facility fee are generally payable quarterly in arrears; however, for loans bearing interest based on a Eurodollar rate with a term shorter than three months, interest is payable at the end of such term.

We may voluntarily prepay loans and/or reduce the commitment under the credit facility, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment is required under the credit facility.

The credit facility contains a financial covenant requiring us to not exceed a maximum total leverage ratio of 4.35:1 for fiscal year 2013, 3.95:1 for fiscal year 2014, 3.50:1 for fiscal year 2015 and 3.00:1 thereafter. In addition, the credit facility contains customary affirmative and negative covenants that, among other things, limit or restrict our and our subsidiaries’ ability, subject to certain exceptions, to incur liens, merge, consolidate or sell, transfer or lease assets, transact with subsidiaries and incur priority indebtedness. The credit facility also contains customary events of default.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences to holders of unregistered notes that exchange such notes for exchange notes pursuant to this prospectus. This section is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This section does not discuss all tax considerations that may be relevant to holders of unregistered notes in light of their particular circumstances, nor does it address the consequences to holders of unregistered notes subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), financial institutions, insurance companies, dealers or traders in securities, and persons who hold their unregistered notes as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the Medicare tax on net investment income. Holders of unregistered notes should consult their tax advisors as to the particular tax consequences to them of the exchange offer.

The exchange of an unregistered note for an exchange note pursuant to this prospectus will not constitute a “significant modification” of the unregistered note for U.S. federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the unregistered note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an unregistered note for an exchange not pursuant to this prospectus and any such holder will have the same adjusted basis and holding period in the exchange note as it had in the unregistered note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. Zoetis has agreed that it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (i) 180 days from the date on which the registration statement on Form S-4, to which this prospectus forms a part, became effective and (ii) the date on which each broker-dealer is no longer required to deliver a prospectus in connection with such resales.

Zoetis will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, a broker-dealer that acquired any of its unregistered notes directly from us:

•

may not rely on the applicable interpretations of the Staff of the Commission’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action Letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Zoetis will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal for a period ending on the earlier of (i) 180 days from the date on which the registration statement on Form S-4, to which this prospectus forms a part, became effective and (ii) the date on which each broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. Zoetis has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The combined financial statements of Zoetis as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 and the related combined financial statement schedule have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of Zoetis as of June 30, 2013 and for the three and six month periods ended June 30, 2013 and July 1, 2012 included herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for reviews of such information. However, their separate report, included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement and the related exhibits, and the reports, proxy statements and other information we will file with the SEC, at the SEC’s public reference room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

ZOETIS INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Zoetis Inc.:

We have audited the accompanying combined balance sheets of Zoetis Inc. (the animal health business unit of Pfizer Inc.) (the “Company”) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income/(loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the combined financial statements, we have also audited the combined financial statement schedule. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York

March 28, 2013

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
(MILLIONS, EXCEPT PER SHARE DATA)	2012	2011(a)	2010(a)
Revenues	$4,336	$4,233	$3,582
Costs and expenses:
Cost of sales(b)	1,563	1,652	1,444
Selling, general and administrative expenses(b)	1,470	1,453	1,382
Research and development expenses(b)	409	427	411
Amortization of intangible assets	64	69	58
Restructuring charges and certain acquisition-related costs	135	154	202
Other (income)/deductions—net	(15)	84	(93)

Income before provision for taxes on income	710	394	178
Provision for taxes on income	274	146	67

Net income before allocation to noncontrolling interests	436	248	111
Less: Net income attributable to noncontrolling interests	—	3	1

Net income attributable to Zoetis	$436	$245	$110

Earnings per share—basic and diluted	$0.87	$0.49	$0.22

Weighted average shares outstanding—basic and diluted(c)	500	500	500

(a)	Includes revenues and expenses from acquisitions from the acquisition date, see Note 2. Basis of Presentation and Note 4. Acquisitions, Divestitures and Certain Investments.
(b)	Exclusive of amortization of intangible assets, except as disclosed in Note 3J. Significant Accounting Policies—Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.
(c)

The weighted average shares outstanding for both basic and diluted earnings per share for all periods presented was calculated using 500 million shares of Class A and Class B common stock outstanding, which was the number of Zoetis Inc. shares outstanding at the time of the initial public offering, which was completed on February 6, 2013. There were no Zoetis restricted stock units, stock options or performance shares outstanding prior to the initial public offering.

See Notes to Combined Financial Statements, which are an integral part of these statements.

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011(a)	2010(a)
Net income before allocation to noncontrolling interests	$436	$248	$111

Other comprehensive income/(loss), net of tax and reclassification adjustments(b):
Foreign currency translation adjustments, net	(93)	4	(121)
Benefit plans: Actuarial gains/(losses), net	1	5	(8)

Total other comprehensive income/(loss), net of tax	(92)	9	(129)

Comprehensive income/(loss) before allocation to noncontrolling interests	344	257	(18)
Less: Comprehensive income attributable to noncontrolling interests	—	3	1

Comprehensive income/(loss) attributable to Zoetis	$344	$254	$(19)

(a)	Includes impacts from acquisitions from the acquisition date, see Note 2. Basis of Presentation and Note 4. Acquisitions, Divestitures and Certain Investments.
(b)

Presented net of reclassification adjustments and tax impacts, which are not significant in any period presented. Reclassification adjustments are generally reclassified into Cost of sales, Selling, general and administrative expenses, and/or Research and development expenses, as appropriate, in the combined statements of income.

See Notes to Combined Financial Statements, which are an integral part of these statements.

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

COMBINED BALANCE SHEETS

	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Assets
Cash and cash equivalents	$317	$79
Accounts receivable, less allowance for doubtful accounts: 2012—$49 and 2011—$29	900	871
Inventories	1,345	1,063
Current deferred tax assets	101	96
Other current assets	201	202

Total current assets	2,864	2,311
Property, plant and equipment, less accumulated depreciation	1,241	1,243
Identifiable intangible assets, less accumulated amortization	868	928
Goodwill	985	989
Noncurrent deferred tax assets	216	143
Other noncurrent assets	88	97

Total assets	$6,262	$5,711

Liabilities and Equity
Current portion of allocated long-term debt	$73	$—
Accounts payable	319	214
Income taxes payable	30	18
Accrued compensation and related items	194	150
Other current liabilities	507	461

Total current liabilities	1,123	843
Allocated long-term debt	509	575
Noncurrent deferred tax liabilities	323	311
Other taxes payable	159	122
Other noncurrent liabilities	107	124

Total liabilities	2,221	1,975

Commitments and Contingencies

Business unit equity	4,183	3,785
Accumulated other comprehensive loss	(157)	(65)

Total Zoetis equity	4,026	3,720
Equity attributable to noncontrolling interests	15	16

Total equity	4,041	3,736

Total liabilities and equity	$6,262	$5,711

See Notes to Combined Financial Statements, which are an integral part of these statements.

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

COMBINED STATEMENTS OF EQUITY

	Zoetis
(MILLIONS OF DOLLARS)	Business Unit Equity	Accumulated Other Comp. Income/ (Loss)	Business Unit Equity	Equity Attributable to Noncontrolling Interests	Total Equity
Balance, December 31, 2009	$3,516	$55	$3,571	$3	$3,574
Comprehensive income/(loss)	110	(129)	(19)	1	(18)
Share-based compensation expense	16	—	16	—	16
Dividends declared and paid	(206)	—	(206)	(1)	(207)
Net transfers between Pfizer and noncontrolling interests	1	—	1	(1)	—
Purchase of subsidiary shares from noncontrolling interests	(1)	—	(1)	(2)	(3)
Net transfers—Pfizer	(18)	—	(18)	—	(18)

Balance, December 31, 2010	3,418	(74)	3,344	—	3,344
Comprehensive income	245	9	254	3	257
Share-based compensation expense	19	—	19	—	19
Investment in Jilin Pfizer Guoyuan Animal Health Co., Ltd.	—	—	—	16	16
Dividends declared and paid	(416)	—	(416)	—	(416)
Net transfers between Pfizer and noncontrolling interests	3	—	3	(3)	—
Net transfers—Pfizer(a)	516	—	516	—	516

Balance, December 31, 2011	3,785	(65)	3,720	16	3,736
Comprehensive income/(loss)	436	(92)	344	—	344
Share-based compensation expense	28	—	28	—	28
Dividends declared and paid	(63)	—	(63)	—	(63)
Net transfers between Pfizer and noncontrolling interests	1	—	1	(1)	—
Net transfers—Pfizer	(4)	—	(4)	—	(4)

Balance, December 31, 2012	$4,183	$(157)	$4,026	$15	$4,041

(a)	See Note 4A. Acquisitions, Divestitures and Certain Investments—Acquisition of King Animal Health.

See Notes to Combined Financial Statements, which are an integral part of these statements.

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Operating activities
Net income before allocation to noncontrolling interests	$436	$248	$111
Adjustments to reconcile net income before noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization expense	200	205	185
Share-based compensation expense	28	19	16
Asset write-offs and impairments	10	78	16
Net gains on sales of assets	—	(1)	(101)
Deferred taxes	(74)	65	(68)
Other non-cash adjustments	3	—	(5)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(65)	(85)	30
Inventories	(318)	40	117
Other assets	(5)	11	(19)
Accounts payable	96	(16)	25
Other liabilities	62	(15)	5
Other tax accounts, net	81	(52)	(58)

Net cash provided by operating activities	454	497	254
Investing activities
Purchases of property, plant and equipment	(126)	(135)	(124)
Net proceeds from sales of assets	3	34	203
Acquisitions, net of cash acquired	—	(345)	(81)
Other investing activities	(12)	(3)	(7)

Net cash used in investing activities	(135)	(449)	(9)
Financing activities
Allocated principal payments on long-term debt	—	(143)	—
Cash dividends paid(a)	(63)	(416)	(207)
Purchase of subsidiary shares from noncontrolling interests	—	—	(3)
Net financing activities with Pfizer	(15)	529	(67)

Net cash used in financing activities	(78)	(30)	(277)
Effect of exchange-rate changes on cash and cash equivalents	(3)	(2)	(4)

Net increase/(decrease) in cash and cash equivalents	238	16	(36)
Cash and cash equivalents, as of beginning of year	79	63	99

Cash and cash equivalents, as of end of year	$317	$79	$63

Supplemental cash flow information
Cash paid during the period for:
Income taxes, net	$276	$142	$209
Interest	$31	$37	$37

(a)	Payments to non-Zoetis Pfizer entities.

See Notes to Combined Financial Statements, which are an integral part of these statements.

ZOETIS INC.

(THE ANIMAL HEALTH BUSINESS UNIT OF PFIZER INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Business Description

The accompanying combined financial statements include the accounts of all operations that comprise the animal health operations of Pfizer Inc. (collectively, Zoetis, the company, we, us and our). We are a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals.

We organize and operate our business in four geographic regions: the United States (U.S.); Europe/Africa/Middle East (EuAfME); Canada/Latin America (CLAR); and Asia/Pacific (APAC).

We market our products in more than 120 countries, including developed markets and emerging markets. Our revenues are mostly generated in the U.S. and EuAfME. We have a diversified business, marketing products across eight core species: cattle, swine, poultry, sheep and fish (collectively, livestock) and dogs, cats and horses (collectively, companion animals); and within five major product categories (anti-infectives, vaccines, parasiticides, medicated feed additives and other pharmaceuticals).

Pfizer formed Zoetis to ultimately acquire, own, and operate the animal health operations of Pfizer Inc. (Pfizer), which are set forth in these combined financial statements. See also Note 2. Basis of Presentation. On January 28, 2013, Pfizer transferred substantially all of its animal health business to Zoetis and on February 6, 2013, an initial public offering (IPO) of our Class A common stock was completed, which represented approximately 19.8% of our total outstanding shares. We refer to the transactions to separate our business from Pfizer as described here and elsewhere in the 2012 Annual Report, as the Separation. For additional information, see Notes to Combined Financial Statements—Note 19. Subsequent Events.

Pfizer has informed us that it may make a tax-free distribution to its shareholders of all or a portion of its remaining equity interest in us, which may include one or more distributions effected as a dividend to all Pfizer shareholders, one or more distributions in exchange for Pfizer shares or other securities, or any combination thereof. We refer to any such potential distribution as the Distribution. Pfizer has no obligation to pursue or consummate any further dispositions of its ownership interest in us, including through the Distribution, by any specified date or at all.

2.	Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). For operations outside the U.S., the combined financial information is included as of and for the fiscal year ended November 30 for each year presented. All significant intercompany balances and transactions between the legal entities that comprise Zoetis have been eliminated. Balances due to or due from Pfizer have been presented as a component of Business unit equity. For those subsidiaries included in these combined financial statements where our ownership is less than 100%, the minority interests have been shown in equity as Equity attributable to noncontrolling interests. Certain reclassifications have been made to prior years’ financial information to conform to the current year presentation.

On January 31, 2011 (the acquisition date), Pfizer completed the tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King), including the King Animal Health business (KAH), and acquired approximately 92.5% of King’s outstanding shares. On February 28, 2011, Pfizer acquired all of the remaining shares of King. Commencing from the acquisition date, our combined financial statements include the assets, liabilities, operations and cash flows associated with KAH. As a result, and in accordance with our domestic and international reporting periods, our combined financial statements for the year ended December 31, 2011 reflect approximately eleven months of the U.S. operations of KAH and approximately ten months of the international operations of KAH. For additional information, see Note 4A. Acquisitions, Divestitures and Certain Investments—Acquisition of King Animal Health.

The combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the animal health business of Pfizer. These combined financial statements do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had we operated as a standalone public company during the periods presented.

•

The combined statements of income include allocations from certain support functions (Enabling Functions) that are provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, and, to a lesser extent, business development, public affairs and procurement, among others. Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services.

We allocated the costs associated with business technology, facilities and human resources primarily using proportional allocation methods, and for legal and finance, primarily using specific identification. In all cases, for support function costs where proportional allocation methods were used, we determined whether the costs are primarily influenced by headcount (such as a significant majority of facilities and human resources costs) or by the size of the business (such as most business technology costs) and we also determined whether the associated scope of those services provided are global, regional or local. Based on those analyses, we then allocated the costs based on our share of worldwide revenues, domestic revenues, international revenues, regional revenues, country revenues, worldwide headcount, country headcount or site headcount, as appropriate.

As a result, costs associated with business technology and legal that were not specifically identified were mostly allocated based on revenue drivers and, to a lesser extent, based on headcount drivers; costs associated with finance that were not specifically identified were all allocated based on revenue drivers; and costs associated with facilities and human resources that were not specifically identified were predominantly allocated based on headcount drivers.

•

The combined statements of income include allocations of certain manufacturing and supply costs incurred by manufacturing plants that are shared with other Pfizer business units, Pfizer’s global external supply group and Pfizer’s global logistics and support group (collectively, Pfizer Global Supply, or PGS). These costs may include manufacturing variances and changes in the standard costs of inventory, among others. Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods, such as animal health identified manufacturing costs, depending on the nature of the costs.

•

The combined statements of income also include allocations from the Enabling Functions and PGS for restructuring charges, integration costs, additional depreciation associated with asset restructuring and implementation costs. Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives, see Note 5. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

•

The combined statements of income include an allocation of transaction costs related to acquired businesses. Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of transaction costs, see Note 5. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

•

The combined statements of income include an allocation of share-based compensation expense and certain other compensation expense items, such as certain fringe benefit expenses, maintained on a centralized basis within Pfizer. Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of share-based payments, see Note 15. Share-Based Payments.

•

The combined balance sheets reflect all of the assets and liabilities of Pfizer that are either specifically identifiable or are directly attributable to Zoetis and its operations. For benefit plans, the combined balance sheets only include the assets and liabilities of benefit plans dedicated to animal health employees. For debt, see below.

•

The combined financial statements include an allocation of long-term debt from Pfizer that was issued to partially finance the acquisition of Wyeth (including FDAH). The debt and associated interest-related expenses, including the effect of hedging activities, have been allocated on a pro-rata basis using the deemed acquisition cost of FDAH as a percentage of the total acquisition cost of Wyeth. No other allocations of debt have been made as none is specifically related to our operations.

Management believes that the allocations are a reasonable reflection of the services received or the costs incurred on behalf of Zoetis and its operations and that the combined statements of income reflect all of the costs of the animal health business of Pfizer. The allocated expenses from Pfizer include the following:

•

Enabling Functions operating expenses––approximately $310 million in 2012, $335 million in 2011 and $345 million in 2010 ($1 million, $3 million and $6 million in Cost of sales; $254 million, $268 million and $260 million in Selling, general and administrative expenses; and $55 million, $64 million and $79 million in Research and development expenses).

•	PGS manufacturing costs—approximately $25 million in 2012, $34 million in 2011 and $42 million in 2010 (in Cost of sales).

•

Restructuring charges and certain acquisition-related costs—approximately $57 million in 2012, $70 million in 2011 and $104 million in 2010 (in Restructuring charges and certain acquisition-related costs).

•

Other costs associated with cost reduction/productivity initiatives—additional depreciation associated with asset restructuring—approximately $13 million in 2012, $20 million in 2011 and $17 million in 2010 ($4 million, $1 million and $17 million in Selling, general and administrative expenses; and $9 million, $19 million and $0 million in Research and development expenses).

•

Other costs associated with cost reduction/productivity initiatives—implementation costs—approximately $9 million in 2012, $0 million in 2011 and $0 million in 2010 ($8 million in Selling, general and administrative expenses and $1 million in Research and development expenses).

•

Share-based compensation expense—approximately $33 million in 2012, $25 million in 2011 and $22 million in 2010 ($7 million, $5 million and $3 million in Cost of sales; $21 million, $16 million and $15 million in Selling, general and administrative expenses; and $5 million, $4 million and $4 million in Research and development expenses).

•	Transaction costs—approximately $2 million in 2011 and $1 million in 2010 (in Restructuring charges and certain acquisition-related costs).

•

Compensation-related expenses—approximately $12 million in 2012, $6 million in 2011 and $17 million in 2010 ($5 million, $2 million and $5 million in Cost of sales; $5 million, $3 million and $7 million in Selling, general and administrative expenses; and $2 million, $1 million and $5 million in Research and development expenses).

•	Interest expense—approximately $31 million in 2012, $36 million in 2011 and $37 million in 2010 (in Other (income)/deductions—net).

The income tax provision in the combined statements of income has been calculated as if Zoetis filed a separate tax return.

We have historically participated in Pfizer’s centralized cash management system and generally all excess cash was transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities were funded as needed by Pfizer. We have also participated in Pfizer’s centralized hedging and offsetting programs. As such, in the combined statements of income, we include the impact of Pfizer’s derivative financial instruments used for offsetting changes in foreign currency rates net of the related exchange gains and losses for the portion that is deemed to be associated with the animal health operations. Such gains and losses were not material to the combined financial statements for all periods presented.

All balances and transactions among Zoetis and Pfizer and its subsidiaries, which can include dividends as well as intercompany activities, are shown in business unit equity in the combined balance sheets, for all periods presented. As the books and records of Zoetis were not kept on a separate company basis, the determination of the average net balance due to or from Pfizer is not practicable. See also Note 18. Related Party Transactions.

3.	Significant Accounting Policies

A. New Accounting Standards

The provisions of the following new accounting and disclosure standards were adopted as of January 1, 2012 and did not have a significant impact on our combined financial statements:

•	Presentation of comprehensive income in financial statements. We have presented separate Combined Statements of Comprehensive Income/(Loss).

•	An amendment to the guidelines on the measurement and disclosure of fair value that is consistent between U.S. GAAP and International Financial Reporting Standards.

B. Estimates and Assumptions

In preparing the combined financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our combined financial statements. For example, in the combined statements of income, in addition to estimates used in determining the allocations of costs and expenses from Pfizer, estimates are used when accounting for deductions from revenues (such as rebates, sales allowances, product returns and discounts), determining cost of sales, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the combined balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, inventories, fixed assets, goodwill and other identifiable intangible assets, and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, the impact of contingencies, deductions from revenues and restructuring reserves, all of which also impact the combined statements of income.

Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that can be inherently uncertain and unpredictable. If our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. We are subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in competition, litigation, legislation and regulations. We regularly evaluate our estimates and assumptions using historical experience and expectations about the future. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our combined financial statements on a prospective basis unless they are required to be treated retrospectively under relevant accounting standards. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

C. Acquisitions

Our combined financial statements include the operations of acquired businesses from the date of acquisition. We account for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired in-process research and development (IPR&D) be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When we acquire net assets that do not constitute a business as defined in U.S. GAAP, no goodwill is recognized.

Amounts recorded for acquisitions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

D. Fair Value

Certain assets and liabilities are required to be measured at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, we use fair value extensively in the initial recognition of net assets acquired in a business combination. Fair value is estimated using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

When estimating fair value, depending on the nature and complexity of the asset or liability, we may use one or all of the following approaches:

•	Income approach, which is based on the present value of a future stream of net cash flows.

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets less an allowance for functional and/or economic obsolescence.

These fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•

Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable (Level 2 inputs).

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs).

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

E. Foreign Currency Translation

For most of our international operations, local currencies have been determined to be the functional currencies. We translate functional currency assets and liabilities to their U.S. dollar equivalents at exchange rates in effect at the balance sheet date and we translate functional currency income and expense amounts to their U.S. dollar equivalents at average exchange rates for the period. The U.S. dollar effects that arise from changing translation rates are recorded in Other comprehensive income/(loss), net of taxes. The effects of converting non-functional currency assets and liabilities into the functional currency are recorded in Other (income)/deductions––net. For operations in highly inflationary economies, we translate monetary items at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income)/deductions––net, and we translate non-monetary items at historical rates.

F. Revenues, Deductions from Revenues and the Allowance for Doubtful Accounts

We record revenues from product sales when the goods are shipped and title and risk of loss passes to the customer. At the time of sale, we also record estimates for a variety of deductions from revenues, such as rebates, sales allowances, product returns and discounts. Sales deductions are estimated and recorded at the time that related revenues are recorded except for sales incentives, which are estimated and recorded at the time the related revenues are recorded or when the incentive is offered, whichever is later. As applicable, our estimates are generally based on contractual terms or historical experience, adjusted as necessary to reflect our expectations about the future. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from Revenues.

As of December 31, 2012 and 2011, accruals for sales deductions included in Other current liabilities are approximately $126 million and $122 million, respectively.

We also record estimates for bad debts. We periodically assess the adequacy of the allowance for doubtful accounts by evaluating the collectability of outstanding receivables based on factors such as past due history, historical and expected collection patterns, the financial condition of our customers, the robust nature of our credit and collection practices and the economic environment.

As of December 31, 2012 and 2011, the allowance for doubtful accounts included in Accounts receivable, less allowance for doubtful accounts are approximately $49 million and $29 million, respectively.

Amounts recorded for sales deductions and bad debts can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

G. Cost of Sales and Inventories

Inventories are carried at the lower of cost or market. The cost of finished goods, work-in-process and raw materials is determined using average actual cost. We regularly review our inventories for impairment and adjustments are recorded when necessary.

H. Selling, General and Administrative Expenses

Selling, general and administrative costs are expensed as incurred. Among other things, these expenses include the internal and external costs of marketing, advertising, and shipping and handling as well as certain costs related to business technology, facilities, legal, finance, human resources, business development, public affairs and procurement, among others.

Advertising expenses relating to production costs are expensed as incurred, and the costs of space in publications are expensed when the related advertising occurs. Advertising and promotion expenses totaled approximately $141 million in 2012, $134 million in 2011 and $132 million in 2010.

Shipping and handling costs totaled approximately $59 million in 2012, $66 million in 2011 and $46 million in 2010.

I. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. Research is the effort associated with the discovery of new knowledge that will be useful in developing a new product or in significantly improving an existing product. Development is the implementation of the research findings. Before a compound receives regulatory approval, we record upfront and milestone payments made by us to third parties under licensing arrangements as expense. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved. Once a compound receives regulatory approval in a major market, we record any milestone payments in Identifiable intangible assets, less accumulated amortization and, unless the assets are determined to have an indefinite life, we amortize them on a straight-line basis over the remaining agreement term or the expected product life cycle, whichever is shorter.

J. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	Goodwill—goodwill represents the excess of the consideration transferred for an acquired business over the assigned values of its net assets. Goodwill is not amortized.

•

Identifiable intangible assets, less accumulated amortization—these acquired assets are recorded at our cost. Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Identifiable intangible assets with indefinite lives that are associated with marketed products are not amortized until a useful life can be determined. Identifiable intangible assets associated with IPR&D projects are not amortized until regulatory approval is obtained. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

•

Property, plant and equipment, less accumulated depreciation—these assets are recorded at our cost and are increased by the cost of any significant improvements after purchase. Property, plant and equipment assets, other than land and construction-in-progress, are depreciated on a straight-line basis over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

Amortization expense related to finite-lived identifiable intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, Selling, general and administrative expenses and Research and development expenses, as appropriate.

We review all of our long-lived assets for impairment indicators throughout the year and we perform detailed testing whenever impairment indicators are present. In addition, we perform impairment testing for goodwill and indefinite-lived assets at least annually. When necessary, we record charges for impairments. Specifically:

•

For finite-lived identifiable intangible assets, such as developed technology rights, and for other long-lived assets, such as property, plant and equipment, whenever impairment indicators are present, we calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

•

For indefinite-lived identifiable intangible assets, such as brands and IPR&D assets, when necessary, we determine the fair value of the asset and record an impairment loss, if any, for the excess of book value over fair value. In addition, in all cases of an impairment review other than for IPR&D assets, we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate.

•

For goodwill, when necessary, we determine the fair value of each reporting unit and compare the fair value to its estimated book value. If the carrying amount is found to be greater, we then determine the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill from the fair value of the reporting unit and record an impairment loss for the excess, if any, of book value of goodwill over the implied fair value.

Impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

K. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges and certain costs associated with acquiring and integrating an acquired business. Transaction costs and integration costs are expensed as incurred. Termination costs are a significant component of restructuring charges and are generally recorded when the actions are probable and estimable.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

L. Earnings per Share

The weighted average common shares outstanding for both basic and diluted earnings per share for all periods presented was calculated using an aggregate of 500 million shares of Class A and Class B common stock outstanding, which was the number of Zoetis Inc. shares outstanding at the time of the IPO. There were no Zoetis restricted stock units, stock options or performance shares outstanding prior to the IPO.

M. Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased.

Significant investing activities that affect recognized property, plant and equipment, but that do not result in cash receipts or cash payments in the period are not included in the combined statements of cash flows. Purchases of property, plant and equipment in accounts payable at December 31, 2012 were $14 million, and were insignificant at December 31, 2011 and 2010.

N. Deferred Tax Assets and Liabilities and Income Tax Contingencies

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies.

We account for income tax contingencies using a benefit recognition model. If we consider that a tax position is more likely than not to be sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. Under the benefit recognition model, if the initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to more likely than not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the “more-likely-than-not” standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision for taxes on income and are classified on our combined balance sheet with the related tax liability.

Amounts recorded for valuation allowances and income tax contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

O. Benefit Plans

Generally, most of our employees are eligible to participate in Pfizer’s pension plans. The combined statements of income include all of the benefit plan expenses attributable to the animal health operations of Pfizer, including expenses associated with pension plans, postretirement plans and defined contribution plans. The expenses include allocations of direct expenses, as well as expenses that have been deemed attributable to the animal health operations. The combined balance sheets include the benefit plan assets and liabilities of only those plans that are dedicated to animal health employees.

For the dedicated plans, we recognize the overfunded or underfunded status of defined benefit plans as an asset or liability on the combined balance sheets and the obligations generally are measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Pension obligations may include assumptions such as long-term rate of return on plan assets, expected employee turnover, participant mortality, and future compensation levels. Plan assets are measured at fair value. Net periodic benefit costs are recognized, as required, into Cost of sales, Selling, general and administrative expenses and Research and development expenses, as appropriate.

Amounts recorded for benefit plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

P. Asset Retirement Obligations

We record accruals for the legal obligations associated with the retirement of tangible long-lived assets, including obligations under the doctrine of promissory estoppel and those that are conditioned upon the occurrence of future events. These obligations generally result from the acquisition, construction, development and/or normal operation of long-lived assets. We recognize the fair value of these obligations in the period in which they are incurred by increasing the carrying amount of the related asset. Over time, we recognize expense for the accretion of the liability and for the amortization of the asset.

As of December 31, 2012 and 2011, accruals for direct asset retirement obligations included in Other current liabilities are $0.2 million and $1 million, respectively, and included in Other noncurrent liabilities are $15 million and $13 million, respectively.

Amounts recorded for asset retirement obligations can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

Q. Legal and Environmental Contingencies

We are subject to numerous contingencies arising in the ordinary course of business, such as product liability and other product-related litigation, commercial litigation, patent litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications. We record accruals for these contingencies to the extent that we conclude that a loss is both probable and reasonably estimable. If some amount within a range of loss appears to be a better estimate than any other amount within the range, we accrue that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, we accrue the lowest amount in the range. We record anticipated recoveries under existing insurance contracts when recovery is assured.

Amounts recorded for contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

R. Share-Based Payments

Our compensation programs include grants under Pfizer’s share-based payment plans. All grants under share-based payment programs are accounted for at fair value and such amounts generally are amortized on a straight-line basis over the vesting term to Cost of sales, Selling, general and administrative expenses, and Research and development expenses, as appropriate.

Amounts recorded for share-based compensation can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

S. Business Unit Equity

Total business unit equity represents Pfizer’s equity investment in Zoetis and the net amounts due to or due from Pfizer. Recorded amounts reflect capital contributions and/or dividends, as well as the results of operations and other comprehensive income/(loss).

4.	Acquisitions, Divestitures and Certain Investments

A. Acquisition of King Animal Health

Description of the Transaction and Fair Value of Consideration Transferred

On January 31, 2011 (the acquisition date), Pfizer completed its tender offer for the outstanding shares of common stock of King, including KAH, at a purchase price of $14.25 per share in cash and acquired approximately 92.5% of the outstanding shares. On February 28, 2011, Pfizer acquired all of the remaining shares of King for $14.25 per share in cash. As a result, the total fair value of consideration transferred by Pfizer for King was approximately $3.6 billion in cash ($3.2 billion, net of cash acquired), of which we estimate that approximately $345 million relates to KAH.

Recording of Assets Acquired and Liabilities Assumed

The assets acquired and liabilities assumed from King for KAH follow:

(MILLIONS OF DOLLARS)	Amounts recognized as of the acquisition date
Working capital deficit, excluding inventories(a)	$(11)
Inventories	104
Property, plant and equipment	94
Identifiable intangible assets	130
Net tax accounts	(10)
All other noncurrent assets and liabilities, net	(7)

Total identifiable net assets	300
Goodwill(b)	45

Net assets acquired/total consideration transferred	$345

(a)	Includes accounts receivable, other current assets, accounts payable and other current liabilities.
(b)

Goodwill recognized as of the acquisition date was attributable to all four of our geographic area operating segments. See Note 12A. Goodwill and Other Intangible Assets—Goodwill for additional information.

As of the acquisition date, the fair value of accounts receivable approximated the book value acquired. The gross contractual amount receivable was $52 million, virtually all of which was expected to be collected.

As part of the acquisition, we assumed liabilities for environmental, legal and tax matters, as well as guarantees and indemnifications that KAH incurred in the ordinary course of business. As of the acquisition date, we recorded approximately $11 million for environmental matters (including $4 million for asset retirement obligations), $9 million related to legal contingencies and $18 million related to uncertain tax positions.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the acquisition of KAH includes the following:

•	the expected synergies and other benefits that we believed would result from combining the operations of KAH with the operations of Zoetis;

•	any intangible assets that do not qualify for separate recognition, as well as future, yet unidentified projects and products; and

•	the value of the going-concern element of KAH’s existing businesses (the higher rate of return on the assembled collection of net assets than if we had acquired all of the net assets separately).

Goodwill is not amortized and is not deductible for tax purposes (see Note 12A. Goodwill and Other Intangible Assets—Goodwill for additional information).

Actual and Pro Forma Impact of Acquisition

In 2011, from the acquisition date of January 31, 2011, KAH contributed $329 million in revenues. We are unable to provide the results of operations attributable to KAH as those operations were substantially integrated by mid-2011.

Assuming that the acquisition of KAH had occurred on January 1, 2010 (rather than the actual acquisition date of January 31, 2011), the unaudited pro forma combined revenues of Zoetis and KAH would have been $4,275 million in 2011 and $3,958 million in 2010. The unaudited pro forma combined revenues are based on the historical financial information of Zoetis and KAH, reflecting Zoetis and KAH revenues for a 12-month period and do not purport to project the future revenues of the combined company. We are unable to provide the unaudited pro forma net income/(loss) attributable to Zoetis for 2011 or 2010 as it is impracticable to determine the full year results of KAH, a former division of King, on a U.S. GAAP basis.

B. Other Acquisitions

In December 2010, Pfizer acquired Synbiotics Corporation (Synbiotics), a privately-owned company that was a leader in the development, manufacture and marketing of immunodiagnostic tests for companion and food production animals. The total consideration for this acquisition was approximately $20 million plus $4 million in assumed debt. In connection with this acquisition, we recorded approximately $9 million in Identifiable intangible assets, consisting of $8 million of developed technology rights and $1 million of in-process research and development, and approximately $10 million in Goodwill.

In May 2010, Pfizer acquired Microtek International, Inc. (Microtek), a company focused on delivering aquatic vaccines and diagnostics used in fish farming. The total consideration for this acquisition was approximately $6 million, which consisted of an upfront payment of $4 million and contingent consideration with an estimated acquisition-date fair value of about $2 million. In connection with this acquisition, we recorded approximately $4 million in Identifiable intangible assets, consisting of approximately $2 million in developed technology rights, and $2 million of in-process research and development.

In December 2009 (fiscal 2010), Pfizer acquired Vetnex Animal Health Ltd. (Vetnex), a privately-owned company focusing on poultry, livestock and companion animal healthcare in India. The total consideration for this acquisition was approximately $57 million plus $8 million in assumed debt. In connection with this acquisition, we recorded approximately $47 million in Identifiable intangible assets, consisting of approximately $38 million of developed technology rights and $9 million of in-process research and development, and approximately $19 million in Goodwill.

C. Divestitures

On October 15, 2009, Pfizer acquired all the outstanding equity of Wyeth, including Fort Dodge Animal Health (FDAH). In connection with the regulatory approval process of that acquisition, we were required to divest certain animal health assets:

•

In 2009, immediately following the acquisition date, we sold certain animal health products in the U.S., Canada, and to a lesser extent, Australia and South Africa, including intellectual property rights exclusive to North America as well as some manufacturing facilities and finished goods inventory. The transaction as it related to Europe closed in 2010. The product portfolio was composed of both livestock and companion animal products, virtually all of which were acquired from legacy Wyeth. The proceeds from the sale were approximately $580 million, net of transaction costs, and we recognized a $2 million gain as most of the assets sold had been recorded at fair value on the acquisition date. In 2010, we recognized a $15 million gain in Other (income)/deductions—net as a result of the resolution of the contingent consideration as prescribed in the agreement.

•

In early 2010, we sold certain animal health products in Australia, including intellectual property rights exclusive to Australia as well as a biological manufacturing facility and finished goods inventory. The product portfolio was composed of livestock products, all acquired from legacy Wyeth. The proceeds from the sale were approximately $10 million, net of transaction costs, and we recognized a $19 million loss on the sale in Other (income)/deductions—net, related to the inventory included in the transaction.

•	In mid-2010, we sold certain animal health products in Europe, including intellectual property rights exclusive to Europe as well as a manufacturing facility and finished goods inventory. The product portfolio was composed of both livestock and companion animal products from both legacy Wyeth and legacy Pfizer. The proceeds from the sale were approximately $145 million, net of transaction costs, and we recognized a $71 million gain in Other (income)/deductions—net on the sale related to the legacy Pfizer assets. In connection with this divestiture, we entered into transitional manufacturing service agreements with the buyer, which included certain purchasing and investment commitments related to the divested manufacturing facility. The incremental charges associated with these commitments were included in Cost of sales ($20 million in 2011 and $5 million in 2010) and Other (income)/deductions—net ($7 million in 2011).

•

In mid-2010, we sold certain animal health products in China. The product portfolio was composed of livestock vaccines from legacy Pfizer. The proceeds from the sale were approximately $38 million, net of transaction costs, and we recognized a $37 million gain in Other (income)/deductions—net on the sale.

In addition, there were smaller asset sales of products acquired from legacy Wyeth in Mexico (2010) and Korea (2011), for combined proceeds of about $2 million, with no gain or loss included in the financial statements.

All of the divestiture transactions required transitional supply and service agreements, including technology transfers, where necessary and appropriate, as well as other customary ancillary agreements.

It is possible that additional divestitures of animal health assets may be required based on the ongoing regulatory reviews in other jurisdictions, but they are not expected to be significant to our business.

D. Certain Investments

Formation of Jilin Pfizer Guoyuan Animal Health Co., Ltd.

In October 2011, Pfizer and Jilin Guoyuan Animal Health Company, Ltd. created a new company, Jilin Pfizer Guoyuan Animal Health Co., Ltd. (Jilin), which will focus on swine vaccine development and commercialization in China. In exchange for payments of approximately $14 million, we acquired a 45% equity interest in Jilin. We have determined that Jilin is a variable interest entity and that Zoetis is the primary beneficiary of Jilin since Zoetis (i) has the power to direct the activities of Jilin that most significantly impact Jilin’s economic performance, (ii) has the right to appoint the majority of the Board of Directors and (iii) has the obligation to absorb losses of Jilin that could potentially be significant to Jilin and the right to receive benefits from Jilin that could potentially be significant to Jilin. As such, since the formation of Jilin, we have included all of the operating results, assets, liabilities and cash flows of Jilin in our combined financial statements. The 55% interest held by Jilin Guoyuan Animal Health Company is reflected in our combined balance sheet as a noncontrolling interest. In connection with this investment, we recorded approximately $3 million in Identifiable intangible assets, consisting of a manufacturing license and an industrial land-use right in China, and approximately $10 million in Goodwill.

5.	Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

The combined statements of income include significant costs associated with Pfizer’s cost-reduction initiatives (several programs initiated since 2005) and the acquisitions of FDAH on October 15, 2009 and KAH on January 31, 2011. The expenses include direct costs and charges as well as an allocation of indirect costs and charges that have been deemed attributable to the operations of the company. The combined balance sheets reflect the accrued restructuring charges directly attributable to the animal health operations. For example:

•

In connection with cost-reduction/productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems; and

•

In connection with acquisition activity, we typically incur costs and charges associated with executing the transactions, integrating the acquired operations, which may include expenditures for consulting and the integration of systems and processes, and restructuring the combined company, which may include charges related to employees, assets and activities that will not continue in the combined company.

All operating functions can be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as support functions such as business technology, shared services and corporate operations.

The components of costs incurred in connection with acquisitions and cost-reduction/productivity initiatives follow:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Restructuring Charges and Certain Acquisition-Related Costs:
Integration costs(a)	$26	$30	$43
Restructuring charges:(b)
Employee termination costs	49	53	15
Asset impairment charges	4	—	5
Exit costs	(1)	1	35

Total Direct	78	84	98

Transaction costs(c)	—	2	1
Integration costs(a)	21	41	49
Restructuring charges:(b)
Employee termination costs	19	20	25
Asset impairment charges	10	7	13
Exit costs	7	—	16

Total Allocated	57	70	104

Total Restructuring charges and certain acquisition-related costs	135	154	202

Other Costs Associated with Cost-Reduction/Productivity Initiatives:
Additional depreciation associated with asset restructuring—direct(d)	11	9	—
Additional depreciation associated with asset restructuring—allocated(d)	13	20	17
Implementation costs—direct(e)	—	3	—
Implementation costs—allocated(e)	9	—	—

Total costs associated with acquisitions and cost-reduction/productivity initiatives	$168	$186	$219

(a)

Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes.

(b)	Restructuring charges are primarily related to our cost-reduction/ productivity initiatives in 2012, the integration of KAH in 2011 and the integration of FDAH in 2010.

The direct restructuring charges are associated with the following:

•	2012 Direct—EuAfME ($51 million), CLAR ($3 million), APAC ($1 million income) and manufacturing/research/corporate ($1 million income).

•	2011 Direct—U.S. ($2 million), EuAfME ($33 million), CLAR ($2 million), APAC ($2 million income) and manufacturing/research/corporate ($19 million).

•	2010 Direct—U.S. ($14 million income), EuAfME ($24 million), CLAR ($4 million), APAC ($10 million) and manufacturing/research/corporate ($31 million).

(c)	Transaction costs represent external costs directly related to acquiring businesses and primarily include expenditures for banking, legal, accounting and other similar services.

(d)

Additional depreciation associated with asset restructuring represents the impact of changes in the estimated lives of assets involved in restructuring actions. In 2012, included in Cost of sales ($10 million), Selling, general and administrative expenses ($5 million) and Research and development expenses ($9 million). In 2011, included in Cost of sales ($6 million), Selling, general and administrative expenses ($4 million) and Research and development expenses ($19 million). In 2010, included in Selling, general and administrative expenses ($17 million).

(e)

Implementation costs, represent external, incremental costs directly related to implementing cost-reduction/productivity initiatives, and primarily include expenditures related to system and process standardization and the expansion of shared services. In 2012, included in Selling, general and administrative expenses ($8 million) and Research and development expenses ($1 million). In 2011, included in Selling, general and administrative expenses ($2 million) and Research and development expenses ($1 million).

The components and activity of our direct restructuring charges identified with Zoetis follow:

(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, December 31, 2009	$180	$—	$5	$185
Provision	15	5	35	55
Utilization and other(a)	(105)	(5)	(29)	(139)

Balance, December 31, 2010	90	—	11	101
Provision	53	—	1	54
Utilization and other(a)	(73)	—	(1)	(74)

Balance, December 31, 2011(b)	70	—	11	81
Provision	49	4	(1)	52
Utilization and other(a)	(51)	(4)	(4)	(59)

Balance, December 31, 2012(b)	$68	$—	$6	$74

(a)	Includes adjustments for foreign currency translation.
(b)	At December 31, 2012 and 2011, included in Other current liabilities ($63 million and $53 million, respectively) and Other noncurrent liabilities ($11 million and $28 million, respectively).

6.	Other (Income)/Deductions—Net

The components of Other (income)/deductions—net follow:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Interest expense on allocated long-term debt(a)	$31	$36	$37
Royalty-related income	(32)	(26)	(30)
Net gains on sales of certain assets(b)	—	—	(104)
Identifiable intangible asset impairment charges(c)	5	69	—
Certain legal matters, net(d)	(19)	—	—
Other, net	—	5	4

Other (income)/deductions—net	$(15)	$84	$(93)

(a)

The interest expense on allocated long-term debt reflects an allocation of Pfizer’s weighted average effective interest rate on the Wyeth/FDAH-related acquisition debt, issued in March and June of 2009, of 5.3% in 2012, 5.1% in 2011 and 5.1% in 2010. See also Note 9D. Financial Instruments—Allocated Long-Term Debt.

(b)

Represents net gains on the sales of certain animal health assets divested in connection with Pfizer’s 2009 acquisition of Wyeth/FDAH. See also Note 4C. Acquisitions, Divestitures and Certain Investments—Divestitures.

(c)

In 2012, the asset impairment charges include (i) approximately $2 million of finite-lived companion animal developed technology rights; (ii) approximately $1 million of finite-lived trademarks related to genetic testing services; and (iii) approximately $2 million of finite-lived patents related to poultry technology. The asset impairment charges for 2012 reflect, among other things, loss of revenues as a result of negative market conditions and, with respect to the poultry technology, a re-assessment of economic viability. In 2011, the asset impairment charges include (i) approximately $30 million of finite-lived intangible assets related to parasiticides technology as a result of declining gross margins and increased competition; (ii) approximately $12 million of finite-lived intangible assets related to equine influenza and tetanus technology due to third-party supply issues; (iii) approximately $10 million of finite-lived intangible assets related to genetic testing services that did not find consumer acceptance; and (iv) approximately $17 million related to in-process research and development projects (acquired from Vetnex in 2010 and from FDAH in 2009), as a result of the termination of the development programs due to a re-assessment of economic viability.
(d)

In 2012, represents income from a favorable legal settlement related to an intellectual property matter ($14 million income) and a change in estimate for an environmental-related reserve ($7 million income), partially offset by litigation-related charges ($2 million).

7.	Tax Matters

A. Taxes on Income

During the periods presented in the combined financial statements, Zoetis did not generally file separate tax returns, as Zoetis was generally included in the tax grouping of other Pfizer entities within the respective entity’s tax jurisdiction. The income tax provision included in these combined financial statements has been calculated using the separate return basis, as if Zoetis filed a separate tax return.

The components of Income before provision for taxes on income follow:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
United States	$340	$(239)	$(349)
International	370	633	527

Income before provision for taxes on income(a)(b)	$710	$394	$178

(a)

2012 vs. 2011—The increase in United States income is primarily due to sales growth in both livestock and companion animals. Other factors include reduced restructuring charges and increased operational efficiencies. The decrease in international income was largely driven by the unfavorable impact of foreign exchange and lower revenues due to adverse macroeconomic conditions.

(b)

2011 vs. 2010—The decrease in the United States loss was primarily due to lower integration and restructuring costs and cost reductions due to both acquisition-related synergies and initiatives undertaken during the year, partially offset by the non-recurrence of gains related to FDAH divestitures. The increase in the international income was due to cost reductions which were the result of both acquisition-related synergies and cost reduction/productivity initiatives undertaken during the year.

The components of Provision for taxes on income based on the location of the taxing authorities, follow:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
United States:
Current income taxes:
Federal	$132	$(3)	$(22)
State and local	5	(1)	(3)
Deferred income taxes:
Federal	(7)	(19)	(11)
State and local	11	(3)	(8)

Total U.S. tax provision/(benefit)	141	(26)	(44)
International:
Current income taxes	211	85	160
Deferred income taxes	(78)	87	(49)

Total international tax provision	133	172	111

Provision for taxes on income(a)(b)(c)(d)	$274	$146	$67

(a)	In 2012, the Provision for taxes on income reflects the following:

•

U.S. tax benefits of approximately $29.3 million, representing tax and interest, resulting from a multi-year settlement with the U.S. Internal Revenue Service with respect to audits for the years 2006 through 2008, and international tax benefits of approximately $2.7 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and from the expiration of certain statutes of limitations;

•

U.S. tax expense of approximately $9 million as a result of providing U.S. deferred income taxes on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas (see Note 7B. Tax Matters—Deferred Taxes);

•	The expiration of the U.S. research and development tax credit on December 31, 2011; and

•	Tax cost related to changes in uncertain tax positions (see Note 7C. Tax Matters—Tax Contingencies).

(b)	In 2011, the Provision for taxes on income reflects the following:

•

U.S tax expense of approximately $9 million as a result of providing U.S. deferred income taxes on certain current-year funds earned outside of the U.S. that will not be indefinitely reinvested overseas (see Note 7B. Tax Matters—Deferred Taxes); and

•

U.S. tax benefits of approximately $9.5 million, representing tax and interest, resulting from the tax benefit recorded in connection with the settlement of certain audits with the U.S. Internal Revenue Service.

(c)	In 2010, the Provision for taxes on income reflects the following:

•

U.S. tax expense of approximately $39 million as a result of providing U.S. deferred income taxes on certain current-year funds earned outside of the U.S. that will not be indefinitely reinvested overseas (see Note 7B. Tax Matters—Deferred Taxes);

•	U.S. tax benefits of approximately $33.4 million, representing tax and interest, resulting from a settlement with the U.S. Internal Revenue Service;

•	U.S. tax benefit resulting from a decrease in deferred income tax liabilities related to fair value adjustments recorded in connection with our acquisition of FDAH; and

•

U.S. tax expense of approximately $21.3 million related to the write-off of deferred income tax assets related to the Medicare Part D subsidy for retiree prescription drug coverage resulting from the provision of the U.S. Healthcare Legislation.

(d)

In all years, federal, state and international tax liabilities assumed or established as part of a business acquisition are not included in Provision for taxes on income (see Note 4. Acquisitions, Divestitures, and Certain Investments).

Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate follows:

	Year Ended December 31,
	2012	2011	2010
U.S. statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefits(a)	1.7	(0.2)	(2.3)
Taxation of non-U.S. operations(b)(c)(d)(e)	5.6	2.7	8.2
Tax settlements and resolution of certain tax positions(f)	(4.1)	(2.4)	(18.7)
U.S. healthcare legislation(g)	(0.4)	0.3	12.0
U.S. research and development tax credit and manufacturing deduction(h)	(0.3)	(2.3)	(3.1)
Non-deductible items(h)	0.8	2.1	4.2
All other—net	0.3	1.9	2.3

Effective tax rate	38.6%	37.1%	37.6%

(a)

The rate impact of this component is influenced by the specific level of U.S. earnings in a specific year. In 2012, the increase in the impact of state taxes on the effective tax rate as compared to 2011 reflects an increase in state earnings. In 2011 and 2010, the rate impact reflects state losses in both years, with larger losses in 2010.

(b)

For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside of the U.S., together with the cost of repatriation decisions, as well as changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions”: (i) the jurisdictional location of earnings is a component of our effective tax rate each year as tax rates outside of the U.S. are generally lower than the U.S. statutory income tax rate. The rate impact of the jurisdictional location of earnings is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings. This rate impact is then offset or more than offset by the cost of repatriation decisions and other U.S. tax implications of our foreign operations, which may significantly impact the taxation of non-U.S. operations; and (ii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions and as a result of operating fluctuations in the normal course of business, the impact of non-deductible items and the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on asset divestitures.
(c)

The rate impact of taxation of non-U.S. operations was an increase to our effective tax rate in all periods presented due to (i) the cost of repatriation decisions and other U.S. tax implications that more than offset the impact of the generally lower tax rates outside of the U.S.; (ii) the tax impact of non-deductible items in those jurisdictions; and (iii) the tax impact of changes in uncertain tax positions related to our non-U.S. operations.

(d)

The increase in the rate in 2012 as compared to 2011 is primarily due to increases in uncertain tax positions (see Note 7C. Tax Matters—Tax Contingencies, for current and prior period increases to uncertain tax positions), of which a significant portion relates to our non-U.S. operations. The decrease in the rate in 2011 as compared to 2010 is primarily due to changes in jurisdictional mix of earnings, as discussed above.

(e)

For all periods presented, in Singapore, our non-dedicated entities benefited from an incentive tax rate applicable to income from manufacturing and other operations (rate effective through 2016). In 2012, in Singapore, our dedicated entities benefited from an incentive tax rate applicable to certain earnings (rate effective from October 29, 2012 through October 29, 2016).

(f)	For a discussion about tax settlements and resolution of certain tax positions, see above in this Note 7A Tax Matters—Taxes on Income.
(g)

The decrease in the rate in 2012 primarily relates to the tax benefit recorded in connection with the establishment of deferred income tax assets related to the Medicare Part D subsidy for retiree prescription drug coverage. The increase in the rate in 2010 is related to the write-off of deferred income tax assets related to the Medicare Part D subsidy for retiree prescription drug coverage resulting from the provision of the U.S. Healthcare Legislation.

(h)

We received no benefit from the U.S. research and development tax credit in 2012 as the credit expired on December 31, 2011 and was not extended until January 2013. In all years, we received a benefit from the U.S. manufacturing deduction. Non-deductible items include meals and entertainment expenses.

B. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:

	2012 Deferred Tax		2011 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$75	$(6)	$77	$(4)
Inventories	12	(3)	46	(5)
Intangibles	47	(234)	5	(273)
Property, plant and equipment	48	(109)	1	(122)
Employee benefits	54	—	34	—
Restructuring and other charges	32	(5)	37	(1)
Legal and product liability reserves	21	(1)	17	—
Net operating loss/credit carry forwards	219	—	212	—
Unremitted earnings	—	(86)	—	(93)
All other	4	(7)	3	(1)

Subtotal	512	(451)	432	(499)
Valuation allowance	(69)	—	(5)	—

Total deferred taxes	$443	$(451)	$427	$(499)
Net deferred tax liability(a)(b)		$(8)		$(72)

(a)

2012 vs. 2011-The decrease in net deferred tax liability position in 2012 reflects an increase in noncurrent deferred tax assets recorded in connection with book/tax basis differentials primarily related to intangibles and PP&E, established as a result of certain restructuring activities and a decrease in deferred income tax liabilities related to unremitted earnings, primarily as a result of distributions, partially offset by an increase in valuation allowances representing the amounts determined to be unrecoverable.

(b)

In 2012, included in Current deferred tax assets ($101 million), Noncurrent deferred tax assets ($216 million), Other current liabilities ($2 million) and Noncurrent deferred tax liabilities ($323 million). In 2011, included in Current deferred tax assets ($96 million), Noncurrent deferred tax assets ($143 million) and Noncurrent deferred tax liabilities ($311 million).

We have carry forwards, primarily related to net operating losses, which are available to reduce future U.S. federal and state, as well as international income taxes payable with either an indefinite life or expiring at various times from 2013 to 2032. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies.

As of December 31, 2012, we have not made a U.S. tax provision on approximately $2.5 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2012 is not practicable.

C. Tax Contingencies

We are subject to income tax in many jurisdictions, and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. These tax audits can involve complex issues, interpretations and judgments and the resolution of matters may span multiple years, particularly if subject to negotiation or litigation. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statute of limitations expire. We treat these events as discrete items in the period of resolution.

For a description of our accounting policies associated with accounting for income tax contingencies, see Note 3N. Significant Accounting Policies—Deferred Tax Assets and Liabilities and Income Tax Contingencies. For a description of the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2012 and 2011, we had approximately $112 million and $82 million, respectively, in net liabilities associated with uncertain tax positions, excluding associated interest:

•

Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2012 and 2011, we had approximately $32 million for both years in assets associated with uncertain tax positions recorded in Other noncurrent assets.

•

Tax liabilities associated with uncertain tax positions represent unrecognized tax benefits, which arise when the estimated benefit recorded in our financial statements differs from the amounts taken or expected to be taken in a tax return because of the uncertainties described above. These unrecognized tax benefits relate primarily to issues common among multinational corporations. Substantially all of these unrecognized tax benefits, if recognized, would impact our effective income tax rate.

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:

(MILLIONS OF DOLLARS)	2012	2011	2010
Balance, January 1	$(114)	$(93)	$(143)
Acquisitions(a)	—	(19)	—
Increases based on tax positions taken during a prior period(b)	(2)	—	(4)
Decreases based on tax positions taken during a prior period(b)(c)	40	1	37
Decreases based on cash payments for a prior period	3	7	11
Increases based on tax positions taken during the current period(b)	(73)	(10)	(10)
Decreases based on tax positions taken during the current period	—	—	16
Lapse in statute of limitations	2	—	—

Balance, December 31(d)	$(144)	$(114)	$(93)

(a)	The amount in 2011 primarily relates to the acquisition of KAH.
(b)	Primarily included in Provision for taxes on income.
(c)	In all years, the decreases are primarily a result of effectively settling certain issues with the U.S. and non-U.S. tax authorities. See Note 7A. Tax Matters—Taxes on Income.
(d)

In 2012, included in Noncurrent deferred tax assets ($6 million) and Other taxes payable ($138 million). In 2011, included in Noncurrent deferred tax assets ($6 million) and Other taxes payable ($108 million).

•

Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our combined statements of income. In 2012, we recorded a net interest expense of $1.3 million; in 2011, interest expense was de minimis; and in 2010, we recorded a net interest benefit of $5 million. Gross accrued interest totaled $17 million and $14 million as of December 31, 2012 and 2011, respectively, and were included in Other taxes payable. Accrued penalties are not significant.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions:

•	With respect to Pfizer Inc., tax years 2009-2010 are currently under audit. Tax years 2011-2012 are not under audit. All other tax years are closed.

•	With respect to Wyeth, tax years 2006 through the Wyeth acquisition date (October 15, 2009) are currently under audit. All other tax years are closed.

•

With respect to King, the audit for tax year 2008 has been effectively settled, and for Alpharma Inc. (a subsidiary of King), tax years 2005-2007 have been effectively settled. For King, tax years 2009 through the date of acquisition (January 31, 2011) are open but not under audit. All other tax years are closed.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2001-2012), Asia-Pacific (2007-2012 primarily reflecting Australia and Japan), Europe (2007-2012, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany) and Latin America (1988—2012, primarily reflecting Brazil and Mexico).

Any settlements or statute of limitations expirations could result in a significant decrease in our uncertain tax positions. We do not expect that within the next twelve months any of our gross unrecognized tax benefits, exclusive of interest, could significantly decrease as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and any variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible change related to our uncertain tax positions, and such changes could be significant.

8.	Accumulated Other Comprehensive Income/(Loss)

Changes, net of tax, in Accumulated other comprehensive income/(loss) follow:

	Currency Translation Adjustment	Benefit Plans	Accumulated Other Comprehensive Income/(Loss)
(MILLIONS OF DOLLARS)	Net Unrealized Gains/(Losses)	Actuarial Gains/(Losses)
Balance, December 31, 2009	$58	$(3)	$55
Other comprehensive loss	(121)	(8)	(129)

Balance, December 31, 2010	(63)	(11)	(74)
Other comprehensive income	4	5	9

Balance, December 31, 2011	(59)	(6)	(65)
Other comprehensive income/(loss)	(93)	1	(92)

Balance, December 31, 2012	$(152)	$(5)	$(157)

9.	Financial Instruments

The combined balance sheets include the financial assets and liabilities that are directly attributable to the animal health operations of Pfizer, except that the combined balance sheets also include an allocation of long-term debt from Pfizer, see Note 2. Basis of Presentation.

A. Financial Assets and Liabilities

As of December 31, 2012 and 2011, financial assets and liabilities consist primarily of cash and cash equivalents, accounts receivable, accounts payable, current portion of allocated long-term debt and allocated long-term debt.

The recorded amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. For an estimate of the fair value of our long-term debt, see Note 9D. Financial Instruments—Allocated Long-Term Debt.

B. Accounts Receivable

As of December 31, 2012 and 2011, Accounts receivable, less allowance for doubtful accounts, of $900 million and $871 million, respectively, includes approximately $43 million and $48 million of other receivables, such as trade notes receivable and royalty receivables, among others.

C. Credit Facility

In December 2012, we entered into a revolving credit agreement with a syndicate of banks providing for a five-year $1.0 billion senior unsecured revolving credit facility (the credit facility). The credit facility contains a financial covenant requiring us to not exceed a maximum total leverage ratio of 4.35:1 for fiscal year 2013, 3.95:1 for fiscal year 2014, 3.50:1 for fiscal year 2015 and 3.00:1 thereafter. In addition, the credit facility contains other customary covenants. Subject to certain conditions, we have the right to increase the credit facility to up to $1.5 billion. The credit facility became available for borrowings upon the completion of the IPO, and there are currently no borrowings under credit facility.

D. Allocated Long-Term Debt

Long-term debt, including the current portion, as of December 31, 2012 and 2011 of $582 million and $575 million, respectively, represents an allocation of Pfizer debt that was issued to partially finance the acquisition of Wyeth (including FDAH) and that has been allocated on a pro-rata basis using the deemed acquisition cost of FDAH as a percentage of the total acquisition cost of Wyeth. The allocated long-term debt has a weighted average interest rate of approximately 5.7% for both December 31, 2012 and 2011. On December 31, 2011, one of the allocated debt instruments was called by Pfizer.

The allocated long-term debt is carried at historical proceeds and is adjusted for any gains or losses associated with changes in interest rates since Pfizer holds derivative financial instruments designated and qualifying as fair value hedging instruments for interest rate risk.

As of December 31, 2012 and 2011, the fair value of the allocated long-term debt is $732 million and $690 million, respectively. The fair value of the allocated long-term debt is determined using a third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and Pfizer’s credit rating. The fair value of the allocated long-term debt does not purport to reflect the fair value that might have been determined if Zoetis had operated as a standalone public company for the periods presented or if we had used Zoetis’s credit rating in the calculation.

The annual maturity of the allocated long-term debt outstanding as of December 31, 2012 follows:

(MILLIONS OF DOLLARS)	2013	2014	2015	2016	2017	After 2017	Total
Maturities	$73	$—	$92	$79	$—	$338	$582

For a description of certain debt issued in January 2013, see Note 19A. Subsequent Events—Senior Notes Offering and Asset Transfer.

10.	Inventories

The combined balance sheets include all of the inventory directly attributable to the animal health operations of Pfizer.

The components of inventory follow:

	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Finished goods(a)	$799	$608
Work-in-process	332	284
Raw materials and supplies	214	171

Inventories	$1,345	$1,063

(a)	Increase in 2012 is due primarily to production increases as a result of increased demand, achieving higher targeted inventory levels for certain products and changes in our supply points.

11.	Property, Plant and Equipment

The combined balance sheets include the property, plant and equipment specifically identifiable with the animal health operations of Pfizer. The combined statements of income include all of the depreciation and amortization charges deemed attributable to the animal health operations.

The components of property, plant and equipment follow:

	Useful Lives (Years)	As of December 31,
(MILLIONS OF DOLLARS)		2012	2011
Land	—	$35	$31
Buildings	33 1/3 - 50	860	822
Machinery and equipment	8 - 20	1,071	1,021
Furniture, fixtures and other	3 - 12 1/2	127	124
Construction-in-progress	—	159	151

		2,252	2,149
Less: Accumulated depreciation		1,011	906

Property, plant and equipment		$1,241	$1,243

Depreciation expense was $133 million in 2012, $135 million in 2011 and $127 million in 2010.

12.	Goodwill and Other Intangible Assets

The combined balance sheets include all of the goodwill and other intangible assets directly attributable to the animal health operations of Pfizer. The combined statements of income include all of the amortization expense and impairment charges associated with these intangible assets.

A. Goodwill

The components and changes in the carrying amount of goodwill follow:

(MILLIONS OF DOLLARS)	U.S.	EuAfME	CLAR	APAC	Total
Balance, December 31, 2010	$476	$148	$155	$155	$934
Additions(a)	28	9	9	9	55

Balance, December 31, 2011	504	157	164	164	989
Other(b)	(2)	—	(1)	(1)	(4)

Balance, December 31, 2012	$502	$157	$163	$163	$985

(a)

Primarily reflects the acquisition of KAH and the formation of Jilin (see Note 4A. Acquisitions, Divestitures and Certain Investments—Acquisition of King Animal Health and Note 4D. Acquisitions, Divestitures and Certain Investments—Certain Investments).

(b)	Primarily reflects adjustments for foreign currency translation.

The gross goodwill balance was $1.5 billion as of December 31, 2012 and 2011. Accumulated goodwill impairment losses (generated entirely in fiscal 2002) were $536 million as of December 31, 2012 and 2011.

B. Other Intangible Assets

The components of identifiable intangible assets follow:

	As of December 31,
	2012			2011
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets:
Developed technology rights	$762	$(173)	$589	$755	$(128)	$627
Brands	216	(88)	128	216	(77)	139
Trademarks and trade names	54	(36)	18	54	(30)	24
Other	122	(115)	7	129	(118)	11

Total finite-lived intangible assets	1,154	(412)	742	1,154	(353)	801
Indefinite-lived intangible assets:
Brands	39	—	39	39	—	39
Trademarks and trade names	67	—	67	67	—	67
In-process research and development	20	—	20	21	—	21

Total indefinite-lived intangible assets	126	—	126	127	—	127

Identifiable intangible assets	$1,280	$(412)	$868	$1,281	$(353)	$928

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. These assets include technologies related to the care and treatment of cattle, swine, poultry, fish, sheep, dogs, cats and horses.

Brands

Brands represent the amortized or unamortized cost associated with product name recognition, as the products themselves do not receive patent protection. The more significant finite-lived brands are Excenel, Lutalyse and Spirovac and the more significant indefinite-lived brands are the Linco family products and Mastitis.

Trademarks and Tradenames

Trademarks and tradenames represent the amortized or unamortized cost associated with legal trademarks and tradenames. The more significant components of indefinite-lived trademarks and tradenames are indefinite-lived trademarks and tradenames acquired from SmithKlineBeecham. The more significant finite-lived trademarks and tradenames are finite-lived trademarks and tradenames for vaccines acquired from CSL Animal Health.

In-Process Research and Development

IPR&D assets represent research and development assets that have not yet received regulatory approval in a major market. The majority of these IPR&D assets were acquired in connection with our acquisition of FDAH.

IPR&D assets are required to be classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development effort. Accordingly, during the development period after the date of acquisition, these assets will not be amortized until approval is obtained in a major market, typically either the U.S. or the European Union, or in a series of other countries, subject to certain specified conditions and management judgment. At that time, we will determine the useful life of the asset, reclassify the asset out of IPR&D and begin amortization. If the associated research and development effort is abandoned, the related IPR&D assets will be written-off, and we will record an impairment charge.

For IPR&D assets, there can be no certainty that these assets ultimately will yield a successful product.

C. Amortization

The weighted average life of our total finite-lived intangible assets, developed technology rights, and finite-lived brands is approximately 14 years. Total amortization expense for finite-lived intangible assets was $67 million in 2012, $70 million in 2011 and $58 million in 2010.

The annual amortization expense expected for the years 2013 through 2017 is as follows:

(MILLIONS OF DOLLARS)	2013	2014	2015	2016	2017
Amortization expense	$63	$63	$62	$62	$62

D. Impairments

For information about intangible asset impairments, see Note 6. Other (Income)/Deductions––Net.

13.	Benefit Plans

The combined statements of income include all of the benefit plan expenses attributable to the animal health operations of Pfizer, including expenses associated with pension plans, postretirement plans and defined contribution plans. The expenses include allocations of direct expenses, as well as expenses that have been deemed attributable to the animal health operations. The combined balance sheets include the benefit plan assets and liabilities of only those plans that are dedicated to animal health employees. All dedicated benefit plans are pension plans.

A. Pension Plans

Generally, most of our employees were eligible to participate in Pfizer’s pension plans. An employee’s benefits are determined based on a combination of years of service and average earnings, as defined in the specific plans. Participants in Pfizer’s U.S. plans generally vested in benefits after three years of service. Participant vesting in the international plans varies based on the specific plan in each country.

Our employees ceased to participate in the Pfizer U.S. qualified defined benefit pension plan effective December 31, 2012, and liabilities associated with our employees under the plan were retained by Pfizer. Our employees became 100% vested under the plan in their accrued benefits as of December 31, 2012. Pfizer will continue crediting certain employees’ service with us generally through December 31, 2017 (or termination of employment from us, if earlier) for certain early retirement benefits with respect to the defined benefit pension plan. Outside of the U.S., Pfizer intends to transfer to us certain defined benefit plan pension assets and liabilities associated with the employees transferring to us in certain countries as described in the applicable local separation agreements. In certain countries, it is anticipated that liabilities with respect to past service with Pfizer will be retained by Pfizer. For additional information see Note 19D. Subsequent Events—Agreements with Pfizer—Employee matters agreement.

Pension expense, associated with the U.S. and certain significant international locations, totaled approximately $61 million in 2012, $64 million in 2011 and $64 million in 2010.

Below, we have provided additional information about the expenses, assets and liabilities of the pension plans in the Netherlands, Germany, India, and Korea as these plans are dedicated to animal health employees.

Information about these dedicated pension plans is provided in the tables below.

Virtually all of our dedicated pension plan assets are associated with the dedicated pension plan in the Netherlands. The Netherlands plan is financed through an insurance contract for which the insurer is responsible for the investment of the plan assets. The insurance contract covers certain investment and mortality risks in relation to accrued benefits earned in the plan. The assets held in the insurance contract are predominantly fixed income securities. The expected return on assets is determined based on the yields available on those assets. During 2012, the Netherlands manufacturing plant was sold. The active participants in the plan were transferred to the buyer at the time of sale and the plan liability associated with inactive participants remained with the insurance contract. The insurance contract, which is used to finance the plan, was also transferred to the buyer although we remain liable for the proportion of administrative costs that relate to inactive members under the terms of this contract through December 31, 2013. Under the terms of the sale agreement, the buyer is required to terminate the existing insurance contract on or before December 31, 2013. Upon termination of the insurance contract, the liability for benefits associated with this plan will revert in full to the insurance company and Zoetis will have effectively settled the plan liability.

Net Periodic Benefit Costs and Other Costs—Dedicated Plans

The net periodic benefit cost associated with dedicated pension plans recognized in our combined statements of income is approximately $2 million in 2012, $3 million in 2011 and $2 million 2010, the majority of which relate to service cost and interest cost.

The other changes associated with dedicated pension plans recognized in our combined statements of comprehensive income/(loss) are approximately $1 million income in 2012, $5 million income in 2011 and $8 million expense in 2010. These other changes are primarily due to changes in actuarial assumptions.

The amount in Accumulated other comprehensive loss expected to be amortized into 2013 net periodic benefit cost is $0.1 million attributable to the amortization of previously unrecognized actuarial losses.

Actuarial Assumptions––Dedicated Plans

The following table provides the weighted average actuarial assumptions for the dedicated pension plans:

	As of December 31,
(PERCENTAGES)	2012	2011	2010
Weighted average assumptions used to determine benefit obligations:
Discount rate	4.6%	5.8%	5.1%
Rate of compensation increase	5.3%	2.7%	2.7%

Weighted average assumptions used to determine net benefit cost for the year ended December 31:
Discount rate	5.8%	5.1%	6.0%
Expected return on plan assets	3.6%	3.6%	4.0%
Rate of compensation increase	2.7%	2.7%	2.6%

The assumptions above are used to develop the benefit obligations at the end of the year and to develop the net periodic benefit cost for the following year. Therefore, the assumptions used to determine the net periodic benefit cost for each year are established at the end of each previous year, while the assumptions used to determine the benefit obligations are established at each year-end. The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. The assumptions are revised based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits. In 2012, the calculation of the weighted average expected rate of compensation increase used to determine benefit obligations excludes the Netherlands plan as that plan has no active participants at December 31, 2012.

Actuarial and other assumptions for pension plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

Obligations and Funded Status—Dedicated Plans

An analysis of the changes in our benefit obligations, plan assets and funded status of our dedicated plans follows:

	As of and for the Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011
Change in benefit obligation:
Projected benefit obligation, beginning	$37	$39
Changes in actuarial assumptions and other	2	(5)
Adjustments for foreign currency translation	(1)	2
Other—net	1	1

Benefit obligation, ending	39	37

Change in plan assets:
Fair value of plan assets, beginning	33	31
Actual return on plan assets	2	1
Company contributions	2	2
Adjustments for foreign currency translation	(1)	1
Other—net	(1)	(2)

Fair value of plan assets, ending	35	33

Funded status—Projected benefit obligation in excess of plan assets at end of year(a)	$(4)	$(4)

(a)	Included in Other noncurrent liabilities.

Actuarial gains/losses totaled to an approximate $5 million loss at December 31, 2012 and $6 million loss at December 31, 2011. The actuarial gains and losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and changes in other assumptions used in measuring the benefit obligations. These actuarial gains and losses are recognized in Accumulated other comprehensive income/(loss). Included in the actuarial loss at December 31, 2012 is an approximate $3 million loss associated with the Netherlands plan. The actuarial loss associated with the Netherlands plan will be recognized into net periodic benefit costs in full upon termination of the insurance contract associated with the Netherlands plan on or before December 31, 2013. The remaining losses will be amortized into net periodic benefit costs over an average period of 15.2 years.

Information related to the funded status of selected plans follows:

	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets(a)	$35	$—
Accumulated benefit obligation(a)	38	2
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	35	33
Projected benefit obligation	39	37

(a)	2012 amounts reflect the anticipated settlement of the Netherlands plan liability in fiscal year 2013.

Plan Assets—Dedicated Plans

The components of plan assets follow:

	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Cash and cash equivalents	$1	$1
Equity securities: Equity commingled funds	5	4
Debt securities: Government bonds	28	26
Other investments	1	2

Total(a)	$35	$33

(a)

Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 3D. Significant Accounting Policies—Fair Value). All investment plan assets are valued using Level 2 inputs.

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

Specifically, the following methods and assumptions were used to estimate the fair value of our pension assets:

•	Equity commingled funds—observable market prices.

•	Government bonds and other investments—principally observable market prices.

The long-term target asset allocations and the percentage of the fair value of plans assets for dedicated benefit plans follow:

	As of December 31,
	Target allocation percentage

		Percentage of Plan Assets
(PERCENTAGES)	2012	2012	2011
Cash and cash equivalents	0-20%	1.8%	2.7%
Equity securities	0-20%	13.0%	13.3%
Debt securities	65-80%	79.5%	78.2%
Other investments	0-20%	5.7%	5.8%

Total	100%	100.0%	100.0%

The insurer utilizes long-term asset allocation ranges in the management of our Netherlands plans’ invested assets. Long-term return expectations are developed based on the insurer’s investment strategy, which takes into account historical experience, as well as the impact of portfolio diversification, active portfolio management, and the insurer’s view of current and future economic and financial market conditions. As market conditions and other factors change, the insurer may adjust the targets accordingly and actual asset allocations may vary from the target allocations.

The insurer’s long-term asset allocation ranges reflect its asset class return expectations and tolerance for investment risk within the context of the respective plans’ long-term benefit obligations. These ranges are supported by an analysis that incorporates historical and expected returns by asset class, as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets, as well as a forecast of potential future asset and liability balances.

The insurer reviews investment performance with Zoetis on a quarterly basis in total, as well as by asset class, relative to one or more benchmarks.

Cash Flows—Dedicated Plans

Our plans are generally funded in amounts that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax and other laws.

We expect to contribute $1 million to our dedicated pension plans in 2013. The benefit payment for 2013 is expected to be approximately $35 million as the majority of this payment is expected to be made in association with the planned settlement of the liability for the Netherlands plan. Zoetis will fund virtually all of the plan settlement using the existing plan assets. The expected benefit payment for each of the next four years is approximately $0.1 million per year, and $0.2 million for each of the following five years. These expected benefit payments reflect the future plan benefits subsequent to 2013 projected to be paid from the plans or from the general assets of Zoetis entities in Germany, India, and Korea under the current actuarial assumptions used for the calculation of the projected benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.

B. Postretirement Plans

Many of our employees are eligible to participate in postretirement plans sponsored by Pfizer. Postretirement benefit expense, associated with the U.S. and certain significant international locations, totaled approximately $17 million in 2012, $17 million in 2011 and $19 million in 2010.

Our employees ceased to participate in the Pfizer U.S. retiree medical plan effective December 31, 2012, and liabilities allocable to our employees under the plan were retained by Pfizer. Pfizer will continue crediting certain employees’ service with us generally through December 31, 2017 (or termination of employment from us, if earlier) for plan eligibility with respect to the retiree medical plan. For additional information see Note 19D. Subsequent Events—Agreements with Pfizer—Employee matters agreement.

C. Defined Contribution Plans

Our U.S. employees are eligible to participate in Pfizer’s defined contribution plans, whereby employees may contribute a portion of their salaries and bonuses to the plans, which is partially matched by Pfizer, largely in Pfizer stock or Pfizer stock units. The matching contributions in Pfizer stock are sourced through open market purchases. Employees are permitted to subsequently diversify all or any portion of their company matching contribution. Once the contributions have been paid, Pfizer has no further payment obligations. Contribution expense, associated with the U.S. defined contribution plan, totaled approximately $20 million in 2012, $18 million in 2011 and $15 million in 2010.

14.	Earnings per Share Attributable to Common Shareholders

The weighted average shares outstanding for both basic and diluted earnings per share for all periods presented was calculated using an aggregate of 500 million shares of Class A and Class B common stock outstanding, which was the number of Zoetis Inc. shares outstanding at the time of the IPO. There were no Zoetis restricted stock units, stock options or performance shares outstanding prior to the IPO.

The following table presents the calculation of basic and diluted earnings per share:

	Year Ended December 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)	2012	2011	2010
Numerator
Net income before allocation to noncontrolling interests	$436	$248	$111
Less: Net income attributable to noncontrolling interests	—	3	1

Net income attributable to Zoetis	$436	$245	$110

Denominator
Weighted average shares outstanding—basic and diluted	500	500	500

Earnings per share attributable to Zoetis shareholders—basic and diluted	$0.87	$0.49	$0.22

15.	Share-Based Payments

Our compensation programs include grants under Pfizer’s share-based payment programs. The combined statements of income include all of the share-based payment expenses directly attributable to the animal health operations of Pfizer. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the animal health operations.

Compensation programs can include share-based payments under various Pfizer employee stock and incentive plans. The primary share-based compensation programs and their general terms and conditions are as follows:

•

Stock options, which when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the market price of Pfizer common stock on the date of grant.

•

Restricted Stock Units (RSUs), which when vested, entitle the holder to receive a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs.

•

Total Shareholder Return Units (TSRUs), which when vested, entitle the holder to receive, two or four years after the end of the three-year vesting term, a number of shares of Pfizer common stock with a value equal to the difference between the defined settlement price and the closing price of Pfizer common stock on the date of grant, plus accumulated dividend equivalents through the payment date, if and to the extent the total value is positive.

•

Performance Share Awards (PSAs), which when vested, entitle the holder to receive a number of shares of Pfizer common stock, within a range of shares from zero to a specified maximum. Dividend equivalents accumulate on PSAs and are paid at the end of the vesting term in respect of any shares that are paid.

Many of our employees currently participate in certain Pfizer equity award plans. Upon any Distribution, Pfizer will accelerate the vesting of, or in some cases the settlement of, on a pro rata basis, certain of the outstanding Pfizer equity awards, which will result in the recognition of additional expense.

In January 2013, Zoetis’s Board of Directors approved the 2013 Equity and Incentive Plan. See Note 19E. Subsequent Events—Zoetis 2013 Equity and Incentive Plan for a description of this plan.

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Stock option expense	$13	$8	$7
RSU expense	12	10	8
TSRU/PSA expense	3	1	1

Share-based compensation expense—direct	28	19	16
Share-based compensation expense—allocated	5	6	6

Share-based compensation expense—total	33	25	22
Tax benefit for share-based compensation expense	(10)	(6)	(7)

Share-based compensation expense, net of tax	$23	$19	$15

B. Stock Options

Stock options are accounted for using a fair-value-based method at the date of grant in the combined statements of income. The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, general and administrative expenses, and Research and development expenses, as appropriate.

All eligible employees may receive Pfizer stock option grants. In virtually all instances, Pfizer stock options vest after three years of continuous service from the grant date and have a contractual term of 10 years. In most cases, Pfizer stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a sale or restructuring, Pfizer stock options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

The fair-value-based method for valuing each Pfizer stock option grant on the grant date uses, for virtually all grants, the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted average values:

	Year Ended December 31,
	2012	2011	2010
Expected dividend yield(a)	4.10%	4.14%	4.00%
Risk-free interest rate(b)	1.28%	2.59%	2.87%
Expected stock price volatility(c)	23.78%	25.55%	26.85%
Expected term(d) (years)	6.5	6.25	6.25

(a)	Determined using a constant dividend yield during the expected term of the Pfizer stock option.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility, after consideration of historical volatility for Pfizer stock.
(d)	Determined using historical exercise and post-vesting termination patterns.

The Pfizer stock option activity for direct Zoetis employees under Pfizer plans follows:

	Shares (THOUSANDS)	Weighted-average Exercise Price Per Share	Weighted-average Remaining Contractual Term (YEARS)	Aggregate Intrinsic Value(a) (MILLIONS)
Outstanding, December 31, 2009	15,682	$28.47
Granted	2,723	17.61
Exercised	—	—
Forfeited	(6)	17.47
Canceled	(620)	32.39

Outstanding, December 31, 2010	17,779	26.67
Granted	3,196	18.97
Exercised	—	—
Forfeited	(11)	18.90
Canceled	(1,347)	41.60

Outstanding, December 31, 2011	19,617	24.40
Transferred(b)	2,481	24.40
Granted	4,023	21.07
Exercised	(1,382)	14.94
Forfeited	(5)	21.03
Canceled	(1,762)	36.66

Outstanding, December 31, 2012	22,972	$23.44	5.4	$80
Vested and expected to vest(c), December 31, 2012	22,440	$23.54	5.3	$77
Exercisable, December 31, 2012	12,329	$26.83	3.0	$19

(a)	Market price of underlying Pfizer common stock less exercise price.
(b)	Represents stock options outstanding as of December 31, 2011 for certain Pfizer employees transferred to Zoetis in 2012.
(c)	The number of options expected to vest takes into account an estimate of expected forfeitures.

Data related to Pfizer stock option activity for direct Zoetis employees under Pfizer plans follows:

	Year Ended/As of December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2012	2011	2010
Weighted average grant date fair value per stock option	$2.80	$3.15	$3.24
Aggregate intrinsic value on exercise	$11	$—	$—
Cash received upon exercise	$21	$—	$—
Tax benefits realized related to exercise	$6	$—	$—
Total compensation cost related to nonvested stock options not yet recognized, pretax	$8	$9	$8
Weighted average period in years over which stock option compensation cost is expected to be recognized	1.8	1.8	1.8

C. Restricted Stock Units (RSUs)

RSUs are accounted for using a fair-value-based method that utilizes the closing price of Pfizer common stock on the date of grant. In virtually all instances, the units vest after three years of continuous service from the grant date and the values determined using the fair-value-based method are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, general and administrative expenses, and Research and development expenses, as appropriate.

The RSU activity for direct Zoetis employees under Pfizer plans follows:

	Shares (THOUSANDS)	Weighted- Average Grant Date Fair Value Per Share
Nonvested, December 31, 2009	1,486	$20.53
Granted	599	17.53
Vested	(489)	25.86
Reinvested dividend equivalents	61	17.92
Forfeited	(1)	18.42

Nonvested, December 31, 2010	1,656	17.79
Granted	699	18.83
Vested	(508)	22.91
Reinvested dividend equivalents	75	18.44
Forfeited	(1)	16.59

Nonvested, December 31, 2011	1,921	16.78
Transferred(a)	338	16.78
Granted	907	21.08
Vested	(733)	13.55
Reinvested dividend equivalents	91	22.81
Forfeited	(5)	20.55

Nonvested, December 31, 2012	2,519	$19.34

(a)	Represents nonvested restricted stock units as of December 31, 2011 for certain Pfizer employees transferred to Zoetis in 2012.

Data related to all RSU activity for direct Zoetis employees under Pfizer plans follows:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Total grant date fair-value-based amount of shares vested	$16	$12	$13
Total compensation cost related to nonvested RSU awards not yet recognized, pretax	$13	$12	$8
Weighted average period over which RSU cost is expected to be recognized (years)	1.9	1.9	1.9

16.	Commitments and Contingencies

We and certain of our subsidiaries are subject to contingencies arising in the ordinary course of business. For a discussion of our tax contingencies, see Note 7C. Tax Matters—Tax Contingencies.

A. Legal Proceedings

Our non-tax contingencies include, among others, the following:

•	Product liability and other product-related litigation, which can include injury, consumer, off-label promotion, antitrust and breach of contract claims.

•	Commercial and other matters, which can include product-pricing claims and environmental claims and proceedings.

•	Patent litigation, which typically involves challenges to the coverage and/or validity of our patents or those of third parties on various products or processes.

•	Government investigations, which can involve regulation by national, state and local government agencies in the U.S. and in other countries.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, and/or criminal charges, which could be substantial.

We believe that we have strong defenses in these types of matters, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid.

We have accrued for losses that are both probable and reasonably estimable. Substantially all of these contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

Amounts recorded for legal and environmental contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B. Significant Accounting Policies—Estimates and Assumptions.

The principal matters to which we are a party are discussed below. In determining whether a pending matter is significant for financial reporting and disclosure purposes, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be a class action and our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information about the company that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters, we consider, among other things, the financial significance of the product protected by the patent.

Roxarsone®(3-Nitro)

We are defendants in nine actions involving approximately 140 plaintiffs that allege that the distribution of the medicated feed additive Roxarsone allegedly caused various diseases in the plaintiffs, including cancers and neurological diseases. Other defendants, including various poultry companies, are also named in these lawsuits. Compensatory and punitive damages are sought in unspecified amounts.

In September 2006, the Circuit Court of Washington County returned a defense verdict in one of the lawsuits, Mary Green, et al. v. Alpharma, Inc. et al. In 2008, this verdict was appealed and affirmed by the Arkansas Supreme Court. Certain summary judgments favoring the poultry company co-defendants in Mary Green, et al. v. Alpharma, Inc. et al. were reversed by the Arkansas Supreme Court in 2008. These claims were retried in 2009 and that trial also resulted in a defense verdict, which was affirmed by the Arkansas Supreme Court in April 2011. In October 2012, we entered into an agreement to resolve these cases. The resolution is subject to the execution of full releases or dismissals with prejudice by all of the claimants or our waiver of these requirements. The trial schedule has been suspended pending the outcome of the proposed settlement.

In June 2011, we announced that we would suspend sales in the U.S. of Roxarsone (3-Nitro) in response to a request by the U.S. FDA and subsequently stopped sales in several international markets.

Following our decision to suspend sales of Roxarsone (3-Nitro) in June 2011, Zhejiang Rongyao Chemical Co., Ltd., the supplier of certain materials used in the production of Roxarsone (3-Nitro), filed a lawsuit in the U.S. District Court for the District of New Jersey alleging that we are liable for damages it suffered as a result of the decision to suspend sales.

In September 2012, we were named as defendants in a purported class action in the Circuit Court of Arkansas County, Arkansas. The lawsuit alleges that the distribution of medicated feed additives, including Roxarsone, caused chickens to produce manure that contains an arsenical compound, which, when used as agricultural fertilizer by rice farmers, degrades into inorganic arsenic and allegedly caused contamination of rice produced by Arkansas farmers. Other defendants, including various poultry companies, are also named in these lawsuits. Compensatory damages, punitive damages, and attorney fees are sought in an unspecified amount. On March 4, 2013, plaintiffs filed a motion to dismiss the class action without prejudice. On March 7, 2013, the Court granted plaintiffs’ motion and entered an order dismissing the case without prejudice.

PregSure®

We have received in total approximately 80 claims in Europe and New Zealand seeking damages related to calves claimed to have died of Bovine Neonatal Pancytopenia (BNP) on farms where PregSure BVD, a vaccine against Bovine Virus Diarrhea (BVD) was used. BNP is a rare syndrome that first emerged in cattle in Europe in 2006. Studies of BNP suggest a potential association between the administration of PregSure and the development of BNP, although no causal connection has been established. The cause of BNP is not known.

In 2010, we voluntarily stopped sales of PregSure BVD in Europe, and recalled the product at wholesalers while investigations into possible causes of BNP continue. In 2011, after incidences of BNP were reported in New Zealand, we voluntarily withdrew the marketing authorization for PregSure throughout the world.

We have settled approximately 20 of these claims for amounts that are not material individually or in the aggregate. Investigations into possible causes of BNP continue and these settlements may not be representative of any future claims resolutions.

Advocin

On January 30, 2012, Bayer filed a complaint against Pfizer alleging infringement and inducement of infringement of Bayer patent US 5,756,506 covering, among other things, a process for treating bovine respiratory disease (BRD) by administering a single high dose of fluoroquinolone. The complaint was filed after Pfizer’s product Advocin® was approved as a single dose treatment of BRD, in addition to its previous approval as a multi-dose treatment of BRD. Bayer seeks a permanent injunction, damages and a recovery of attorney’s fees, and has demanded a jury trial. Discovery has now concluded. We have filed motions for summary judgment of non-infringement and invalidity of the Bayer patent, which are currently pending before the Court.

Ulianopolis, Brazil

In February 2012, the Municipality of Ulianopolis (State of Para, Brazil) filed a complaint against Fort Dodge Saúde Animal Ltda. (FDSAL) and five other large companies alleging that waste sent to a local waste incinerator for destruction, but that was not ultimately destroyed as the facility lost its operating permit, caused environmental impacts requiring cleanup.

The Municipality is seeking recovery of cleanup costs purportedly related to FDSAL’s share of all waste accumulated at the waste incineration facility awaiting destruction, and compensatory damages to be allocated among the six defendants. We believe we have strong arguments against the claim, including defense strategies against any claim of joint and several liability.

At the request of the Municipal prosecutor, in April 2012, the lawsuit was suspended for one year. Since that time, the prosecutor has initiated investigations into the Municipality’s actions in the matter as well as the efforts undertaken by the six defendants to remove and dispose of their individual waste from the local incineration facility.

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2012, recorded amounts for the estimated fair value of these indemnifications are not significant.

C. Purchase Commitments

As of December 31, 2012, we have agreements totaling $99 million to purchase goods and services that are enforceable and legally binding and include amounts relating to contract manufacturing and information technology services. Included in this amount are approximately $1 million of potential milestone payments that are deemed reasonably likely to occur.

D. Brazil Lease Agreements

In September 2012, Pfizer’s subsidiary, Laboratórios Pfizer Ltda. (“Laboratórios”), as lessee, and our subsidiary, PAH Brasil Participações Ltda., (“PAH Brasil”), as lessor, entered into: (i) the Private Instrument of Non Residential Lease Agreement and Others, which establishes and regulates the use of the real property at our Guarulhos, Brazil facility (the “Real Property Lease”) and (ii) the Private Instrument of Lease Agreement Movable Assets and Others, which establishes the terms of the use of the fixed assets at the same site (the “Fixed Asset Lease” and, together with the Real Property Lease, the “Brazil Leases”). As a result of a merger of PAH Brasil into Fort Dodge Saúde Animal Ltda. (“Fort Dodge Brazil”) with Fort Dodge Brazil surviving, the Brazil Leases were assigned to Fort Dodge Brazil.

Rent, rent adjustment and penalty. The monthly rent under the Brazil Leases corresponds to the amount of depreciation of the fixed assets and real property covered by the leases. During the first month that the leases were in effect, the rent under the Fixed Asset Lease was R$752,459 (approximately $0.4 million) and the rent under the Real Property Lease was R$479,977 (approximately $0.2 million). In subsequent periods, the parties will adjust these amounts to reflect the anticipated monthly depreciation amount and previously paid amounts may be adjusted if the amounts paid differ from actual depreciation. Late payments under Brazil Leases are subject to an adjustment plus a penalty equal to 2% and interest on arrears of 1% per month. A breach of either of the Brazil Leases that is not cured within 30 days from receipt of notice thereof is subject to a penalty equal to three monthly rent payments under the applicable lease. In addition to the rent, Laboratórios will pay expenses related to water consumption, sewerage and electricity as well as all taxes levied on the property.

Covenants and obligations. Laboratórios is required to maintain the fixed assets and real property in the same condition as they were received, except for normal wear and tear and any improvements thereon, and is responsible for the repair of any damage. Improvements on the existing fixed assets and investments in new fixed assets are permitted under the Fixed Asset Lease, provided Fort Dodge Brazil is given notice thereof and consents to Laboratórios’ proposal. Costs for such improvements are paid or reimbursed by Fort Dodge Brazil unless the fixed asset is used solely to manufacture human health products, in which case the cost shall be the responsibility of Laboratórios and, in the event a new asset is purchased, exclusive ownership shall be retained by

Laboratórios. The Real Property Lease also permits improvements on the property to be implemented by Laboratórios as long as Fort Dodge Brazil provides its written consent. Laboratórios is entitled to reimbursement for any related costs as long as Fort Dodge Brazil consented to the implementation of the improvements.

Term and termination. The Brazil Leases will last for a period of five years commencing in September 2012. The Real Property Lease provides for automatic renewals for successive periods of one year at Laboratórios’s discretion, unless notice of non-renewal is provided by Laboratórios. The Fixed Asset Lease can be extended for additional terms of five years by executing an amendment to such lease.

The Brazil Leases terminate at any time if agreed upon by the parties. The Brazil Leases also terminate upon satisfaction of certain regulatory conditions that will permit the animal health manufacturing operations of Laboratórios to be transferred to Fort Dodge Brazil and the human pharmaceutical manufacturing operations to be transferred to another facility or party. The Fixed Asset Lease automatically terminates upon the termination of the Real Property Lease or the master manufacturing and supply agreement that provides for Zoetis-supplied products. The Real Property Lease automatically terminates upon the termination of the Fixed Asset Lease or the expropriation of the property and cannot be terminated by Fort Dodge Brazil prior to termination of the master manufacturing and supply agreement that provides for Zoetis-supplied products. In the event the property is partially or completely destroyed, Laboratórios has the option to terminate the Real Property Lease.

E. Commitments under Operating Leases

We have facilities, vehicles and office equipment under various non-cancellable operating leases with third parties. Total rent expense, net of sublease rental income, was approximately $17 million in 2012, $21 million in 2011 and $19 million in 2010.

Future minimum lease payments under non-cancellable operating leases as of December 31, 2012 follow:

(MILLIONS OF DOLLARS)	2013	2014	2015	2016	2017	After 2017	Total
Maturities	$16	$13	$9	$6	$3	$11	$58

17.	Segment, Geographic and Other Revenue Information

A. Segment Information

The animal health medicines and vaccines industry is characterized by meaningful differences in customer needs across different regions. As a result of these differences, among other things, we manage our operations through four geographic regions. Each operating segment has responsibility for its commercial activities. Within each of these regional operating segments, we offer a diversified product portfolio, including vaccines, parasiticides, anti-infectives, medicated feed additives and other pharmaceuticals, for both livestock and companion animal customers.

Operating Segments

•	The United States (U.S.).

•	Europe/Africa/Middle East (EuAfME)—Includes, among others, the United Kingdom, Germany, France, Italy, Spain, Northern Europe and Central Europe as well as Russia, Turkey and South Africa.

•	Canada/Latin America (CLAR)—Includes Canada, Brazil, Mexico, Central America and Other South America.

•	Asia/Pacific (APAC)—Includes Australia, Japan, New Zealand, South Korea, India, China/Hong Kong, Northeast Asia, Southeast Asia and South Asia.

Our chief operating decision maker uses the revenues and earnings of the four operating segments, among other factors, for performance evaluation and resource allocation.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•	R&D, which is generally responsible for research projects.

•

Corporate, which is responsible for platform functions such as business technology, facilities, legal, finance, human resources, business development, public affairs and procurement, among others. These costs also include compensation costs and other miscellaneous operating expenses not charged to our operating segments, as well as interest income and expense.

•

Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition-related activities, where we incur costs for restructuring and integration; and (iii) certain significant items, which include non-acquisition-related restructuring charges, certain asset impairment charges and costs associated with cost reduction/productivity initiatives.

Segment Assets

We manage our assets on a total company basis, not by operating segment. Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. As of December 31, 2012 and 2011, total assets were approximately $6.3 billion and $5.7 billion, respectively.

Selected Statement of Income Information

Selected statement of income information follows:

(MILLIONS OF DOLLARS)	Revenues(a)	Earnings(b)	Depreciation and Amortization(c)
Year ended December 31, 2012:
U.S.	$1,776	$921	$28
EuAfME	1,096	375	28
CLAR	769	253	23
APAC	695	236	17

Total reportable segments	4,336	1,785	96
Other business activities(e)	—	(275)	16
Reconciling Items:
Corporate(f)	—	(506)	25
Purchase accounting adjustments(g)	—	(52)	52
Acquisition-related costs(h)	—	(53)	10
Certain significant items(i)	—	(96)	1
Other unallocated(j)	—	(93)	—

	$4,336	$710	$200

Year ended December 31, 2011(d):
U.S.	$1,659	$820	$26
EuAfME	1,144	365	25
CLAR	788	275	25
APAC	642	196	15

Total reportable segments	4,233	1,656	91
Other business activities(e)	—	(279)	15
Reconciling Items:
Corporate(f)	—	(504)	31
Purchase accounting adjustments(g)	—	(82)	59
Acquisition-related costs(h)	—	(122)	6
Certain significant items(i)	—	(172)	3
Other unallocated(j)	—	(103)	—

	$4,233	$394	$205

Year ended December 31, 2010:
U.S.	$1,384	$656	$13
EuAfME	1,020	328	25
CLAR	664	203	19
APAC	514	146	14

Total reportable segments	3,582	1,333	71
Other business activities(e)	—	(264)	17
Reconciling Items:
Corporate(f)	—	(533)	34
Purchase accounting adjustments(g)	—	(148)	63
Acquisition-related costs(h)	—	(217)	—
Certain significant items(i)	—	84	—
Other unallocated(j)	—	(77)	—

	$3,582	$178	$185

(a)	Revenues denominated in euros were approximately $639 million in 2012, $710 million in 2011 and $680 million in 2010.
(b)	Defined as income/(loss) before provision/(benefit) for taxes on income.

(c)	Certain production facilities are shared. Depreciation and amortization is allocated to the reportable operating segments based on estimates of where the benefits of the related assets are realized.
(d)	For 2011, includes KAH commencing from the acquisition date of January 31, 2011.
(e)	Other business activities reflect the research and development costs managed by our Research and Development organization.
(f)	Corporate includes, among other things, administration expenses, allocated interest expense, certain compensation and other costs not charged to our operating segments.
(g)	Purchase accounting adjustments include certain charges related to the fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(h)

Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as allocated transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring (see Note 5. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for additional information).

(i)

Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, the impact of certain asset impairments, inventory write-offs and divestiture-related gains and losses (see Note 4. Acquisitions, Divestitures and Certain Investments, Note 5. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, and Note 6. Other (Income)/Deductions—Net, for additional information).

•

For 2012, certain significant items includes primarily: (i) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $115 million; (ii) income from a favorable legal settlement related to an intellectual property matter of $14 million; and (iii) a change in estimate with respect to transitional manufacturing agreements associated with divestitures of $4 million income.

•

For 2011, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $62 million, (ii) certain asset impairment charges of $69 million; (iii) certain charges to write-off inventory of $12 million; (iv) charges related to transitional manufacturing purchase agreements associated with divestitures of $27 million; and (v) other costs of $2 million.

•

For 2010, certain significant items includes: (i) net gains on sales of businesses of $104 million, (ii) charges related to transitional manufacturing purchase agreements associated with divestitures of $4 million, (iii) certain charges to write-off inventory of $13 million; and (iv) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $3 million.

(j)	Includes overhead expenses associated with our manufacturing operations.

B. Geographic Information

Revenues exceeded $100 million in each of eight countries outside the U.S. in 2012, 2011 and 2010. The U.S. was the only country to contribute more than 10% of total revenues in each year.

Property, plant and equipment, less accumulated depreciation, by geographic region follow:

	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
U.S.	$788	$787
EuAfME	224	229
CLAR	72	75
APAC	157	152

Property, plant and equipment, less accumulated depreciation	$1,241	$1,243

C. Other Revenue Information

Significant Customers

We sell our livestock products primarily to veterinarians and livestock producers as well as third-party veterinary distributors, and retail outlets who generally sell the products to livestock producers. We sell our companion animal products primarily to veterinarians who then sell the products to pet owners. No single customer accounts for 10% or more of our total revenues in 2012, 2011 or 2010.

Revenues by Species

Significant species revenues are as follows:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Livestock:
Cattle	$1,608	$1,617	$1,464
Swine	590	562	433
Poultry	501	501	265
Other (Fish and Sheep)	107	98	71

	2,806	2,778	2,233
Companion Animal:
Horses	187	168	159
Dogs and Cats	1,343	1,287	1,190

	1,530	1,455	1,349

Total revenues(a)	$4,336	$4,233	$3,582

(a)	In accordance with our domestic and international year-ends, 2011 includes approximately eleven months of KAH’s U.S. operations and approximately ten months of KAH’s international operations.

Revenues by Major Product Category

Significant revenues by major product category are as follows:

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Anti-infectives	$1,268	$1,311	$1,117
Vaccines	1,117	1,077	1,014
Parasiticides	692	645	602
Medicated feed additives	403	347	86
Other pharmaceuticals	712	724	653
Other non-pharmaceuticals	144	129	110

Total revenues(a)	$4,336	$4,233	$3,582

(a)	In accordance with our domestic and international year-ends, 2011 includes approximately eleven months of KAH’s U.S. operations and approximately ten months of KAH’s international operations.

18.	Related Party Transactions

These financial statements include related party transactions:

•	We did not have sales to Pfizer and its subsidiaries during any of the periods presented.

•

The costs of goods manufactured in manufacturing plants that are shared with other Pfizer business units were approximately $420 million in 2012, $340 million in 2011 and $350 million in 2010. Some of these sites transferred to us as part of the asset transfer on January 28, 2013. See Note 19A. Subsequent Events—Senior Notes Offering and Asset Transfer.

•

Historically, Pfizer has provided significant corporate, manufacturing and shared services functions and resources to us. Our combined financial statements reflect an allocation of these costs. For further information about the cost allocations for these services and resources, see Note 2. Basis of Presentation. Management believes that these allocations are a reasonable reflection of the services received. However, these allocations may not reflect the expenses that would have been incurred if we had operated as a standalone public company for the periods presented. The costs for these services as a standalone public company would depend on a number of factors, including how we chose to organize as a company, our employee sourcing decisions and strategic decisions in areas such as information technology systems and infrastructure.

Pfizer uses a centralized approach to cash management and financing its operations. During the periods covered by these financial statements, cash deposits were remitted to Pfizer on a regular basis and are reflected within equity in the combined financial statements. Similarly, Zoetis’s cash disbursements were funded through Pfizer’s cash accounts and are reflected within equity in combined financial statements.

19.	Subsequent Events

A. Senior Notes Offering and Asset Transfer

Senior notes offering

On January 28, 2013, we issued $3.65 billion aggregate principal amount of our senior notes (the senior notes offering) in a private placement, with an original issue discount of $10 million. The senior notes are comprised of $400 million aggregate principal amount of our 1.150% Senior Notes due 2016, $750 million aggregate principal amount of our 1.875% Senior Notes due 2018, $1.35 billion aggregate principal amount of our 3.250% Senior Notes due 2023 and $1.15 billion aggregate principal amount of our 4.700% Senior Notes due 2043.

We sold $2.65 billion aggregate principal amount of our senior notes through the initial purchasers in the senior notes offering and Pfizer transferred $1.0 billion aggregate principal amount of our senior notes to certain of the initial purchasers, who sold such senior notes through the initial purchasers in the senior notes offering.

The senior notes are governed by an indenture and supplemental indenture (collectively, the indenture) between us and Deutsche Bank Trust Company Americas, as trustee. The indenture contains certain covenants, including limitations on our and certain of our subsidiaries’ ability to incur liens or engage in sale leaseback transactions. The indenture also contains restrictions on our ability to consolidate, merge or sell substantially all of our assets. In addition, the indenture contains other customary terms, including certain events of default, upon the occurrence of which, the senior notes may be declared immediately due and payable.

Pursuant to the indenture, we are able to redeem the senior notes of any series, in whole or in part, at any time by paying a “make whole” premium, plus accrued and unpaid interest to, but excluding, the date of redemption. Pursuant to our tax matters agreement with Pfizer, we will not be permitted to redeem the 2023 notes pursuant to this optional redemption provision, except under limited circumstances. Upon the occurrence of a change of control of us and a downgrade of the senior notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, we are, in certain circumstances, required to make an offer to purchase each of the senior notes at a price equal to 101% of the aggregate principal amount of the senior notes together with accrued and unpaid interest to, but excluding, the date of repurchase.

Asset transfer

On January 28, 2013, Pfizer transferred to us substantially all of the assets and liabilities of its animal health business in exchange for all of our Class A and Class B common stock, $1.0 billion of the $3.65 billion senior notes and an amount of cash equal to substantially all of the cash proceeds received by us from the remaining $2.65 billion senior notes issued.

Pro forma (Unaudited)

The following unaudited table reflects, on a pro forma basis, selected impacts of the senior notes offering, the asset transfer and the removal of Pfizer allocated long-term debt, which will be retained by Pfizer, as if these transactions had occurred on December 31, 2012. The unaudited pro forma information is for illustrative and informative purposes and may not reflect our long-term debt, capital stock or additional paid-in capital if the transactions described had actually occurred as of December 31, 2012.

(MILLIONS OF DOLLARS)
Long-term debt:
Current portion of allocated long-term debt, reported	$73
Allocated long-term debt, reported	509

Total allocated long-term debt, reported	582
Pro forma adjustment: elimination of allocated long-term debt (to be retained by Pfizer)	(582)
Pro forma adjustment: issuance of long-term debt—Senior notes, net of discount	3,640

Long-term debt, pro forma	$3,640

Business unit equity:
Business unit equity, reported	$4,183
Pro forma adjustment: elimination of allocated long-term debt (to be retained by Pfizer)	582
Pro forma adjustment: reclassification of business unit equity on asset transfer	(4,765)

Business unit equity, pro forma	$—

Capital stock:
Capital stock, reported	$—
Pro forma adjustment: issuance of capital stock to Pfizer in connection with asset transfer	5

Capital stock, pro forma	$5

Additional paid-in capital:
Additional paid-in capital, reported	$—
Pro forma adjustment: reclassification of Business unit equity on asset transfer	4,765
Pro forma adjustment: establishment of capital stock on asset transfer	(5)
Pro forma adjustment: consideration paid to Pfizer in connection with asset transfer	(3,559)

Additional paid-capital, pro forma	$1,201

B. Commercial Paper Program

In February 2013, we entered into a commercial paper program with a capacity of up to $1.0 billion. While no commercial paper has been issued under the commercial paper program at this time, we may incur indebtedness under this program in the future.

C. Initial Public Offering

On February 6, 2013, an IPO of 99,015,000 shares of our Class A common stock (including the exercise of the underwriters’ over-allotment option) at a price of $26.00 per share was completed. We did not receive any of the net proceeds from the IPO.

Immediately following the IPO, there were 99,015,000 outstanding shares of Class A common stock and 400,985,000 outstanding shares of Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. The holders of Class A common stock and Class B common stock are each entitled to one vote per share for all matters submitted to a vote of stockholders other than with respect to the election of directors. With respect to the election of directors, the holders of Class B common stock are entitled to ten votes per share, and the holders of Class A common stock are entitled to one vote per share. Each share of Class B common stock held by Pfizer or one of its subsidiaries is convertible into one share of Class A common stock at any time but will not be convertible if held by any other holder. Currently, Pfizer owns 100% of our outstanding Class B common stock and no shares of our Class A common stock, giving Pfizer 80.2% of the economic interest and the combined voting power in shares of our outstanding common stock other than with respect to the election of directors and 97.6% of the combined voting power of our outstanding common stock with respect to the election of directors.

D. Agreements with Pfizer

In connection with the IPO, we and Pfizer entered into agreements that provide a framework for our ongoing relationship with Pfizer, certain of which are described below.

•

Global separation agreement. This agreement governs the relationship between Pfizer and us following the IPO and includes provisions related to the allocation of assets and liabilities, indemnification, delayed transfers and further assurances, mutual releases, insurance and certain covenants.

•

Transitional services agreement. This agreement grants us the right to continue to use certain of Pfizer’s services and resources related to our corporate functions, such as business technology, facilities, finance, human resources, public affairs and procurement, in exchange for mutually agreed-upon fees based on Pfizer’s costs of providing these services.

•

Tax matters agreement. This agreement governs ours and Pfizer’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. Pursuant to this agreement, we have also agreed to certain covenants that contain restrictions intended to preserve the tax-free status of certain transactions, and we have agreed to indemnify Pfizer and its affiliates against any and all tax-related liabilities incurred by them relating to these transactions to the extent caused by an acquisition of our stock or assets or by any other action undertaken by us.

•

Research and development collaboration and license agreement. This agreement permits certain of our employees to be able to review a Pfizer database to identify compounds that may be of interest to the animal health field. Pfizer has granted to us an option to enter into a license agreement subject to certain restrictions and requirements and we will make payments to Pfizer.

•

Employee matters agreement. This agreement governs ours and Pfizer’s respective rights, responsibilities and obligations with respect to the following matters: employees and former employees (and their respective dependents and beneficiaries) who are or were associated with Pfizer, us or the parties’ respective subsidiaries or affiliates; the allocation of assets and liabilities generally relating to employees, employment or service-related matters and employee benefit plans; and other human resources, employment and employee benefits matters.

•

Master manufacturing and supply agreements. These two agreements govern our manufacturing and supply arrangements with Pfizer. Under one of these agreements, Pfizer will manufacture and supply us with animal health products. Under this agreement, our manufacturing and supply chain leadership will have oversight responsibility over product quality and other key aspects of the manufacturing process with respect to the Pfizer-supplied products. Under the other agreement, we will manufacture and supply certain human health products to Pfizer.

•

Environmental matters agreement. This agreement governs the performance of remedial actions for liabilities allocated to each party under the global separation agreement; addresses our substitution for Pfizer with respect to animal health assets and remedial actions allocated to us (including substitution related to, for example, permits, financial assurances and consent orders); allows our conditional use of Pfizer’s consultants and contractors to assist in the conduct of remedial actions; and addresses the exchange of related information between the parties. The agreement also sets forth standards of conduct for remedial activities at the co-located facilities: Guarulhos, Brazil; Catania, Italy; Hsinchu, Taiwan; and Kalamazoo, Michigan in the U.S. In addition, the agreement sets forth site-specific terms to govern conduct at several of these co-located facilities.

•	Screening services agreement. This agreement requires us to provide certain high throughput screening services to Pfizer’s R&D organization for which Pfizer pays to us agreed-upon fees.

•

Intellectual property license agreements. Under these agreements (i) Pfizer and certain of its affiliates licensed to us and certain of our affiliates the right to use certain intellectual property rights in the animal health field; (ii) we licensed to Pfizer and certain of its affiliates certain rights to intellectual property in all fields outside of the animal health field; and (iii) Pfizer granted us rights with respect to certain trademarks and copyrighted works.

E. Zoetis 2013 Equity and Incentive Plan

In January 2013, Zoetis’s 2013 Equity and Incentive Plan (Equity Plan) became effective. Awards under the Equity Plan may be in the form of stock options, or other stock-based awards, including awards of restricted stock, restricted stock units and performance share awards. The Equity Plan also provides for the grant of cash-based awards. The principal types of stock-based awards available under the Equity Plan may include, but are not limited to, the following:

•

Stock Options. Stock options represent the right to purchase shares of our common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of the common stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. Stock options granted may include those intended to be “incentive stock options” within the meaning of Section 422 of the Code.

•

Restricted Stock and Restricted Stock Units. Restricted stock is a share of our common stock that is subject to a risk of forfeiture or other restrictions that will lapse subject to the recipient’s continued employment, the attainment of performance goals, or both. Restricted stock units represent the right to receive shares of our common stock in the future (or cash determined by reference to the value of our common stock), subject to the recipient’s continued employment, the attainment of performance goals, or both.

•

Performance-Based Awards. Performance awards will require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards vesting or being settled. Performance may be measured over a period of any length specified.

•

Other Equity-Based or Cash-Based Awards. Our Compensation Committee will be authorized to grant awards in the form of other equity-based awards or other cash-based awards, as deemed to be consistent with the purposes of the Equity Plan. The maximum value of the aggregate payment to be paid to any participant with respect to cash-based awards under the Equity Plan in respect of an annual performance period will be $10 million.

In order to provide long-term incentives to, and facilitate the retention of, our employees, we granted restricted stock units and stock options (or other awards as appropriate with respect to our employees in non-U.S. jurisdictions) under the Equity Plan to approximately 1,700 of our employees in connection with the IPO. The grant price was equal to the IPO price of $26.00 per share. These awards will vest on the third anniversary of the date of grant.

F. Venezuela Currency Devaluation

On February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 Venezuelan bolivar per U.S. dollar. We incurred a foreign currency loss immediately on the devaluation as a result of remeasuring the local balance sheets and we will experience ongoing adverse impacts to earnings as our revenues and expenses will be translated into U.S. dollars at lower rates.

20.	Selected Quarterly Financial Data (Unaudited)

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH
2012:
Revenues	$1,047	$1,094	$1,019	$1,176
Costs and expenses(a)	851	818	800	1,022
Restructuring charges and certain acquisition-related costs	25	24	6	80

Income before provision for taxes on income	171	252	213	74
Provision for taxes on income(b)	59	79	52	84

Net income/(loss) before allocation to noncontrolling interests	112	173	161	(10)
Less: Net income/(loss) attributable to noncontrolling interests	1	0	(1)	—

Net income/(loss) attributable to Zoetis	$111	$173	$162	$(10)

Earnings/(loss) per common share—basic and diluted(c)	$0.22	$0.35	$0.32	$(0.02)

2011:
Revenues	$983	$1,074	$1,049	$1,127
Costs and expenses	834	950	850	1,051
Restructuring charges and certain acquisition-related costs	37	20	51	46

Income before provision for taxes on income	112	104	148	30
Provision for taxes on income(b)	35	38	53	20

Net income before allocation to noncontrolling interests	77	66	95	10
Less: Net income attributable to noncontrolling interests	1	—	1	1

Net income attributable to Zoetis	$76	$66	$94	$9

Earnings per common share—basic and diluted(c)	$0.15	$0.13	$0.19	$0.02

(a)

Costs and expenses in the fourth quarter reflect seasonal trends as well as specific costs associated with the build-up of our capabilities as a standalone company and costs associated with establishing our own compensation plans.

(b)

The income tax provision in the combined statements of income has been calculated as if Zoetis filed a separate tax return. The tax rate for the fourth quarter of 2012 includes tax costs related to uncertain tax positions, substantially all of which will remain with Pfizer, and to a lesser extent, tax costs associated with repatriation decisions among others. See Notes to Combined Financial Statements—Note 19D. Subsequent Events—Agreements with Pfizer.

(c)

The weighted average common shares outstanding for both basic and diluted earnings per share for all periods presented was calculated using an aggregate of 500 million shares of Class A and Class B common stock outstanding, which was the number of Zoetis Inc. shares outstanding at the time of the IPO. There were no Zoetis restricted stock units, stock options or performance shares outstanding prior to the IPO.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

Our historical combined quarterly financial data may not be representative of the results we would have achieved as a standalone company.

Zoetis Inc.

Schedule II—Valuation and Qualifying Accounts

(MILLIONS OF DOLLARS)	Balance, Beginning of Period	Additions	Deductions	Balance, End of Period
Year Ended December 31, 2012
Allowance for doubtful accounts	$29	$23	$(3)	$49
Year Ended December 31, 2011
Allowance for doubtful accounts	26	5	(2)	29
Year Ended December 31, 2010
Allowance for doubtful accounts	30	13	(17)	26

Review Report of Independent Registered Public Accounting Firm

The Board of Directors

Zoetis Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Zoetis Inc. and subsidiaries (the Company) as of June 30, 2013, the related condensed consolidated statements of income and comprehensive income for the three-month and six-month periods ended June 30, 2013, the related condensed consolidated statements of equity and cash flows for the six-month period ended June 30, 2013, the related condensed combined statements of income and comprehensive income for the three-month and six-month periods ended July 1, 2012, and the related condensed combined statements of equity and cash flows for the six-month period ended July 1, 2012. These condensed consolidated and condensed combined financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements as of June 30, 2013 and for the three-month and six-month periods ended June 30, 2013 and to the condensed combined financial statements for the three-month and six-month periods ended July 1, 2012 referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the combined balance sheet of Zoetis Inc. (the animal health business unit of Pfizer Inc.) as of December 31, 2012, and the related combined statements of income, comprehensive income, equity, and cash flows for the year then ended (not presented herein); and in our report dated March 28, 2013, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying condensed combined balance sheet as of December 31, 2012, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

/s/ KPMG LLP

New York, New York

August 14, 2013

ZOETIS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS AND SHARES, EXCEPT PER SHARE DATA)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Revenue	$1,114	$1,094	$2,204	$2,141
Costs and expenses:
Cost of sales(a)	416	378	818	771
Selling, general and administrative expenses(a)	399	344	756	682
Research and development expenses(a)	95	92	185	194
Amortization of intangible assets(a)	15	16	30	32
Restructuring charges and certain acquisition-related costs	(20)	24	(13)	49
Interest expense	32	8	54	16
Other (income)/deductions—net	(10)	(20)	(5)	(26)

Income before provision for taxes on income	187	252	379	423
Provision for taxes on income	59	79	111	138

Net income before allocation to noncontrolling interests	128	173	268	285
Less: Net income attributable to noncontrolling interests	—	—	—	1

Net income attributable to Zoetis Inc.	$128	$173	$268	$284

Earnings per share attributable to Zoetis Inc. stockholders:
Basic	$0.26	$0.35	$0.54	$0.57
Diluted	$0.26	$0.35	$0.54	$0.57

Weighted-average common shares outstanding:
Basic	500.000	500.000	500.000	500.000
Diluted	500.217	500.000	500.164	500.000

Dividends declared per common share	$0.065	$—	$0.130	$—

(a)

Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate, in the condensed consolidated and combined statements of income.

See notes to condensed consolidated and combined financial statements.

ZOETIS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Net income before allocation to noncontrolling interests	$128	$173	$268	$285

Other comprehensive income/(loss), net of taxes and reclassification adjustments(a):
Foreign currency translation adjustments, net	(33)	(162)	(17)	(128)
Benefit plans: Actuarial losses, net	(1)	—	(3)	—

Total other comprehensive income/(loss), net of tax	(34)	(162)	(20)	(128)

Comprehensive income before allocation to noncontrolling interests	94	11	248	157
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	1

Comprehensive income attributable to Zoetis Inc.	$94	$11	$248	$156

(a)

Presented net of reclassification adjustments and tax impacts, which are not significant in any period presented. Reclassification adjustments related to benefit plans are generally reclassified, as part of net periodic pension cost, into Cost of sales, Selling, general and administrative expenses, and/or Research and development expenses, as appropriate, in the condensed consolidated and combined statements of income.

See notes to condensed consolidated and combined financial statements.

ZOETIS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

	June 30, 2013(a)	December 31, 2012(a)
(MILLIONS OF DOLLARS AND SHARES, EXCEPT PER SHARE DATA)	(Unaudited)
Assets
Cash and cash equivalents	$369	$317
Accounts receivable, less allowance for doubtful accounts of $34 in 2013 and $49 in 2012	1,137	900
Inventories	1,257	1,345
Current deferred tax assets	92	101
Other current assets	227	201

Total current assets	3,082	2,864
Property, plant and equipment, less accumulated depreciation of $974 in 2013 and $1,011 in 2012	1,252	1,241
Goodwill	982	985
Identifiable intangible assets, less accumulated amortization	834	868
Noncurrent deferred tax assets	54	216
Other noncurrent assets	57	88

Total assets	$6,261	$6,262

Liabilities and Equity
Short-term borrowings, including current portion of allocated long-term debt in 2012	$12	$73
Accounts payable	587	319
Accrued compensation and related items	157	194
Income taxes payable	83	30
Dividends payable	33	—
Other current liabilities	449	507

Total current liabilities	1,321	1,123
Long-term debt	3,640	—
Allocated long-term debt	—	509
Noncurrent deferred tax liabilities	308	323
Other taxes payable	38	159
Other noncurrent liabilities	131	107

Total liabilities	5,438	2,221

Commitments and contingencies

Business unit equity	—	4,183
Stockholders’ equity:
Common stock, $0.01 par value: 5,000 authorized, 500 issued and outstanding	5	—
Additional paid-in capital	869	—
Retained earnings	109	—
Accumulated other comprehensive loss	(183)	(157)

Total Zoetis Inc. equity	800	4,026
Equity attributable to noncontrolling interests	23	15

Total equity	823	4,041

Total liabilities and equity	$6,261	$6,262

(a)

The condensed consolidated balance sheet as of June 30, 2013 has been prepared under a different basis of presentation than the condensed combined balance sheet as of December 31, 2012, which significantly impacts comparability. See Note 3. Basis of Presentation.

See notes to condensed consolidated and combined financial statements.

ZOETIS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

(UNAUDITED)

	Zoetis
(MILLIONS OF DOLLARS)	Business Unit Equity(a)	Common Stock(b)	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Equity Attributable to Noncontrolling Interests	Total Equity
Balance, December 31, 2011	$3,785	$—	$—	$—	$(65)	$16	$3,736
Six months ended July 1, 2012
Comprehensive income	284	—	—	—	(128)	1	157
Share-based compensation expense	12	—	—	—	—	—	12
Dividends declared and paid	(62)	—	—	—	—	—	(62)
Net transfers between Pfizer Inc. and noncontrolling interests	1	—	—	—	—	(1)	—
Net transfers—Pfizer Inc.	88	—	—	—	—	—	88

Balance, July 1, 2012	$4,108	$—	$—	$—	$(193)	$16	$3,931

Balance, December 31, 2012	$4,183	$—	$—	$—	$(157)	$15	$4,041
Six months ended June 30, 2013
Comprehensive income	94	—	—	174	(20)	—	248
Share-based compensation expense	3	—	28	—	—	—	31
Net transfers—Pfizer Inc.	(271)	—	—	—	—	—	(271)
Separation adjustments(c)	414	—	34	—	(6)	8	450
Employee benefit plan contribution from Pfizer Inc.(d)	—	—	—	—	—	—	—
Reclassification of net liability due to Pfizer Inc.(e)	(60)	—	—	—	—	—	(60)
Consideration paid to Pfizer Inc. in connection with the Separation(f)	—	—	(3,551)	—	—	—	(3,551)
Issuance of common stock to Pfizer Inc. in connection with the Separation and reclassification of Business Unit Equity(f)	(4,363)	5	4,358	—	—	—	—
Dividends declared	—	—	—	(65)	—	—	(65)

Balance, June 30, 2013	$—	$5	$869	$109	$(183)	$23	$823

(a)

All amounts associated with Business Unit Equity relate to periods prior to the Separation. See Note 2A. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: The Separation.

(b)	As of June 30, 2013, there were 500,000,000 outstanding shares of common stock.
(c)

For additional information, see Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

(d)

Represents contributed capital from Pfizer Inc. associated with service credit continuation for certain Zoetis Inc. employees in Pfizer Inc.’s U.S. qualified defined benefit and U.S. retiree medical plans. See Note 12. Benefit Plans.

(e)

Represents the reclassification of the Receivable from Pfizer Inc. and the Payable to Pfizer Inc. from Business Unit Equity as of the Separation date. See Note 2A. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: The Separation.

(f)	Reflects the Separation transaction. See Note 2A. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: The Separation.

See notes to condensed consolidated and combined financial statements.

ZOETIS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012
Operating Activities
Net income before allocation to noncontrolling interests	$268	$285
Adjustments to reconcile net income before noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization expense	102	102
Share-based compensation expense	31	12
Asset write-offs and asset impairments	3	6
Deferred taxes	(19)	(26)
Other non-cash adjustments	(1)	(3)
Other changes in assets and liabilities, net of acquisitions and divestitures and transfers with Pfizer Inc.	(115)	(306)

Net cash provided by operating activities	269	70

Investing Activities
Purchases of property, plant and equipment	(80)	(55)
Acquisitions, net of cash acquired	—	(1)
Cash proceeds from the sale of property, plant and equipment	6	—
Other investing activities	—	(3)

Net cash used in investing activities	(74)	(59)

Financing Activities
Increase in short-term borrowings, net	12	—
Proceeds from issuance of long-term debt—senior notes, net of discount and fees	2,624	—
Consideration paid to Pfizer Inc. in connection with the Separation(a)	(2,559)	—
Cash dividends paid(b)	(33)	(62)
Other net financing activities with Pfizer Inc.	(184)	80

Net cash (used in)/provided by financing activities	(140)	18

Effect of exchange-rate changes on cash and cash equivalents	(3)	(2)

Net increase in cash and cash equivalents	52	27
Cash and cash equivalents at beginning of period	317	79

Cash and cash equivalents at end of period	$369	$106

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$26	$147
Interest	—	23
Non-cash transactions:
Dividends declared, not paid	$33	$—
Zoetis Inc. senior notes transferred to Pfizer Inc. in connection with the Separation(c)	992	—

(a)

Reflects the Separation transaction. Amount is net of the non-cash portion. See Note 2A. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: The Separation.

(b)	Payments to other non-Zoetis Pfizer Inc. entities for the six months ended July 1, 2012.
(c)

Reflects the non-cash portion of the Separation transaction. See Note 2A. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: The Separation.

See notes to condensed consolidated and combined financial statements.

ZOETIS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Organization

Zoetis Inc. (collectively, Zoetis, the company, we, us or our) is a global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. We organize and operate our business in four geographic regions: the United States (U.S.); Europe/Africa/Middle East (EuAfME); Canada/Latin America (CLAR); and Asia/Pacific (APAC).

We market our products in more than 120 countries, including developed markets and emerging markets. Our revenues are mostly generated in the U.S. and EuAfME. We have a diversified business, marketing products across eight core species: cattle, swine, poultry, sheep and fish (collectively, livestock) and dogs, cats and horses (collectively, companion animals); and within five major product categories (anti-infectives, vaccines, parasiticides, medicated feed additives and other pharmaceuticals).

2.	The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer

Pfizer Inc. (Pfizer) formed Zoetis to acquire, own and operate the animal health business of Pfizer. On June 24, 2013, Pfizer completed an exchange offer resulting in the full separation of Zoetis from Pfizer. For additional information see E. Exchange Offer.

A. The Separation

In the first quarter of 2013, through a series of steps (collectively, the Separation), Pfizer transferred to us its subsidiaries holding substantially all of the assets and liabilities of its animal health business. In exchange, we transferred to Pfizer: (i) all of the issued and outstanding shares of our Class A common stock; (ii) all of the issued and outstanding shares of our Class B common stock; (iii) $1.0 billion in senior notes (see “Senior Notes Offering” below); and (iv) an amount of cash equal to substantially all of the net proceeds received in the senior notes offering (approximately $2.5 billion).

B. Adjustments Associated with the Separation

In connection with the Separation, certain animal health assets and liabilities included in the pre-Separation balance sheet were retained by Pfizer and certain non-animal health assets and liabilities (not included in the pre-Separation balance sheet) were transferred to Zoetis. The adjustments to the historical balance sheet of Zoetis (collectively, the Separation Adjustments) representing approximately $450 million of net liabilities retained by Pfizer, were primarily related to the following:

•

The removal of inventories (approximately $74 million), property, plant and equipment (approximately $28 million) and miscellaneous other net liabilities (approximately $21 million) associated with certain non-dedicated manufacturing sites that were retained by Pfizer;

•

The addition of property, plant and equipment (approximately $56 million) associated with a non-dedicated manufacturing site that was transferred to us by Pfizer (and then leased back to Pfizer under operating leases), and the removal of the inventory (approximately $46 million) and net other assets (approximately $4 million) at that site as these assets were retained by Pfizer;

•	The addition of net benefit plan liabilities (approximately $25 million);

•

The elimination of (i) noncurrent deferred tax assets (some of which were included within noncurrent deferred tax liabilities due to jurisdictional netting) related to net operating loss and tax credit carryforwards; (ii) net tax liabilities associated with uncertain tax positions; (iii) noncurrent deferred tax liabilities related to deferred income taxes on unremitted earnings; and (iv) other allocated net tax assets, all of which (approximately $49 million in net tax asset accounts) were retained by Pfizer;

•

The addition of (i) noncurrent deferred tax assets (approximately $8 million, some of which were included within noncurrent deferred tax liabilities due to jurisdictional netting) related to net benefit plan liabilities transferred to us by Pfizer; (ii) noncurrent deferred tax assets (approximately $2 million) related to net operating loss and tax credit carryforwards; and (iii) noncurrent deferred tax liabilities (approximately $2 million) related to property, plant and equipment transferred to us by Pfizer;

•

The elimination of allocated long-term debt (approximately $582 million), allocated accrued interest payable (approximately $16 million) and allocated unamortized deferred debt issuance costs (approximately $2 million) that were retained by Pfizer;

•	Certain net financial assets retained by Pfizer (approximately $45 million);

•

The removal of cash (approximately $7 million), inventories (approximately $5 million), property plant and equipment (approximately $8 million), miscellaneous other assets (approximately $3 million) and other miscellaneous liabilities (approximately $2 million) associated with non-U.S. Pfizer businesses that did not transfer to us from Pfizer;

•

The addition of net receivables from Pfizer (approximately $5 million) associated with certain foreign taxes directly resulting from certain aspects of the Separation that were the responsibility of Pfizer under the terms of the tax matters agreement, see Note 7B. Income Taxes: Tax Matters Agreement;

•

The addition of (i) inventory (approximately $15 million); (ii) net deferred tax assets (approximately $1 million); and (iii) miscellaneous other assets (approximately $5 million) transferred to us by Pfizer, and the removal of (i) property, plant and equipment (approximately $2 million); (ii) miscellaneous other liabilities (approximately $57 million), and (iii) the elimination of prepaid taxes (approximately $4 million) that were retained by Pfizer;

•	The addition of net benefit plan liabilities (approximately $16 million) associated with certain international plans that will be transferred from Pfizer to Zoetis in 2014. See Note 12. Benefit Plans.

The Separation Adjustment associated with Accumulated Other Comprehensive Income reflects the accumulated currency translation adjustment based on the actual legal entity structure of Zoetis.

C. Senior Notes Offering

In connection with the Separation, on January 28, 2013, we issued $3.65 billion aggregate principal amount of our senior notes (the senior notes offering) in a private placement, with an original issue discount of $10 million. For additional information, see Note 9D. Financial Instruments: Senior Notes Offering.

D. Initial Public Offering (IPO)

After the Separation, on February 6, 2013, an IPO of 99,015,000 shares of our Class A common stock (including the exercise of the underwriters’ over-allotment option) at a price of $26.00 per share was completed. Pfizer retained the net proceeds from the IPO.

Immediately following the IPO, there were 99,015,000 outstanding shares of Class A common stock and 400,985,000 outstanding shares of Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Following the IPO, Pfizer owned all of the outstanding shares of our Class B Common Stock, all of which was converted to Class A common stock in connection with the Exchange Offer. See E. Exchange Offer. There are no longer any shares of our Class B Common Stock outstanding.

In connection with the IPO, we entered into certain agreements that provide a framework for an ongoing relationship with Pfizer. For additional information, see Note 17B. Transactions and Agreements with Pfizer: Agreements with Pfizer.

E. Exchange Offer

On May 22, 2013, Pfizer announced an exchange offer whereby Pfizer shareholders could exchange a portion of Pfizer common stock for Zoetis common stock. The exchange offer was completed on June 24, 2013, resulting in the full separation of Zoetis and the disposal of Pfizer’s entire ownership and voting interest in Zoetis.

3.	Basis of Presentation

The accompanying unaudited condensed consolidated and combined financial statements were prepared following the requirements of the Securities and Exchange Commission (SEC) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of America (U.S. GAAP) can be condensed or omitted. Balance sheet amounts and operating results for subsidiaries operating outside the U.S. are as of and for the three and six-month periods ended May 26, 2013 and May 27, 2012.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be representative of those for the full year.

We are responsible for the unaudited condensed consolidated and combined financial statements included in this Form 10-Q. The condensed consolidated and combined financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of our financial position and operating results. The information included in this interim report should be read in conjunction with the combined financial statements and accompanying notes included in the Company’s 2012 Annual Report on Form 10-K.

A. Basis of Presentation Prior to the Separation

Prior to the Separation, the combined financial statements were derived from the consolidated financial statements and accounting records of Pfizer and included allocations for direct costs and indirect costs attributable to the operations of the animal health business of Pfizer. The pre-Separation financial statements and activities do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had we operated as a standalone public company during the period presented.

•

The condensed combined statements of income for the three and six months ended July 1, 2012 and the pre-Separation period in the condensed consolidated statement of income include allocations from certain support functions (Enabling Functions) that are provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, and, to a lesser extent, business development, public affairs and procurement, among others, as Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services.

Costs associated with business technology, facilities and human resources were allocated primarily using proportional allocation methods and, for legal and finance, primarily using specific identification. In all cases, for support function costs where proportional allocation methods were used, we determined whether the costs are primarily influenced by headcount (such as a significant majority of facilities and human resources costs) or by the size of the business (such as most business technology costs), and we also determined whether the associated scope of those services provided are global, regional or local. Based on those analyses, the costs were allocated based on our share of worldwide revenues, domestic revenues, international revenues, regional revenues, country revenues, worldwide headcount, country headcount or site headcount, as appropriate.

As a result, costs associated with business technology and legal that were not specifically identified were mostly allocated based on revenue drivers and, to a lesser extent, based on headcount drivers;

costs associated with finance that were not specifically identified were all allocated based on revenue drivers; and costs associated with facilities and human resources that were not specifically identified were predominantly allocated based on headcount drivers.

•

The condensed combined statement of income for the three and six months ended July 1, 2012 and the pre-Separation period in the condensed consolidated statement of income include allocations of certain manufacturing and supply costs incurred by manufacturing plants that are shared with other Pfizer business units, Pfizer’s global external supply group and Pfizer’s global logistics and support group (collectively, Pfizer Global Supply, or PGS). These costs may include manufacturing variances and changes in the standard costs of inventory, among others, as Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods, such as animal health identified manufacturing costs, depending on the nature of the costs.

•

The condensed combined statement of income for the three and six months ended July 1, 2012 and the pre-Separation period in the condensed consolidated statement of income also include allocations from the Enabling Functions and PGS for restructuring charges, integration costs, additional depreciation associated with asset restructuring and implementation costs, as Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives, see Note 5. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

•

The condensed combined statement of income for the three and six months ended July 1, 2012 and the pre-Separation period in the condensed consolidated statement of income include an allocation of share-based compensation expense and certain other compensation expense items, such as certain fringe benefit expenses, maintained on a centralized basis within Pfizer, as Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of share-based payments, see Note 13. Share-Based Payments.

•

The condensed combined balance sheet as of December 31, 2012 reflects all of the assets and liabilities of Pfizer that are either specifically identifiable or are directly attributable to Zoetis and its operations. For benefit plans, the combined balance sheets only include the assets and liabilities of benefit plans dedicated to animal health employees. For debt, see below.

•

The condensed combined balance sheet as of December 31, 2012 includes an allocation of long-term debt from Pfizer that was issued to partially finance the acquisition of Wyeth (including Fort Dodge Animal Health (FDAH)). The debt and associated interest-related expenses, including the effect of hedging activities, have been allocated on a pro-rata basis using the deemed acquisition cost of FDAH as a percentage of the total acquisition cost of Wyeth. No other allocations of debt have been made as none are specifically related to our operations.

The allocated expenses from Pfizer include the items noted below for the pre-Separation period in 2013 and the first six months of 2012.

•

Enabling Functions operating expenses––$11 million in 2013 and $152 million in 2012 ($1 million in Cost of sales in 2012; $11 million and $123 million in Selling, general and administrative expenses in 2013 and 2012, respectively; and $28 million in Research and development expenses in 2012).

•	PGS manufacturing costs—approximately $12 million in 2012 (in Cost of sales).

•	Restructuring charges and certain acquisition-related costs—$35 million in 2012 (in Restructuring charges and certain acquisition-related costs).

•

Other costs associated with cost reduction/productivity initiatives—additional depreciation associated with asset restructuring—$2 million in 2013 (in Selling, general and administrative expenses) and $9 million in 2012 (in Research and development expenses).

•	Other costs associated with cost reduction/productivity initiatives—implementation costs—$1 million in 2013 and $2 million in 2012 (in Selling, general and administrative expenses).

•

Share-based compensation expense—approximately $3 million in 2013 and $17 million in 2012 ($1 million and $3 million in Cost of sales in 2013 and 2012, respectively; $2 million and $11 million in Selling, general and administrative expenses in 2013 and 2012, respectively; and $3 million in Research and development expenses in 2012).

•

Compensation-related expenses—approximately $1 million in 2013 and $11 million in 2012 ($3 million in Cost of sales in 2012; $1 million and $5 million in Selling, general and administrative expenses in 2013 and 2012, respectively; and $3 million in Research and development expenses in 2012).

•	Interest expense—approximately $2 million in 2013 and $16 million in 2012.

The income tax provision in the condensed combined statement of income was calculated as if Zoetis filed a separate return.

Management believes that the allocations are a reasonable reflection of the services received or the costs incurred on behalf of Zoetis and its operations and that the condensed combined statement of income for the three and six months ended July 1, 2012 and the pre-Separation period in the condensed consolidated statement of income for the six months ended June 30, 2013.

Prior to the Separation, we participated in Pfizer’s centralized cash management system and generally all excess cash was transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities were funded as needed by Pfizer. We had also participated in Pfizer’s centralized hedging and offsetting programs. As such, in the combined statement of income for the three and six months ended July 1, 2012, we include the impact of Pfizer’s derivative financial instruments used for offsetting changes in foreign currency rates, net of the related foreign exchange gains and losses for the portion that is deemed to be associated with the animal health operations. Such gains and losses were not material to the combined financial statement for the periods presented.

As of December 31, 2012, all balances and transactions among Zoetis and Pfizer and its subsidiaries, which can include dividends as well as other activities, are shown in Business unit equity in the combined balance sheet. As the books and records of Zoetis were not kept on a separate company basis, the determination of the average net balance due to or from Pfizer is not practicable.

B. Basis of Presentation After the Separation

The unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2013 comprise the following: (i) the results of operations, comprehensive income, and cash flow amounts for the period prior to the Separation (see above), which includes allocations for direct costs and indirect costs attributable to the operations of the animal health business; and (ii) the amounts for the period after the Separation, which reflect the results of operations, comprehensive income, financial position, equity and cash flows resulting from our operation as a standalone public company.

The income tax provision prepared after the Separation is based on the actual legal entity structure of Zoetis, with certain accommodations pursuant to a tax matters agreement. For additional information, see Note 17B. Transactions and Agreements with Pfizer: Agreements with Pfizer.

4.	Significant Accounting Policies

A. New Accounting Standards

There were no new accounting standards adopted during the first half of 2013.

B. Fair Value

Our fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•

Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable (Level 2 inputs).

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs).

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions.

5.	Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

We incurred significant costs in connection with Pfizer’s cost-reduction initiatives (several programs initiated since 2005), and the acquisitions of Fort Dodge Animal Health (FDAH) on October 15, 2009 and King Animal Health (KAH) on January 31, 2011.

For example:

•

in connection with the cost-reduction/productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems; and

•

in connection with our acquisition activity, we typically incur costs and charges associated with executing the transactions, integrating the acquired operations, which may include expenditures for consulting and the integration of systems and processes, and restructuring the consolidated company, which may include charges related to employees, assets and activities that will not continue in the consolidated company.

All operating functions can be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as functions such as business technology, shared services and corporate operations.

In the fourth quarter of 2012, when we were a business unit of Pfizer, we announced a restructuring plan related to our operations in Europe. In connection with these actions, we recorded a pre-tax charge of $27 million to recognize employee termination costs. As a result of becoming a standalone public company (no longer being a majority owned subsidiary of Pfizer) and related economic consideration, we revisited this restructuring action and decided to no longer implement this restructuring plan. As such, we reversed the existing reserve of $27 million in the second quarter of 2013.

The components of costs incurred in connection with our acquisitions and restructuring initiatives follow:

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Restructuring charges and certain acquisition-related costs:
Integration costs(a)	$10	$5	$14	$9
Restructuring charges (benefits)(b):
Employee termination costs	(30)	1	(27)	3
Asset impairment charges	—	1	—	1
Exit costs	—	—	—	1

Total direct	(20)	7	(13)	14

Integration costs(a)	—	7	—	12
Restructuring charges(b):
Employee termination costs	—	9	—	14
Asset impairment charges	—	1	—	8
Exit costs	—	—	—	1

Total allocated	—	17	—	35

Total Restructuring charges and certain acquisition-related costs	(20)	24	(13)	49

Other costs associated with cost-reduction/productivity initiatives:
Additional depreciation associated with asset restructuring—direct(c)	1	2	1	5
Additional depreciation associated with asset restructuring—allocated(c)	—	—	2	9
Implementation costs—allocated(d)	—	1	1	2

Total costs associated with acquisitions and cost-reduction/productivity initiatives	$(19)	$27	$(9)	$65

(a)

Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes.

(b)

The restructuring benefit for the three and six months ended June 30, 2013 is related to the reversal of certain employee termination expenses associated with our operations in Europe and the restructuring charges for the three and six months July 1, 2012 are primarily related to the integration of FDAH and KAH.

The direct charges are associated with the following:

•	For the three months ended June 30, 2013—Manufacturing/research/corporate ($30 million income).

•	For the six months ended June 30, 2013—Manufacturing/research/corporate ($27 million income).

•	For the three months ended July 1, 2012—U.S. ($3 million), EuAfME ($1 million), and manufacturing/research/corporate ($2 million income).

•	For the six months ended July 1, 2012—U.S. ($3 million), EuAfME ($1 million income), CLAR ($1 million), and manufacturing/research/corporate ($2 million).

(c)

Additional depreciation associated with asset restructuring represents the impact of changes in the estimated lives of assets involved in restructuring actions. For the three months ended June 30, 2013, included in Cost of sales ($1 million). For the six months ended June 30, 2013, included in Cost of sales ($1 million) and Selling, general and administrative expenses ($2 million). For the three months ended July 1, 2012, included in Cost of sales ($2 million). For the six months ended July 1, 2012, included in Cost of sales ($5 million) and Research and development expenses ($9 million).

(d)

Implementation costs—allocated represent external, incremental costs directly related to implementing cost reduction/productivity initiatives, and primarily include expenditures related to system and process standardization and the expansion of shared services. Included in Selling, general and administrative expenses.

The components of and changes in our direct restructuring accruals follow:

(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, December 31, 2012(a)	$68	$—	$6	$74
Provision/(Benefit)	(27)	—	—	(27)
Utilization and other(b)	(10)	—	(5)	(15)
Separation adjustment(c)	(14)	—	—	(14)

Balance, June 30, 2013(a)	$17	$—	$1	$18

(a)	At June 30, 2013 and December 31, 2012, included in Other current liabilities ($9 million and $63 million, respectively) and Other noncurrent liabilities ($9 million and $11 million, respectively).
(b)	Includes adjustments for foreign currency translation.
(c)	See Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

6.	Other (Income)/Deductions—Net

The components of Other (income)/deductions—net follow:

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Royalty-related income	$(5)	$(7)	$(13)	$(13)
Identifiable intangible asset impairment charges	—	3	1	3
Net gain on sale of assets(a)	(6)	—	(6)	—
Certain legal matters, net(b)	—	(19)	—	(19)
Foreign currency loss(c)	2	3	12	3
Other, net	(1)	—	1	—

Other (income)/deductions—net	$(10)	$(20)	$(5)	$(26)

(a)	For the three and six months ended June 30, 2013, represents the net gain on the government-mandated sale of certain product rights in Brazil that were acquired with the FDAH acquisition in 2009.
(b)

For the three and six months ended July 1, 2012, represents income from a favorable legal settlement related to an intellectual property matter ($14 million) and a change in estimate for an environmental-related reserve due to a favorable settlement ($7 million) partially offset by litigation-related charges ($2 million).

(c)	For the six months ended June 30, 2013, primarily related to the Venezuela currency devaluation in February 2013.

7.	Income Taxes

A. Taxes on Income

The effective tax rate was 31.6% for the second quarter of 2013, compared to 31.3% for the second quarter of 2012. The higher effective tax rate was primarily due to the impact of the non-deductibility and jurisdictional mix of certain costs incurred during the quarter related to becoming a standalone public company, partially offset by:

•	incentive tax rulings in Belgium, effective December 31, 2012, and Singapore, effective October 29, 2012, and

•	changes in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs.

The effective tax rate was 29.3% for the first six months of 2013, compared to 32.6% for the first six months of 2012. The lower effective tax rate was primarily attributable to:

•	the aforementioned incentive tax rulings and changes in the jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, and

•	a $2 million discrete income tax benefit during the first quarter of 2013 related to the 2012 U.S. research and development tax credit which was retroactively extended on January 3, 2013;

partially offset by:

•	the aforementioned impact of non-deductibility and jurisdictional mix of certain costs incurred during the second quarter related to becoming a standalone public company.

As of the Separation date, we operate under a new standalone legal entity structure. In connection with the Separation, adjustments have been made to the income tax accounts. See Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

B. Tax Matters Agreement

In connection with the Separation, we entered into a tax matters agreement with Pfizer that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. For additional information, see below and Note 17B. Transactions and Agreements with Pfizer: Agreements with Pfizer.

In connection with this agreement and the Separation, the activity in our income tax accounts reflects Separation Adjustments, including significant adjustments to the deferred income tax asset and liability accounts and the tax liabilities associated with uncertain tax positions. For additional information, see below and Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

In general, under the agreement:

•

Pfizer will be responsible for any U.S. federal, state, local or foreign income taxes and any U.S. state or local non-income taxes (and any related interest, penalties or audit adjustments and including those taxes attributable to our business) reportable on a consolidated, combined or unitary return that includes Pfizer or any of its subsidiaries (and us and/or any of our subsidiaries) for any periods or portions thereof ending on or prior to December 31, 2012. We will be responsible for the portion of any such taxes for periods or portions thereof beginning on or after January 1, 2013, as would be applicable to us if we filed the relevant tax returns on a standalone basis.

•

We will be responsible for any U.S. federal, state, local or foreign income taxes and any U.S. state or local non-income taxes (and any related interest, penalties or audit adjustments) that are reportable on returns that include only us and/or any of our subsidiaries, for all tax periods whether before or after the completion of the Separation.

•	Pfizer will be responsible for certain specified foreign taxes directly resulting from certain aspects of the Separation.

We will not generally be entitled to receive payment from Pfizer in respect of any of our tax attributes or tax benefits or any reduction of taxes of Pfizer. Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Pfizer will be primarily responsible for preparing and filing any tax return with respect to the Pfizer affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, unitary or similar group for U.S. state or local or foreign income tax purposes or U.S. state or local non-income tax purposes that includes Pfizer or any of its subsidiaries, including those that also include us and/or any of our subsidiaries. We will generally be responsible for preparing and filing any tax returns that include only us and/or any of our subsidiaries.

The party responsible for preparing and filing a given tax return will generally have exclusive authority to control tax contests related to any such tax return.

C. Deferred Taxes

As of June 30, 2013, the total net deferred income tax liability of $165 million is included in Current deferred tax assets ($92 million), Noncurrent deferred tax assets ($54 million), Other current liabilities ($3 million) and Noncurrent deferred tax liabilities ($308 million).

As of December 31, 2012, the total net deferred income tax liability of $8 million is included in Current deferred tax assets ($101 million), Noncurrent deferred tax assets ($216 million), Other current liabilities ($2 million) and Noncurrent deferred tax liabilities ($323 million).

The significant increase in the total net deferred tax liability from December 31, 2012 to June 30, 2013 is primarily attributable to the Separation Adjustments, predominantly related to deferred tax assets associated with net operating loss/credit carry forwards and deferred tax liabilities associated with unremitted earnings that were retained by Pfizer. See Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

D. Tax Contingencies

As of June 30, 2013, the tax liabilities associated with uncertain tax positions of $35 million (exclusive of interest related to uncertain tax positions of $9 million) were included in Noncurrent deferred tax assets ($6 million) and Other taxes payable ($29 million).

As of December 31, 2012, the tax liabilities associated with uncertain tax positions of $144 million (exclusive of interest related to uncertain tax positions of $17 million) were included in Noncurrent deferred tax assets ($6 million) and Other taxes payable ($138 million).

The significant decrease in the tax liabilities associated with uncertain tax positions from December 31, 2012 to June 30, 2013 is primarily attributable to the Separation Adjustments predominantly related to liabilities retained by Pfizer. See Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

Our tax liabilities for uncertain tax positions relate primarily to issues common among multinational corporations. Any settlements or statute of limitations expirations could result in a significant decrease in our uncertain tax positions. Substantially all of these unrecognized tax benefits, if recognized, would impact our effective income tax rate. We do not expect that within the next twelve months any of our uncertain tax positions could significantly decrease as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of uncertain tax positions and potential tax benefits may not be representative of actual outcomes, and any variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

8.	Accumulated Other Comprehensive Loss

Changes, net of tax, in accumulated other comprehensive loss follow:

(MILLIONS OF DOLLARS)	Currency Translation Adjustment	Benefit Plans	Accumulated Other Comprehensive Income/(Loss)
	Net Unrealized Gains/(Losses)	Actuarial Losses
Balance, December 31, 2012	$(152)	$(5)	$(157)
Other comprehensive income/(loss), net of tax	(17)	(3)	(20)
Separation adjustments(a)	(7)	1	(6)

Balance, June 30, 2013	$(176)	$(7)	$(183)

(a)	See Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation.

9.	Financial Instruments

A. Credit Facility

In December 2012, we entered into a revolving credit agreement with a syndicate of banks providing for a five-year $1.0 billion senior unsecured revolving credit facility (the credit facility), which became effective in February 2013 upon the completion of the IPO and expires in December 2017. The credit facility contains a financial covenant requiring us to not exceed a maximum total leverage ratio (the ratio of consolidated net debt as of the end of the period to consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA) for such period) of 4.35:1 for fiscal year 2013, 3.95:1 for fiscal year 2014, 3.50:1 for fiscal year 2015 and 3.00:1 thereafter. The credit facility also contains a financial covenant requiring that we maintain a minimum interest coverage ratio (the ratio of EBITDA at the end of the period to interest expense for such period) of 3.50:1. In addition, the credit facility contains other customary covenants. Subject to certain conditions, we have the right to increase the credit facility to up to $1.5 billion. There are currently no borrowings outstanding.

B. Commercial Paper Program

In February 2013, we entered into a commercial paper program with a capacity of up to $1.0 billion. As of June 30, 2013, no commercial paper has been issued under this program.

C. Short-Term Borrowings

There were short-term borrowings of $12 million as of June 30, 2013. As of December 31, 2012 the current portion of allocated debt from Pfizer was $73 million. The weighted-average interest rate on short-term borrowings outstanding, including the current portion of allocated debt, was 4.6% and 3.7% as of June 30, 2013 and December 31, 2012, respectively.

D. Senior Notes Offering

On January 28, 2013, we issued $3.65 billion aggregate principal amount of our senior notes (the senior notes offering) in a private placement, with an original issue discount of $10 million. The senior notes are comprised of $400 million aggregate principal amount of our 1.150% senior notes due 2016, $750 million aggregate principal amount of our 1.875% Senior Notes due 2018, $1.35 billion aggregate principal amount of our 3.250% senior notes due 2023 and $1.15 billion aggregate principal amount of our 4.700% senior notes due 2043.

We sold $2.65 billion aggregate principal amount of our senior notes through the initial purchasers in the senior notes offering and Pfizer transferred $1.0 billion aggregate principal amount of our senior notes to certain of the initial purchasers, who sold such senior notes in the senior notes offering.

The senior notes are governed by an indenture and supplemental indenture (collectively, the indenture) between us and Deutsche Bank Trust Company Americas, as trustee. The indenture contains certain covenants, including limitations on our and certain of our subsidiaries’ ability to incur liens or engage in sale-leaseback transactions. The indenture also contains restrictions on our ability to consolidate, merge or sell substantially all of our assets. In addition, the indenture contains other customary terms, including certain events of default, upon the occurrence of which the senior notes may be declared immediately due and payable.

Pursuant to the indenture, we are able to redeem the senior notes, in whole or in part, at any time by paying a “make whole” premium, plus accrued and unpaid interest to, but excluding, the date of redemption. Pursuant to our tax matters agreement with Pfizer, we will not be permitted to redeem the 2023 notes pursuant to this optional redemption provision, except under limited circumstances. Upon the occurrence of a change of control of us and a downgrade of the senior notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, we are, in certain circumstances, required to make an offer to purchase each of the senior notes at a price equal to 101% of the aggregate principal amount of the senior notes together with accrued and unpaid interest to, but excluding, the date of repurchase.

The components of our long-term debt follow:

(MILLIONS OF DOLLARS)	June 30, 2013	December 31, 2012
Allocated long-term debt	$—	$509
1.150% Senior Notes due 2016	400	—
1.875% Senior Notes due 2018	750	—
3.250% Senior Notes due 2023	1,350	—
4.700% Senior Notes due 2043	1,150	—

	3,650	509
Unamortized debt discount	(10)	—

Long-term debt / Allocated long-term debt	$3,640	$509

As of June 30, 2013, the fair value of our senior notes was $3,462 million and has been determined using a third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and Zoetis’s credit rating (Level 2 inputs). At December 31, 2012, the fair value of our allocated long-term debt was $732 million, and has been determined using a third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and Pfizer’s credit rating (Level 2 inputs). See Note 4B. Significant Accounting Policies: Fair Value. The fair value of the allocated long-term debt as of December 31, 2012 does not purport to reflect the fair value that might have been determined if Zoetis had operated as a standalone public company for the periods presented or if we had used Zoetis’s credit rating in the calculation.

The principal amount of long-term debt outstanding as of June 30, 2013 matures in the following years:

(MILLIONS OF DOLLARS)	2014	2015	2016	2017	2018	After 2018	Total
Maturities	$—	$—	$400	$—	$750	$2,500	$3,650

E. Derivative Financial Instruments

Foreign Exchange Risk

A significant portion of our revenues, earnings and net investment in foreign affiliates is exposed to changes in foreign exchange rates. Prior to the IPO, as a business unit of Pfizer and under Pfizer’s global cash management system, our foreign exchange risk was managed through Pfizer. Following the Separation, we seek to manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk is also managed through the use of derivative financial instruments. These financial instruments serve to protect net income against the impact of the translation into U.S. dollars of certain foreign exchange-denominated transactions. As of June 30, 2013, the aggregate notional amount of foreign exchange derivative financial instruments offsetting foreign currency exposures was $1.3 billion. The derivative financial instruments primarily offset exposures in the euro, the Brazilian real and the Australian dollar. The vast majority of the foreign exchange derivative financial instruments mature within 60 days and all mature within 180 days.

All derivative contracts used to manage foreign currency risk are measured at fair value and are reported as assets or liabilities on the condensed consolidated balance sheet. The company has not designated the foreign currency forward-exchange contracts as hedging instruments. We recognize the gains and losses on forward-exchange contracts that are used to offset the same foreign currency assets or liabilities immediately into earnings along with the earnings impact of the items they generally offset. These contracts essentially take the opposite currency position of that reflected in the month-end balance sheet to counterbalance the effect of any currency movement.

Fair Value of Derivative Instruments

The location and fair values of derivative instruments not designated as hedging instruments at June 30, 2013 are as follows:

(MILLIONS OF DOLLARS)	Balance Sheet Location	Fair Value of Derivatives
Foreign currency forward-exchange contracts	Other current assets	$4
Foreign currency forward-exchange contracts	Other current liabilities	(1)

Total foreign currency forward-exchange contracts		$3

We use a market approach in valuing financial instruments on a recurring basis. Our derivative financial instruments measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value. See Note 4B. Significant Accounting Policies: Fair Value.

The net gains incurred on foreign currency forward-exchange contracts not designated as hedging instruments were $10 million and $19 million for the three and six months ended June 30, 2013, respectively, and are recorded in Other (income)/deductions—net.

10.	Inventories

The components of inventory follow:

(MILLIONS OF DOLLARS)	June 30, 2013	December 31, 2012
Finished goods	$844	$799
Work-in-process	227	332
Raw materials and supplies	186	214

Inventories	$1,257	$1,345

11.	Goodwill and Other Intangible Assets

A. Goodwill

The components of and changes in the carrying amount of goodwill follow:

(MILLIONS OF DOLLARS)	U.S.	EuAfME	CLAR	APAC	Total
Balance, December 31, 2012	$502	$157	$163	$163	$985
Other(a)	(2)	(1)	—	—	(3)

Balance, June 30, 2013	$500	$156	$163	$163	$982

(a)	Primarily reflects adjustments for foreign currency translation.

The gross goodwill balance was $1,518 million as of June 30, 2013 and $1,521 million as of December 31, 2012. Accumulated goodwill impairment losses (generated entirely in fiscal 2002) were $536 million as of June 30, 2013 and December 31, 2012.

B. Other Intangible Assets

The components of identifiable intangible assets follow:

	As of June 30, 2013			As of December 31, 2012
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, Less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, Less Accumulated Amortization
Finite-lived intangible assets:
Developed technology rights	$764	$(196)	$568	$762	$(173)	$589
Brands	216	(94)	122	216	(88)	128
Trademarks and trade names	53	(36)	17	54	(36)	18
Other	121	(115)	6	122	(115)	7

Total finite-lived intangible assets	1,154	(441)	713	1,154	(412)	742
Indefinite-lived intangible assets:
Brands	39	—	39	39	—	39
Trademarks and trade names	67	—	67	67	—	67
In-process research and development	15	—	15	20	—	20

Total indefinite-lived intangible assets	121	—	121	126	—	126

Identifiable intangible assets	$1,275	$(441)	$834	$1,280	$(412)	$868

C. Amortization

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as it benefits multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate. Total amortization expense for finite-lived intangible assets was $16 million and $19 million for the three months ended June 30, 2013 and July 1, 2012, respectively, and $31 million and $35 million for the six months ended June 30, 2013 and July 1, 2012, respectively.

12.	Benefit Plans

Prior to the Separation from Pfizer, employees who met certain eligibility requirements participated in various defined benefit pension plans and postretirement plans administered and sponsored by Pfizer. Effective December 31, 2012, our employees ceased to participate in the Pfizer U.S. qualified defined benefit and U.S. retiree medical plans, and liabilities associated with our employees under these plans were retained by Pfizer. Pfizer is continuing to credit certain employees’ service with Zoetis generally through December 31, 2017 (or termination of employment from Zoetis, if earlier) for certain early retirement benefits with respect to Pfizer’s U.S. defined benefit pension and retiree medical plans. In connection with the employee matters agreement, Zoetis will be responsible for payment of three-fifths of the total cost of the service credit continuation (approximately $38 million) for these plans and Pfizer will fund the remaining two-fifths of the total cost (approximately $25 million). The $25 million capital contribution from Pfizer and corresponding contra-equity account (which will be reduced as the service credit continuation is incurred), is included in Employee benefit plan contribution from Pfizer Inc. in the Condensed Consolidated and Combined Statements of Equity at June 30, 2013. The amount of the service cost continuation payment to be paid by Zoetis to Pfizer was determined and fixed based on an actuarial assessment of the value of the grow-in benefits and will be paid in equal installments over a period of ten years. Pension and postretirement benefit expense associated with the extended service for certain employees in the U.S. plans, totaled approximately $2 million and $4 million for the three and six months ended June 30, 2013, respectively.

Prior to the Separation from Pfizer, employees in the U.S. who met certain eligibility requirements participated in a supplemental (non-qualified) savings plan sponsored by Pfizer. In the second quarter of 2013, Pfizer transferred the supplemental savings plan liability of approximately $14 million, cash of $9 million and a deferred tax asset of $5 million associated with employees transferred to us.

As part of the Separation, certain Separation Adjustments (see Note 2B. The Separation, Adjustments Associated with the Separation, Senior Notes Offering, Initial Public Offering and Exchange Offer: Adjustments Associated with the Separation) were made to transfer the assets and liabilities of certain international defined benefit pension plans including Austria, France, Germany, Greece, Italy, Mexico, South Africa, Taiwan and Thailand, to Zoetis in the first quarter of 2013, and we assumed the liabilities allocable to employees transferring to us. Prior to the Separation, these benefit plans were accounted for as multi-employer plans. Also, as part of the Separation Adjustments, a benefit plan in Germany was retained by Pfizer. The net obligation of the transferred plans totaled $25 million. At June 30, 2013, the projected benefit obligation and fair value of plan assets of the dedicated international pension plans in the Netherlands, Germany, India and Korea, as well as those plans transferred in the first quarter of 2013, were $64 million and $35 million, respectively. In the second quarter of 2013, a net liability of approximately $16 million was recognized for the pension obligations less the fair value of plan assets associated with additional defined benefit pension plans in certain international locations that will be transferred to us in 2014, in accordance with the applicable local separation agreements.

Pension expense associated with dedicated international pension plans was approximately $1 million and $2 million for the three and six months ended June 30, 2013, respectively. Pension expense associated with international benefit plans accounted for as multi-employer plans was approximately $2 million and $5 million for the three and six months ended June 30, 2013, respectively.

For the second quarter ended June 30, 2013, contributions to the dedicated international benefits plans and the international plans accounted for as multi-employer plans were $1 million and $3 million, respectively. For the six months ended June 30, 2013, contributions to the dedicated international benefits plans and the international plans accounted for as multi-employer plans were $1 million and $5 million, respectively. We expect to contribute approximately $8 million to these plans in 2013.

13.	Share-Based Payments

A. Zoetis 2013 Equity and Incentive Plan

In January 2013, the Zoetis 2013 Equity and Incentive Plan (Equity Plan) became effective. The principal types of stock-based awards available under the Equity Plan may include, but are not limited to, the following:

•

Stock Options. Stock options represent the right to purchase shares of our common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of the common stock on the date of grant. Stock options will have a contractual maximum term of ten years from the date of grant. Stock options granted may include those intended to be “incentive stock options” within the meaning of Section 422 of the Code.

•

Restricted Stock and Restricted Stock Units (RSUs). Restricted stock is a share of our common stock that is subject to a risk of forfeiture or other restrictions that will lapse subject to the recipient’s continued employment, the attainment of performance goals, or both. Restricted stock units represent the right to receive shares of our common stock in the future (or cash determined by reference to the value of our common stock), subject to the recipient’s continued employment, the attainment of performance goals, or both.

•

Performance-Based Awards. Performance awards will require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards vesting or being settled. Performance may be measured over a period of any length specified but not less than one year.

•

Other Equity-Based or Cash-Based Awards. Our Compensation Committee is authorized to grant awards in the form of other equity-based awards or other cash-based awards, as deemed to be consistent with the purposes of the Equity Plan. The maximum value of the aggregate payment to be paid to any participant with respect to cash-based awards under the Equity Plan in respect of an annual performance period will be $10 million.

In order to provide long-term incentives to, and facilitate the retention of, our employees, we granted stock options (or other awards as appropriate with respect to our employees in non-U.S. jurisdictions) and/or restricted stock units under the Equity Plan on January 31, 2013 and February 1, 2013, respectively, to 1,700 of our employees. These awards will vest on the applicable three year anniversary date.

B. Share-Based Compensation Expense

The components of share-based compensation expense follow:

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Stock option expense	$2	$—	$4	$—
RSU expense	1	—	2	—
Pfizer stock benefit plans—direct	17	6	25	12

Share-based compensation expense—direct	20	6	31	12
Share-based compensation expense—indirect	—	3	—	5

Share-based compensation expense—total	$20	$9	$31	$17

C. Stock Options

Stock options are accounted for using a fair-value-based method at the date of grant in the consolidated statement of income. The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, general and administrative expenses, or Research and development expenses, as appropriate.

Eligible employees may receive Zoetis stock option grants. Zoetis stock options granted vest after three years of continuous service from the grant date and have a contractual term of 10 years.

The fair-value-based method for valuing each Zoetis stock option grant on the grant date uses the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

Six Months Ended
June 30, 2013
Expected dividend yield(a)	1.0%
Risk-free interest rate(b)	1.29%
Expected stock price volatility(c)	28.2%
Expected term(d) (years)	6.5

(a)	Determined using a constant dividend yield during the expected term of the Zoetis stock option.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility.
(d)	Determined using expected exercise and post-vesting termination patterns.

The following table provides an analysis of stock option activity for the six months ended June 30, 2013:

	Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (MILLIONS)
Outstanding, December 31, 2012	—	$—
Granted	2,948,882	26.05
Forfeited	(25,894)	26.00

Outstanding, June 30, 2013	2,922,988	$26.05	9.6	$14

Exercisable, June 30, 2013	—	—	—	—

(a)	Market price of underlying Zoetis common stock less exercise price.

The following table summarizes data related to stock option activity:

(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	Six Months Ended/As of
June 30, 2013
Weighted-average grant date fair value per stock option	$7.02
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$16
Weighted-average period over which stock option compensation is expected to be recognized (years)	2.0

D. Restricted Stock Units (RSUs)

RSUs are accounted for using a fair-value-based method that utilizes the closing price of Zoetis common stock on the date of grant. In general, the units vest after three years of continuous service from the grant date and the values determined using the fair-value-based method are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, general and administrative expenses, or Research and development expenses, as appropriate.

	Shares	Weighted-Average Grant Date Fair Value Per Share
Nonvested, December 31, 2012	—	$—
Granted	808,243	26.13
Forfeited	(7,226)	26.00

Nonvested, June 30, 2013	801,017	$26.13

The follow table provides data related to RSU activity:

Six Months Ended/As of
(MILLIONS OF DOLLARS)	June 30, 2013
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$19
Weighted-average period over which RSU cost is expected to be recognized (years)	2.6

E. Treatment of Outstanding Pfizer Equity Awards

Following the IPO, the equity awards previously granted to our employees by Pfizer continued to vest, and service with Zoetis counted as service with Pfizer for all purposes. On June 24, 2013, Pfizer completed the exchange offer whereby it disposed of all of the shares of common stock of Zoetis owned by Pfizer. Pfizer accelerated the vesting of, and in some cases the settlement of, on a pro-rated basis, outstanding Pfizer RSUs, Total Shareholder Return Units (TSRUs) and Performance Share Awards (PSAs), subject, in each case, to the requirements of Section 409A of the U.S. Internal Revenue Code, the terms of the 2004 Pfizer Stock Plan and the applicable award agreements and any outstanding deferral elections. In addition, unvested Pfizer stock options accelerated in full and, employees generally have the ability to exercise the stock options until the earlier of (i) June 23, 2016 (three years from Pfizer’s completion of the exchange offer), (ii) termination of employee from Zoetis, or (iii) the expiration date of the stock option. Stock options held by employees who were retirement eligible as of June 24, 2013 will have the full term of the stock option to exercise.

The accelerated vesting of the outstanding Pfizer stock options, and the settlement, on a pro-rata basis, of other Pfizer equity awards, resulted in the recognition of additional expense for the three and six months ended June 30, 2013 of $9 million and is included in stock-based compensation. The unvested portion of Pfizer RSUs, TSRUs and PSAs were forfeited as of the completion of the exchange offer. Zoetis will make a cash payment of approximately $20 million in the third quarter of 2013, to certain non-executive Zoetis employees, based on the value of the employees’ forfeited Pfizer RSUs, TSRUs and PSAs (as applicable). This amount was accrued as of June 30, 2013 and is included in the condensed consolidated statements of income as additional compensation expense for the three and six months ended June 30, 2013. Members of the Zoetis Executive Team will not receive a cash payment, but will instead be granted Zoetis RSUs in the third quarter of 2013, subject to vesting, equivalent in value to the value of the member’s forfeited Pfizer RSUs, TSRUs and PSAs.

14.	Earnings per Share

The following table presents the calculation of basic and diluted earnings per share:

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS AND SHARES, EXCEPT PER SHARE DATA)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Numerator
Net income before allocation to noncontrolling interests	$128	$173	$268	$285
Less: net income attributable to noncontrolling interests	—	—	—	1

Net income attributable to Zoetis Inc.	$128	$173	$268	$284

Denominator
Weighted-average common shares outstanding	500.000	500.000	500.000	500.000
Common stock equivalents: stock options and RSUs	0.217	—	0.164	—

Weighted-average common and potential dilutive shares outstanding	500.217	500.000	500.164	500.000

Earnings per share attributable to Zoetis Inc. stockholders—basic	$0.26	$0.35	$0.54	$0.57
Earnings per share attributable to Zoetis Inc. stockholders—diluted	$0.26	$0.35	$0.54	$0.57

15.	Commitments and Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business. For a discussion of our tax contingencies, see Note 7. Income Taxes.

A. Legal Proceedings

Our non-tax contingencies include, among others, the following:

•	Product liability and other product-related litigation, which can include injury, consumer, off-label promotion, antitrust and breach of contract claims.

•	Commercial and other matters, which can include product-pricing claims and environmental claims and proceedings.

•	Patent litigation, which typically involves challenges to the coverage and/or validity of our patents or those of third parties on various products or processes.

•	Government investigations, which can involve regulation by national, state and local government agencies in the U.S. and in other countries.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, and/or criminal charges, which could be substantial.

We believe that we have strong defenses in these types of matters, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid.

We have accrued for losses that are both probable and reasonably estimable. Substantially all of these contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

Amounts recorded for legal and environmental contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions.

The principal matters to which we are a party are discussed below. In determining whether a pending matter is significant for financial reporting and disclosure purposes, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be a class action and our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information about the company that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters, we consider, among other things, the financial significance of the product protected by the patent.

Roxarsone®(3-Nitro)

We are defendants in nine actions involving approximately 140 plaintiffs that allege that the distribution of the medicated feed additive Roxarsone allegedly caused various diseases in the plaintiffs, including cancers and neurological diseases. Other defendants, including various poultry companies, are also named in these lawsuits. Compensatory and punitive damages are sought in unspecified amounts.

In September 2006, the Circuit Court of Washington County returned a defense verdict in one of the lawsuits, Mary Green, et al. v. Alpharma, Inc. et al. In 2008, this verdict was appealed and affirmed by the Arkansas Supreme Court. Certain summary judgments favoring the poultry company co-defendants in Mary Green, et al. v. Alpharma, Inc. et al. were reversed by the Arkansas Supreme Court in 2008. These claims were retried in 2009 and that trial also resulted in a defense verdict, which was affirmed by the Arkansas Supreme Court in April 2011. In October 2012, we entered into an agreement to resolve these cases. The resolution is subject to the execution of full releases or dismissals with prejudice by all of the claimants or our waiver of these requirements. The trial schedule has been suspended pending the outcome of the proposed settlement.

In June 2011, we announced that we would suspend sales in the U.S. of Roxarsone (3-Nitro) in response to a request by the U.S. FDA and subsequently stopped sales in several international markets.

Following our decision to suspend sales of Roxarsone (3-Nitro) in June 2011, Zhejiang Rongyao Chemical Co., Ltd., the supplier of certain materials used in the production of Roxarsone (3-Nitro), filed a lawsuit in the U.S. District Court for the District of New Jersey alleging that we are liable for damages it suffered as a result of the decision to suspend sales.

PregSure®

We have received in total approximately 80 claims in Europe and New Zealand seeking damages related to calves claimed to have died of Bovine Neonatal Pancytopenia (BNP) on farms where PregSure BVD, a vaccine against Bovine Virus Diarrhea (BVD) was used. BNP is a rare syndrome that first emerged in cattle in Europe in 2006. Studies of BNP suggest a potential association between the administration of PregSure and the development of BNP, although no causal connection has been established. The cause of BNP is not known.

In 2010, we voluntarily stopped sales of PregSure BVD in Europe, and recalled the product at wholesalers while investigations into possible causes of BNP continue. In 2011, after incidences of BNP were reported in New Zealand, we voluntarily withdrew the marketing authorization for PregSure throughout the world.

We have settled approximately 20 of these claims for amounts that are not material individually or in the aggregate. Investigations into possible causes of BNP continue and these settlements may not be representative of any future claims resolutions.

Advocin

On January 30, 2012, Bayer filed a complaint against Pfizer alleging infringement and inducement of infringement of Bayer patent US 5,756,506 covering, among other things, a process for treating bovine respiratory disease (BRD) by administering a single high dose of fluoroquinolone. The complaint was filed after Pfizer’s product Advocin® was approved as a single dose treatment of BRD, in addition to its previous approval as a multi-dose treatment of BRD. Bayer seeks a permanent injunction, damages and a recovery of attorney’s fees, and has demanded a jury trial. Discovery has now concluded. We have filed motions for summary judgment of non-infringement and invalidity of the Bayer patent, which are currently pending before the Court.

Ulianopolis, Brazil

In February 2012, the Municipality of Ulianopolis (State of Para, Brazil) filed a complaint against Fort Dodge Saúde Animal Ltda. (FDSAL) and five other large companies alleging that waste sent to a local waste incineration facility for destruction, but that was not ultimately destroyed as the facility lost its operating permit, caused environmental impacts requiring cleanup.

The Municipality is seeking recovery of cleanup costs purportedly related to FDSAL’s share of all waste accumulated at the incineration facility awaiting destruction, and compensatory damages to be allocated among the six defendants. We believe we have strong arguments against the claim, including defense strategies against any claim of joint and several liability.

At the request of the Municipal prosecutor, in April 2012, the lawsuit was suspended for one year. Since that time, the prosecutor has initiated investigations into the Municipality’s actions in the matter as well as the efforts undertaken by the six defendants to remove and dispose of their individual waste from the incineration facility.

In early August 2013, new labor claims were filed against FDSAL as well as 57 other companies. These claims were filed by 30 employees of the local waste incineration facility that was used by FDSAL and the 57 other companies. The employees of the incineration facility allege health injuries in connection with their employment at the waste site. Based on legal precedent, it is possible that FDSAL may be considered a liable party. Due to the fact that we are in the early stages of discovery, the amount of a potential loss, if any, cannot be reasonably estimated. Counsel has advised that the likelihood of Zoetis being considered severally liable is remote.

Other Matters

The European Commission published a decision on alleged competition law infringements by several human health pharmaceutical companies on June 19, 2013. One of the involved legal entities is Zoetis Products LLC, formerly having the name Alpharma Inc. Zoetis Products LLC’s involvement is solely related to its human health activities prior to Pfizer’s acquisition of King/Alpharma. The fine imposed on Zoetis Products LLC amounts to Euro 11 million (approximately $14 million). Under the Global Separation Agreement between Pfizer and Zoetis, Pfizer is obligated to indemnify Zoetis for any liabilities arising out of claims not related to its animal health assets. A liability of $14 million is included in Other current liabilities and a corresponding receivable from Pfizer of $14 million is included in Other current assets as of June 30, 2013. We are in the process of preparing an appeal of the decision which is due September 6, 2013.

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of June 30, 2013, recorded amounts for the estimated fair value of these indemnifications are not significant.

16.	Segment and Other Revenue Information

A. Segment Information

The animal health medicines and vaccines industry is characterized by meaningful differences in customer needs across different regions. As a result of these differences, among other things, we manage our operations through four geographic regions. Each operating segment has responsibility for its commercial activities. Within each of these regional operating segments, we offer a diversified product portfolio, including vaccines, parasiticides, anti-infectives, medicated feed additives and other pharmaceuticals, for both livestock and companion animal customers.

Operating Segments

•	The United States (U.S.).

•	Europe/Africa/Middle East (EuAfME)—Includes, among others, the United Kingdom, Germany, France, Italy, Spain, Northern Europe and Central Europe as well as Russia, Turkey and South Africa.

•	Canada/Latin America (CLAR)—Includes Canada, Brazil, Mexico, Central America and Other South America.

•	Asia/Pacific (APAC)—Includes Australia, Japan, New Zealand, South Korea, India, China/Hong Kong, Northeast Asia, Southeast Asia and South Asia.

Our chief operating decision maker uses the revenues and earnings of the four operating segments, among other factors, for performance evaluation and resource allocation.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•	Research & development (R&D), which is generally responsible for research projects.

•

Corporate, which is responsible for platform functions such as business technology, facilities, legal, finance, human resources, business development, public affairs and procurement, among others. These costs also include compensation costs and other miscellaneous operating expenses not charged to our operating segments, as well as interest income and expense.

•

Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition-related activities, where we incur costs for restructuring and integration; and (iii) certain significant items, which include non-acquisition-related restructuring charges, certain asset impairment charges and costs associated with cost reduction/productivity initiatives.

Segment Assets

We manage our assets on a total company basis, not by operating segment. Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $6.3 billion at both June 30, 2013 and December 31, 2012.

Selected Statement of Income Information

	Revenue(a)		Earnings(b)		Depreciation and Amortization(c)
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Three months ended
U.S.	$437	$421	$254	$227	$8	$8
EuAfME	278	283	91	88	6	6
CLAR	213	211	78	77	4	6
APAC	186	179	71	63	2	3

Total reportable segments	1,114	1,094	494	455	20	23
Other business activities(d)	—	—	(74)	(61)	6	5
Reconciling Items:
Corporate(e)	—	—	(137)	(104)	13	11
Purchase accounting adjustments(f)	—	—	(13)	(13)	13	13
Acquisition-related costs(g)	—	—	(9)	(15)	—	2
Certain significant items(h)	—	—	(43)	14	—	—
Other unallocated(i)	—	—	(31)	(24)	(1)	—

	$1,114	$1,094	$187	$252	$51	$54

Six Months Ended
U.S.	$891	$846	$488	$444	$22	$15
EuAfME	568	558	208	192	12	12
CLAR	384	384	130	131	9	12
APAC	361	353	146	134	6	7

Total reportable segments	2,204	2,141	972	901	49	46
Other business activities(d)	—	—	(148)	(126)	13	8
Reconciling Items:
Corporate(e)	—	—	(253)	(233)	15	17
Purchase accounting adjustments(f)	—	—	(25)	(26)	25	26
Acquisition-related costs(g)	—	—	(15)	(29)	—	5
Certain significant items(h)	—	—	(85)	(17)	—	—
Other unallocated(i)	—	—	(67)	(47)	—	—

	$2,204	$2,141	$379	$423	$102	$102

(a)

Revenue denominated in euros were $166 million and $334 million in the three and six months ended June 30, 2013, respectively and $158 million and $322 million in the three and six months ended July 1, 2012, respectively.

(b)	Defined as income before provision for taxes on income.
(c)	Certain production facilities are shared. Depreciation and amortization is allocated to the reportable operating segments based on estimates of where the benefits of the related assets are realized.
(d)	Other business activities reflect the research and development costs managed by our Research and Development organization.
(e)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.
(f)	Purchase accounting adjustments include certain charges related to the fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(g)

Acquisition-related costs can include costs associated with acquiring, integrating and restructuring acquired businesses, such as allocated transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring. See Note 5. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, for additional information.

(h)

Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, the impact of divestiture-related gains and losses and certain costs related to becoming a standalone public company. See Note 5. Restructuring Charges and Other Costs Associated with Acquisition and Cost-Reduction/Productivity Initiatives, for additional information.

•

In the second quarter of 2013, certain significant items primarily includes: (i) $27 million income related to a reversal of certain employee termination expenses; (ii) Zoetis stand-up costs of $77 million; and (iii) $6 million income on the government-mandated sale of certain product rights in Brazil that were acquired with the FDAH acquisition in 2009. Stand-up costs include certain nonrecurring costs related to becoming a standalone public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, accelerated vesting and associated cash payment related to certain Pfizer equity awards, and certain legal registration and patent assignment costs.

•

In the second quarter of 2012, certain significant items includes: (i) $14 million income related to a favorable legal settlement for an intellectual property matter; (ii) $6 million income due to a change in estimate related to transitional manufacturing purchase agreements associated with divestitures; (iii) $12 million restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition; and (iv) $6 million income of other.

•

In the six months ended June 30, 2013, certain significant items primarily includes: (i) additional depreciation associated with asset restructuring of $3 million, (ii) $27 million income related to a reversal of certain employee termination expenses; (iii) Zoetis stand-up costs of $111 million; and (iv) $6 million income on the government-mandated sale of certain product rights in Brazil that were acquired with the FDAH acquisition in 2009.

•

In the six months ended July 1, 2012, certain significant items includes: (i) $14 million income related to a favorable legal settlement for an intellectual property matter; (ii) $5 million income due to a change in estimate related to transitional manufacturing purchase agreements associated with divestitures; and (iii) $36 million for restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition.

(i)	Includes overhead expenses associated with our manufacturing operations.

B. Other Revenue Information

Revenue by Species

Significant species revenue are as follows:

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Livestock:
Cattle	$356	$371	$746	$771
Swine	152	142	310	285
Poultry	137	129	270	250
Other	25	23	50	50

	670	665	1,376	1,356

Companion Animal:
Horses	45	50	87	95
Dogs and Cats	399	379	741	690

	444	429	828	785

Total revenue	$1,114	$1,094	$2,204	$2,141

Revenue by Major Product Category

Significant revenue by major product category are as follows:

	Three Months Ended		Six Months Ended
(MILLIONS OF DOLLARS)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Anti-infectives	$280	$283	$587	$583
Vaccines	301	281	579	546
Parasiticides	208	216	377	377
Medicated feed additives	97	94	201	193
Other pharmaceuticals	193	187	381	364
Other non-pharmaceuticals	35	33	79	78

Total revenue	$1,114	$1,094	$2,204	$2,141

17.	Transactions and Agreements with Pfizer

Zoetis had related party transactions with Pfizer through the completion of the exchange offer on June 24, 2013. As of the completion of the exchange offer, Pfizer is no longer a related party. Activities while Pfizer was a related party, as well as ongoing agreements with Pfizer, are detailed below.

A. Pre-Separation Period

For the condensed combined statement of income for the three and six months ended ended July 1, 2012, the costs of goods manufactured in manufacturing plants that were shared with other Pfizer business units was approximately $105 million and $215 million, respectively.

In the pre-Separation period, Pfizer provided significant corporate, manufacturing and shared services functions and resources to us. Our condensed combined financial statements as of and for the three and six months ended ended July 1, 2012, respectively, reflect an allocation of these costs. For further information about the cost allocations for these services and resources, see Note 3A. Basis of Presentation: Basis of Presentation Prior to the Separation. Management believes that these allocations are a reasonable reflection of the services received. However, these allocations may not reflect the expenses that would have been incurred if we had operated as a standalone public company for the period presented.

Pfizer uses a centralized approach to cash management and financing its operations. In the pre-Separation period, cash deposits were remitted to Pfizer on a regular basis and were reflected in business unit equity and, similarly, Zoetis’s cash disbursements were funded through Pfizer’s cash accounts and were reflected within Business unit equity.

B. Agreements with Pfizer

In connection with the Separation and IPO, we and Pfizer entered into agreements that provide a framework for our ongoing relationship with Pfizer, certain of which are described below.

•

Global separation agreement. This agreement governs the relationship between Pfizer and us following the IPO and includes provisions related to the allocation of assets and liabilities, indemnification, delayed transfers and further assurances, mutual releases, insurance and certain covenants.

•

Transitional services agreement. This agreement grants us the right to continue to use certain of Pfizer’s services and resources related to our corporate functions, such as business technology, facilities, finance, human resources, public affairs and procurement, in exchange for mutually agreed-upon fees based on Pfizer’s costs of providing these services.

•

Tax matters agreement. This agreement governs ours and Pfizer’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. Pursuant to this agreement, we have also agreed to certain covenants that contain restrictions intended to preserve the tax-free status of certain transactions, and we have agreed to indemnify Pfizer and its affiliates against any and all tax-related liabilities incurred by them relating to these transactions to the extent caused by an acquisition of our stock or assets or by any other action undertaken by us.

•

Research and development collaboration and license agreement. This agreement permits certain of our employees to be able to review a Pfizer database to identify compounds that may be of interest to the animal health field. Pfizer has granted to us an option to enter into a license agreement subject to certain restrictions and requirements and we will make payments to Pfizer.

•

Employee matters agreement. This agreement governs ours and Pfizer’s respective rights, responsibilities and obligations with respect to the following matters: employees and former employees (and their respective dependents and beneficiaries) who are or were associated with Pfizer, us or the parties’ respective subsidiaries or affiliates; the allocation of assets and liabilities generally relating to employees, employment or service-related matters and employee benefit plans; and other human resources, employment and employee benefits matters.

•

Master manufacturing and supply agreements. These two agreements govern our manufacturing and supply arrangements with Pfizer. Under one of these agreements, Pfizer will manufacture and supply us with animal health products. Under this agreement, our manufacturing and supply chain leadership will have oversight responsibility over product quality and other key aspects of the manufacturing process with respect to the Pfizer-supplied products. Under the other agreement, we will manufacture and supply certain human health products to Pfizer.

•

Environmental matters agreement. This agreement governs the performance of remedial actions for liabilities allocated to each party under the global separation agreement; addresses our substitution for Pfizer with respect to animal health assets and remedial actions allocated to us (including substitution related to, for example, permits, financial assurances and consent orders); allows our conditional use of Pfizer’s consultants and contractors to assist in the conduct of remedial actions; and addresses the exchange of related information between the parties. The agreement also sets forth standards of conduct for remedial activities at the co-located facilities: Guarulhos, Brazil; Catania, Italy; Hsinchu, Taiwan; and Kalamazoo, Michigan in the U.S. In addition, the agreement sets forth site-specific terms to govern conduct at several of these co-located facilities.

•	Screening services agreement. This agreement requires us to provide certain high throughput screening services to Pfizer’s R&D organization for which Pfizer pays to us agreed-upon fees.

•

Intellectual property license agreements. Under these agreements (i) Pfizer and certain of its affiliates licensed to us and certain of our affiliates the right to use certain intellectual property rights in the animal health field; (ii) we licensed to Pfizer and certain of its affiliates certain rights to intellectual property in all fields outside of the animal health field; and (iii) Pfizer granted us rights with respect to certain trademarks and copyrighted works.

Following the Separation, we own, have access to or have the right to use substantially all of the resources that were used, or held for use, exclusively in Pfizer’s animal health business, including the following:

•

Intellectual Property. As part of the Separation, Pfizer assigned to us ownership of certain animal health related patents, pending patent applications, and trademark applications and registrations. In addition, Pfizer licensed to us the right to use certain intellectual property rights in the animal health field. We licensed to Pfizer the right to use certain of our trademarks and substantially all of our other intellectual property rights in the human health field and all other fields outside of animal health. In addition, Pfizer granted us a transitional license to use certain of Pfizer’s trademarks and we granted Pfizer a transitional license to use certain of our trademarks for a period of time following the completion of the IPO.

•

Manufacturing Facilities. Our global manufacturing network consists of 13 “anchor” manufacturing sites and 16 “satellite” manufacturing sites. Ownership of, or the existing leasehold interest in, these facilities were conveyed to us by Pfizer as part of the Separation. Among these 29 manufacturing sites is our facility in Guarulhos, Brazil, which we leased back to Pfizer. Certain of our products are currently manufactured at 14 manufacturing sites that were retained by Pfizer. The products manufactured by Pfizer at these sites and at our Guarulhos, Brazil facility continues to be supplied to us under the terms of a manufacturing and supply agreement we entered into with Pfizer.

•

R&D Facilities. We have R&D operations co-located with certain of our manufacturing sites in Australia, Belgium, Brazil, Canada, China, Spain and the United States to facilitate the efficient transfer of production processes from our laboratories to manufacturing sites. In addition, we maintain R&D operations at non-manufacturing locations in Belgium, Brazil, India and the United States. As part of the Separation, Pfizer conveyed to us its interest in each of these R&D facilities, with the exception of our Mumbai, India facility, which we expect Pfizer to transfer to us for agreed upon cash consideration after the completion of the Separation, and, in the interim, we are leasing this facility from Pfizer.

•

Employees. In general, as part of the Separation, employees of Pfizer who were substantially dedicated to the animal health business became our employees. However, labor and employment laws or other business considerations in some jurisdictions delayed Pfizer from transferring to us employees who are substantially dedicated to the animal health business. In those instances, to the extent permissible under applicable law, we and Pfizer entered into mutually-acceptable arrangements to provide for continued operation of the business until such time as the employees in those jurisdictions can be transferred to us.

The amounts charged under each of the agreements with Pfizer for the three and six months ended June 30, 2013 are as follows:

(MILLIONS OF DOLLARS)	Three Months Ended June 30, 2013	Six months Ended June 30, 2013
Transitional services agreement	$31	$58
Master manufacturing and supply agreements	65	122
Employee matters agreement	51	99

In certain jurisdictions, while the Zoetis entities obtain appropriate registration and licensing, Pfizer entities purchase product from Zoetis entities and resell such product to the local Zoetis entity at cost. This activity is reflected in Accounts receivable for the product Pfizer purchases from Zoetis entities and in Accounts payable for the product purchased from such Pfizer entities by our local Zoetis entity.

At June 30, 2013, $212 million was included in Accounts receivable as receivable from Pfizer and $297 million was included in Accounts payable as payable to Pfizer.

We remained part of Pfizer’s consolidated U.S. tax returns until we fully separated on June 24, 2013, and therefore reflected 2013 U.S. income taxes payable of $31 million as a payable to Pfizer in Other current liabilities.

ZOETIS INC.

Offer to Exchange

up to $400,000,000 Principal Amount Outstanding of

1.150% Senior Notes due 2016

for

a Like Principal Amount of

1.150% Senior Notes due 2016

that have been registered under the Securities Act

and

up to $750,000,000 Principal Amount Outstanding of

1.875% Senior Notes due 2018

for

a Like Principal Amount of

1.875% Senior Notes due 2018

that have been registered under the Securities Act

and

up to $1,350,000,000 Principal Amount Outstanding of

3.250% Senior Notes due 2023

for

a Like Principal Amount of

3.250% Senior Notes due 2023

that have been registered under the Securities Act

and

up to $1,150,000,000 Principal Amount Outstanding of

4.700% Senior Notes due 2043

for

a Like Principal Amount of

4.700% Senior Notes due 2043

that have been registered under the Securities Act

PROSPECTUS

Dated                 , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and by-laws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent authorized or permitted by law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and by-laws provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The registrant will on its own, or in conjunction with its controlling stockholder, maintain industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant. Further, the registrant intends to enter into indemnification agreements with its directors and executive officers which would require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to the registrant if it is determined that they are not entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

See index of exhibits following the signature pages hereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of September 2013.

Zoetis Inc.

By:	/s/ JUAN RAMÓN ALAIX
Name: Juan Ramón Alaix
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Juan Ramón Alaix and Richard A. Passov, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Juan Ramón Alaix Juan Ramón Alaix	Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2013

/s/ Richard A. Passov Richard A. Passov	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 13, 2013

/s/ Frank A. D’Amelio Frank A. D’Amelio	Director	September 13, 2013

/s/ Sanjay Khosla Sanjay Khosla	Director	September 13, 2013

/s/ Michael B. McCallister Michael B. McCallister	Chairman and Director	September 13, 2013

/s/ Gregory Norden Gregory Norden	Director	September 13, 2013

Name	Title	Date

/s/ Louise M. Parent Louise M. Parent	Director	September 13, 2013

/s/ Robert Scully Robert Scully	Director	September 13, 2013

/s/ William C. Steere, Jr. William C. Steere, Jr.	Director	September 13, 2013

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

4.2	Indenture, dated as of January 28, 2013, between Zoetis Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

4.3	First Supplemental Indenture, dated as of January 28, 2013, between Zoetis Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.3 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

4.4	Form of 1.150% Senior Notes due 2016 (included in Exhibit 4.3)

4.5	Form of 1.875% Senior Notes due 2018 (included in Exhibit 4.3)

4.6	Form of 3.250% Senior Notes due 2023 (included in Exhibit 4.3)

4.7	Form of 4.700% Senior Notes due 2043 (included in Exhibit 4.3)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP†

10.1	Global Separation Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.1 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.2	Transitional Services Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.2 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.3	Tax Matters Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.3 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.4	Research and Development Collaboration and License Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.4 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.5	Employee Matters Agreement (incorporated by reference to Exhibit 10.5 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.6	Pfizer Inc. 2004 Stock Plan, as Amended and Restated (incorporated by reference to Exhibit 10.6 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))*

10.7	Pfizer Inc. Amended and Restated Nonfunded Supplemental Retirement Plan, together with all material Amendments (incorporated by reference to Exhibit 10.7 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))*

10.8	Patent and Know-How License Agreement (Zoetis as licensor), dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.8 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

Exhibit Number	Description
10.9	Patent and Know-How License Agreement (Pfizer as licensor), dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.9 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.10	Trademark and Copyright License Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.10 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.11	Private Instrument of Non Residential Lease Agreement and Others, dated September 28, 2012, by and between PAH Brasil Participações Ltda. and Laboratórios Pfizer Ltda. (incorporated by reference to Exhibit 10.11 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.12	Private Instrument of Lease Agreement Movable Assets and Others, dated September 28, 2012, by and between PAH Brasil Participações Ltda. and Laboratórios Pfizer Ltda. (incorporated by reference to Exhibit 10.12 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.13	Environmental Matters Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.13 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.14	Master Manufacturing and Supply Agreement, dated October 1, 2012, by and between Pfizer Inc. and Zoetis Inc. (Pfizer as manufacturer) (incorporated by reference to Exhibit 10.14 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.15	Registration Rights Agreement, dated February 6, 2013, by and between Zoetis Inc. and Pfizer Inc. (incorporated by reference to Exhibit 10.15 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

10.16	Zoetis Inc. 2013 Equity and Incentive Plan (incorporated by reference to Exhibit 10.16 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)*

10.17	Sale of Business Severance Plan (incorporated by reference to Exhibit 10.17 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)*

10.18	Revolving Credit Agreement, dated as of December 21, 2012, among Zoetis Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.18 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.19	Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.19 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.20	Registration Rights Agreement, dated as of January 28, 2013, by and among Zoetis Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of the several initial purchasers (incorporated by reference to Exhibit 10.20 of Zoetis Inc.’s registration statement on Form S-1 (File No. 333-183254))

10.21	Form of Restricted Stock Unit Award agreement (incorporated by reference to Exhibit 10.21 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)*

10.22	Form of Stock Option Award agreement (incorporated by reference to Exhibit 10.22 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)*

10.23	Form of Non-Employee Director Deferred Stock Unit Award agreement (incorporated by reference to Exhibit 10.22 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)*

Exhibit Number	Description
10.24	Form of Cash Award agreement (incorporated by reference to Exhibit 10.24 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)*

10.25	Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Zoetis Inc.’s Current Report on Form 8-K filed on May 7, 2013)*

10.26	Zoetis Executive Severance Plan (incorporated by reference to Exhibit 10.1 to Zoetis Inc.’s Quarterly Report on Form 10-Q filed on August 14, 2013)*

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Zoetis Inc.’s Quarterly Report on Form 10-Q filed on August 14, 2013)

15.1	Letter Regarding Unaudited Interim Financial Information†

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Zoetis Inc.’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

23.1	Consent of KPMG LLP†

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)†

24.1	Power of Attorney (included as part of signature page)†

25.1	Statement of Eligibility of Trustee on Form T-1†

99.1	Form of Letter of Transmittal†

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

99.3	Form of Letter to Clients†

101.INS	INSTANCE DOCUMENT†

101.SCH	SCHEMA DOCUMENT†

101.CAL	CALCULATION LINKBASE DOCUMENT†

101.DEF	DEFINITION LINKBASE DOCUMENT†

101.LAB	LABELS LINKBASE DOCUMENT†

101.PRE	PRESENTATION LINKBASE DOCUMENT†

†	Filed herewith
*	Management contracts or compensatory plans or arrangements